SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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HAROLD’S STORES, INC.
(Name of Registrant as Specified in its Charter)

 NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement if Other Than Registrant)

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1)           Title of each class securities to which transaction applies:_________________.

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HAROLD’S STORES, INC.
5919 Maple Avenue
Dallas, Texas  75235

Dear Harold’s Shareholder:

On behalf of the Board of Directors and management of Harold’s Stores, Inc., I am pleased to invite you to attend the 2007 Annual Meeting of Shareholders.  The meeting will be held at our corporate office located at 5919 Maple Avenue, Dallas, Texas at 8:30 a.m., local time, on December 6, 2007.  A copy of our Annual Report to Shareholders for the year 2006 is enclosed.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting. During the meeting, there will also be a report by management on the Company’s business, as well as a discussion period during which you will be able to ask questions.

As you will note, one of the matters to be considered at the meeting is a proposed “deregistration transaction” which will enable us to achieve significant financial savings by no longer being a reporting company under the Securities Exchange Act of 1934.  Our Board and members of the Audit Committee, acting in the role of an independent Special Committee, have spent significant time analyzing this transaction and the Board believes it is in the best interest of the shareholders for the reasons outlined in the enclosed proxy statement.

Whether or not you plan to attend in person, please mark your proxy in the space provided.  It is important that your shares be represented by a proxy, even if you cannot be present.  Take a moment now to sign, date and return your proxy in the envelope provided.  If you have multiple accounts and received more than one set of this material, please be sure to return each proxy.

I look forward to greeting you at this year’s Annual Meeting.

Sincerely,

/s/ Ron Staffieri

Ron Staffieri
Chief Executive Officer

HAROLD’S STORES, INC.
5919 Maple Avenue
Dallas, Texas  75235

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 6, 2007

TO OUR SHAREHOLDERS:

The 2007 Annual Meeting of Shareholders of Harold’s Stores, Inc. (the “Company”) will be held at the Company’s corporate office located at 5919 Maple Avenue, Dallas, Texas on December 6, 2007, at 8:30 a.m., local time, for the following purposes:

1.
To approve and adopt two separate amendments to our Certificate of Incorporation to effect a reverse stock split of all of our shares of Common Stock (the “Reverse Stock Split”) immediately followed by a forward stock split of all of our shares of Common Stock (the “Forward Stock Split”).  We refer to the Reverse Stock Split, the Forward Stock Split and any cash payments due for fractional shares, collectively, as the “Reverse/Forward Stock Split.”  Shares that are owned by any shareholder who owns less than 1,000 shares of Common Stock would be converted into the right to receive a cash payment for such shares in an amount equal to $0.30 per share.  The purpose of the Reverse/Forward Stock Split is to cause our Common Stock to no longer be registered under the Securities Exchange Act of 1934 (the “Deregistration Transaction”).

2.	To elect seven (7) directors to hold office until the next annual meeting of the shareholders and until their respective successors shall have been elected and qualified.

3.
To approve and adopt an amendment to our Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 25,000,000 shares to 150,000,000 shares and to increase the number of shares of Preferred Stock the Company is authorized to issue from 1,000,000 shares to 2,000,000 shares.

4.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

The Annual Meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in the notice may be taken without further notice to the shareholders unless required by the Bylaws.

Shareholders of record of Common Stock and Amended Series 2001-A, Series 2002-A, Series 2003-A, Series 2006-A and Series 2007-A Preferred Stock at the close of business on October 12, 2007 are entitled to notice of, and to vote at, the Annual Meeting.  A list of such shareholders will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, at the principal executive office of the Company, 5919 Maple Avenue, Dallas, Texas, for a period of ten days prior to the Annual Meeting and at the Annual Meeting.

BY THE ORDER OF THE BOARD OF DIRECTORS

/s/ Jodi L. Taylor

JODI L. TAYLOR
Secretary

DATED: October 29, 2007

HAROLD’S STORES, INC.
PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS
October 29, 2007

TABLE OF CONTENTS
Description	Page
Nominees	50
Corporate Governance and Communications with the Board of Directors	51
Committees	52
Compensation Committee Interlocks and Insider Participation	53
Report of the Audit Committee	54
Audit and Other Fees	55
Director Compensation	55
PROPOSAL 3: PROPOSAL TO ADOPT AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED AND COMMON STOCK	55
General	55
Reasons for Shareholder Approval	55
Vote Required	56
EXECUTIVE COMPENSATION AND OTHER INFORMATION	56
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	56
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	56
VOTING AT ANNUAL MEETING	56
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	57
PROPOSALS OF SHAREHOLDERS AND NOMINATIONS	58
OTHER MATTERS	59
Appendix A: Proposed Amendments to Effect the Reverse Stock Split and the Forward Stock Split	A-1
Appendix B: Fairness Opinion of Southwest Securities, Inc.	B-1
Appendix C: Proposed Amendments to Increase the Authorized Shares of Common and Preferred Stock	C-1

ii

The following information is furnished in connection with the 2007 Annual Meeting of Shareholders of Harold’s Stores, Inc., an Oklahoma corporation (the “Company”), which will be held on December 6, 2007, at 8:30 a.m., local time, at the Company’s offices located at 5919 Maple Avenue, Dallas, Texas and at any adjournment or adjournments thereof, and will be mailed on or about October 29, 2007, to the holders of record of Common Stock and Preferred Stock as of the record date.

THE REVERSE/FORWARD STOCK SPLIT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

SHAREHOLDERS ENTITLED TO VOTE
The record date for determining holders of Common Stock and Amended Series 2001-A, 2002-A, 2003-A, 2006-A and 2007-A Preferred Stock entitled to notice of, and to vote at, the Annual Meeting has been fixed as the close of business on October 12, 2007. On that date, there were 6,223,508 outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), 342,653 shares of Amended Series 2001-A Preferred Stock (“2001-A Preferred Stock”), 231,550 shares of Series 2002-A Preferred Stock (“2002-A Preferred Stock”), 56,742 shares of Series 2003-A Preferred Stock (“2003-A Preferred Stock”), 25,000 shares of Series 2006-A Preferred Stock (“2006-A Preferred Stock”), and 2,000 shares of Series 2007-A Preferred Stock (“2007-A Preferred Stock”) outstanding and entitled to vote at the Annual Meeting.  We refer to the various series of preferred stock that are issued and outstanding collectively as “Issued and Outstanding Preferred Stock.”

With respect to each matter presented to the holders of Common Stock at the Annual Meeting, the holders of record of each outstanding share of Common Stock on the record date will be entitled to one vote per share. With respect to each matter presented to the holders of Issued and Outstanding Preferred Stock at the Annual Meeting (including matters on which the holders of Common Stock and Issued and Outstanding Preferred Stock may vote together as a single class as described below), the holders of record of each outstanding share of Issued and Outstanding Preferred Stock on the record date will be entitled to one vote for each share of Common Stock into which such Issued and Outstanding Preferred Stock could be converted as of the record date.  As of the record date these series were convertible into shares of Common Stock as follows:

Series	Shares of Common Stock
2001-A Preferred Stock	5,146,251
2002-A Preferred Stock	1,979,079
2003-A Preferred Stock	4,855,682
2006-A Preferred Stock	3,731,343
2007-A Preferred Stock	8,485,363

Substantially all of the Issued and Outstanding Preferred Stock is beneficially owned, individually or through wholly or jointly owned entities by W. Howard Lester, a former director of the Company, and Ronald de Waal, who began investing in the Company in 2001.  Since 2001, these individuals have invested $18.8 million to acquire the Issued and Outstanding Preferred Stock and have also loaned the Company $18.8 million and provided a deposit of $600,000 to secure letters of credit.  Holders of shares of Issued and Outstanding Preferred Stock are entitled to vote on an as-converted basis on all matters.  Therefore, these individuals have control of the Company and are referred to as the “Controlling Shareholders.”  The Controlling Shareholders have sufficient votes to approve the two separate amendments to the Certificate to effect the Reverse/Forward Stock Split, the election of all of the seven directors and the proposed amendment to the Certificate of Incorporation to increase the authorized shares of Common and Preferred Stock, subject to the separate required approval of the holders of a majority of the outstanding Common Stock voting as a class with respect to the proposed amendment to the Certificate of Incorporation to increase the authorized shares of Common and Preferred Stock.  Because each of the Controlling Shareholders has informed the Company that he intends to vote his shares in favor of adopting the two separate amendments to the Certificate to effect the Reverse/Forward Stock Split, the Reverse/Forward Stock Split will be approved.

SOLICITATION OF PROXIES
The enclosed proxy for the Annual Meeting is being solicited by the Company’s Board of Directors and is revocable at any time prior to the exercise of the powers conferred thereby.  The cost of the solicitation of proxies in the enclosed form will be borne by the Company.  In addition to the use of the mail, proxies may be solicited by personal interview, telephone, or facsimile, and by banks, brokerage houses and other institutions.  Nominees or fiduciaries will be requested to forward the solicitation material to their principals and to obtain authorization for the execution of proxies.  The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

Unless otherwise directed in the accompanying form of proxy, the persons named therein will vote FOR the adoption of the two separate amendments to the Certificate of Incorporation to effect the Reverse/Forward Stock Split, FOR the election of the director nominees, and FOR the adoption of the amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock and Preferred Stock.  As to any other matters that may properly come before the Annual Meeting, the shares represented by proxies will be voted in accordance with the recommendations of the Board of Directors, although the Company does not presently know of any other such matters. Any shareholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, (b) voting in person at the Annual Meeting or (c) executing and delivering to the Company a later dated proxy.  Written revocations and later dated proxies should be sent to Harold’s Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.

ANNUAL AND QUARTERLY REPORTS
The Company’s Annual Report to the Securities and Exchange Commission on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A (the “Annual Report”), covering the fiscal year ended February 3, 2007, including audited financial statements, is enclosed.  Items 10, 11, 12, 13 and 14 of Part III and Item 15 of Part IV of the Annual Report are referenced in, and are a part of, this Proxy Statement.

The Company’s Quarterly Report to the Securities and Exchange Commission on Form 10-Q (the “Quarterly Report”), covering the fiscal quarter ended August 4, 2007, including unaudited financial statements, is enclosed.  Item 1 of Part I of the Quarterly Report is referenced in, and is a part of, this Proxy Statement.

PROPOSAL 1:
AMENDMENTS TO CERTIFICATE OF INCORPORATION TO EFFECT REVERSE/FORWARD STOCK SPLIT – THE DEREGISTRATION TRANSACTION

GENERAL
The Board has authorized, and recommends for your approval a 1-for-1,000 reverse stock split of our Common Stock.  Pursuant to the Reverse Stock Split, every 1,000 shares of Common Stock (the “Minimum Number”) owned by a shareholder at the effective time of the Reverse Stock Split will be converted into one share of Common Stock.  The Board has also authorized, and recommends for your approval a 1,000-for-1 forward stock split of our Common Stock.  Pursuant to the Forward Stock Split, which is to immediately follow the Reverse Stock Split each share of Common Stock outstanding upon consummation of the Reverse Stock Split will be converted into 1,000 shares of Common Stock.  Each shareholder who owns fewer than the Minimum Number of shares of Common Stock at the effective time of the Reverse Stock Split (also referred to as a “Cashed-Out Shareholder”) will receive a cash payment instead of a fractional share, as permitted under Oklahoma law, of $0.30 per share.  This cash payment will be paid as described under “Special Factors – Fairness Determination by the Company and the Filing Persons” below.  Immediately following the Reverse Stock Split, all holders of shares of Common Stock who are not Cashed-Out Shareholders will receive 1,000 shares of Common Stock for every one share of Common Stock they held following the Reverse Stock Split, so they will own the same number of shares as they owned immediately preceding the Reverse/Forward Stock Split.  The Board has expressly conditioned the consummation of the Reverse Stock Split on the shareholders’ approval of the Forward Stock Split and has also expressly conditioned the consummation of the Forward Stock Split on the shareholders’ approval of the Reverse Stock Split.  Because each of the Controlling Shareholders has informed the Company that he intends to vote his shares in favor of adopting the two separate amendments to the Certificate to effect the Reverse/Forward Stock Split, the Reverse/Forward Stock Split will be approved.

If the shareholders approve the Reverse/Forward Stock Split, the Reverse/Forward Stock Split would be consummated upon the filing of two separate amendments to our Certificate of Incorporation with the Secretary of State of the State of Oklahoma (the “Effective Date”) on a date after the Annual Meeting as determined by the Board of Directors.  The forms of proposed Amendment to the Certificate of Incorporation necessary to effect the Reverse/Forward Stock Split are attached to this Proxy Statement as Appendix A. The Reverse Stock Split is expected to occur at 5:00 p.m. (central time) on the Effective Date, and the Forward Stock Split is expected to occur at 5:01 p.m. (central time) on the Effective Date.

The Reverse/Forward Stock Split is intended to treat shareholders holding Common Stock in “street name” through a nominee (such as a bank or broker) in the same manner as shareholders of record.  Nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders, and the information provided in this Proxy Statement assumes nominees will act pursuant to instructions received from us.  However, nominees may have different procedures, and to the extent a shareholder holds shares in “street name” through a nominee, the shareholder should contact his nominee to determine the effect of the Reverse/Forward Stock Split on the shareholder.

After the Reverse Stock Split, Cashed-Out Shareholders will have no further interest in us with respect to their cashed-out shares.  These shares will no longer entitle a Cashed-Out Shareholder to the right to vote as a shareholder or share in our assets, earnings, or profits or in any dividends paid after the Reverse Stock Split.  In other words, a Cashed-Out Shareholder will no longer hold the cashed-out shares and will have only the right to receive cash for these shares.  In addition, Cashed-Out Shareholders will not be entitled to receive interest with respect to the period of time between the Effective Date and the date they receive payment for the cashed-out shares.  The Board believes that the Reverse/Forward Split and

Deregistration Transaction are fair to the unaffiliated shareholders of the Company, whether such shareholders are Cashed-Out Shareholders or remain shareholders of the Company after the Reverse/Forward Split and the Deregistration Transaction.

SUMMARY TERM SHEET
This summary highlights selected information from this Proxy Statement regarding the Reverse/Forward Stock Split and may not contain all information relevant to each shareholder.  For a more complete description of the terms and conditions of Reverse/Forward Stock Split and its effects, each shareholder should carefully read this entire document, the attachments, and any other documents to which this Proxy Statement refers.

What are the purposes of and reasons for the Reverse/Forward Stock Split?
The principal purpose of the Reverse/Forward Stock Split is to reduce the number of shareholders of record of our Common Stock below 300, which will enable the Company to terminate the registration of its Common Stock under Section 12(g) and to suspend its filing obligations under Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (the “Deregistration Transaction”).  After we terminate our registration under the Exchange Act, we will no longer be classified as a public reporting company.

The following are the principal reasons considered by our Board in pursuing the Deregistration Transaction:

•
One of the primary benefits of being a public reporting company is access to capital markets to finance the company’s operations.  In light of our recent financial performance, the nominal price of our Common Stock and the limited trading activity in shares of our Common Stock, our Board believes that the Company cannot reasonably expect to access the public capital markets to finance its operations.  Therefore, the Company and our shareholders receive little financial benefit from being a public reporting company.  The Board believes that it is in the Company’s and our shareholders’ best interests to eliminate the administrative and financial burdens associated with being and remaining a public company. Our Board considered the following cost savings that we expect to realize as a result of Exchange Act deregistration and the suspension of our reporting obligations under the Exchange Act:

•
We retain an Independent Registered Public Accounting Firm to conduct the required quarterly reviews and year-end audit. We intend to continue annual audits and eliminate quarterly reviews, which will no longer be required.  We estimate that our normal annual independent accounting costs would be reduced by approximately $70,000 following the Deregistration Transaction.

•
We estimate that the aggregate internal and external costs to comply with the internal control requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”) would be approximately $400,000 on a one-time basis with ongoing annual internal and external costs of approximately $320,000.  Approval of the Deregistration Transaction will enable us to avoid these costs.

•
We estimate that, as a result of being registered, our annual legal expense necessary to comply with our Exchange Act obligations, including review of Exchange Act periodic reporting and proxy statements and assistance with insider reports required by Section 16 of the Exchange Act is approximately $20,000. This legal expense would not be incurred following the termination of our registration.

•
We believe that a savings of approximately $20,000 per year will be realized, post deregistration, due to a reduction in mailing, printing, meeting venue, communication, postage and other related administrative costs necessary to meet our obligations to our shareholders as a publicly traded company.

•
We expend considerable time and manpower to accommodate the quarterly and annual filings required by registered companies, as well as incidental shareholder maintenance activities. If the Company is no longer a reporting company, we expect this time and manpower will be redirected to activities that may be more beneficial to the Company in its efforts to improve financial performance.  The Company is unable to quantify the benefit of this human resource reallocation.

•
In light of the fact that we have not been able to realize many of the benefits associated with being a publicly traded company, such as enhanced shareholder value and access to capital markets, due to our poor financial performance and the limited liquidity and low market price of our Common Stock, the Board believes that the Deregistration Transaction is in the best interests of the Company and its shareholders.  Because the Company will begin incurring costs associated with SOX 404 compliance prior to year-end, the Board believes that completing the Deregistration Transaction prior to incurring such costs is also in the best interests of the Company and its shareholders.

See “Special Factors – Purposes of and Reasons for the Reverse/Forward Stock Split.”

What are the effects of the Reverse/Forward Stock Split on the Company?
Pursuant to the Reverse Stock Split, the number of our issued and outstanding shares of Common Stock will be reduced from 6,223,508 to approximately 6,039,114, and holders of Common Stock owning less than 1,000 shares will receive cash for their fractional shares. The percentage ownership of the Company held by the remaining holders of shares of Common Stock following the Reverse/Forward Stock Split will increase on a proportionate basis (by approximately 2.96%) as a result of the elimination of fractional shares.

In addition, after the Deregistration Transaction, we will no longer prepare and file quarterly, annual, and other reports and proxy statements with the Securities and Exchange Commission (the “SEC”).  Also, after terminating our registration under the Exchange Act, we will not be eligible for future quotation or listing on any stock exchange or organized market other than the pink sheets, as described in more detail below.  For our Common Stock to be quoted in the pink sheets (a centralized quotation service that collects and publishes market maker quotes for securities), it is necessary that we comply with the minimum information requirements of Rule 15c2-11 under the Exchange Act.  However, the minimum information requirements of Rule 15c2-11 is significantly less than the information the Company is currently required to provide to the SEC. To meet these requirements, we intend to continue to issue annual reports with audited financial statements, quarterly reports with financial statements prepared according to GAAP and any other information necessary for the trading of our Common Stock in the pink sheets.  Some examples of information the Company will no longer provide includes extensive disclosure about the nature of the Company’s business, significant discussion and analysis by the Company’s management of such business or disclosure regarding compensation paid to our executive officers as is currently required by the SEC.  In addition to distributing less information about the Company, we may change, at any time, the information we distribute or otherwise make available.  The estimated costs to comply with Rule 15c2-11 have not been excluded from the expected savings to the Company as a result of not being required to file reports with the SEC as discussed in “What are the purposes of and reasons for the Reverse/Forward Stock Split.”

See “Special Factors – Certain Effects of the Reverse/Forward Stock Split,” “Special Factors – Effects of the Reverse/Forward Stock Split on Cashed-Out Shareholders” and “Special Factors – Effects of the Reverse/Forward Stock Split on Remaining Shareholders.”

What are the effects of the Reverse/Forward Stock Split on those shareholders holding less than 1,000 shares of Common Stock at the time of the Reverse Stock Split?
Shareholders holding less than 1,000 shares of our Common Stock at the effective time of the Reverse Stock Split will be entitled to receive a cash payment from the Company equal to $0.30 per share. Such shareholders will no longer have any equity interest in the Company and therefore will not have the right to vote as a shareholder or share in our assets, earnings, or profits or in any dividends paid after the Reverse Stock Split.

The Reverse/Forward Stock Split is intended to treat shareholders holding Common Stock in “street name” through a nominee (such as a bank or broker) in the same manner as shareholders of record.  Nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders, and the information provided in this Proxy Statement assumes nominees will act pursuant to instructions received from us.  However, nominees may have different procedures, and to the extent a shareholder holds shares in “street name” through a nominee, the shareholder should contact his nominee to determine the effect of the Reverse/Forward Stock Split on the shareholder.

See “Special Factors – Effects of the Reverse Stock Split on Cashed-Out Shareholders.”

What are the effects of the Reverse/Forward Stock Split on those shareholders holding 1,000 or more shares of Common Stock?
Shareholders holding 1,000 shares or more of our Common Stock at the effective time of the Reverse/Forward Stock Split will continue to be a shareholder of the Company following the Reverse/Forward Stock Split.  Such shareholders will continue to own the same number of shares as they owned immediately preceding the Reverse/Forward Stock Split.  Despite the fact that the number of shares held by them has not changed, remaining shareholders will have an increased ownership percentage in the Company as a result of the Reverse/Forward Stock Split because fractional shares resulting from the Reverse Stock Split will be re-purchased by the Company.

See “Special Factors – Effects of the Reverse/Forward Stock Split on Remaining Shareholders.”

How does the Board of Directors recommend that the shareholders vote?
All of the members of our Board, with the exception of Robert Anderson who abstained from voting, approved the Reverse/Forward Stock Split.  Mr. Anderson recused himself from the vote of the Board approving the Reverse/Forward Stock Split due to a potential conflict of interest as a result of Mr. Anderson’s employment by a privately-held entity which is 100% owned by Ronald de Waal who is one of our Controlling Shareholders.  Mr. Anderson primarily serves in the capacity of President of Ronus, Inc., a business of Mr. de Waal’s that owns, manages and develops real estate property in the United States.

The Board therefore recommends that our shareholders vote “FOR” the approval of the two separate amendments to the Certificate of Incorporation to effect the Reverse/Forward Stock Split. Shareholders, however, should note that all of our directors who own shares of our Common Stock own more than

1,000 shares and will thus remain shareholders after the Reverse/Forward Stock Split. No director, executive officer or Controlling Shareholder will receive cash pursuant to the Reverse/Forward Stock Split.  Additionally, because each of the Controlling Shareholders has informed the Company that he intends to vote his shares in favor of adopting the two separate amendments to the Certificate to effect the Reverse/Forward Stock Split, the Reverse/Forward Stock Split will be approved.

The Board and the Special Committee gave consideration to the fact that no affiliated shareholder will be  a Cashed-Out Shareholder because each affiliated shareholder owns more than 1,000 shares of Common Stock.  Despite this effect, the Reverse/Forward Stock Split is not intended to benefit affiliated shareholders in a manner different from unaffiliated shareholders.  Because some unaffiliated shareholders will remain shareholders after the Reverse/Forward Stock Split, the Board and Special Committee determined that the Reverse/Forward Stock Split affects all of our common shareholders in the same manner.

Who is a Filing Person?
For the purposes of this Proxy Statement, Filing Persons are those individuals and entities required to provide certain disclosures to our shareholders in order for the Company to effect the Reverse/Forward Stock Split and Deregistration Transaction.  In addition to the Company, the Filing Persons are each director and executive officer of the Company, any shareholder who controls the Company, and each director and executive officer of any corporation that is a controlling shareholder of the Company.

See “Special Factors – Fairness Determination by the Company and the Filing Persons” and “Information About the Company – The Filing Persons of the Company.”

Do the Board of Directors and the Filing Persons believe that the terms of the Reverse/Forward Stock Split and the Deregistration Transaction are fair to Cashed-Out Shareholders and the Remaining Shareholders?
Yes.  Our Board appointed the members of the Audit Committee to act as a special committee of independent directors (“Special Committee”) to consider the fairness of the Reverse/Forward Stock Split and Deregistration Transaction and make a recommendation to the Board regarding the fairness of the transactions.  The Board authorized the Special Committee to engage independent counsel and obtain a fairness opinion addressing the terms of the Reverse/Forward Stock Split. The Special Committee engaged Derrick & Briggs, LLP, of Oklahoma City, Oklahoma (“Derrick & Briggs”), as its independent counsel and Southwest Securities, Inc. (“Southwest Securities”) as its financial advisor.  After extensive analysis with the assistance of these advisors, including a fairness opinion from Southwest Securities, the Special Committee determined that the Reverse/Forward Split and Deregistration Transaction are fair to the unaffiliated shareholders of the Company, whether such shareholders are Cashed-Out Shareholders or remain shareholders of the Company after the Reverse/Forward Split and the Deregistration Transaction.  In reaching its conclusion, the Special Committee considered and made its recommendation based on, among other things:

•
The analysis provided by Southwest Securities in its report and opinion addressing the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction and the advice and counsel of Derrick & Briggs;

•	The independence of the Special Committee and its legal and financial advisors;

•	All remaining shareholders after the Reverse/Forward Split and Deregistration Transaction, which includes both affiliated and unaffiliated shareholders, are treated in the same manner;

•	The consideration being paid to Cashed-Out Shareholders is fair to unaffiliated shareholders, including Cashed-Out Shareholders and remaining shareholders;

•	The absence of any material increase in ownership of shares of Common Stock by our affiliated shareholders;

•
The Company’s recent declining operating and financial performance as described below under the heading “What is our current financial condition and what are our financial and business prospects?” has resulted in the Common Stock being traded at penny stock levels with weak volume and therefore, the Company and its shareholders receive little benefit by being a public, reporting company;

•	The expected cost savings from no longer being a public reporting company; and

•
All of the other matters discussed in “General Information About the Reverse/Forward Stock Split – Introduction,” “General Information About the Reverse/Forward Stock Split – Background,” “Special Factors – Reasons for the Reverse/Forward Stock Split,” and “Special Factors – Fairness Determination by the Company and the Filing Persons.”

Based upon the analysis and recommendation of the Special Committee, all of the members of our Board, with the exception of Robert Anderson who abstained from voting due to a potential conflict of interest as a result of his employment by a privately-held entity owned by Ronald de Waal (a Controlling Shareholder), voted to adopt the analysis and conclusions of the Special Committee that the terms of the Reverse/Forward Split and Deregistration Transaction are fair to the unaffiliated shareholders of the Company, whether such shareholders are Cashed-Out Shareholders or remain shareholders of the Company after the Reverse/Forward Split and the Deregistration Transaction.

In forming its position regarding the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction, each of the Filing Persons has relied upon analysis of the Special Committee (as adopted by our Board) and has adopted the analysis and conclusions of the Special Committee. Based on those factors, each of the Filing Persons believes that the Reverse/Forward Split and Deregistration Transaction are fair to the unaffiliated shareholders of the Company, whether such shareholders are Cashed-Out Shareholders or remain shareholders of the Company after the Reverse/Forward Split and the Deregistration Transaction.

What is our current financial condition and what are our financial and business prospects?
The following table summarizes certain historical financial information, which should be read in conjunction with the financial statements included in the Company’s Annual Report and Quarterly Report that are enclosed with this Proxy Statement:

Summarized Financial Information for Harold’s Stores, Inc. (In thousands, except per share data)
	Fiscal Quarter Ended August 4, 2007	Fiscal Year Ended Feb. 3, 2007	Fiscal Year Ended Jan. 28, 2006	Fiscal Year Ended Jan. 29, 2005	Fiscal Year Ended Jan. 31, 2004	Fiscal Year Ended Feb. 1, 2003
Sales	39,960	86,328	88,247	89,357	91,683	89,781
Net Income (Loss)	(5,266)	(11,230)	(5,980)	95	(5,671)	(12,789)
Net loss applicable to common stockholders	(6,215)	(11,600)	(7,490)	(1,406)	(6,977)	(16,858)
Net loss per common share – basic	(1.00)	(1.86)	(1.20)	(0.23)	(1.14)	(2.77)
Net loss per common share – diluted	(1.00)	(1.86)	(1.20)	(0.23)	(1.14)	(2.77)
Net cash (used in) provided by operating activities	(4,484)	(10,803)	2,943	343	(1,891)	(718)
Stockholder deficit at end of period	(33,792)	(28,567)	(17,803)	(9,594)	(8,207)	(1,456)

Due to our history of operating losses and cash flow deficits, in order to be able to meet our ongoing obligations during the period from 2001 through the date of the Proxy Statement, our Controlling Shareholders have invested a total of $37.6 million in the form of preferred stock and subordinated loans and provided a deposit of $600,000 to secure letters of credit.  We have no other known sources of financing other than our senior bank debt, and we are not aware of any other sources of financing available to the Company.  If our Controlling Shareholders had not made such investments in the Company, it is likely our only recourse would be to seek reorganization in bankruptcy.  Despite our efforts to restore the Company to consistent levels of profitability over the last five years, we have been unable to do so.  The Company continues to take the steps it believes are necessary to return to profitability, including the elimination of approximately ten employment positions in August 2007 as a part of internal reorganization efforts.  However, there is no assurance that such remedial actions will result in the Company being profitable in the future.  Accordingly, our future financial prospects are dependent on the willingness of our Controlling Shareholders to continue to fund our cash needs.

What potential conflicts of interest are posed by the Reverse/Forward Stock Split?
As of October 1, 2007, our directors and executive officers beneficially own a total of 425,343 shares of our Common Stock, which is approximately 6.5% of the Common Stock outstanding (assuming conversion of all Preferred Stock held by our directors and executive officers, but not including any shares that may be acquired pursuant to the exercise of outstanding stock options) and is approximately 1.4% of the Common Stock entitled to vote at the Annual Meeting considering all of the holders of our Preferred Stock are entitled to one vote for each share of Common Stock into which their Preferred Stock could be converted as of the record date.  Each of our directors and executive officers has advised us that he intends to vote his shares in favor of adopting the two separate amendments to the Certificate to effect the Reverse/Forward Stock Split.  Therefore, all of our directors and executive officers will remain shareholders following the Reverse/Forward Stock Split and will not receive any cash payment as a result of the transaction.  Because approximately only 185,000 shares of the 6,223,508 currently outstanding shares of our Common Stock will be cashed-out as a result of the Reverse/Forward Stock Split, our directors and executive officers’ total beneficial ownership following the transaction is not expected to increase materially.

Additionally, as of October 1, 2007, the Controlling Shareholders own approximately 82.3% of the shares entitled to vote at the Annual Meeting considering holders of our Preferred Stock are entitled to one vote for each share of Common Stock into which such Preferred Stock could be converted as of the record date.  Because each of the Controlling Shareholders has informed the Company that he intends to vote his shares in favor of adopting the two separate amendments to the Certificate to effect the Reverse/Forward Stock Split, the Reverse/Forward Stock Split will be approved.  Most of the voting shares owned by the Controlling Shareholders are shares of Issued and Outstanding Preferred Stock that the Controlling Shareholders own without the need or intention to liquidate such shares in the near future.  Although the trading volume and liquidity in our Common Stock is already low, the Deregistration Transaction and the subsequent quotation of our Common Stock in the pink sheets versus the OTC Bulletin Board (“OTCBB”) may further decrease the liquidity available to holders of Common Stock for share trading purposes.  Therefore, the interests of the Controlling Shareholders may not coincide with the interests of other holders of our Common Stock remaining after the consummation of the Reverse/Forward Stock Split who may prefer a more substantial level of liquidity for their shares of our Common Stock.

See “Special Factors – Effects of the Reverse/Forward Stock Split on Our Directors, Officers and Affiliates.”

What are the federal income tax consequences of the Reverse/Forward Stock Split?
The Reverse/Forward Stock Split will be considered a “recapitalization” under applicable federal tax laws and regulations. Therefore, no gain or loss should be recognized by the Company or the remaining shareholders. However, a Cashed-Out Shareholder whose fractional shares following the Reverse Stock Split are re-purchased by us will recognize either a gain for federal income tax purposes to the extent that the payment to such shareholder exceeds its tax basis in the shares being cashed out or a loss to the extent that the cash payment is less than a shareholder’s tax basis in the shares cashed-out.

See “Special Factors – Certain Federal Income Tax Consequences.”

Are there any conditions to the consummation of the Reverse/Forward Stock Split?
Yes.  Our Board must be satisfied that adequate “surplus” exists as defined under the Oklahoma General Corporation Act (the “OGCA”), which will require the Controlling Shareholders to agree to convert certain levels of debt owed by the Company to the Controlling Shareholders into equity.  In addition, the Reverse/Forward Stock Split must reduce the number of record holders of Common Stock under 300, so we can conduct the Deregistration Transaction.

We intend to inform our shareholders and the public that the conditions specified above have, or have not, been met by issuing a press release and filing a Form 8-K with the SEC.

See “General Information About the Reverse/Forward Stock Split – Background” and “General Information About the Reverse/Forward Stock Split – Statutory Surplus.”

Do I have appraisal or dissenters’ rights?
No.

See “General Information About the Reverse/Forward Stock Split — Appraisal/Dissenters’ Rights of the Company’s Shareholders.”

What approvals are necessary to effect the Reverse/Forward Stock Split?
To effect the Reverse/Forward Stock Split, the Company must amend its Certificate of Incorporation which requires approval of two separate amendments to the Certificate of Incorporation by the holders of a majority of the outstanding shares of Common and Preferred Stock (voting assuming full conversion into Common Stock) voting together as a single class.

See “General Information About the Reverse/Forward Stock Split – Approvals Required to Effect the Reverse/Forward Stock Split.”

Do I need to exchange my certificate?
If the Reverse/Forward Stock Split is effected, the payment to a Cashed-Out Shareholder will be conditioned on such shareholder’s surrendering its certificate representing the shares of Common Stock being cashed out.

See “General Information About the Reverse/Forward Stock Split – Exchange of Certificates.”

Who can help answer my questions?
If a shareholder has additional questions about the Reverse/Forward Stock Split and the Deregistration Transaction, it should contact Harold’s Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970 or call (405) 329-4045.

SPECIAL FACTORS

Purposes of and Reasons for the Reverse/Forward Stock Split and the Deregistration Transaction
The primary purpose of the Reverse/Forward Stock Split is to reduce the number of record holders of shares of our Common Stock below 300, which will enable us to deregister the shares of our Common Stock under Section 12(g) of the Exchange Act and to suspend filing periodic and annual reports with the SEC under Section 15(d) of the Exchange Act and thus avoid the significant costs of complying with the reporting requirements of the Exchange Act. Eliminating the obligation to comply with the Exchange Act reporting requirements will allow management to refocus the time spent preparing reporting documents and engaging in securities law compliance activities to the pursuit of operational and business goals. In considering the proposed Reverse/Forward Stock Split, our Board considered the benefits and costs to us and our shareholders set forth below:

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We believe that as a result of terminating our registration under the Exchange Act we will be able to realize cost savings of at least approximately $100,000 annually by eliminating the requirements to make periodic public reports and by reducing the expenses of shareholder communications, including legal expense ($20,000), audit and accounting expense ($70,000), data entry, stock transfer and other administrative expenses ($20,000), as well improved re-deployment of financial personnel’s time spent on reporting and securities law compliance matters. In addition, we will avoid the incremental additional internal and external costs of initial compliance with the internal control over financial reporting systems requirements of Section 404 of SOX, currently expected to be required for public companies of our size in part by year-end 2007 and in full by year-end 2008, which are estimated to range from $300,000 to $400,000, and continued annual costs of related compliance and reporting in amounts not yet determined. Our Board believes that the increased disclosure and procedural requirements of Section 404 will result in continuing increased legal, accounting and administrative expense, and diversion of Board, management and staff effort without a commensurate benefit to our shareholders.  The cost savings figures set forth above are only estimates. The actual savings we realize from terminating our registration may be higher or lower than those estimates. Estimates of the annual savings to be realized, if the Deregistration Transaction is consummated, are based upon the actual costs to us of the services in each of the categories listed above that were reflected in our recent financial statements and an estimate of these costs going forward as a public reporting entity.  These estimated savings will permit the Company to recoup the estimated one-time cost of the Deregistration Transaction within one year.  Reducing and eliminating the costs described above, including avoiding the estimated cost of SOX 404 compliance, are the reasons for timing the Deregistration Transaction prior to the end of the 2007 fiscal year when we will be required to begin incurring such costs.  The cost savings are particularly material at this time when viewed in the context of the Company’s recent poor financial performance as described under “Summary Term Sheet – What is our current financial condition and what are our financial and business prospects?”.

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Due to the factors described in this section, our Board does not believe that the costs of reporting are justified. Our primary objective is to return to profitability, and these cost savings will help meet that objective.  Additionally, as described above in “Summary Term Sheet – What is our current financial condition and what are our financial and business prospects?”, due to the recent operating losses, cash flow deficits and current financial position of the Company, the public capital markets do not offer the Company reasonable or adequate financing options or terms. Therefore, we are unable to access the public or non-public capital markets to obtain additional financing.  Our Controlling Shareholders have elected to make loans or preferred stock investments to meet our additional funding needs to continue to operate, and we are dependent on them for future financing.

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The public capital markets’ limited interest in the Company is further evidenced by the average daily trading volume of the Company’s Common Stock for the 30, 60, 90 and 360-day periods preceding May 1, 2007 (immediately prior to the date of the Board’s approval of the Reverse/Forward Stock Split), which was 2,521, 1,422, 1,841 and 6,922, respectively.  Additionally, over the last 12 month period up to May 1, 2007 there was no reported trading volume in the Company’s Common Stock on 45% of the trading days.  The average daily trading volume of the Company’s Common Stock for the 30, 60, 90 and 360-day periods preceding October 1, 2007 was 3,283, 2,828, 2,220 and 2,261, respectively.  Additionally, over the last 12 month period up to October 1, 2007 there was no reported trading volume in the Company’s Common Stock on 58% of the trading days.  Our Board recognizes that the Reverse/Forward Stock Split and the Deregistration Transaction may affect the ability to trade shares of our Common Stock because such shares will no longer be available for quotation on the OTCBB or any other organized market. However, our Board expects shares of our Common Stock to be listed in the pink sheets.  Because the pink sheets does not have the same eligibility requirements of the OTCBB, namely being an SEC reporting company, the liquidity available to shareholders desiring to purchase or sell shares of Common Stock may be less than the liquidity available if the Common Stock were quoted on the OTCBB.

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The Reverse/Forward Stock Split is expected to result in the cashing-out of approximately 2,000 holders of shares of our Common Stock who own less than 1,000 shares on the effective date of the Reverse/Forward Stock Split at a price of $0.30 per share.

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As described in more detail below, our Board has determined that the price to be paid for the shares of our Common Stock to be cashed-out in the Reverse/Forward Stock Split and the other terms of the Reverse/Forward Stock Spilt are fair to unaffiliated shareholders, including Cashed-Out Shareholders and remaining shareholders.

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The Reverse/Forward Stock Split will enable small shareholders to divest themselves of their positions without the expenditure of efforts disproportionate to the value of their holdings, without transaction expenses and at a price which reflects a premium over the market value of our Common Stock at the time the Board approved the Deregistration Transaction.

•	The Reverse/Forward Stock Split and the Deregistration Transaction will allow management to better focus its efforts on the operations of the Company.

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Approximately 110 of our current record holders of shares of our Common Stock and approximately 350 additional beneficial owners will continue as shareholders and will continue to have the incidents of share ownership, including potential capital appreciation and dividends; provided, however, that the potential benefits to remaining shareholders are dependent on our ability to return to profitability and to restore growth, both of which are not certain.

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As described in more detail below, we will make public the minimum amount of information required by Rule 15c-2-11 under the Exchange Act, which requires that a minimum amount of information about us be available for a market maker to initiate quotations.

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The Board recognizes that the shareholders will lose certain advantages of public reporting as a result of the Reverse/Forward Stock Spilt and the Deregistration Transaction, such as the: (1) rights and protections that federal securities laws provide to shareholders of public companies; (2) substantive requirements that the federal securities laws, including SOX, impose on public companies; and (3) various substantive requirements that the federal securities laws impose on their directors and executive officers, including restrictions on short swing trading.  Additional effects of the Reverse/Forward Stock Spilt and the Deregistration Transaction are provided below in “Effects of the Reverse/Forward Stock Split on Remaining Shareholder.”

Alternatives Considered by the Board of Directors and Special Committee
The Special Committee considered the following alternative transactions to the Reverse/Forward Stock Split and the Deregistration Transaction:

Odd-Lot or Other Tender Offer
The Special Committee considered undertaking an odd-lot tender offer by which the Company or one of our current shareholders would offer to re-purchase shares of our outstanding Common Stock from each holder of such shares for an amount providing a premium over the market price of the shares. However, an odd lot tender offer would be made only to holders of less than 100 shares and might not produce the desired effect of reducing our shareholders of record to less than 300 and thus permit us to deregister under the Exchange Act.  A tender offer conducted by a third-party is funded by the third-party and not the Company, but currently, no shareholder of the Company has indicated its desire to fund such a tender offer.  A tender offer for shares in excess of 100 would have required the tender offer to be made available to all holders under applicable Exchange Act rules and also might not produce the desired result because of the requirements to prorate shares tendered in excess of the Company’s resources available to pay for shares.  Additionally, the Special Committee was skeptical that any tender offer would achieve the desired results considering that a significant number of record holders of the Company’s Common Stock own less than 100 shares (with many owning less than 25 shares) and that the value of the shares is relatively small.  Because shareholders have discretion whether to sell their shares in a tender offer made by either the Company or a third-party, shareholders holding small numbers of shares with little value have little incentive to tender their shares.  Therefore, the Special Committee was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders to reduce the record holders of the Company’s Common Stock below 300, which is the number necessary to allow the Company to conduct the Deregistration Transaction. Because a tender offer would cost approximately the same as the Deregistration Transaction but would not necessarily meet the Company’s objective of reducing the number of shareholders below 300, the Special Committee did not consider the tender offer to be a viable alternative.

Going Private
The Special Committee did not consider a complete going private transaction, which would require the Company or a third party to cash out all unaffiliated shareholders.  A complete going private transaction would require the cashing out of all unaffiliated shareholders in a cash-out merger or similar transaction and would require the Company to purchase approximately 5,035,000 shares in addition to the approximately 185,000 shares to be purchased pursuant to the Reverse/Forward Stock Split.  Purchasing approximately 5,035,000 additional shares at $0.30 per share would cost the Company an additional $1.5 million.  The Company does not have the funds available to fund such a transaction, and the Controlling Shareholders are not willing to undertake such a transaction.

Asset Sale or Other Business Combination
The Special Committee did not consider selling substantially all of the Company’s assets or undertaking any other type of business combination because such transactions would not be approved by the Controlling Shareholders.  The Controlling Shareholders have indicated to us that they are not willing to consider such transactions until the Company is restored to profitability, which would allow the Controlling Shareholders to achieve a return on their investment in the Company.

Maintaining the Status Quo
The Special Committee considered the alternative of taking no action. However, due to the Company’s significant and increasing costs of compliance under SOX and the Exchange Act, especially in relation to the Company’s overall expenses and cash flow, the Special Committee believes that taking no action at this time is not in the best interests of the Company or our shareholders. We believe that SOX and Exchange Act reporting requirements will cost the Company approximately $400,000 on a one-time basis and $320,000 (with possible additional future increases as regulations evolve) annually with very few benefits resulting to the Company or our shareholders for such expenditure.  This estimate is based substantially on past experience, and may not necessarily be indicative of actual future expenses.

The Special Committee believes that all parties are served by efficiently allowing the Company to pursue its business operations, while not having to bear the costs of being public. In addition to benefits for the Company itself, the Reverse/Forward Stock Split provides even the smallest shareholders cash for their shares at a value consistent with fairness and devoid of liquidation, time value and other costs, including brokerage commissions and transaction fees.

The Special Committee considered the fact that our shareholders do not have any appraisal or dissenters’ rights under the Oklahoma General Corporation Act, our Certificate of Incorporation or our bylaws with respect to the Reverse/Forward Stock Split.  However, under the Oklahoma General Corporation Act, the only transactions providing such rights are certain business combinations that would be subject to the approval of the Controlling Shareholders and, to achieve the same result as the Reverse/Forward Stock Split, would have required the filing of a registration statement under the Securities Act to register the shares of the entity entering into such combination that would be issued to our shareholders.  The preparation and filing of a registration statement under the Securities Act of 1933 would have resulted in additional transaction expenses not yet estimated by the Company.  Importantly, such a registration statement would require the Company to continue as a reporting company until at least the end of the fiscal year ending after the effective date of the registration statement and would prevent the Company from achieving the desired cost savings from no longer being an SEC reporting company.  Because the Special Committee believes the structure of the Reverse/Forward Stock Split and Deregistration Transaction is fair to unaffiliated shareholders, including Cashed-Out Shareholders and remaining shareholders, despite the lack of appraisal or dissenters’ rights, the Special Committee determined that structuring the transaction to afford appraisal rights under state law was not cost justified and did not achieve the desired cost savings immediately.

Certain Effects of the Reverse/Forward Stock Split
The following table illustrates the principal effects of the Reverse Stock Split on shares of our Common Stock based on the number of shares issued and outstanding as of the date hereof, and the number of shares authorized resulting from approval of the proposal:

	Prior to the Reverse/Forward Stock Split	After the Reverse/Forward Stock Split
Shares Authorized (1)	25,000,000	25,000,000
Shares Issued and Outstanding	6,223,508	6,039,114
Common Shares Available for Issuance	18,776,492	18,960,886
Number of Estimated Beneficial Shareholders	1,740	347
Number of Estimated Shareholders of Record	706	110

(1) As described in more detail below, Proposal 3 of the Proxy Statement is to increase the number of shares of Common Stock the Company is authorized to issue from 25,000,000 shares to 150,000,000.  The potential outcomes of the shareholder vote of Proposal 3 have no bearing on the Reverse/Forward Stock Split.

Cashed-Out Shareholders will be paid, in cash, $0.30 for each share of Common Stock held immediately prior to the Reverse/Forward Stock Split.  Shares repurchased by the Company pursuant to the Reverse/Forward Stock Split will be returned to authorized, but unissued, shares of Common Stock. The Reverse/Forward Stock Split will not alter the relative voting and other rights of holders of our outstanding Common Stock or the voting and other rights of holders of our Preferred Stock.  Each share of Common Stock that remains outstanding subsequent to the completion of the Reverse/Forward Stock Split will continue to entitle its owner to one vote, and regarding matters presented to holders of shares of Common Stock, owners of shares of Preferred Stock will still be entitled to one vote for each share of Common Stock into which such Preferred Stock could be converted.   As the table above illustrates, the number of shares of our Common Stock outstanding will be reduced as a result of the Reverse/Forward Stock Split, but the number of shares of Common Stock authorized for issuance will remain unchanged at 25,000,000, subject to shareholder approval of Proposal 3.

The Reverse/Forward Stock Split will affect our shareholders’ equity (deficit) as it is reflected in our financial statements to indicate that the number of issued and outstanding shares of Common Stock has been reduced and that the Company made a cash payment for the fractional shares held by a Cashed-Out Shareholder.  Accordingly, such cash payment will reduce the amount of our paid-in capital, which comprises part of our shareholders’ equity (deficit).  As of August 4, 2007, we had a deficit shareholders’

equity of approximately $34 million, and as a result of the Reverse/Forward Stock Split, the amount of this deficit will be increased by approximately $55,500, excluding estimated expenses.

If the Reverse/Forward Stock Split is consummated, we intend to apply for the termination of registration of our Common Stock under the Exchange Act as soon as practicable after completion of the Reverse/Forward Stock Split. The Reverse/Forward Stock Split is expected to reduce the number of our shareholders of record from approximately 706 to approximately 110, based on shareholder records obtained in May 2007 (immediately prior to the Board’s approval of the Reverse/Forward Stock Split) and determined in accordance with the rules promulgated by the SEC with respect to calculating shareholders of record. Upon suspension of our reporting obligations under the Exchange Act, our Common Stock will no longer be eligible for quotation on the OTC Bulletin Board, where it is currently quoted. Our Common Stock may be eligible for quotation in the pink sheets, as described below.

The termination of the registration of our Common Stock under the Exchange Act means that certain provisions of the Exchange Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, are no longer applicable to us.  However, we intend to continue to issue annual reports with audited financial statements, quarterly reports with financial statements prepared according to GAAP and any other information necessary for the trading of our Common Stock in the pink sheets.  However, because the Company will not be required by any regulatory body to provide such reports, there is no guarantee that the Company will continue providing them in the future.

We have no current plans to issue Common Stock or securities convertible into, or exercisable for, Common Stock after the Deregistration Transaction, other than pursuant to options to purchase shares of our Common Stock currently held by our officers and directors that have been previously approved by our Board and pursuant to the exercise of warrants to purchase Preferred Stock or conversion of rights of our outstanding Preferred Stock.  We, however, reserve the right to issue shares of our Common Stock, or securities convertible into, or exercisable for, shares of our Common Stock, at any time and from time to time, at prices and on terms as our Board determines to be in our best interests. Continuing shareholders will not have any preemptive or other preferential rights to purchase any of our stock that we may issue in the future, unless those rights are specifically granted to the shareholders.

Effects of the Reverse/Forward Stock Split on Cashed-Out Shareholders
If the Reverse/Forward Stock Split is implemented, a shareholder owning less than 1,000 shares of Common Stock (either of record or beneficially through a broker or similar nominee) immediately prior to the Reverse/Forward Stock Split will:

•	Have his stock ownership right converted into a right to receive a cash payment from the Company equal to $0.30 per share of Common Stock held immediately prior to the Reverse/Stock Split;

•	No longer have any equity interest in the Company and therefore will not participate, as a shareholder, in our future potential earnings or growth, if any;

•	No longer be entitled to vote as a shareholder;

•	Not be required to pay any brokerage commissions or other service charges in connection with the Reverse/Forward Stock Split; and

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May be required to pay federal, state, and local income taxes, as applicable, on the cash amount received from the Company for the purchase of the shares cashed out pursuant to the Reverse/Forward Stock Split. See “General Information About the Reverse/Forward Stock Split – Certain Federal Income Tax Consequences.”

If a shareholder who would otherwise be a Cashed-Out Shareholder would rather continue to hold our Common Stock after the Reverse/Forward Stock Split and not be cashed out, the shareholder may do so by taking one of the following actions as soon as reasonably possible after receiving the Notice of Annual Meeting and this Proxy Statement (which will be mailed at least 20 days before the date of the meeting), but  in any event no later than the day prior to the date of the Annual Meeting, to assure that the shareholder owns (either of record or beneficially through a broker or similar nominee) at least 1,000 shares of our Common Stock by the effective date of the Reverse/Forward Stock Split:

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If the shareholder is a record holder of our Common Stock, he should purchase a sufficient number of additional shares of our Common Stock on the open market and have those shares registered in his name and consolidated with his current record account so that he holds at least 1,000 shares of our Common Stock in his record account immediately before the effective date of the Reverse/Forward Stock Split.

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If the shareholder owns fewer than 1,000 shares of Common Stock and holds his shares through a broker or nominee (such as a broker or bank), such shareholder should purchase a sufficient number of additional shares of our Common Stock on the open market and have those shares entered in the account in which he holds his current shares so the shareholder’s account with the broker or nominee indicates that the shareholder owns at least 1,000 shares of our Common Stock immediately before the effective date of the Reverse/Forward Stock Split.

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If the shareholder owns more than 1,000 shares of our Common Stock in multiple accounts but owns fewer than 1,000 in any account with a broker or nominee, such shareholder should consolidate his accounts so that each of the shareholder’s accounts maintained with a broker or nominee indicates the shareholder owns at least 1,000 shares of our Common Stock in such account immediately before the effective date of the Reverse/Forward Stock Split.

In the event a shareholder intends to purchase additional shares of our Common Stock, he should be aware that an insufficient level of liquidity in the trading of our Common Stock may cause this option to be difficult or impossible. Additionally, consolidation of accounts may take a substantial amount of time, particularly if accounts are held at different financial institutions. Shareholders intending to consolidate their accounts should be aware of such timing issues.

Effects of the Reverse/Forward Stock Split on Remaining Shareholders
If the Reverse/Forward Stock Split and the Deregistration Transaction is implemented, shareholders owning 1,000 shares or more of Common Stock immediately prior to the Reverse/Forward Stock Split will:

•	Continue to be shareholders of the Company and will therefore continue to participate, as a shareholder, in our future potential earnings or growth, if any;

•	Not receive a cash payment for any of their shares;

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Increase their equity positions in the Company because such shareholders will continue to own the same number of shares of Common Stock they owned prior to the Reverse/Forward Stock Split while the number of shares of Common Stock outstanding will be reduced pursuant to the transaction;

•
Face a potential decrease in the liquidity of their shares of our Common Stock due to the reduced number of shares outstanding and the fact that our Common Stock will not no longer be available for quotation on the OTC Bulletin Board;

•	Potentially be able to trade their shares of Common Stock in the pink sheets, as discussed in more detail below; and

•	Potentially receive less information about the Company and its business operations because the Company will no longer be subject to the proxy and periodic reporting rules of the Exchange Act.

If the Deregistration Transaction occurs, our Common Stock will no longer be eligible for quotation on the OTC Bulletin Board, where it is currently quoted. Our Common Stock may be eligible for trading in the pink sheets; however, even this source of liquidity may not be available. In order for our Common Stock to be quoted in the pink sheets (a centralized quotation service that collects and publishes market maker quotes for securities), it is necessary that one or more broker-dealers files the requisite form with the NASD and acts as a market maker and sponsors our Common Stock in the pink sheets. Trading is subject to our complying with the minimum information requirements of Rule 15c-2-11 under the Exchange Act, which requires that a minimum amount of information about us be available for a market maker to initiate quotations.  Following the consummation of the Deregistration Transaction, we intend to comply with the minimum information requirements of Rule 15c-2-11 under the Exchange Act.   However, in light of the absence of current information about us being filed with the SEC, there can be no assurance that any broker-dealer will be willing to act as a market maker in our Common Stock.

Effects of the Reverse/Forward Stock Split on Our Directors, Officers and Controlling Shareholders
Certain directors, officers and the Controlling Shareholders of the Company have an interest in our equity securities, as described in more detail below in “Security Ownership of Certain Beneficial Owners and Management.”  Our shareholders will only be affected by the Reverse/Forward Stock Split only in accordance with the number of shares of Common Stock held by them and not by the insider status of any of the shareholders. Our directors, executive officers and Controlling Shareholders receive no extra or special benefit not shared on a pro rata basis by all other holders of the Common Stock, except that after consummation of the Deregistration Transaction, we will no longer be prohibited, pursuant to Section 402 of SOX, from making personal loans to directors or executive officers. Currently, we have no outstanding loans to directors or executive officers. We do not have a present intention of making loans to our directors and officers, nor was the ability to make loans a reason considered by us or our Board in evaluating the benefits of the Reverse/Forward Stock Split and the Deregistration Transaction.

As of October 1, 2007, our directors and executive officers beneficially own a total of 425,343 shares and the Controlling Shareholders beneficially own a total of 24,739,175 shares of our Common Stock, which is approximately 6.5% and 82.4%, respectively, of the Common Stock outstanding (assuming conversion of all Preferred Stock held by our directors and executive officers or by the Controlling Shareholders, as applicable, but not including any shares that may be acquired pursuant to the exercise of outstanding stock options) and is approximately 1.4% and 82.3%, respectively, of the shares entitled to vote at the Annual Meeting after taking into account that all of the holders of Preferred Stock are entitled to one vote for each share of Common Stock into which their Preferred Stock could be converted as of the record date. Each of our directors and executive officers and the Controlling Shareholders has advised us that he intends to vote his shares in favor of adopting the two separate amendments to the Certificate of Incorporation to effect the Reverse/Forward Stock Split.  Therefore, the Reverse/Forward Stock Split will be approved, and all of our directors and executive officers and Controlling Shareholders will remain shareholders following the Reverse/Forward Stock Split and will not receive any cash payment as a result of the transaction.   Because approximately 185,000 shares of our Common Stock will be cashed-out as a result of the Reverse/Forward Stock Split, our directors and executive officers’ total beneficial ownership following the transaction is expected to increase to approximately 6.7%, and our Controlling Shareholders’ beneficial ownership is expected to increase to approximately 82.9% of the remaining outstanding shares of Common Stock (assuming conversion of all Preferred Stock held by our directors and executive officers or by the Controlling Shareholders, as applicable, but not including any shares that may be acquired pursuant to the exercise of outstanding stock options).

Certain Federal Income Tax Consequences
The following is a summary of the material anticipated federal income tax consequences of the proposed Reverse/Forward Stock Split. This summary is based upon existing law which is subject to change by legislation, administrative action and judicial decision, and is necessarily general. In addition, this summary does not address any consequence of the Reverse/Forward Stock Split under any state, local or foreign tax laws. Accordingly, this summary is not intended as tax advice to any person or entity, and we advise each shareholder to consult with his own tax advisor for more detailed information relating to his individual circumstances.

We understand that the Reverse/Forward Stock Split will be a “recapitalization” under applicable federal tax laws and regulations. As a result of such tax treatment, no gain or loss should be recognized by us as a result of the Reverse/Forward Stock Split. Additionally, a shareholder who is not a Cashed-Out Shareholder should not recognize any gain or loss pursuant to the transaction, and such shareholder’s aggregate tax basis in his shares of Common Stock held subsequent to the Reverse/Forward Stock Split should be the same as his aggregate tax basis in his shares immediately prior to the Reverse/Forward Stock Split.

If a shareholder (i) is a Cashed-Out Shareholder who receives a cash payment for the shares of our Common Stock held by him prior to the Reverse/Forward Stock Split, (ii) does not continue to hold any shares of our Common Stock directly immediately after the Reverse/Forward Stock Split, (iii) is not related to any person or entity that holds shares of our Common Stock immediately after the Reverse/Forward Stock Split and (iv) holds no options to acquire shares of our Common Stock immediately after the Reverse/Forward Stock Split, then such shareholder will recognize capital gain or loss on the shares purchased by us pursuant to the Reverse/Forward Stock Split for federal income tax purposes, with such gain or loss measured by the difference between the cash received and the Cashed-Out Shareholder’s aggregate adjusted tax basis in such stock.

In some circumstances, it might be possible that the cash payment to a Cashed-Out Shareholder would be treated as a dividend.  However, because the Company does not have accumulated or current tax “earnings and profits,” such dividend treatment is not possible.

For individuals, net capital gain (defined generally as total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months, generally, will be subject to tax at a rate not to exceed 15%.  Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.  Capital losses are fully deductible against capital gains in a given year.  To the extent a taxpayer’s capital losses exceed his capital gains, the taxpayer can deduct, in any given year, the lesser of the taxpayer’s capital losses for the year or $3,000.  If the taxpayer has a capital loss that exceeds this $3,000 deduction limit, the taxpayer can carry the capital loss forward into later years until the capital loss has been completely deducted.  Each Cashed-Out Shareholder is urged to consult his own tax advisor regarding the appropriate federal, state, local, foreign or other tax treatment of any potential capital gain or loss that he might have.

Fairness Determination by the Company and the Filing Persons
The Board did not conduct its own independent analysis of the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction but instead appointed the members of the Audit Committee to act as a Special Committee of independent directors to consider the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction and make a recommendation to the Board regarding the fairness of the transactions.  The Board authorized the Special Committee to engage independent counsel and obtain a fairness opinion addressing the terms of the Reverse/Forward Stock Split.  The Special Committee engaged Derrick & Briggs as its independent counsel, and after considering proposals from various firms, selected Southwest Securities as its financial advisor to render an opinion as to the fairness, from a financial point of view, of the consideration to be paid in the Reverse/Forward Stock Split.  Southwest Securities was not requested by the Special Committee to specifically determine or recommend the Reverse Split ratio; however, it did review the impact of various ratios on the resulting shareholder count in its analysis.

The Special Committee gathered the information it deemed necessary to make an informed decision about the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction considering the advice of Derrick & Briggs and the opinion as to the fairness, from a financial point of view, provided by Southwest Securities.  The information the Special Committee deemed necessary to make its decision about the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction is discussed in the bullet points below and is the basis for the Special Committee’s recommendation to the Board that the Board authorize the Reverse/Forward Stock Split in the ratio of one share for each 1,000 shares of Common Stock with Cashed-Out Shareholders receiving $0.30 per share.  In addition, the Special Committee recommended to the Board that the Board authorize the Deregistration Transaction.

The Special Committee made its recommendation to the Board after determining that the terms of the Reverse/Forward Stock Split and the Deregistration Transaction are procedurally and substantively fair to the unaffiliated shareholders of the Company, whether such shareholders are Cashed-Out Shareholders or remain shareholders of the Company after the Reverse/Forward Split and the Deregistration Transaction.  In making such a determination, the Special Committee considered the following factors:

•
Due to the recent operating losses, cash flow deficits and current financial position of the Company discussed previously in “Summary Term Sheet – What is our current financial condition and what are our financial and business prospects?”, the capital markets do not offer the Company reasonable or adequate financing options or terms. Therefore, the Company is unable to access the public capital markets to obtain additional financing.  In order to be able to meet its ongoing obligations during the period from 2001 through the date of the Proxy Statement, the Controlling Shareholders have invested a total of $35.8 million in the form of preferred stock and subordinated loans.  The Company has no other known sources of financing other than its senior bank debt, and if the Controlling Shareholders had not made such investments in the Company, it is likely the only recourse available to the Company would be to seek reorganization in bankruptcy.  Despite efforts to restore the

Company to consistent levels of profitability and positive cash flow from operations over the last five years, it has been unable to do so, and accordingly, the future financial prospects of the Company are dependent on the willingness of the Controlling Shareholders to continue to fund its cash needs.

•
The Company’s recent declining operating and financial performance as described under the heading “What is our current financial condition and what are our financial and business prospects?” has resulted in the Common Stock being traded at penny stock levels with weak volume and therefore, the Company and its shareholders receive little benefit by being a public, reporting company.

•
The costs of being a public, reporting company are significant and are expected to increase substantially if the Company is required to implement SOX Section 404 internal control requirements, and considering the Company’s current financial position, such costs are material to the Company.

•
The Company currently has about 650 shareholders of record of its Common Stock, and in order to effect the Deregistration Transaction, the Company must have fewer than 300 shareholders of record.  A Reverse Stock Split ratio equal to one share for each 1,000 shares of Common Stock would reduce the number of common shareholders of record to about 110 with an estimated number of beneficial holders around 377.  Southwest Securities’ presentation to the Special Committee included an analysis of Reverse Stock Split ratios at levels equal to one to 100; one to 500; one to 1,000; one to 2,000 and one to 3,000.  Because the per share price of the Company’s Common Stock is low, the differences in cost to the Company to effect a reverse split at ratios equal to one to 500, one to 1,000 or one to 2,000 are not material.  Therefore, after considering Southwest Securities’ presentation, the Special Committee recommended to the Board that a one to 1,000 ratio was the appropriate ratio to cash out the fewest number of shareholders while providing a substantial degree of certainty that the Company’s number of record shareholders would not again exceed 500 and trigger the need to reregister under the Exchange Act.  Other ratios provided in Southwest Securities’ presentation would cash out fewer shareholders and still allow the Company to effect the Deregistration Transaction.  However, the Special Committee was of the opinion that the one to 1,000 ratio provided a greater degree of assurance that the number of the Company’s record holders would not increase to 500.

•
The Special Committee has a fiduciary duty to assure the terms of the Reverse/Forward Stock Split and the Deregistration Transaction are fair to unaffiliated shareholders, including Cashed-Out Shareholders and shareholders remaining after the Reverse/Forward Stock Split and the Deregistration Transaction.  Further, there are affiliated shareholders who will also be in the same position as remaining unaffiliated shareholders after the Deregistration Transaction.  In this circumstance, which does not involved a complete going private transaction in which all unaffiliated shareholders are cashed out, the Special Committee determined that conditioning shareholder approval on the affirmative vote of a majority of the unaffiliated shareholders or affording the Cashed-Out Shareholders appraisal rights was not necessary. With respect to dissenters’ rights, the Special Committee determined that affording Cashed-Out Shareholders dissenters’ rights was not appropriate because the remaining unaffiliated shareholders would also partially bear any expenses of such rights.

For additional information concerning the deliberations of the Board and the Special Committee, see “General Information About the Reverse/Forward Stock Split – Background.”

Based upon the recommendation of the Special Committee and after reviewing the appropriateness of the Reverse/Forward Stock Split and the Deregistration Transaction, as well as the structure, terms and conditions of the transaction, all of the members of our Board, with the exception of Robert Anderson who abstained from voting due to a potential conflict of interest as a result of his employment by a privately-held entity owned by Ronald de Waal (a Controlling Shareholder), voted to adopt the analysis of the Special Committee and approve the Reverse/Forward Stock Split and the Deregistration Transaction.  All of the members of our Board, with the exception of Robert Anderson, believe that the Reverse/Forward Stock Split and the Deregistration Transaction are fair to, and in the best interests of, the Company and its affiliated and unaffiliated shareholders, including the Cashed-Out Shareholders and the remaining shareholders.

Our directors, executive officers and Controlling Shareholders are deemed to be “Filing Persons” under the Exchange Act rules that govern transactions to effect deregistration of securities under the Exchange Act. These rules require each Filing Person to state whether he or she believes that the transaction is fair to unaffiliated security holders. The identity and backgrounds of the Company’s Filing Persons are provided below in “Information About the Company – The Filing Persons of the Company.”

In forming his or her belief as to the fairness of the Reverse/Forward Stock Split to our unaffiliated shareholders, each of the Filing Persons has relied upon the analysis of the Special Committee (as adopted by our Board) and has adopted the analysis and conclusions of the Special Committee, as provided in more detail below. Based on the analysis of the Special Committee, each of the Filing Persons believes that the Reverse/Forward Stock Split and the Deregistration Transaction are fair to, and in the best interests of, the Company and its affiliated and unaffiliated shareholders, including the Cashed-Out Shareholders and the remaining shareholders. The Filing Persons, acting in their individual capacities, have not received any report, opinion, or appraisal from an outside party that is materially related to the Deregistration Transaction.

Procedural Fairness
The Board has a fiduciary responsibility to act in the best interest of the Company and its shareholders.  Because one member of the Board may have conflicted interests regarding the Reverse/Forward Stock Split, the Board did not conduct its own independent analysis of the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction but instead appointed the members of the Audit Committee to act as a Special Committee of independent directors to evaluate the fairness of the terms of the Reverse/Forward Stock Split and the Deregistration Transaction on our shareholders and make a recommendation to the Board regarding the fairness of the transactions.  Our directors who are members of the Audit Committee are “independent” from the Company and Controlling Shareholders, which means that the directors are not affiliated with the Company or our Controlling Shareholders, as provided in the AMEX listing standards.  The Company continues to use the AMEX independence standards despite our having delisted from the AMEX in July 2006.  The Special Committee engaged Derrick & Briggs as its independent counsel, and Southwest Securities as its financial advisor, to assist the committee in determining whether the terms of the Reverse/Forward Stock Split and the Deregistration Transaction are fair to the Company’s affiliated and unaffiliated shareholders, both procedurally and substantively.

The Reverse/Forward Stock Split is not structured so as to require approval of at least a majority of unaffiliated shareholders or to afford Cashed-Out Shareholders appraisal rights.  The approval device is typically used when a controlling shareholder group is acquiring all other shares of a Company.  The device addresses the concern of whether the controlling group is dealing fairly with the selling shareholders from a procedural standpoint.  The appraisal device is used similarly to ensure fair dealing by a controlling shareholder group.  The Reverse/Forward Stock Split is not intended to benefit affiliated shareholders in a manner different from unaffiliated shareholders.  Under the terms of the Reverse/Forward Stock Split, unaffiliated shareholders fall on both sides of the transaction:  some will be Cashed-Out Shareholders and some will be remaining shareholders.  Therefore, to ensure fair treatment of unaffiliated shareholders, including Cashed-Out Shareholders and remaining shareholders, the Special Committee determined that conditioning the Reverse/Forward Stock Split on the approval of a majority of unaffiliated shareholders or affording Cashed-Out Shareholders appraisal rights would inappropriately favor Cashed-Out Shareholders at the expense of the remaining shareholders.  Therefore, the Special Committee determined that requiring approval of at least a majority of unaffiliated shareholders or affording appraisal rights to Cashed-Out Shareholders is not necessary to assure the fairness of the transaction.

No unaffiliated representative acting solely on behalf of the shareholders for the purpose of negotiating the terms of the transaction or preparing a report covering the fairness of the Reverse/Forward Stock Split was retained by us or the Board. The Special Committee determined that an unaffiliated representative was not necessary to ensure the procedural and substantive fairness of the transaction because it believed that there was sufficient representation on the Board, acting through the Special Committee, to protect the interests of unaffiliated shareholders.  The Special Committee determined the structure of the Reverse/Forward Stock Split affords adequate procedural safeguards to our shareholders, both Cashed-Out Shareholders and remaining common shareholders, without the expense of multiple financial or legal advisors.

We have not made any provision in connection with the Reverse/Forward Stock Split to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. With respect to unaffiliated shareholders’ access to our corporate files, the Special Committee determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders with respect to the Reverse/Forward Stock Split. The Special Committee also considered the fact that under certain conditions set for in the Oklahoma General Corporation Act, shareholders have the right to review our relevant books and records of account.

The Special Committee determined that the Reverse/Forward Stock Split and the Deregistration Transaction is in the best interests of, and are procedurally fair to, our unaffiliated shareholders, including those shareholders who are Cashed-Out Shareholders pursuant to the Reverse/Forward Stock Split and those shareholders who will remain shareholders after the Reverse/Forward Stock Split, notwithstanding the absence of an unaffiliated shareholders representative, an unaffiliated shareholder approval requirement or appraisal rights for Cashed-Out Shareholders.  Therefore, despite the absence of these additional procedural measures, the Special Committee recommended to the Board that it approve the Reverse/Forward Stock Split and the Deregistration Transaction.  The Board adopted the analysis and conclusions of the Special Committee regarding the procedural fairness of the Reverse/Forward Stock Split and the Deregistration Transaction when the Board ultimately approved the terms of the transactions.

The conclusions of the Filing Persons regarding the procedural fairness of the Reverse/Forward Stock Split and the Deregistration Transaction are based upon the analyses, conclusions and recommendations made by the Special Committee (as adopted by our Board).  The Filing Persons have specifically adopted the analyses and conclusions of the Special Committee (as adopted by our Board) regarding the procedural fairness of the Reverse/Forward Stock Split and the Deregistration Transaction and have determined that such analyses and conclusions of the Special Committee represent their own individual analyses and conclusions regarding the procedural fairness of the Reverse/Forward Stock Split and the Deregistration Transaction. The Filing Persons, in their individual capacities, did not retain a separate financial advisor or seek a fairness opinion regarding the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction.

Substantive Fairness
The Special Committee considered the factors below in reaching its conclusion and making its recommendation to the Board as to the substantive fairness of the Reverse/Forward Stock Split and the Deregistration Transaction to our unaffiliated shareholders, including those shareholders who are Cashed-Out Shareholders and those shareholders who will remain shareholders after the Reverse/Forward Stock Split and the Deregistration Transaction.  Neither our The Special Committee did not assign specific weight to any of the following factors in any specific formulaic manner:

•
The Reverse/Forward Stock Split provides an opportunity for shareholders holding less than 1,000 shares of our Common Stock to sell their holdings, without paying brokerage commissions, at a premium over the most recent market price for our Common Stock on OTC Bulletin Board prior to our Board’s approval of the Reverse/Forward Stock Split.

•
The Reverse/Forward Stock Split and the Deregistration Transaction will allow the Company to realize significant cost and time savings, as described in more detail previously.  Such funds and time can instead be applied to our business operations which will benefit the Company and our shareholders that remain after the Reverse/Forward Stock Split.

•
Our executive officers, directors and Controlling Shareholders will not realize material increases in their equity percentage ownership positions in the Company as a result of the Reverse/Forward Stock Split.  Because only an estimated 185,000 shares out of the 6,223,508 shares of our Common Stock currently outstanding will be cashed out as a result of the Reverse/Forward Stock Split, the percentage ownership of our executive officers, directors and Controlling Shareholders will be approximately the same as it was prior to the Reverse/Forward Stock Split.  Because the affiliated shareholders’ percentage ownership positions are not materially increasing, the affiliated shareholders receive no material benefit from the Reverse/Forward Stock Split to the detriment of the unaffiliated shareholders and are being treated the same as unaffiliated shareholders who are remaining shareholders.

•
A Reverse Stock Split ratio equal to one share for each 1,000 shares of Common Stock is fair to unaffiliated shareholders, including Cashed-Out Shareholders and remaining shareholders.  Because the per share price of the Company’s Common Stock is low, the differences in cost to the Company to effect a reverse split at ratios equal to one to 500, one to 1,000 or one to 2,000 are not material.  Therefore, the Special Committee determined a one to 1,000 ratio was the appropriate ratio to cash out the fewest number of shareholders while avoiding the risk that the Company’s number of record shareholders would again exceed 500, triggering the need to reregister under the Exchange Act.

•
Following the Reverse/Forward Stock Split and pursuant to the Deregistration Transaction, there may be a reduction of public sale opportunities for the remaining Common Stock shares.  However, such a reduction should not impact the remaining holders of shares of our Common Stock significantly considering the current trading volumes of these shares is low.  Further, the reduction in public sale opportunities is mitigated by the fact that shares of our Common Stock may be quoted on the pink sheets and thus provide at least some liquidity for these shares.

•
Following the Reverse/Forward Stock Split and pursuant to the Deregistration Transaction, we will no longer file periodic, current and other reports with the SEC regarding our operations and financial results, which are currently available to the general public. We intend to continue to issue annual reports including audited financial statements, quarterly reports including financial statements prepared in accordance with GAAP and other information necessary to meet the disclosure requirements for the trading of our Common Stock in the pink sheets, but the information we distribute after the Deregistration Transaction may not contain all of the information that is currently provided by the Company.

•
As a result of the Reverse/Forward Stock Split and Deregistration Transaction and the resultant limited liquidity for shares of our Common Stock, our shareholders remaining subsequent to the Reverse/Forward Stock Split may experience a decrease in the value of their shares of our Common Stock in the foreseeable future. However, the Special Committee determined that the benefits and efficiencies expected to be realized from our status as a non-public reporting company will outweigh the foregoing factors and thus eventually increase shareholder value.

•
Cashed-Out Shareholders will be unable to participate in any future increases in the value of our Common Stock because they will have no further financial interest in us with respect to their cashed out shares and, thus, will not have the opportunity to participate in any potential appreciation in the value of those shares. However, the Special Committee determined this factor is mitigated by the ability of a shareholder holding fewer than 1,000 shares of Common Stock to acquire additional shares so that he owns at least 1,000 shares of Common Sock immediately before the Reverse/Forward Stock Split.  Also, Cashed-Out Shareholders can purchase shares of Common Stock after the Reverse/Forward Stock Split, although trading in our shares may be limited.

•
While less significant than other factors supporting the fairness of the Reverse/Forward Stock Split, the structure of the Reverse/Forward Stock Split affords holders of shares of our Common Stock some degree of control over their decisions whether to remain a holder of, or to liquidate, such shares.  To the extent adequate liquidity for shares of our Common Stock exists, current holders of fewer than 1,000 shares of our Common Stock may elect to remain shareholders following the Reverse/Forward Stock Split by acquiring additional shares so that they own at least 1,000 shares of our Common Stock immediately before the Reverse/Forward Stock Split. Conversely, shareholders that own 1,000 or more shares of our Common Stock who desire to liquidate their shares in connection with the Reverse/Forward Stock Split at the premium price offered may reduce their holdings to less than 1,000 shares by selling shares prior to the Reverse/Forward Stock Split.

In addition to considering the factors described above, the Special Committee also considered the fairness opinion of Southwest Securities and the analysis set forth therein.  While not assigning a specific weight to the fairness opinion, the Special Committee relied on, and adopted, the analysis of Southwest Securities regarding the following factors:  (i) historical market prices for the Company’s Common Stock; (ii) multiples of certain operating and financial metrics of public companies comparable to the Company; (iii) precedent merger and acquisition transactions in the retail apparel and soft goods industry; (iv) the going concern value of the Company based on discounted cash flows; (v) the liquidation value of the Company; and (vi) premiums paid in reverse split/deregistration transactions relative to the closing price of the underlying common stock prior to the announcement of the transaction.  Because the Company’s per share net book value for its Common Stock was negative as of the end of the last two most recent fiscal years and as of the end of the most recent fiscal quarter, the Special Committee gave little consideration to the net book value of the Company in their determinations regarding the substantive fairness of the Reverse/Forward Stock Split and the Deregistration Transaction to our unaffiliated shareholders, electing instead to consider and adopt the analyses provided in the fairness opinion.

In connection with the fairness opinion of Southwest Securities, management of the Company provided forecasts of certain Company financial information for the 2007 through 2011 fiscal years.  These financial forecasts were reviewed by the Special Committee in connection with its review of the fairness opinion.   Neither the Board nor the Special Committee approved for accuracy and completeness the financial forecasts.  However, the Special Committee determined Southwest Securities’ reliance on such forecasts and other information provided by the Company’s management to be reasonable.

The consideration to be paid to Cashed-Out Shareholders is less than the historical per share price of the Company’s Common Stock for periods prior to April 15, 2007.  However, the Special Committee adopted the analysis of Southwest Securities that historical market prices of the Company’s Common Stock may not reflect the underlying value on the Company’s Common Stock thereafter, which reflects the more recent operational and financial performance of the Company and the Company’s future business and financial prospects as opposed to the historical performance of the Company.  In particular, the stock price as of May 1, 2007 likely takes into consideration the Controlling Shareholders’ debt and equity financing transactions on April 26, 2007 to enable the Company to meet its ongoing financial obligations.  Further, the consideration to be paid to Cashed-Out Shareholders represents a 25.0% premium over the price of a share of Common Stock on May 1, 2007 (immediately before the Board’s determination of the consideration per share to be paid to Cashed-Out Shareholders) and represents a 50.0% premium over the last per share sale price on August 31, 2007.

The Special Committee did not consider purchase prices paid by the Filing Persons in the last two years for shares of Common Stock, as such prices reflect historical prices that may not adequately reflect the current underlying value on the Company’s Common Stock.  Additionally, the Special Committee is not aware of any firm offer by a person not affiliated with the Company regarding a merger, consolidation, sale of assets or purchase of the shares of the Company’s Common Stock that would impact the determination that the consideration paid to unaffiliated shareholders who are Cashed-Out Shareholders is fair.

Based on its analysis of the factors discussed above and the fairness opinion of Southwest Securities, the Special Committee determined that the Reverse/Forward Stock Split and the Deregistration Transaction is in the best interests of, and are substantively fair to, our unaffiliated shareholders, including those shareholders who are Cashed-Out Shareholders pursuant to the Reverse/Forward Stock Split and those shareholders who will remain shareholders after the Reverse/Forward Stock Split.  Therefore, the Special Committee recommended to the Board that it approve the Reverse/Forward Stock Split and the Deregistration Transaction.  In addition to receiving the recommendation of the Special Committee regarding the substantive fairness of the Reverse/Forward Stock Split and the Deregistration Transaction, the Board separately reviewed the fairness opinion of Southwest Securities.  However, the Board’s ultimate final determination regarding the substantive fairness of the Reverse/Forward Stock Split and the Deregistration Transaction is based on its adoption of the analysis, conclusions and recommendation of the Special Committee.

The conclusions of the Filing Persons regarding the substantive fairness of the Reverse/Forward Stock Split and the Deregistration Transaction are based upon the analyses, conclusions and recommendations made by the Special Committee (as adopted by our Board).  The Filing Persons have specifically adopted the analyses and conclusions of the Special Committee (as adopted by our Board) regarding the substantive fairness of the Reverse/Forward Stock Split and the Deregistration Transaction and have determined that such analyses and conclusions of the Special Committee represent their own individual analyses and conclusions regarding the procedural fairness of the Reverse/Forward Stock Split and the Deregistration Transaction. The Filing Persons, in their individual capacities, did not retain a separate financial advisor or seek a fairness opinion regarding the fairness of the Reverse/Forward Stock Split and the Deregistration Transaction.

Summary of Fairness Opinion
In connection with the proposed Deregistration Transaction, the Special Committee engaged Southwest Securities to render an opinion as to the fairness, from a financial point of view, of the consideration to be paid in the Reverse/Forward Stock Split. On May 11, 2007, at a meeting of our Board, Southwest Securities delivered its opinion that, as of May 11, 2007, the consideration to be paid in the proposed Reverse/Forward Stock Split is fair, from a financial point of view, to the Company’s Non-controlling Shareholders, including Cashed-Out Shareholders, as well as those who will remain shareholders after the proposed Deregistration Transaction. Subsequently, Southwest Securities delivered its written fairness opinion.

In connection with the rendering of its opinion, Southwest Securities made a presentation to the Special Committee and the Board of Directors on May 4, 2007 and May 11, 2007, respectively. The report of Southwest Securities will be made available for inspection and copying during ordinary business hours at our executive offices by any interested shareholder of the Company or any representative of the shareholder designated by the shareholder in writing. Upon written request, the Company will furnish a copy of the report to any interested shareholder of the Company, or any representative designated by the shareholder in writing, at the expense of the requesting shareholder. The report has also been filed with the SEC as an exhibit to the Company’s Schedule 13E-3. Southwest Securities consented to the filing of its report with the Schedule 13E-3.

The preparation of Southwest Securities’ opinion was a complex process and is not necessarily susceptible to partial analysis or summary description. Nevertheless, the following is a brief summary of the written opinion of Southwest Securities addressed to the Board, dated May 11, 2007, and subject to the assumptions, qualifications and limitations set forth in its opinion, that the consideration to be paid in the proposed Deregistration Transaction is fair, from a financial point of view, to the Company’s Non-controlling Shareholders, including Cashed-Out Shareholders as well as those who will remain shareholders after the proposed Deregistration Transaction.

The full text of the written opinion of Southwest Securities is attached to this Proxy Statement as Appendix B, and the summary of the opinion set forth below is qualified in its entirety by reference to such opinion. Company shareholders are urged to, and should, read the opinion carefully in its entirety for a complete statement of the considerations and procedures followed, factors considered, findings, assumptions and qualifications made, the bases for and methods of arriving at such findings, limitations on the review undertaken in connection with the opinion, and judgments made or conclusions undertaken by Southwest Securities in reaching its opinion.

The opinion was furnished for the use and benefit of the Board in connection with its consideration of the proposed Reverse/Forward Stock Split and Deregistration Transaction. The opinion of Southwest Securities was not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the proposed Reverse/Forward Stock Split and Deregistration Transaction. Southwest Securities believes, and so advised the Board, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

The opinion of Southwest Securities addresses only the fairness, from a financial point of view, of the consideration to be paid to in the Reverse/Forward Stock Split to the Company’s Non-controlling Shareholders, including shareholders who will receive cash in the transaction, as well as those who will remain shareholders after the proposed Reverse/Forward Stock Split. Southwest Securities was not requested to opine as to, and its opinion does not address:

•	the underlying business decision of the Board, the Company or its security holders or any other party to proceed with or effect the proposed Deregistration Transaction;

•	the fairness of any portion or aspect of the proposed Deregistration Transaction not expressly addressed in its opinion;

•
the fairness of any portion or aspect of the proposed Deregistration Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in its opinion;

•
the relative merits of the proposed Deregistration Transaction as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage;

•	the tax or legal consequences of the proposed Deregistration Transaction to either the Company, its security holders, or any other party;

•
the fairness of any portion or aspect of the proposed Deregistration Transaction to any class or group of the Company’s or any other party’s security holders compared to any other class or group of the Company’s or such other party’s security holders; or

•	the financing of the proposed Deregistration Transaction.

Furthermore, no opinion, counsel or interpretation was intended with respect to matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.

In connection with its opinion, Southwest Securities made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Southwest Securities has:

(1)	reviewed a draft of this Proxy Statement of the Company;

(2)
reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to Southwest Securities from published sources and from the internal records of the Company;

(3)	conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook the Company;

(4)	visited certain facilities and the business offices of the Company;

(5)	reviewed current and historical market prices and trading activity of the Common Stock of the Company;

(6)	compared certain financial information for the Company with similar information for certain other companies, the securities of which are publicly traded; and

(7)
reviewed the financial terms, to the extent publicly available, of selected precedent transactions which Southwest Securities deemed generally comparable to the Company and the Reverse/Forward Stock Split.

In rendering its opinion, Southwest Securities assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to it by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and did not assume responsibility for independently verifying and did not independently verify such information. Southwest Securities did not assume any responsibility to perform, and did not perform, an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and was not furnished with any such valuations or appraisals. Additionally, Southwest Securities was not asked and did not consider the possible effects of any litigation or other legal claims. Southwest Securities also assumed that the Reverse/Forward Stock Split will be consummated in a timely manner and in accordance with applicable corporate law and the terms described in the draft Proxy Statement reviewed by it, without any regulatory restrictions, conditions, amendments or modifications.

With respect to the data and discussions relating to the business prospects and financial outlook of the Company, Southwest Securities assumed that such data was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such financial data and estimates. Southwest Securities further relied on the assurances of senior management of the Company that they are unaware of any facts that would make such business prospects and financial outlooks incomplete or misleading.

Southwest Securities’ opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Southwest Securities did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring after the date of its opinion. Southwest Securities’ opinion assumed that after the Deregistration Transaction, the Company’s stock will be listed in the pink sheets.

Summary of Financial Analyses Performed by Southwest Securities
Southwest Securities performed the valuation analysis contained in its fairness opinion without regard to the actual transaction price, but knowing that the price would ultimately be based within some reasonable range of its current trading price. Ultimately, our Board determined the method for determining the transaction price, which transaction price is within the range of values concluded by Southwest Securities.

In arriving at its opinion, in addition to reviewing the matters listed above, Southwest Securities used the following approaches to evaluate the fairness, from a financial point of view, of the consideration to be paid in the Reverse/Forward Stock Split:

•	a historical price approach;

•	a comparable public companies approach;

•	a precedent transaction approach;

•	a discounted cash flow approach;

•	a liquidation analysis approach; and

•	an analysis of recent reverse split/deregistration transactions.

Southwest Securities calculated the Company’s implied equity market value by multiplying the recent Common Stock price of $0.24 per share as of May 1, 2007, of the Company by the common shares outstanding of 6,224,000 and determined the implied equity market value to be $1.5 million. Then Southwest Securities calculated the implied enterprise value of the Company, which is defined as equity market value plus book value of debt plus preferred stock minus cash and equivalents, to be approximately $52.2 million.

Historical Price Approach. Because the Company’s Common Stock is publicly traded, Southwest Securities considered the per share value ascribed to it by public markets. Accordingly, Southwest Securities analyzed the Company’s historical Common Stock price, trading volume, level of institutional ownership and analyst coverage relative to other companies in similar industries. On May 1, 2007, the Company’s Common Stock closed at a price of $0.24 per share. The average daily trading volume of the Company’s Common Stock for the 30, 60, 90 and 360-day periods preceding May 1, 2007 was, 2,521, 1,422, 1,841 and 6,922, respectively. Thus, the average daily liquidity of the Company’s Common Stock based on the stock price on May 1, 2007, was less than $1,700 over each of these periods. Additionally, over the last 12 month period up to May 1, 2007 there was no reported trading volume in the Company’s Common Stock on 45% of the days the stock market was open for business. Furthermore, the Company is not actively followed by any security analysts. Based upon the aforementioned characteristics, Southwest Securities concluded that the market price of the Company’s Common Stock was based primarily on speculation and may not reflect the underlying value on the Company’s Common Stock. Accordingly, Southwest Securities performed a fundamental valuation of the Company using various methods to evaluate the fairness of the Reverse/Forward Stock Split from a financial point of view. However, in performing its fundamental valuation, Southwest Securities considered the Company’s publicly traded price per share as one indication of value among several others analyzed and described in this Proxy Statement.

Comparable Public Companies Approach. This analysis provides an indication of value expressed as a multiple of operating and financial metrics (such as sales or earnings before interest, taxes, depreciation and amortization, or EBITDA) of comparable publicly traded companies. The comparable companies were selected by Southwest Securities from the universe of publicly traded companies in the retail apparel and soft goods industry.  Using publicly available information and information provided by the Company, Southwest Securities analyzed, among other things, the market multiples of the Company and the corresponding market multiples of selected publicly traded companies, as identified in the tables below, that Southwest Securities considered to be reasonably comparable to the Company.

Small Peer Group
AnnTaylor Stores Corp.	The GAP, Inc.	The Talbots, Inc.
Chicos FAS, Inc.	J. Crew Group, Inc.
Christopher & Banks Corp.	Jos. A. Banks Clothiers, Inc.

Large Peer Group
Abercrombie & Fitch Co.	The Dress Barn, Inc.	New York & Company, Inc.
Aeropostale, Inc.	Eddie Bauer Holdings, Inc.	Nordstroms, Inc.
American Eagle Outfiters, Inc.	Federated Department Stores, Inc.	Polo Ralph Lauren Corporation
AnnTaylor Stores Corporation	The Finish Line, Inc.	Retail Ventures, Inc.
bebe stores, inc.	Foot Locker, Inc.	Ross Stores, Inc.
Big Dog Holdings, Inc.	The GAP, Inc.	Saks Incorporated
The Buckle, Inc.	Genesco Inc.	Shoe Pavilion, Inc.
Cache, Inc.	Guess?, Inc.	Stage Stores, Inc.
Cato Corp.	Hot Topic, Inc.	Stein Mart, Inc.
Charlotte Russe Holdings, Inc.	J. Crew Group, Inc.	Syms Corp.
Charming Shoppes, Inc.	J.C. Penney Company, Inc.	The Talbots, Inc.
Chico’s FAS, Inc.	Jones Apparel Group, Inc.	TJX Companies, Inc.
Christopher & Banks Corp.	Jos. A. Banks Clothiers, Inc.	United Retail Group, Inc.
Citi Trends, Inc.	Limited Brands, Inc.	Urban Outfitters, Inc.
Claire’s Stores, Inc.	Liz Claiborne, Inc.	The Wet Seal, Inc.
Deb Shops, Inc.	The Men’s Wearhouse, Inc.	Zumiez Inc.
Dillard’s, Inc.	Mothers Work, Inc.

Southwest Securities noted the Company’s financial condition and historical financial results show continued operating losses, shortages of cash flow from operations, multiple highly dilutive capital raises necessary to sustain its business and a significant negative shareholders’ equity. The Company’s majority shareholders have provided it with the required capital since 2001 to operate the business.

In its analysis, Southwest Securities derived and compared multiples for the Company (based on trading prices of the Company’s Common Stock prior to May 1, 2007, and a range of multiples for the selected companies Southwest Securities analyzed the enterprise value/sales multiples calculated for the selected comparable companies and based on these results and an assessment of various qualitative and quantitative operating and financial characteristics of the comparable companies, Southwest Securities estimated multiple ranges. The analysis based on the “Small Peer Group” did not yield highly relevant comparable data because, due to the Company’s operating losses, the only multiple comparisons that could be generated were based on sales, which do not reflect the associated profitability of the comparable companies. In light of the much smaller size, significantly lower sales growth, and lack of historical profitability of the Company relative to the companies in the Small Peer Group, Southwest Securities determined that it would be appropriate to select multiples of enterprise value/sales from a subset of a larger group of 50 peers that are publicly traded companies in the retail apparel and soft goods industry (“Large Peer Group” presented above). These multiples were calculated from a subset of the Large Peer Group (“Selected Peer Group” presented below) consisting of the lowest 10% of the group selected based on the criteria of a combined ranking analysis that specifically utilized:

•	Three year sales growth;

•	Gross margin;

•	EBITDA margin; and

•	Percentage of stock price to 52-week high prices.

Selected Peer Group
Eddie Bauer Holdings, Inc.	Shoe Pavilion, Inc.	Stein Mart, Inc.
Syms Corp.	United Retail Group, Inc.

Based on these criteria, the Company ranked lower than the five Selected Peer Group members. The resulting implied enterprise values, equity values and equity values per share are calculated based on the mean and median enterprise values/sales (calculated to be 0.54x and 0.50x, respectively) of the Selected Peer Group as follows (amounts in thousands, except per share amounts):

	Implied Value
Company LTM sales	$86,238	$86,238
Enterprise value/sales (mean and median)	0.54x	0.50x
Implied enterprise value	$46,569	$43,119
Less: Debt and preferred stock	54,770	54,770
Plus: Cash and marketable securities	4,113	4,113
Implied equity value	(4,088)	(3,538)
Shares outstanding	6,224	6,224
Implied equity value per share	$(0.66)	$(0.57)

Southwest Securities noted that stock prices cannot be “negative” and therefore considers any negative results to imply “speculative” or essentially no value.

Precedent Transaction Approach. Southwest Securities reviewed merger and acquisition transactions in the retail apparel and soft goods industry that it deemed comparable to the Reverse/Forward Stock Split. It selected these transactions by searching SEC filings, analyst reports and databases. These comparable transactions are set forth in the tables below:

Precedent Transactions
Acquirer	Target
Oxford Industries, Inc.	Tommy Bahama Group, Inc.
VF Corporation	Nautica Enterprises, Inc.
Chico’s FAS, Inc.	White House, Inc.
Big Dog Holdings, Inc.	The Walking Company, Inc.
Genesco, Inc.	Hat World Corporation
Jones Apparel Group, Inc.	Barneys New York, Inc.
IAC/InterActiveCorp.	Cornerstone Brands, Inc.
William Carter Co.	OshKosh B’Gosh, Inc.
Private Consortium	Goody’s Family Clothing, Inc.
Polo Ralph Lauren Corporation	Sun Apparel, Inc.
Bon- Ton Stores, Inc.	Saks Department Store Group
Bain Capital, Inc.	Burlington Coat Factory Warehouse Corp.
Talbots, Inc.	J. Jill Group, Inc.
Li & Fung Ltd.	Oxford Industries, Inc., Womenswear Group
Bon-Ton Stores, Inc.	Belk, Inc. (four stores)
Liz Claiborne, Inc.	Kate Spade, LLC

Southwest Securities noted that a key difference between the Precedent Transaction Approach and the Comparable Public Company Approach is that the multiples used in the Precedent Transaction Approach are based upon transaction values instead of non-transaction trading prices. Additionally, Southwest Securities noted that this group of precedent transactions included situations where the target companies were performing at levels superior to the Company and, therefore, selected the lowest eight transactions based on enterprise value/sales as a group for comparison purposes (amounts in thousands, except per share amounts.

	Implied Value
Company LTM sales	$86,238	$86,238
Enterprise value/sales (mean and median)	0.45x	0.45x
Implied enterprise value	$38,692	$39,022
Less: Debt and preferred stock	54,770	54,770
Plus: Cash and marketable securities	4,113	4,113
Implied equity value	(11,965)	(11,635)
Shares outstanding	6,224	6,224
Implied equity value per share	$(1.92)	$(1.87)

Southwest Securities noted that stock prices cannot be “negative” and therefore considers any negative results to imply “speculative” or essentially no value.

Discounted Cash Flow Approach. Southwest Securities performed a discounted cash flow analysis for the Company in which it calculated the present value of the projected future cash flows using the Company management’s projections that estimate annual sales growth for the period consisting of the Company’s 2007 through 2011 fiscal years will be within the range of 8.3% to 11.6%, with projected sales in the fiscal years ending on or about January 31, 2008 and January 31, 2012 of $93.4 million and $138.6 million, respectively.  EBITDA margins over the same time period will be within the range of 4.7% to 13.6%. These forecasts are based on substantial improvements in the Company’s operating performance compared to the last two fiscal years in which the Company’s sales declined in each year and its EBITDA was negative.

Southwest Securities estimated a range of enterprise values for the Company based on the net present value of the Company’s implied annual unlevered cash flows and a terminal value in 2012 calculated based upon a multiple of EBITDA. Southwest Securities applied a range of discount rates of 25.0% to 40.0% and a range of terminal value multiples of 6.0x to 9.0x of projected 2012 EBITDA of $18.8 million. Projected unlevered cash flow numbers for the Company for the fiscal years 2008 to 2012 are $3.8 million, $3.7 million, $6.6 million, $9.9 million and $13.0 million, respectively. Based on certain ranges within this analysis, the implied equity values for the Company were in a range of $(8.3 million) to $36.2 million. Southwest Securities did not independently verify the completeness or accuracy of the financial forecasts and other information provided by the Company’s management and assumed such forecasts and information were reasonably prepared by the Company’s management and reflect the best currently available estimates as to the future financial performance of the Company.  When the implied equity values were divided by the common shares outstanding of 6,224,000 this analysis resulted in the following implied per share equity range for the Company:

Implied Equity Values
Per Share
$ (1.34) - $5.81

Southwest Securities noted that stock prices cannot be “negative” and therefore considers any negative results to imply “speculative” or essentially no value.

Southwest Securities noted that the appropriate discount rate should be the rate of return available on alternative investment opportunities with comparable risk. This should be the rate that investors expect their investments to earn on equity to induce them to make the investment. Based on its analyses, Southwest Securities believed that due to the financial condition and historical financial results of the Company (including continued operating losses, shortages of cash flow from operations and a significant negative shareholders’ equity) the appropriate discount rates should reflect the types of returns required in highly speculative investments such as venture capital. Therefore, to reflect this risk Southwest Securities selected a relatively high range of discount rates of 25.0% to 40.0% for the Company’s unlevered cash flow and terminal value. Southwest Securities also estimated the cost of equity capital of the Company to be approximately 27%.  The relatively broad range between the low and high discount rates reflects a material increase in anticipated earnings growth from a substantial loss in the year ended February 3, 2007, to significant profitability projected in the fiscal year ending in 2012. At the high end, Southwest Securities extended the range up to 40% to reflect the increased return an investor might require for the increased risk in achieving the aggressive projections. Although discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of the Company’s present or future value or results.

The 6.0x-9.0x range of EBITDA multiples used in the Discounted Cash Flow Analysis reflected the range of multiples that Southwest Securities believed that the Company, could be sold for at the end of the projection period. Additionally, these multiples are generally consistent with the multiples observed in the “Small Peer Group” under the Comparable Public Company Approach. The multiples selected in the Comparable Public Company Approach were based on several operating and financial characteristics relative to the comparable companies; such characteristics include size, historical and projected revenue growth, and profitability.

The Discounted Cash Flow Analysis produced a wide range of value. Southwest Securities narrowed the range by selecting values of the mean and median of the implied equity values per share because the wider ranges did not provide a significantly meaningful value due to their breadth.

Implied Equity Values
Per Share (mean and median)
$ 1.77 - $1.61

Liquidation Analysis Approach. Southwest Securities derived an implied equity reference range for the Company by performing a liquidation analysis based on internal estimates of the management of the Company. The analysis was based on an assessment of the liquidation value of balance sheet assets net of liabilities of the Company. The analysis assumed no Federal tax impact or transaction costs such as legal, brokerage fees or other miscellaneous winding up expenses. Based on certain ranges within this analysis, the implied high and low equity values for the Company were in a range of negative $39.0 million to negative $40.7 million. When the implied equity values were divided by the common shares outstanding of 6,224,000 this analysis resulted in the following implied per share equity range for the Company:

Implied Equity Values
Per Share
$ (6.26) - $ (6.54)

Southwest Securities noted that stock prices cannot be “negative” and therefore considers any negative results to imply “speculative” or essentially no value.

Summary Analysis of Recent Reverse Split/Deregistration Transactions. Southwest Securities reviewed recent “going private” transactions effected by means of a reverse stock split and analyzed the premiums paid in these transactions relative to the closing price of the underlying common stock prior to the announcement of the transaction. The mean and median premiums observed for the one day, 30, 60, 90, 120-day and one year periods were as follows:

	Premiums Paid in Reverse Split Transactions
	Mean	Median
One Day	92.6%	26.4%
30 Day	74.1%	24.8%
60 Day	72.4%	22.8%
90 Day	73.1%	24.6%
120 Day	74.8%	26.3%
One Year	65.2%	29.0%

Southwest Securities observed that the cash payment of $0.30 per share represented a 25.0% premium to the recent stock price of $0.24 per share on May 1, 2007 used in its analysis.  The cash payment of $0.30 per share represented discounts of 18.9%, 26.8%, 25.0%, 25.0%, and 46.4% to the Company’s 30, 60, 90, 120-day and one year periods, respectively. Southwest Securities further observed that the Company’s financial performance in the most recent quarters (including the important retailing fourth quarter of the fiscal year ended February 3, 2007 and the first fiscal quarter ended May 5, 2007) reflects continued losses and that the Company completed additional debt and equity financing in April 2007, each of which has been reflected in the Company’s recent Common Stock price, rendering premium comparisons based on historical common stock price averages significantly less meaningful.

Miscellaneous Considerations. No single company or transaction used in the above analyses, as a comparison, is identical to the Company or the proposed Reverse/Forward Stock Split, and an evaluation of the results of the foregoing analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses, or transactions analyzed. The analyses were prepared solely for purposes of Southwest Securities providing an opinion as to the fairness, from a financial point of view, of the consideration to be paid in the Reverse/Forward Stock Split and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgments in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Several analytical approaches were used by Southwest Securities and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular approaches. The overall conclusions of Southwest Securities were based on all the analyses and factors described above taken as a whole and also based on Southwest Securities’ experience and judgment. These conclusions may involve significant elements of subjective judgment and qualitative analysis. Southwest Securities therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

In connection with its analyses, Southwest Securities made, and was provided by the Company’s management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters many of which are beyond the Company’s control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company, neither the Company nor Southwest Securities nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions. In addition, Southwest Securities has not been engaged to consider, and has expressed no opinion as to the effect of any possible changes in the assumptions or subsequent transactions as of the date of this proxy statement from those described to Southwest Securities in connection with the delivery of its opinion.

Southwest Securities noted that the Comparable Public Companies Approach, the Precedent Transaction Approach, the Discounted Cash Flow Approach and the Liquidation Analysis Approach produced certain negative implied equity values per share including negative mean and median implied equity values per share for three of these approaches. Additionally, Southwest Securities considered the recent historical trading market value per share of the Company’s Common Stock. Based on the analytical methods utilized by Southwest Securities, observations of recent trading prices of the Company’s Common Stock and the premiums paid in recent reverse split transactions Southwest Securities estimated an implied equity value range of $0.26 to $0.30 per share.

The Special Committee selected Southwest Securities to render its opinion based on the experience of Southwest Securities in mergers, acquisitions, going private transactions and in securities valuation generally. Southwest Securities is a nationally recognized investment banking firm that is continuously engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructuring and private placements of debt and equity securities. Southwest Securities was not involved in determining the consideration to be paid to holders of the Common Stock in the proposed Deregistration Transaction.

Southwest Securities, or its affiliates, have received $50,000 in connection with delivering its fairness opinion. During the past five years Southwest Securities received an additional $75,000 for its services as financial advisor to the Company in connection with the Company’s April 2007 financings with RonHow, in which RonHow advanced the Company an additional $3 million of subordinated debt and converted $2 million of existing subordinated debt into Series 2007-A Preferred Stock. Southwest Securities may continue to provide other services in the future, for which it may receive a fee. No portion of the fee paid to Southwest Securities is contingent on the completion of the proposed Deregistration Transaction or the conclusions set forth in its opinion. In addition, and regardless of whether the proposed Reverse/Forward Stock Split is completed, Southwest Securities is entitled to reimbursement from the Company of its reasonable out-of-pocket expenses incurred in connection with its services, including its reasonable attorneys’ fees and related expenses, as well as indemnification against certain liabilities and expenses related to or arising in connection with the rendering of its services, including liabilities under the federal securities laws.

Conclusion
As stated previously, based on its review of the fairness opinion, discussions with Southwest Securities and its independent counsel and the other factors supporting the fairness of the Reverse/Forward Stock Split described previously, the Special Committee recommended to the Board that the Board authorize a reverse split of the Company’s authorized Common Stock in the ratio of one share for each 1,000 shares followed immediately by a split of the resulting shares in the ratio of 1,000 shares for each one share.

The Special Committee also recommended to the Board that, in lieu of issuing fractional shares that resulted from the Reverse Stock Split, the Company should redeem the fractional shares at a price of $0.30 per share, which is a value at the high end of the range provided by Southwest Securities.

Our Board, the Special Committee and the Filing Persons believe that the factors mentioned above, when viewed together, support a conclusion that the Reverse/Forward Stock Split is fair to our unaffiliated Shareholders, including those shareholders who are Cashed-Out Shareholders and our remaining shareholders.  Furthermore, our Board, the Special Committee and the Filing Persons believe that any detriment associated with the reduction in public information available regarding our operations and financial results will be offset by the savings in costs and management time expected to be realized from termination of our public reporting obligations, which will indirectly benefit shareholders of the Company subsequent to the Reverse/Forward Stock Split.

Merger or Sale of Assets
Neither the Board nor the Company is aware of any offers made by any unaffiliated person during the preceding two years for the merger of us with or into another company, the sale or transfer of all or substantially all of our assets or the purchase of a sufficient number of our securities to enable the purchaser to exercise control over us.

GENERAL INFORMATION ABOUT THE REVERSE/FORWARD STOCK SPLIT AND DEREGISTRATION TRANSACTION

Introduction
All of the members of our Board, with the exception of Robert Anderson who abstained from voting due to a potential conflict of interest as a result of his employment by a privately held entity owned by Ronald de Waal (a Controlling Shareholder), voted to adopt resolutions approving a proposal to effect a Reverse/Forward Stock Split of our Common Stock, subject to the approval of our shareholders.  Pursuant to the Reverse/Forward Stock Split, shares owned by shareholders who own less than 1,000 shares of Common Stock would be converted into the right to receive cash payment for such shares in an amount equal to $0.30 per share.  Accordingly, the 6,223,508 shares of Common Stock currently issued and outstanding will be reduced to approximately 6,039,114 shares (subject to rounding and prior to the purchase of any fractional shares) issued and outstanding, and the number of record shareholders is expected to be reduced from approximately 700 to approximately 110.  In addition, the number of beneficial owners holding shares through brokers is expected to be reduced from approximately 1,750 to approximately 350.  Fractional shares purchased by the Company pursuant to the Reverse Stock Split will be returned to authorized, but unissued, shares of Common Stock.  Following the Reverse/Forward Stock Split, we expect to file with the SEC a Form 15 that will terminate the registration of our Common Stock under the Exchange Act and end our public reporting requirements.

Background
In July 2002, the Public Company Accounting Reform and Investor Protection Act of 2002, commonly referred to as Sarbanes-Oxley (“SOX”), was signed into law. Since then, the SEC has issued and adopted a substantial body of new and revised regulations and disclosure requirements to implement the requirements of SOX. As a result of the implementation of these new provisions, the Company’s management and its Board became concerned that the new procedures and disclosures required to comply with SOX, particularly Section 404, would significantly increase the management, staff, and Board time and resources dedicated to the securities reporting and disclosure process, including the time needed for training employees in the particulars of the new provisions and additional procedures involved in the management attestations and certifications of internal controls and financial statements.

Concern also arose with respect to potential increases in expenses incurred for those processes, including the fees of counsel, accountants, and other compliance advisors and service providers.

The SEC has recently provided interpretive guidance regarding Section 404.  However, the Company’s management and Board remain concerned about the effect of complying with the SOX requirements on the Company due to the  anticipated costs associated with initial Section 404 compliance and lack of extensive application of the SEC guidance.  Therefore, management and the Board believe that the guidance issued by the SEC will not substantially reduce the burdens of SOX compliance on the Company prior to the SEC’s established deadline for SOX compliance.  The Board believes that completing the Deregistration Transaction prior to incurring the anticipated burdens and costs associated with Section 404 compliance is in the best interests of the Company and its shareholders.  Avoiding the estimated cost of Section 404 compliance and reducing and eliminating other costs associated with being a public reporting company as described in “Special Factors – Purposes of and Reasons for the Reverse/Forward Stock Split and the Deregistration Transaction” are the reasons for timing the Deregistration Transaction prior to the end of the 2007 fiscal year when we will be required to begin incurring such costs.  The cost savings are particularly material at this time when viewed in the context of the Company’s recent poor financial performance as described under “Summary Term Sheet – What is our current financial condition and what are our financial and business prospects?”.

Additionally, the Company was delisted from AMEX in July 2006.  Considering the potential costs involved to comply with SOX, the Company’s delisting from AMEX, the Company’s poor operating performance, limited liquidity for shares of Common Stock, lack of need for access to capital markets and other factors, the Board, beginning in August 2006, began to consider a possible deregistration transaction.

•
In August 2006, the Board briefly discussed the proposition of reducing the number of holders of shares of the Company’s Common Stock in order to terminate the registration of the Company’s shares of Common Stock under the Exchange Act and avoid costs of complying with SOX and other SEC reporting requirements. In connection with a loan from the Controlling Shareholders of $5 million in August 2006, the Controlling Shareholders agreed that up to $300,000 of the loan amount could be used to fund a deregistration transaction if the Board subsequently approved it.

•
In September 2006, the Board received materials presented by management and the Company’s legal counsel providing information relating to: (1) the process of undertaking a deregistration transaction and the various options the Company could pursue to effect such a transaction, including a tender offer, cash-out merger and reverse stock split; (2) cost-saving estimates if the Company were not a public reporting company under the Exchange Act; (3) examples of other public reporting companies that recently decided to deregister; and (4) whether the Company had adequate surplus under state law to effect a deregistration transaction.  After reviewing and discussing the materials, the Board authorized management to obtain a third party to independently value the Company’s assets to determine whether the Company had adequate surplus.  After seeking proposals from several valuation experts, management ultimately selected Willamette Management Associates (“WMA”) to prepare a report analyzing the value of the Company’s intangible assets.

•
In November 2006, the Board (1) discussed the valuation of the Company’s assets conducted by WMA; (2) determined the Company would most likely have adequate surplus as of January 2007 to effect a deregistration transaction; (3) was informed that if the Company did not have adequate surplus at the time of a deregistration transaction that the Company could obtain the surplus by requesting the Controlling Shareholders to convert debt owed by the Company to them into Preferred Stock; and (4) discussed its fiduciary obligations to the shareholders of the Company in light of any potential deregistration transaction. The Board authorized management to work with the Company’s legal counsel to gather further information to present to the Board at its December 2006 meeting, so the Board would be able to make an informed decision about pursuing a specific deregistration transaction.

•
In December 2006, the Board received materials presented by management and the Company’s legal counsel addressing: (1) Board fiduciary duty considerations and procedures; (2) recent deregistration transactions undertaken recently by other companies; and (3) trading the Company’s stock in the pink sheets.  The Board appointed the members of the Audit Committee to act as a Special Committee of independent directors and authorized the Special Committee to obtain independent counsel and a fairness opinion in order to assist the Special Committee to recommend whether the Company should undertake a deregistration transaction.

•
In January 2007, the Special Committee: (1) requested additional information from management regarding estimated costs of SOX compliance and total costs to the Company to effect a deregistration transaction and the status of the Company’s surplus; and (2) decided to delay the decisions of whether to engage outside counsel and obtain a fairness opinion until such information could be obtained.

•
In March 2007, the Special Finance Committee of the Board, which was previously appointed to consider certain financing transactions for the Company, considered and discussed the proposed terms of a financing transaction with the Controlling Shareholders.  The proposed terms included the Controlling Shareholders’ willingness to convert debt owed by the Company to the Controlling Shareholders into Preferred Stock to provide the Company with adequate surplus to effect a deregistration transaction.

•
In April 2007, the Special Committee, having retained independent counsel, discussed the Company’s projected surplus as of July 7, 2007.  The Special Committee also discussed costs and benefits of a deregistration transaction versus remaining a public company, including costs associated with SOX compliance.  The Special Committee also reviewed and unanimously approved a proposal by Southwest Securities to provide a fairness opinion regarding a potential deregistration transaction.

•
In April 2007, the Special Committee discussed the Company’s projected surplus as of August 4, 2007, noting that the determination of whether a surplus exists will ultimately be up to the entire Board.  The Special Committee was presented with the process that Southwest Securities would follow in rendering its fairness opinion.  The Special Committee also discussed alternative forms of effecting a deregistration transaction, including a reverse stock split, a cash out merger and a tender offer.  The Special Committee requested that future meetings of the Special Committee and Board be scheduled, so the Special Committee and ultimately the Board could consider recommendations made by the Special Committee.

•
On May 4, 2007, the Special Committee, acting under the advisement of its independent counsel, received a detailed summary of Southwest Securities’ presentation and conclusions regarding the fairness of a deregistration transaction.  After discussing the information presented by Southwest Securities, the Special Committee confirmed it would meet again on

May 7, 2007 to finalize the recommendations to be made to the entire Board on May 11, 2007.

•
On May 7, 2007, the Special Committee considered presentations made by its independent counsel and financial advisor and finalized the recommendations to be made to the Board regarding a potential deregistration transaction.  The Special Committee recommended that the Board: (1) authorize the Reverse/Forward Stock Split at the ratio of one share for each 1,000 shares of Common Stock; and (2) pay the Cashed-Out shareholders $0.30 per share.  Southwest Securities was not requested by the Special Committee to specifically determine or recommend the Reverse Split ratio; however, it did review the impact of various ratios on the resulting shareholder count in its analysis. The Special Committee determined a one to 1,000 ratio was the appropriate ratio to cash out the fewest number of shareholders while avoiding the risk that the Company’s number of record shareholders would again exceed 500, triggering the need to reregister under the Exchange Act. The Special Committee also recommended that the Board authorize the Deregistration Transaction. The Special Committee’s recommendations were contingent on the Board receiving a fairness opinion from Southwest Securities that the terms of the Reverse/Forward Stock Split were fair from a financial point of view to unaffiliated and affiliated shareholders who would be cashed out as a result of the Stock Splits as well as remaining unaffiliated and affiliated shareholders and determining that the Company had adequate surplus to pay for the fractional shares.

•
On May 11, 2007, based on the recommendation of the Special Committee, all of the members of our Board, with the exception of Robert Anderson who abstained from voting due to a potential conflict of interest as a result of his employment by a privately-held entity owned by Ronald de Waal (a Controlling Shareholder), determined that the terms of the proposed Reverse/Forward Stock Split and payment for resulting fractional shares were fair to both unaffiliated and affiliated Cashed-Out Shareholders and unaffiliated and affiliated remaining common shareholders and voted to adopt resolutions approving a proposal to effect a Reverse/Forward Stock Split of our Common Stock, subject to the approval of our shareholders and conditioned on the Company having adequate surplus at the time of the Reverse/Forward Stock Split to effect the transaction.

Statutory Surplus
The Reverse/Forward Stock Split and the Deregistration Transaction are contingent on the Company having an adequate statutory surplus at the time of the Reverse/Forward Stock Split to pay, instead of issuing fractional shares that resulted from the Reverse Stock Split, the shareholders who would otherwise receive fractional shares $0.30 per share.

Under the Oklahoma General Corporation Act (“OGCA”), a corporation may not redeem any shares of its capital stock unless a “surplus” exists.  The term “surplus” is defined in the OGCA to be the excess of a corporation’s net assets over the amount determined to be “capital,” which is the aggregate par value of the issued shares of the corporation’s capital stock.  A surplus thus exists when a corporation’s total assets exceeds the sum of its total liabilities and aggregate par value of its capital stock.

Each series of the Issued and Outstanding Preferred Stock and each share of Common Stock has a par vale of $0.01 per share.  Accordingly, our capital is equal to the aggregate par value of our outstanding Common and Preferred Stock on any given date.  The amount of our capital as of the date of this Proxy Statement, using the par value for all of the shares of $0.01 per share, is $69,000.

Under Oklahoma corporate law, a corporation’s surplus is determined by the Board based on fair market values of a corporation’s assets and liabilities and not on a GAAP balance sheet basis.  In making such determination, the OGCA provides that a board of directors may, in good faith, rely on:  (1) records of the corporation; (2) opinions, reports or statements of the corporation’s officers or employees; and (3) opinions, reports, or statements of any other person with competence in the matter, when determining whether surplus exists.  Thus, even though a formal appraisal of assets and liabilities might provide directors with a method to make a good faith determination of surplus, a formal appraisal is not necessary if the directors rely on reasonably acceptable data to make their determination.

Under the OGCA, directors who willfully or negligently authorize a share repurchase when the corporation does not have the required surplus are subject to joint and several liability, for a period of six years after such distribution, to the corporation or its creditors, but only in the event of the corporation’s dissolution or insolvency and for the amount paid to repurchase the shares.  Any director found liable for such wrongful conduct has a right of contribution against the other directors and is also subrogated to the rights of the corporation to recover the amount paid to any shareholder who received the consideration with knowledge of its wrongfulness.  Decisions by a board of directors are usually protected by a rebuttable presumption that a court will defer to the business judgment of the directors if the directors make a decision on an informed basis and in good faith.

In making its determination of whether surplus exists, the Board has historically considered and will consider in any future determinations the following adjustments to asset values in order to arrive at the fair market value:

•	The intangible assets of the Company (principally trademarks and servicemarks) are valued in accordance with the opinion of WMA delivered to the Board in 2006.

•	The Company’s operating real estate leases are marked to market based on the differences between contract rental rates and current market values.

•
The Company’s inventory is valued based on an appraisal prepared periodically by Great American Appraisal and Valuation Services, LLC for the Company’s lender, with an adjustment to value the inventory on an ongoing concern basis instead a liquidated basis.

•	The Company’s owned real estate is valued at estimated fair market value based on an analysis performed by the Company’s real estate director.

•	All of the Company’s other assets and liabilities are valued at book value.

Based on the above methodology, the Company estimates its surplus at May 5, 2007 was $2.8 million.  Additionally, the Company currently estimates that its surplus will be approximately ($3.7) million on December 1, 2007.  In order to have adequate surplus to purchase the estimated 185,000 shares owned by the Cashed-Out Shareholders for $55,500, the Company’s surplus will need to be increased by at least $3.8 million.  The Controlling Shareholders have indicated a willingness to convert additional subordinated debt into 2007-A or 2007-B Preferred Stock, but have not committed to doing so, so that our surplus will increase sufficiently to permit an adequate level.  The actual amount of surplus required will depend on our operating results between April 30, 2007 and the Effective Date and any other possible changes in asset values.  The Reverse/Forward Stock Split will not take place unless the Controlling Shareholders convert sufficient subordinated debt to Preferred Stock and our Board determines that surplus is adequate at the Effective Date.

Financing of the Reverse Stock Split
On August 31, 2006, the Company and the Controlling Shareholders entered into a Subordinated Loan Agreement pursuant to which the Controlling Shareholders loaned the Company $5.0 million at an annual interest rate of 13.5% to mature on May 31, 2010.  The loan is guaranteed by the Company’s subsidiaries and is secured by a security interest in all of the Company’s and its subsidiaries’ personal property that is subordinate to a lien on such assets in favor of Wells Fargo Retail Finance II LLC (“WFRF”) under the Company’s revolving credit facility.  Under the terms of the agreement, $4.7 million of the loan was used to pay down the principal balance of the Company’s existing indebtedness under its revolving credit facility, and the $300,000 of additional funds was reserved for the purpose of pursuing the Deregistration Transaction (the “Deregistration Funding”).  In connection with the loan from the Controlling Shareholders, the Company and WFRF entered into Amendment No. 5 to the existing credit facility to permit the loan from the Controlling Shareholders and to permit the $300,000 of additional funds loaned by the Controlling Shareholders to be used to pursue the Deregistration Transaction.

On April 26, 2007, the Company and the Controlling Shareholders amended the Subordinated Loan Agreement to increase the maximum amount of the loan to $12 million, plus any interest converted into principal as permitted under the terms of the loan, and to increase the interest rate on $2 million advanced on under the loan on April 3, 2007 and the additional $1 million advanced on April 26, 2007 to 18% retroactively to April 3, 2007.  In addition, the Controlling Shareholders agreed to defer $1 million in cash interest payments on all of the outstanding principal of the loan, which will be added to the principal of the loan as permitted under the existing terms of the Subordinated Loan Agreement and be payable at maturity.  The Controlling Shareholders converted $2 million of the existing loan bearing interest at 13.5% into 2007-A Preferred Stock with $2 million of stated value and cancelled the existing option to convert the same amount into existing 2006-B Preferred Stock, resulting in the loan balance after the conversion being $5 million bearing interest at 13.5% and $3 million bearing interest at 18%.

The Company also entered into Amendment No. 6 to the existing credit facility with WFRF to permit the transactions described above.

In August, 2007, the Company received an additional advance from the Controlling Shareholders of $2 million on the existing subordinated loan, and the Controlling Shareholders informally agreed to advance an additional $1.8 million in September 2007 and provide $600,000 to secure the Company’s obligations under letters of credit to obtain vendor financing.

On September 26, 2007, the Company and the Controlling Shareholders amended the Subordinated Loan Agreement to increase the maximum amount of the loan to $15 million, to the extent advanced in the discretion of the Controlling Shareholders, plus any interest converted into principal as permitted under the terms of the loan and to permit additional advances to the extent any future indebtedness under the      loan is converted Into Series 2007-B Preferred Stock of the Company.  Additionally, the Subordinated Loan Agreement was amended to provide for a deposit of $600,000 with its senior lender to secure letters of credit that may be issued by its senior lender in favor of the Company’s vendors in exchange for a deposit fee payable to the Controlling Shareholders equal to 18% per annum less any interest earned on the deposit.

On September 27, 2007, the Controlling Shareholders made the $600,000 deposit and advanced an additional $1.8 million under the loan, bringing the balance of the loan outstanding to $5 million bearing interest at 13.5% and $6.8 million bearing interest at 18%, which includes the additional $2 million advanced in August, 2007.

The Company also entered into Amendment No. 7 to the existing credit facility with WFRF to permit the transactions described above, to increase the commitment amount from $28 million to $30 million and to increase the availability by up to $2.5 million for inventory purchased but not yet delivered that is supported by letters of credit for up to 60 days.

The cost to the Company to acquire the fractional shares of Common Stock after the Reverse Stock Split is estimated to be $55,500.  To fund the purchase, we expect to use a portion of $300,000 loaned to the Company by the Controlling Shareholders.  If the Deregistration Transaction is not completed, the additional $300,000 will be used to pay down the balance of the Company’s existing credit facility.

Fees and Expenses
We estimate that the fees and expenses incurred by the Company to effect the Reverse/Forward Stock Split will total approximately $230,000 assuming the Reverse/Forward Stock Split is completed.  We will use a portion of the Deregistration Funding to pay these estimated fees and expenses.  This estimated amount consists of legal fees and expenses of $70,000 including fees and expenses paid to the special counsel to the Special Committee, fees and expenses associated with obtaining a fairness opinion ($50,000), printing and distribution costs ($20,000) and transfer agent costs ($10,000).

Approvals Required to Effect the Reverse/Forward Stock Split
Pursuant to the Oklahoma General Corporation Act, our Certificate of Incorporation and our bylaws, the two separate amendments to our Certificate of Incorporation to effect the Reverse/Forward Stock Split must be approved by holders of a majority of the shares of stock entitled to vote on the matter.  Pursuant to the terms of the Certificates of Designation for our Preferred Stock, each holder of shares of Preferred Stock is entitled to vote, together in the same class with holders of shares of Common Stock, based on the number of shares of Common Stock into which such Preferred Stock is convertible.  Therefore, the two separate amendments to our Certificate of Incorporation to effect the Reverse/Forward Stock Split must be approved by holders of a majority of both the shares of Common Stock currently outstanding and the shares of Common Stock to which the Preferred Stock is convertible, voting together as a single class.  Additionally, pursuant the terms of our Preferred Stock, the two separate amendments to our Certificate of Incorporation to effect the Reverse/Forward Stock Split must be approved by holders of a majority of outstanding shares of each series of Preferred Stock (which consists of five different series), voting as five separate series.  Each holder of each outstanding share of Preferred Stock is entitled to one vote per share.

The Board has expressly conditioned the consummation of the Reverse Stock Split on the approval of the amendment to effect the Forward Stock Split and has also expressly conditioned the consummation of the Forward Stock Split on the approval of the amendment to effect the Reverse Stock Split.  However, because the Controlling Shareholders intend to vote their shares in favor of adopting the two separate amendments to the Certificate to effect the Reverse/Forward Stock Split, the Reverse/Forward Stock Split will be approved.

Appraisal/Dissenters’ Rights of the Company’s Shareholders
Our shareholders do not have any appraisal or dissenters’ rights under the Oklahoma General Corporation Act, our Certificate of Incorporation or our bylaws with respect to the Reverse/Forward Stock Split.

Effective Date of the Reverse/Forward Stock Split
If the proposal is approved by our shareholders, the Reverse/Forward Stock Split will become effective by filing Certificates of Amendment with the Secretary of State of Oklahoma.  The Board will determine when such filings would occur, subject to its determination that the Company has adequate surplus, but

we anticipate filing the certificates as soon as practicable after the Annual Meeting.   After the Reverse/Forward Stock Split is effective, certificates representing shares of Common Stock held by Cashed-Out Shareholders will be deemed to represent only the right the receive a cash payment equal to $0.30 per share for each share held by such Cashed-Out Shareholder immediately preceding the Reverse/Forward Stock Split. Certificates representing shares of Common Stock held by our shareholders who remain shareholders of the Company after the Reverse/Forward Stock Split will continue to represent the shares of Common Stock held by them.

Exchange of Certificates; Payment in Lieu of Fractional Shares
Our shareholders are not being asked to exchange their certificates at this time. However, in the event the Reverse/Forward Stock Split is approved, Cashed-Out Shareholders who own their shares of record will receive a transmittal letter from UMB Bank, n.a. (the “Transfer Agent”“) instructing them to submit their stock certificates to the Transfer Agent for payment.  Cashed-Out Shareholder holding shares in street name through nominees such as a brokers or banks will not receive a transmittal letter from the Transfer Agent.  Such Cashed-Out Shareholders’ nominees will be requested to take the appropriate steps to properly record the transfer of shares on behalf of the Cashed-Out Shareholders.

Deregistration with the SEC
After the Reverse/Forward Stock Split becomes effective, we plan to file a Form 15 with the SEC,  which will have the effect of enabling the Company to terminate the registration of its Common Stock under Section 12(g) and to suspend its filing obligations under Section 15(d) of the Exchange Act.  After we terminate our registration under the Exchange Act, we will no longer be classified as a public reporting company.

Reservation of Rights
Although we are requesting shareholder approval of the two separate proposed amendments to our Certificate of Incorporation, our Board reserves the right to decide, in its discretion, to withdraw the proposed amendments prior to the Annual Meeting or to abandon the Reverse/Forward Stock Split if and when shareholder approval occurs at the Annual Meeting but prior to the filing of Certificates of Amendment with the Secretary of State. Additionally, the Board has expressly conditioned the consummation of the Reverse Stock Split on the approval of the amendment to effect the Forward Stock Split and has also expressly conditioned the consummation of the Forward Stock Split on the approval of the amendment to effect the Reverse Stock Split.  Although our Board presently believes that the proposed amendments are in our best interests and, thus, has recommended a vote for the approval of the two separate proposed amendments, our Board nonetheless believes that it is prudent to recognize that, between the date of this Proxy Statement and the effective date of the Reverse/Forward Stock Split, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse/Forward Stock Split at that time. These reasons may include any change in the nature of the shareholdings of the Company prior to the effective date of the Reverse/Forward Stock Split, which would result in the Company being unable to reduce the number of shareholders of record to below 300 as a result of the Reverse/Forward Stock Split. In addition as noted above, the decision to effect the Reverse/Forward Stock Split is dependent on the Board’s determination that the Company has adequate surplus available at the Effective Date.  If our Board decides to abandon the Reverse/Forward Stock Split either before or after the approval, and before the Effective Date, of the Reverse/Forward Stock Split, our Board will notify the shareholders of such decision promptly by filing a Form 8-K with the SEC.

INFORMATION ABOUT THE COMPANY

Trading Market and Price Range of Common Stock
As of October 1, 2007, there were 6,223,508 shares of our Common Stock, par value $0.01, issued and outstanding.  In July 2006, we delisted our shares of Common Stock from trading on AMEX and began trading on the OTC Bulletin Board.  Shares of our Common Stock are not currently listed on any exchange. The high and low sales prices for each quarter of fiscal 2005, 2006 and 2007 are indicated below:

Quarterly Common Stock Price Ranges

2007	High	Low
1st Quarter	0.50	0.20
2nd Quarter	0.33	0.18
3rd Quarter (through October 1)	0.29	0.12

2006	High	Low
1st Quarter	0.90	0.51
2nd Quarter	0.76	0.42
3rd Quarter	0.56	0.25
4th Quarter	0.59	0.36

2005	High	Low
1st Quarter	1.40	0.95
2nd Quarter	2.10	1.08
3rd Quarter	1.60	0.60
4th Quarter	1.24	0.50

On October 1, 2007, the Company’s Common Stock closed at a price of $0.13 per share. The average daily trading volume of the Company’s Common Stock for the 30, 60, 90 and 360-day periods preceding October 1, 2007 was 3,283, 2,828, 2,220 and 2,261, respectively.  Additionally, over the last 12 month period up to October 1, 2007 there was no reported trading volume in the Company’s Common Stock on 58% of the trading days.

Dividend Policy
The Company has never declared or paid cash dividends on its Common Stock and presently intends to retain all earnings for the operation and expansion of its business for the foreseeable future.  Any future determination as to the payment of cash dividends will depend on the Company’s earnings, capital requirements, financial condition and other factors as the Board of Directors may deem relevant.

The Company has five series of Preferred Stock outstanding, issued in 2001, 2002, 2003, 2006 and 2007 in the aggregate amount of $19.5 million.  These shares are entitled to cumulative dividends of 10% on $6 million of preferred stock, 8% on $11.5 million of preferred stock and 13.5% on the remaining $2.0 million, subject to reduction if certain profitability targets are met.

During the fiscal year ending February 3, 2007, approximately $370,000 of preferred stock dividends and preferred stock issuance cost accretion was recorded.  Of this amount, approximately $369,000 represented preferred stock dividends paid.  Approximately $218,000 was paid in additional shares of preferred stock (as provided by the terms of the preferred stocks) and approximately $151,000 was paid in cash.  Effective May 1, 2006, the Board of Directors determined that preferred stock dividends would cumulate, but not be declared or paid.  It is currently anticipated that preferred stock dividends will not be declared or paid in 2007.  As of August 4, 2007, approximately $2,374,000 of dividends had cumulated with approximately $2,359,000 cumulating in additional shares of preferred stock and approximately $15,000 cumulating in cash.

The Company’s primary lending agreement does not currently allow for the payment of dividends on Common Stock.  This agreement does, however, allow for the distribution of preferred stock dividends.

The Filing Persons of the Company
In addition to the Company, the Filing Persons for the purpose of the Reverse/Forward Stock Split consist of each director and officer of the Company and the Controlling Shareholders.  Filing Persons in addition to the Company are as follows:

Name	Age	Principal Position
Ronald S. Staffieri	57	Chief Executive Officer, Director
Jodi L. Taylor	45	Chief Financial Officer & Secretary
Cherryl Sergeant	56	Vice President – Merchandising
James D. Abrams	62	Director
Robert L. Anderson	65	Director
Margaret A. Gilliam	68	Director
William E. Haslam	48	Director
Clark J. Hinkley	65	Director
Leonard M. Snyder	59	Director
W. Howard Lester	71	Controlling Shareholder
Ronald de Waal	55	Controlling Shareholder
Inter-Him N.V.	N/A	Controlling Shareholder
RonHow, LLC	N/A	Controlling Shareholder

For information with respect to the business backgrounds of our directors and executive officers listed above, with the exception of Cherryl Sergeant, please see Part III, Item 10, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

The business address and telephone numbers for our officers is 5919 Maple Ave., Dallas, Texas, 75235, (214) 366-0600.  The business addresses and telephone numbers of our directors are as follows:

Mr. Abrams: 65 East State Street, Suite 1000, Columbus, OH 43215, (614) 221-4000.
Mr. Anderson:  3290 Northside Parkway, Suite 225, Atlanta, GA 30327, (678) 553-4000.
Ms. Gilliam:  15 West 53rd Street, #34F, New York, NY 10019, (212) 262-9281.
Mr. Haslam:  400 Main Street, Suite 691, Po Box 1631, Knoxville, TN 37901, (865) 215-2046.
Mr. Hinkley:  154 Washington Street, Duxbury, MA 02332, (781) 934-7020.
Mr. Snyder: 6260 North Desert Moon Loop, Tucson, AZ 85750, (520) 615-0363.

The names, addresses, telephone numbers and business backgrounds of all other Filing Persons are as follows:

Cherryl Sergeant was appointed Executive Vice President and Chief Merchandising Officer in April 2007.  From 1994 until about April 2007, she was the co-owner of Sergeant’s Western World, a privately-held western specialty store with three mega-stores in Texas and a highly developed direct mail and internet business selling custom accessories and proprietary branded clothing.  From 1984 to 1994, she served as GMM/Vice President of the women’s division at County Seat Stores, Inc.  She was Divisional Merchandise Manager of junior and missy sportswear at Joske’s (Division of Allied Dept. Stores) from 1981 to 1984, and from 1975 to 1981 she was a Buyer with Sanger Harris (Division of Federated Dept. Stores).

W. Howard Lester is Chairman of the Board of Williams-Sonoma, Inc., a specialty retailer of home products, the principal business address of which is 3250 Van Ness Avenue, San Francisco, California 94109.  The business address and telephone number of Mr. Lester is 3250 Van Ness Avenue, San Francisco, California 94109, (415) 421-7900.

Ronald de Waal presently serves as Chairman of De Waal International Management N.V., the principal address of which is “Ertbrugge,” Ertbruggestraat 136, BE-2110, Wijnegem, Belgium, and the principal business of which is to manage Inter-Him’s United States subsidiaries and another group under common control.   The business address and telephone number of Mr. de Waal is “Ertbrugge,” Ertbruggestraat 136, BE-2110 Wijnegem, Belgium, (678) 553-4000.

Inter-Him N.V. is a holding company for various real estate investments and operations, and other investments. Inter-Him also invests in stocks, bonds, options and other instruments.  The business address and telephone number of Inter-Him N.V. is Prof. Kernkampweg 8a (Post Office Box 3361), Curacao, Netherlands Antilles, (678) 553-4000.  Ronald de Waal is the person who controls the voting and investment powers of shares of Common Stock owned by Inter-Him N.V.

RonHow, LLC is organized by Messrs. Lester and de Waal solely for the purpose of funding loans and other forms of investment in the Company.   The business address and telephone number of RonHow, LLC is 3290 Northside Parkway, Suite 250, Atlanta, Georgia 30327, (678) 553-4000.  The manager of RonHow is a privately-held entity owned by Mr. de Waal that owns, manages and develops real estate property in the United States and is managed by Robert Anderson who is a member of our Board.

Prior Share Purchases by the Filing Persons
The Filing Persons have purchased the following numbers of shares of Common Stock at the prices and in the time periods indicated as follows:

Name	Number of Shares	Range of Prices Paid	Average Purchase Price Paid per Quarter	Quarter /Year
James D. Abrams	8,200	$0.65 - $0.70	$0.68	2Q/2006
Robert L. Anderson	2,000	$1.05	$1.05	2Q/2005
Robert L. Anderson	10,000	$1.24 - $1.29	$1.27	1Q/2005
W. Howard Lester	1,500	$0.99	$0.99	2Q/2005
Leonard M. Snyder	6,000	$0.85 - $1.14	$1.00	3Q/2005
Inter-Him N.V.	238,500	$0.75	$0.75	4Q/2006

Contacts, Transactions, Negotiations and Agreements
In the last two years, there have been no transactions with any of the Filing Persons with an aggregate value of more than 1% of our consolidated revenues other than financing transactions between us and the Controlling Shareholders as follows:

Date	Financing Provided
September 2007	$1.8 million in subordinated debt and $600,000 deposit with the Company’s lender to permit the Company to obtain letters of credit to support a key vendor credit requirement
August 2007	$2 million in subordinated debt
April 2007	$3 million in subordinated debt and conversion of $2 million of existing subordinated debt into 2007-A Preferred Stock
January 2007	$2 million in subordinated debt
August 2006	$5 million in subordinated debt and warrants to purchase shares of 2006-A Preferred Stock
June 2006	$2.5 million in 2006-A Preferred Stock
January 2006	$3 million in a loan participation pursuant to a loan participation agreement with our bank lender

All of the transactions listed above were approved by the disinterested members of the Board of Directors.

Security Ownership of Certain Beneficial Owners and Management
For information with respect to this matter, please see Part IV, Item 12, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

Financial Statements
Summary financial information for the Company for our most recent two completed fiscal years is presented below.  For complete audited financial statements for our two most recently completed fiscal years, see Part IV, Item 15, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed with this Proxy Statement, and incorporated herein by reference. For complete unaudited financial statements for our most recently completed fiscal quarter, see Part I, Item 1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended August 4, 2007, a copy of which is enclosed with this Proxy Statement, and incorporated herein by reference.

Summarized Financial Information for Harold’s Stores, Inc. (In Thousands, except per share data)
	Fiscal Quarter Ended August 4, 2007	Fiscal Year Ended February 3, 2007	Fiscal Year Ended January 28, 2006
Current Assets	$26,420	$28,579	$24,939
Long-term Assets	8,692	9,921	10,276
Current Liabilities	33,989	34,491	28,939
Long-term Liabilities	13,278	12,928	6,418
Redeemable Preferred Stock	21,637	19,648	16,941
Gross Sales	39,960	86,328	88,247
Gross Margin	11,640	23,697	27,059
Net Loss (1)	(5,266)	(11,230)	(5,980)
Net loss applicable to Common Stock	(6,215)	(11,600)	(7,490)
Net loss per common share – basic	(1.00)	(1.86)	(1.20)
Net loss per common share – diluted	(1.00)	(1.86)	(1.20)
Ratio of earnings to combined fixed charges and preferred dividends (2)	(1.22)	(2.79)	(1.53)
Book value per common share	(1.95)	(1.43)	(0.02)

(1)  Because the Company had no discontinued operations or extraordinary items in these periods, net loss is an amount equal to loss from continuing operations before extraordinary items.

(2)  Ratio of earnings to combined fixed charges and preferred dividends represents (i) pretax income from continuing operations plus fixed charges plus amortization of capitalized interest less interest capitalized; divided by (ii) combined fixed charges and preferred dividends which includes interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense and the amount of pre-tax earnings that is required to pay dividends on outstanding preferred stocks.  Earnings were not sufficient to cover combined fixed charges and preferred dividends paid by $14,289,000 for the year ended February 3, 2007 and by $8,946,000 for the year ended January 28, 2006 and $8,070,000 for the year-to-date period ended August 4, 2007.  As of August 4, 2007, approximately $2,374,000 of dividends had cumulated with approximately $2,359,000 cumulating in additional shares of preferred stock and approximately $15,000 cumulating in cash.

Conclusion

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE TWO SEPARATE AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE/FORWARD STOCK SPLIT

Each of the Controlling Shareholders intends to vote his shares in favor of adopting the two separate amendments to the Certificate to effect the Reverse/Forward Stock Split, so the Reverse/Forward Stock Split will be approved.

PROPOSAL 2:

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors constituting the entire Board of Directors are to be elected.  The holders of Common Stock and Issued and Outstanding Preferred Stock are entitled to elect director nominees to the Board of Directors as described below in “Arrangements Regarding Nomination and Election of Directors.”  The holders of 2001-A and 2002-A Preferred Stock, voting together as a separate class, are entitled to elect two of the seven director nominees.  The holders of the 2003-A Preferred Stock, voting as a separate class, are entitled to elect one of the seven director nominees.  The holders of the 2006-A Preferred Stock, voting as a separate class, are entitled to elect one of the seven director nominees.  The holders of the 2007-A Preferred Stock, voting as a separate class, are entitled to elect two of the seven director nominees.  The holders of Common Stock and Issued and Outstanding Preferred Stock, voting together as a separate class, are entitled to elect one of the seven directors. If elected, the director nominees will hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

All of the nominees have indicated their intent to serve if elected.  The Company does not contemplate that the nominees will become unavailable to serve for any reason, but if that should occur before the Annual Meeting, proxies will be voted for another nominee, or other nominees, to be selected by (a) the Board of Directors in the case of the directors to be elected by the holders of Common Stock and Issued and Outstanding Preferred Stock voting together as a single class and (b) the holders of a majority of the voting power of the outstanding (i) 2001-A and 2002-A Preferred Stock in the case of the directors to be elected by the holders of 2001-A and 2002-A Preferred Stock voting together as a separate class, (ii) 2003-A Preferred Stock in the case of the directors to be elected by the holders of the 2003-A Preferred Stock, (iii) 2006-A Preferred Stock in the case of the directors to be elected by the holders of the 2006-A Preferred Stock and (iv) 2007-A Preferred Stock in the case of the directors to be elected by the holders of the 2007-A Preferred Stock.  Proxies cannot be voted for a greater number of nominees than the number of nominees named herein.

Arrangements Regarding Nomination and Election of Directors
For information with respect to this matter, please see Part III, Item 10, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

Nominees
The persons listed below have been nominated for election to fill the two director positions to be elected by the holders of the 2001-A and 2002-A Preferred Stock, voting together as a separate class:

Name	Age	Director Since
Robert L. Anderson	65	2000
William E. Haslam	48	2001

The person listed below has been nominated for election to fill the one director position to be elected by the holders of the 2003-A Preferred Stock, voting as a separate class:

Name	Age	Director Since
Margaret A. Gilliam	68	2000

The person listed below has been nominated for election to fill the one director position to be elected by the holders of the 2006-A Preferred Stock, voting as a separate class:

Name	Age	Director Since
Leonard M. Snyder	59	2000

The persons listed below have been nominated for election to fill the two director positions to be elected by the holders of the 2007-A Preferred Stock, voting as a separate class:

Name	Age	Director Since
Clark J. Hinkley	65	2001
Ronald S. Staffieri	57	2006

The person listed below has been nominated for election to fill the one director position to be elected by the holders of Common Stock and Issued and Outstanding Preferred Stock, voting together as a single class:

Name	Age	Director Since
James D. Abrams	62	2002

For information with respect to the biographical information of each existing director and nominee, please see Part III, Item 10, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE NAMED NOMINEES

Corporate Governance and Communications with the Board of Directors
In July 2006, the Company moved from the American Stock Exchange (“AMEX”) to the Over-the-Counter Bulletin Board (“OTCBB”).  While on AMEX, the Company qualified as a “controlled company” under the applicable corporate governance rules of the exchange as a result of the fact that a “group” holds more than 50% of the voting power of the shares entitled to vote.  See “Security Ownership of Certain Beneficial Owners and Management.”  As a controlled company, the Company was exempt from the requirement of the AMEX rules that its Board have a majority of independent directors and that the Company have nominating and compensation committees composed of independent directors.

The Company adopted a Code of Business Conduct and Ethics in 2003.  The Code of Business Conduct and Ethics is applicable to all employees and directors, including the Company’s principal executive, financial and accounting officers.  In addition, the Audit and Compensation Committees of the Board each have a charter which has been approved by the Board.  The Code of Business Conduct and Ethics and the Audit and Compensation Committee Charters are available at the Company’s website, www.harolds.com.   The Company intends to disclose amendments to, or waivers from, its Code of Business Conduct and Ethics by posting such amendments and waivers to its website.

Any person, including any shareholder, desiring to communicate with, or make any concerns known to, the Company, directors generally, non-management directors or an individual director only, may do so by submitting them in writing to the Company’s Corporate Secretary, with information to identify the person submitting the communication or concern, including the name, address, telephone number and an e-mail address (if applicable), together with information indicating the relationship of such person to the Company.  The Company’s Corporate Secretary is responsible for maintaining a record of any such communications or concerns and submitting them to the appropriate addressee(s) for potential action or response.  The Company will establish the authenticity of any communication or concern before forwarding it to the addressee.  The Company is not obligated to investigate or forward any anonymous submissions from persons who are not employees of the Company.

The Company requires that the non-management directors meet in executive session at least once each year and that the non-management directors have an opportunity to meet separately at each meeting of the Board, if desired.  The Non-Executive Chairman of the Board, currently Mr. Haslam, presides over these meetings.

The Board has adopted the independence criteria of the AMEX corporate governance rules to determine the independence of its directors.  These criteria are still being utilized despite the movement from AMEX to the OTCBB.  The Board has affirmatively determined that Messrs. Abrams, Haslam, Hinkley and Snyder and Ms. Gilliam are independent under these criteria.  In addition, the Board has determined that Messrs. Abrams and Snyder and Ms. Gilliam meet the independence requirements of the Securities and Exchange Commission for service on the Audit Committee.

During 2006, the Board of Directors met thirteen times, including telephonic meetings, and acted by written consent two times.  All incumbent directors attended at least 75% of the combined number of meetings of the Board of Directors and the committees on which they served.  The Company does not have a specific policy regarding Board members’ attendance at its annual meeting of shareholders, although, as a general rule, all directors usually attend such meeting.  All directors attended the 2006 annual meeting of shareholders.

Committees
The Company’s Board of Directors has two standing committees:  an Audit Committee and a Compensation Committee.

The Audit Committee’s functions include reviewing internal controls and approving the selection and retention of the Company’s independent registered public accounting firm, reviewing with such firm the plan for and results of its audit of the Company’s consolidated financial statements and determining the independence of such firm.  During 2006, the Audit Committee was comprised of Mr. Abrams, as Chair, Mr. Haslam and Ms. Gilliam until November 2006 when Mr. Haslam was replaced by Mr. Snyder.  The Audit Committee met six times during 2006, including quarterly meetings to discuss the Company’s quarterly financial statements and quarterly reports on Forms 10-Q filed with the Securities and Exchange Commission.  The Board of Directors has determined that Mr. Abrams is a “financial expert,” as contemplated by the rules of the Securities and Exchange Commission.

The Compensation Committee’s function is to evaluate and recommend changes in compensation for all executive officers and certain other key personnel, and the creation and implementation of employee benefit plans and special employment and consulting agreements.  The Board has authorized the Compensation Committee to annually review and approve corporate goals and objectives relevant to our executive officer’s compensation, evaluate the performance of the officers in light of these goals and objectives and approve the amounts and individual elements of total compensation for the officers based on this evaluation.  The Compensation Committee is authorized to delegate some compensation decision-making authority to our CEO but did not do so in 2006.  No other executive officer has the authority to participate, and has not participated, in the determination of executive officer compensation.

In addition to its role in determining our executive officers’ compensation, the Compensation Committee has the authority to:

•
periodically evaluate and make recommendations to the Board regarding the terms and administration of our annual and long-term incentive plans to assure that they are structured and administered in a manner consistent with our compensation objectives as to participation, annual incentive awards, corporate financial goals, actual awards paid to our executive officers, and total funds reserved for payment under the compensation plans, if any.

•	periodically evaluate equity-related executive compensation plans and make recommendations to the Board based on the committee’s evaluation.

•
periodically evaluate and make recommendations to the Board regarding annual retainer and meeting fees for the Board and the committees of the Board and the terms and awards of any stock compensation for members of the Board.

If the Board so approves, the Compensation Committee has the sole authority to retain or terminate consultants, including the authority to approve the consultant’s fees and other retention terms.  The Compensation Committee did not employ any consultants in 2006.  The Compensation Committee did not meet during 2006 because executive compensation issues were instead addressed by the full Board, including the hiring and related employment contract with Ronald S. Staffieri as Chief Executive Officer.  During 2006, the Compensation Committee was comprised of Mr. Haslam and Ms. Gilliam.

Prior to 2006, there was a Corporate Governance Committee.  However, in light of the Company’s movement from the AMEX to the OTCBB in 2006 as well as the controlling interest of the preferred shareholders the Corporate Governance Committee was dissolved in 2006.  The Corporate Governance Committee was formed during 2000, and its function was to oversee and assist the Board in connection with various management and corporate governance matters, as well as to assist the Board in selecting and screening nominees for the Board.  Currently, as previously discussed, holders of the Company’s Common Stock and Issued and Outstanding Preferred Stock must approve all of the candidates for the Company’s Board of Directors.  Accordingly, there is no need for a separate nominating or similar committee.

Compensation Committee Interlocks and Insider Participation
For information regarding this matter, please see Part III, Item 11, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

Report of the Audit Committee
The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management, however, has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

The Audit Committee operates under a written charter that has been approved by the Board of Directors and is reviewed at least annually by the Audit Committee.  Among other things, the charter specifies the scope of the Audit Committee’s responsibilities, including structure, processes and membership requirements.  The charter grants the sole authority for selection and retention of the Company’s independent registered public accounting firm to the Audit Committee.  A copy of the Audit Committee Charter as amended in 2005 is maintained on the Company’s web site at www.harolds.com.

In fulfilling its oversight responsibilities regarding the 2006 financial statements, the Audit Committee reviewed with Company management the audited financial statements.  The Audit Committee’s review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.  Additionally, the Audit Committee reviews all Form 10-K and Form 10-Q documents in advance of their filing by the Company.

The Audit Committee also reviewed the 2006 financial statements with the Company’s independent registered public accounting firm.  The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles.  The review with the independent registered public accounting firm included a discussion of that firm’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 10 (Communications With Audit Committee).  In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures received by the Audit Committee in accordance with the requirements of the Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with such firm’s independence.

The Audit Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for its respective audits.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the Company’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended February 3, 2007, for filing with the Securities and Exchange Commission.  The Audit Committee has also approved the selection of BDO Seidman, LLP as the Company’s independent registered public accounting firm for 2007.

Members of the Audit Committee:

James D. Abrams, Chairman
Margaret A. Gilliam
Leonard M. Snyder

Audit and Other Fees
For information regarding this matter, please see Part III, Item 14, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

Director Compensation
For information regarding this matter, please see Part III, Item 11, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

PROPOSAL 3:

PROPOSAL TO ADOPT AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED AND COMMON STOCK

General
At the Annual Meeting, the shareholders of the Company will decide whether to adopt a proposed amendment to our Certificate of Incorporation (the “Amendment”), a copy of which is attached to this Proxy Statement as Appendix C.  The Amendment will increase the number of shares of Preferred Stock the Company is authorized to issue from 1,000,000 to 2,000,000 shares and increase the number of shares of Common Stock the Company is authorized to issue from 25,000,000 to 150,000,000 shares.

Pursuant to the terms of the respective Certificates of Designation for all of our authorized series of Preferred Stock, we are required to, at all times, reserve and keep available out of our authorized but unissued shares of Preferred Stock shares sufficient to permit the issuance of shares of Preferred Stock pursuant to any option or other right to acquire shares Preferred Stock or for the payment of dividends on the issued and outstanding shares of Preferred Stock in additional shares of Preferred Stock.  Additionally, we are required to, at all times, reserve and keep available out of our authorized but unissued shares of Common Stock shares sufficient to effect the conversion of all outstanding shares of Preferred Stock.

The Certificates of Designation for all of our authorized series of Preferred Stock also provide that if at any time the number of authorized but unissued shares of Preferred Stock or Common Stock are not be sufficient to effect the payment of dividends or conversion of all then outstanding shares of the Preferred Stock, we are required take the requisite corporate action necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes.  The Company currently does not have requisite number of authorized shares of Preferred Stock or Common Stock to meet the obligations specified above.  The proposed Amendment, if approved by the shareholders, will allow us to meet our obligations under the terms of the Certificates of Designation.

Reasons for Shareholder Approval
Section 1077.B of the Oklahoma General Corporation Act requires shareholder approval for an amendment to our Certificate of Incorporation that has the effect of increasing or decreasing the number of shares of stock we are authorized to issue.  Because the proposed Amendment will increase the authorized shares of Common Stock and the authorized shares of Preferred Stock, approval by holders of shares of Common Stock and Preferred Stock is required.

Vote Required
Approval of the Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of (i) Common Stock and Preferred Stock of the Company, voting together; (ii) Common Stock, voting separately as a class, and (iii) Preferred Stock, voting separately as a class.

If the holders of Common Stock voting as a class do not approve the proposed Amendment but the holders of Preferred Stock voting as a class approve the proposed Amendment and the holders of Common Stock and Preferred Stock voting together approve the proposed Amendment, the Amendment will be modified to increase the authorized shares of Preferred Stock only.  Because the Controlling Shareholders have indicated that they intend to vote their shares in favor of the Amendment, we do not anticipate that holders of a majority of the outstanding Preferred Stock voting as a class will vote against the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ADOPTION OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF PREFERRED AND COMMON STOCK

EXECUTIVE COMPENSATION AND OTHER INFORMATION
For information regarding this matter, please see Part III, Item 11, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
For information regarding this matter, please see Part III, Item 13, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
For information regarding this matter, please see Part III, Item 12, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
For information regarding this matter, please see Part III, Item 10, in the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007, a copy of which is enclosed, and incorporated herein by reference.

VOTING AT ANNUAL MEETING
The director nominees receiving a plurality of the votes of the holders of Common Stock and 2001-A, 2002-A, 2003-A, 2006-A and 2007-A Preferred Stock, voting together as a single class, the holders of 2001-A and 2002-A Preferred Stock, voting together as a separate class, the holders of the 2003-A Preferred Stock, voting as a separate class, the holders of the 2006-A Preferred Stock, voting as a separate class, or the holders of the 2007-A Preferred Stock, voting as a separate class, as the case may be, will be elected as directors.  Any other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

Because directors are elected by a plurality vote rather than a majority of the shares entitled to vote or a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked “withhold authority” with respect to any one or more nominees will not affect the outcome of the nominee’s election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

The office of the Company’s Secretary appoints an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Annual Meeting.  Neither the corporate law of the State of Oklahoma, the state in which the Company is incorporated, nor the Company’s Certificate of Incorporation or Bylaws, has any specific provisions regarding the treatment of abstentions and broker non-votes.  It is the Company’s policy to count abstentions or broker non-votes for the purpose of determining the presence of a quorum at the meeting.  Abstentions will be treated as shares represented at the Annual Meeting for determining results on Proposals 1 and 3, which require approval by a majority vote but will not be considered on Proposal 2, which is determined by a plurality vote.  Shares represented by proxies returned by brokers where the broker’s discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxy.  Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As previously disclosed, the Company became aware in September 2005 that the Company’s then-serving Interim Chief Executive Officer, Leonard Snyder, had been named as a defendant in a Securities and Exchange Commission civil action related to another company that previously employed Mr. Snyder as its Chief Executive Officer.  The Company advised its independent registered public accounting firm at the time, Ernst & Young LLP (“E&Y”), of this proceeding.  E&Y advised the Company’s Audit Committee that E&Y was unwilling to accept a management representation letter required to be signed by the Company’s Chief Executive Officer if Mr. Snyder remained as Chief Executive Officer.  The Audit Committee and the Board were aware of this position at the time the Board made the decision to retain Mr. Snyder as the Company’s Interim Chief Executive Officer.  As a result of this disagreement, E&Y resigned as the Company’s independent registered public accounting firm effective September 16, 2005.

The reports of E&Y on the Company’s consolidated financial statements for the two fiscal years ending January 29, 2005 and January 31, 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.  In connection with the audits of the Company’s consolidated financial statements for each of the two fiscal years ended January 29, 2005 and January 31, 2004, and in the subsequent interim period, other than the disagreement described above with respect to E&Y’s unwillingness to accept a management representation letter required to be signed by Mr. Snyder, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the matter in their report.

On October 29, 2005, the Company and BDO Seidman, LLP (“BDO”) formally agreed that BDO would be engaged as the Company’s new independent registered accounting firm.  Such engagement was approved by the Company’s Audit Committee.  During the two fiscal years ended January 29, 2005 and January 31, 2004 and through October 29, 2005, the Company did not consult with BDO regarding (i) the application of accounting principles to any specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was the subject of a disagreement or reportable event with the former auditor except as described in the following paragraph.

The Company consulted with BDO with respect to its willingness to accept a management representation letter executed by the Company’s then-serving Interim Chief Executive Officer, which was the subject of a disagreement with the Company’s prior registered public accounting firm as disclosed above.  Until the term of his service as Interim Chief Executive Officer ended in October 2006, Mr. Snyder and his counsel periodically provided updates to the Board of Directors and BDO as to the status of the SEC’s civil action. Based upon the reports provided, BDO accepted Mr. Snyder’s signature on management representation letters.

BDO has been selected by the Audit Committee as the Company’s approved independent registered public accounting firm for 2007.  Representatives of BDO are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K
Copies of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained, without charge to shareholders, by writing Harold’s Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970

A copy of the Company’s Annual Report on Form 10-K, as amended, for the year ended February 3, 2007 filed with the SEC is available without charge to any of our shareholders pursuant to a written request sent to:  Harold’s Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.

PROPOSALS OF SHAREHOLDERS AND NOMINATIONS
If the Reverse/Forward Stock Split is approved by the shareholders and the Deregistration Transaction is effected, then the Company will no longer be subject to SEC rules and regulations regarding proxy statement preparation and filing for the Company’s 2008 Annual Meeting of Shareholders.  While the Company anticipates that the Board will continue to consider proposals of shareholders intended to be presented for action at annual meetings of shareholders, the Board has not established the procedure by which any such shareholder proposal would be considered.

If the Deregistration Transaction is not consummated, the Company will continue to be subject to SEC rules and regulations, which provide that proposals of shareholders intended to be presented for action at annual meetings of shareholders shall be included in the Company’s Proxy Statement if they are received in a timely manner and if certain requirements are met.  For a shareholder proposal to be included in the Company’s Proxy Statement relating to the 2008 Annual Meeting of Shareholders, a written proposal complying with the requirements established by the Securities and Exchange Commission, including Rule 14a-8 under the Securities Exchange Act of 1934, must be received no later January 4, 2008, which is approximately 120 days before the anticipated date of the 2008 Annual Meeting of Shareholders.  In addition, shareholders are notified that the deadline for providing the Company timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at the 2008 Annual Meeting of Shareholders is March 20, 2008.  As to all such matters of which the Company does not have notice as of March 20, 2008, discretionary authority to vote on such matters will be granted to the persons designated in the proxies solicited by the Company relating to the 2007 Annual Meeting.  All shareholder proposals should be delivered to Harold’s Stores, Inc., Shareholder Relations, Post Office Drawer 2970, Norman, Oklahoma 73070-2970.

Because the Controlling Shareholders have the ability to control the election of all of our directors, we do not have a nominating or similar committee or policies relating to minimum qualifications for directors or consideration of nominees recommended or proposed by shareholders other than the Controlling Shareholders.

OTHER MATTERS
The Company does not know of any matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein.  If any other matters properly come before the Annual Meeting, it is intended that the proxy solicited hereby will be voted in accordance with the recommendation of the Board of Directors.

APPENDIX A

Proposed Amendment to
Effect the Reverse Stock Split

AMENDED CERTIFICATE OF INCORPORATION
OF
HAROLD’S STORES, INC.

The undersigned officers of Harold’s Stores, Inc., an Oklahoma corporation (the “Corporation”), hereby file this Amended Certificate of Incorporation to reflect amendments to the Corporation’s Certification of Incorporation, as set forth below:

THIRTEENTH.  Immediately upon the effectiveness of this amendment to the Certificate of Incorporation (the “Reverse Split Effective Time”), each one thousand (1,000) shares of the Common Stock of the Corporation that are issued and outstanding immediately prior to the Reverse Split Effective Time shall automatically, without further action on the part of the Corporation or any holder of Common Stock and without requiring the surrender of certificates representing Common Stock, be combined, converted, reclassified and changed into (the “Reverse Split”) one (1) fully paid and nonassessable share of Common Stock, except that holders of Common Stock who otherwise would be entitled to receive only a fractional interest in less than one share of Common Stock (an “Unattached Fractional Interest”) as a result of the Reverse Split shall be entitled to receive in lieu of such Unattached Fractional Interest, a cash payment in an amount equal to the product calculated by multiplying one thousand (1,000) times the fair value (“Fair Value”) of one (1) share of Common Stock immediately prior to the Reverse Split Effective Time by the decimal equivalent of such Unattached Fractional Interest.  As of the Reverse Split Effective Time, no such Unattached Fractional Interest held by such a holder shall be issued and outstanding.  The Fair Value shall be equal to $0.30 per share of Common Stock issued and outstanding immediately before the Reverse Split Effective Time.

The foregoing amendment was adopted in accordance with the procedures set forth in Section 1077 of the Oklahoma General Corporation Act and shall take effect at 5:00 P.M., Central Time, on the date of the filing of this Amended Certificate of Incorporation.

HAROLD’S STORES, INC. By: ___________________________ ____________, _________

ATTEST:

___________________________________
__________, __________

A-1

APPENDIX A CONTINUED

Proposed Amendment to
Effect the Forward Stock Split

AMENDED CERTIFICATE OF INCORPORATION
OF
HAROLD’S STORES, INC.

The undersigned officers of Harold’s Stores, Inc., an Oklahoma corporation (the “Corporation”), hereby file this Amended Certificate of Incorporation to reflect amendments to the Corporation’s Certification of Incorporation, as set forth below:

FOURTEENTH.  Immediately upon the effectiveness of this amendment to the Certificate of Incorporation (the “Forward Split Effective Time”), each share of Common Stock that is issued and outstanding immediately prior to the Forward Split Effective Time (which shall not include any fractional interest in less than one share of Common Stock (an “Unattached Fractional Interest”) held by a holder of Common Stock who is entitled to receive a cash payment in lieu of such Unattached Fractional Interest pursuant to the terms of the Reverse Split) shall automatically, without further action on the part of the Corporation or any holder of Common Stock and without requiring the surrender of certificates representing Common Stock, be changed into one thousand (1,000) fully paid and nonassessable shares of Common Stock.

The foregoing amendment was adopted in accordance with the procedures set forth in Section 1077 of the Oklahoma General Corporation Act and shall take effect at 5:01 P.M., Central Time, on the date of the filing of this Amended Certificate of Incorporation.

HAROLD’S STORES, INC. By: ___________________________ ____________, _________

ATTEST:

___________________________________
__________, __________

A-2

APPENDIX B

Fairness Opinion of Southwest Securities, Inc.

May 11, 2007

Board of Directors
Harold’s Stores, Inc.
5919 Maple Avenue
Dallas, Texas 75235

Members of the Board of Directors:

Harold’s Stores, Inc. (the “Company”) proposes to effect a reverse stock split of its common stock in which the holders of less than one share following the reverse stock split will receive cash in lieu of their fractional shares (the “Reverse Stock Split”).  We were engaged by a special committee of the board of directors of the Company (the “Special Committee”) to provide advisory services in connection with the proposed Reverse Stock Split.  The Special Committee has requested our opinion as to the fairness from a financial point of view to common stockholders of the Company other than RonHow, LLC and its affiliates (the “Non-controlling Shareholders”) of the $0.30 per pre-Reverse Stock Split share to be paid in lieu of their fractional shares.

Southwest Securities, Inc. (“SWS”), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

We are acting as financial advisor to the Special Committee of the board of directors of the Company in connection with the Reverse Stock Split and will receive a fee for our services.  The opinion fee is not contingent upon the consummation of the Reverse Stock Split.  In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.  In the ordinary course of business, SWS may, for its own account and the accounts of its customers, trade the securities of the Company and, accordingly, may hold a long or short position in such securities.

In the course of performing our review and analysis for rendering this opinion, we have: (i) reviewed a draft of the proxy statement of the Company pertaining to the Reverse Stock Split (the “Proxy Statement”); (ii) reviewed and analyzed certain publicly available financial and other data with respect to the Company and certain other relevant historical operating data relating to the Company made available to us from published sources and from the internal records of the Company; (iii) conducted discussions with members of the senior management of the Company with respect to the business prospects and financial outlook the Company; (iv) visited certain facilities and the business offices of the Company; (v) reviewed current and historical market prices and trading activity of the Common Stock of the Company; (vi) compared certain financial information for the Company with similar information for certain other companies, the securities of which are publicly traded; (vii) reviewed the financial terms, to the extent publicly available, of selected precedent transactions which we deemed generally comparable to the Company and the Reverse Stock Split; and (viii) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

With respect to the data and discussions relating to the business prospects and financial outlook of the Company, we have assumed that such data have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such financial data and estimates.  We have further relied on the assurances of senior management of the Company that they are unaware of any facts that would make such business prospects and financial outlooks incomplete or misleading.  The business prospects and financial outlook are based upon numerous variables and assumptions that are inherently uncertain, including without limitation, factors relating to general economic and competitive conditions.  Accordingly, actual results could vary significantly from those set forth in the business prospects and financial outlook reviewed by us.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information provided to us by the Company (including, without limitation, the financial statements and related notes thereto of the Company), and have not assumed responsibility for independently verifying and have not independently verified such information.  We have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, and we have not been furnished with any such valuations or appraisals.  Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims.  We have also assumed that the Reverse Stock Split will be consummated in a timely manner and in accordance with applicable corporate law and the terms described in the draft Proxy Statement reviewed by us, without any regulatory restrictions, conditions, amendments or modifications.

Our opinion is subject to the assumptions and conditions set forth herein, speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal or other circumstances or events of any kind or nature which may exist or occur after such date.  We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with consideration of the Reverse Stock Split.  At the Special Committee’s request, we are providing the opinion to the board of directors of the Company.  Copies of this opinion may be included in the Proxy Statement and shown or provided to stockholders of the Company and any properly interested regulatory agencies (such as the Securities and Exchange Commission) in connection with the Reverse Stock Split; however, copies may not be shown or provided to any other person (except attorneys and accountants for the Company) without the prior written approval of SWS.  Further, this opinion may not be quoted in part, paraphrased, summarized or described in any writing, including the Proxy Statement, provided to any person who is not an employee or director of the Company or an attorney or accountant for the Company without the prior written approval of that portion of such writing by SWS.

Our opinion does not address the merits of the underlying decision by the Company to engage in the Reverse Stock Split or the relative merits of the Reverse Stock Split compared to any alternative business strategy in which the Company might engage.  Our opinion addresses solely the fairness of the consideration to be paid in lieu of fractional shares in the Reverse Stock Split.  We are not expressing any opinion herein as to the prices or price ranges at which the Company’s common stock has traded or may trade in the future.  This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote on the proposed Reverse Stock Split or any other matter being voted upon by the Company’s stockholders.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the consideration to be paid in lieu of fractional shares in the Reverse Stock Split  is fair, from a financial point of view, to the Non-controlling Shareholders, including both the shareholders that will receive such consideration and the shareholders that will not receive such consideration.

Very truly yours,

SOUTHWEST SECURITIES, INC.

By:	/s/ Richard L. Davis
Richard L. Davis
Managing Director and Senior Vice President

APPENDIX C

Proposed Amendment to
Increase the Authorized Shares of
Common Stock and Preferred Stock

AMENDED CERTIFICATE OF INCORPORATION
OF
HAROLD’S STORES, INC.

The undersigned officers of Harold’s Stores, Inc., an Oklahoma corporation (the “Corporation”), hereby file this Amended Certificate of Incorporation to reflect an amendment to the Corporation’s Certification of Incorporation, as set forth below:

The first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby deleted in its entirety and replaced with the following:

FOURTH.  The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Fifty-two Million (152,000,000), consisting of One Hundred Fifty Million (150,000,000) shares of Common Stock, par value $0.01 per share, and Two Million (2,000,000) shares of Preferred Stock, par value $0.01 per share.

The remaining paragraphs of Article FOURTH shall remain unchanged by this amendment.

The foregoing amendment was adopted in accordance with the procedures set forth in Section 1077 of the Oklahoma General Corporation Act.

HAROLD’S STORES, INC. By: ___________________________ ____________, _________

ATTEST:

___________________________________
__________, __________

        C-1

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

HAROLD’S STORES, INC.

5919 MAPLE AVENUE

DALLAS, TX 75235

(214) 366-0600

The undersigned hereby appoints Ronald S. Staffieri and Jodi L. Taylor, and each of them, as proxies (the “Proxies”), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of stock of Harold’s Stores, Inc. held of record by the undersigned on the record date at the Annual Meeting of Shareholders to be held on December 6, 2007, or any reconvention thereof.

You may withhold the authority of the Proxies to vote for any nominee to be elected as a director of the Company by marking the WITHHOLD AUTHORITY box set forth next to such nominee’s name.  Please mark your votes as indicated in this example:  ☒

		FOR	AGAINST	WITHHOLD AUTHORITY
Item 1.	Amendment to Certificate of Incorporation to effect reverse stock split	☐	☐

Item 2.	Amendment to Certificate of Incorporation to effect forward stock split	☐	☐

Item 3.	Election of Directors

To be elected by holders of 2001-A and 2002-A Preferred Stock:

	Robert L. Anderson	☐	☐	☐
	William E. Haslam	☐	☐	☐

To be elected by holders of 2003-A Preferred Stock:

	Margaret Gilliam	☐	☐	☐

To be elected by holders of 2006-A Preferred Stock:

	Leonard M. Snyder	☐	☐	☐

To be elected by holders of 2007-A Preferred Stock:

	Clark J. Hinkley	☐	☐	☐
	Ronald S. Staffieri	☐	☐	☐

To be elected by the holders of Common Stock and Issued and Outstanding Preferred Stock:

	James D. Abrams	☐	☐	☐

Item 4.	Amendment to Certificate of Incorporation to increase authorized stock	☐	☐

Signature page for this Proxy follows this page.

PROXY SIGNATURE PAGE

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.  If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the board.  As to Items 1 through 3, this Proxy will be voted as directed, but if no directions are indicated, it will be voted FOR the nominees listed in Item 2 and FOR the approval of all other Items.

Signature(s) Date
NOTE:                      Please sign as name appears hereon.  Only one joint owner is required to sign.  When signing as attorney, administrator, trustee or guardian, please give full title as such.

APPENDIX

The Company intends to release the Definitive Proxy Statement to shareholders on or about October 29, 2007.

INFORMATION INCORPOATED BY REFERENCE

Portions of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A (the “Annual Report”), covering the fiscal year ended February 3, 2007 are incorporated by reference in, and are a part of, this Definitive Proxy Statement.

Portions of the Company’s Quarterly Report to the Securities and Exchange Commission on Form 10-Q (the “Quarterly Report”), covering the fiscal quarter ended August 4, 2007 are incorporated by reference in, and are a part of,  this Definitive Proxy Statement.

Both the Annual Report and the Quarterly Report are being provided to shareholders along with a copy of this Definitive Proxy Statement and are attached hereto as a part of the Definitive Proxy Statement filing.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

As Amended by Form 10-K/A filed with the Securities and Exchange Commission May 31, 2007

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended February 3, 2007

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

For the transition period from _________ to ___________

Commission File No. 001-10892

HAROLD’S STORES, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	73-1308796
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5919 Maple Avenue, Dallas, Texas 75235	(214) 366-0600
(Address of principal executive offices) (Zip Code)	(Registrant’s telephone number, including area code)

Securities registered under Section 12(b) of the Act: None.

Securities registered pursuant to Section 12(g) of the Act: Common Stock, Par Value $0.01 per share

Securities registered under Section 12(g) of the Exchange Act:  None

Securities registered pursuant to Section 12(g) of the Act:  Common Stock, Par Value $0.01 per share

Indicate by check mark if registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☐   No ☒

Indicate by check mark if registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐   No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒   No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K   ☐.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).  Yes ☐   No ☒

The aggregate market value of the registrant’s voting stock held by non-affiliates of the registrant as of July 29, 2006, the last business day of the registrant’s most recently completed second fiscal quarter, was $1,969,867.

The number of shares of the registrant’s common stock outstanding as of April 10, 2007 was 6,223,508.

DOCUMENTS INCORPORATED BY REFERENCE:
None.

Harold’s Stores, Inc. & Subsidiaries
Index to
Annual Report on Form 10-K
For the Period Ended February 3, 2007

Note:  Part III information contained herein was filed with the Form 10-K/A on May 31, 2007.

PART I.

Forward-Looking Statements

From time to time, the Company may publish forward-looking statements relating to certain matters including anticipated financial performance, business prospects, the future opening or closing of stores, inventory levels, anticipated capital expenditures, and other matters.  All statements other than statements of historical fact contained in this Form 10-K or in any other report of the Company are forward-looking statements.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  In order to comply with the terms of that safe harbor, the Company notes that a variety of factors, individually or in the aggregate, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements including, without limitation, the risks set forth in Item 1A of this report.  The Company disclaims any intent or obligation to update those forward-looking statements.

ITEM 1.	BUSINESS

General

Harold’s Stores, Inc. and its wholly-owned subsidiaries (collectively “Harold’s” or the “Company”), through a chain of ladies’ and men’s specialty apparel stores in 20 states, offers high-quality, classically inspired apparel to the upscale, quality-conscious consumer primarily in the 30- to 50-year old age group.  The stores typically are strategically located in shopping centers and malls with other upscale specialty retailers and are enhanced by specially designed fixtures and visual props, to create an appealing stage for presentation of the Company’s distinctive ladies’ and men’s apparel and accessories.  The Company also operates a direct business consisting of catalog and internet.  The internet channel began in September 2004.  During 2006, the Company’s direct business represented approximately 6% of the Company’s total sales.  More than 95% of sales consists of the Company’s proprietary designs controlled by Harold’s own product development process sourced by Harold’s manufacturing staff from domestic, European and Asian manufacturers.  The remainder consists of merchandise selected to complement Harold’s merchandise presentation.  See “Business - Product Development and Sourcing Programs.”

As of February 3, 2007, the Company’s 43 stores were comprised of 41 full-price retail stores and two outlet stores to clear markdowns and slow-moving merchandise.  Store occupancy costs include base and percentage rent, common area maintenance expense, utilities and depreciation of leasehold improvements.

The Company operates on a 52-53 week year, which ends on the Saturday closest to January 31. References herein to 2007, 2006, 2005, 2004, 2003 and 2002 refer to the years ended February 2, 2008, February 3, 2007, January 28, 2006, January 29, 2005, January 31, 2004 and February 1, 2003, respectively.  Each of the years mentioned comprised 52-week years except for the year that ended February 3, 2007 which was comprised of 53 weeks.

Current Developments

In October 2006, Ron Staffieri was hired as the Company’s Chief Executive Officer. Mr. Staffieri replaced interim leadership from the Company’s Board of Directors that had been in place since August 2005 when Hugh Mullins departed the Company.  Mr. Staffieri has extensive experience as a retail Chief Executive Officer and President prior to joining the Company.  Additionally, during April 2007 the Company hired Cherryl Sergeant for the position of Executive Vice President and Chief Merchandising Officer to replace Rebecca P. Casey who departed the Company in 2006.

During 2006, the Company engaged in financings through its principal investor, Ronald de Waal and Howard Lester through their jointly owned entity, RonHow LLC (“RonHow”).  In August 2006, the Company and RonHow agreed to establish a $10 million subordinated debt facility, and $5 million was funded for general working capital purposes under the facility.  In January 2007, an additional $2 million was funded under the facility, bringing the total amount outstanding at that time to $7 million in aggregate.

In April 2007, the Company took steps to enhance its working capital by entering into additional financings with RonHow and amended the credit facility with its primary lender, Wells Fargo Retail Finance II, LLC (“WFRF”). RonHow advanced to the Company an additional $3 million (“Additional Advance”) pursuant to the terms of the existing Subordinated Loan Agreement (“Loan Agreement”) between the Company and RonHow dated August 31, 2006, bringing the total loan balance outstanding to $10 million (the “Loan”). The Loan is repayable in accordance with the original terms of the Loan Agreement at maturity on May 31, 2010.  The additional $3 million will be used for working capital.  The interest rate on the first $7 million in advances is payable at the rate of 13.5% per year.  The interest rate on the Additional Advance was increased to 18% and the amount of the Loan was increased to $12 million plus the amount of any interest converted into principal in accordance with the existing terms of the Loan. In addition:

-
RonHow agreed to defer $1 million in cash interest payments on all of the outstanding principal of the Loan, which will be added to the principal of the Loan as permitted under the existing terms and be payable at maturity.

-	RonHow converted $2 million of the existing Loan bearing interest at 13.5% into a new series of preferred stock with $2 million of stated value, 2007-A Senior Preferred Stock.

-	The Additional Advance is convertible at RonHow’s option into $3 million of stated value of another new series of preferred stock, 2007-B Senior Preferred Stock.

-	WFRF agreed to reduce the block on daily excess availability from $1 million to $500,000, effectively providing the Company with an additional $500,000 of borrowing capacity.

Dividends on the new preferred stocks will accrue for the Series 2007-A at 13.5% of stated value and for the Series 2007-B at 18.0% of stated value, in each case in the same manner as the Company’s authorized Series 2006-B.  RonHow will have the option to elect whether each quarterly dividend is cumulated or paid in cash or additional shares (“PIK”), or a combination of cash and PIK shares.  The shares will be initially convertible into common stock at a conversion price of 66.667% of the trailing 20-day average market price (as defined in the  certificates of designation for each Series in a manner the same as the 2006-B Preferred Stock) of the Company’s common stock on the date such shares are issued by the Company either directly, in the case of Series 2007-A, or, in the case of Series 2007-B, pursuant to RonHow’s exercise of its option to acquire Series 2007-B. For PIK shares issued in lieu of cash dividends, the conversion price will be 66.667% of the trailing 20-day average market price at time of payment of such PIK shares.  The 2007-A Preferred Stock is initially convertible at $0.2357 per share.  The Series 2007-A and Series 2007-B Senior Preferred Stock have equal priority, but have priority over all other equity securities of the Company, including other series of preferred stock outstanding, as to dividends and proceeds upon liquidation, and have voting and other rights substantially identical to the existing Series 2006-B Preferred Stock, including voting rights on an as-converted basis.  See Note 5 to the Consolidated Financial Statements for further information on the Company’s capital and debt structure.

Until the Company is able to restore its profitability, it will remain dependent on RonHow for additional financing.

The Company believes its return to profitability is dependent on increasing sales momentum in its full-price stores, improving gross margin and leveraging expenses.  The following are the initiatives to accomplish these results:  (1) focusing assortments on classically inspired apparel and accessories through non-negotiable requirements of fit, quality and brand appropriateness, (2) ensuring that the monthly flow of merchandise into stores is in the appropriate quantities in order to minimize markdowns and reduce over-assortments, (3) a focus on the customer by providing superb customer service and maintaining pleasing shopping environments, (4) marketing efforts to reach more customers more frequently in order to drive more traffic into each store, and (5) continuing to rejuvenate our existing store base through strategic relocations of existing store locations into smaller footprints and to consider opportunistic expansion as deemed appropriate.  During 2006, the Company relocated three stores:

Charlotte, NC; Greenville, SC and Atlanta, GA.  Additionally, the Company opened two new stores, in Montgomery, AL and Little Rock, AR.  The Company also believes that there continue to be growth opportunities in its direct division (internet and catalog) in selling full-price and clearance merchandise.  In 2003, this division represented 0.5% of total revenues and has grown to nearly $4.8 million, representing approximately 6% of total revenues.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity” for further information.

In 2006, the Company’s board of directors formed an independent committee to explore the feasibility of deregistering its common stock under Section 12 of the Securities Act of 1934 in order to reduce the costs of remaining a publicly reporting company and to reduce other potential costs associated with required compliance with the internal control requirements of Section 404 of the Sarbanes-Oxley Act.  The Company is continuing to evaluate the possibility of completing such a transaction in 2007.

Retail Merchandising

The Company’s merchandise mix in ladies’ apparel includes coordinated sportswear, dresses, outerwear, shoes and accessories, in classically inspired styles.  A fundamental feature of the Company’s marketing strategy is the development of original exclusive apparel items. The Company estimates that more than 95% of its ladies’ apparel sales are attributable to the Company’s product development and proprietary label programs.  In 2006, 2005 and 2004 ladies’ apparel accounted for approximately 84%, 82% and 81% of sales, respectively.

The men’s apparel product line includes tailored clothing, furnishings, sportswear, outerwear and shoes in classically inspired styles.  In 2006, the Company’s proprietary label apparel accounted for more than 95% of total men’s sales.  The majority of the men’s proprietary label sales are in the Company’s Old School Company and Harold Powell Clothing lines.  In 2006, 2005 and 2004, men’s apparel accounted for approximately 16%, 18% and 19% of sales, respectively.

The following table sets forth the approximate percentage of sales attributable to the various merchandise categories offered by the Company in the past three years:

	2004		2005		2004
	(Dollar Amounts in thousands)
Ladies Merchandise
Apparel and Accessories	$65,236	75.5%	$66,049	74.9%	$75,594	73.8%
Handbags and Belts	2,321	2.7	1,884	2.1	1,721	1.9
Shoes	4,807	5.6	4,606	5.2	4,609	5.2

Men’s Merchandise
Suits, Sportcoats, Slacks and Furnishings	6,372	7.4	7,240	8.2	7,845	8.8
Sportswear and Accessories	7,000	8.1	7,847	8.9	8,292	9.3
Shoes	592	0.7	621	0.7	906	1.0

Other	—	0.0	—	0.0

TOTAL:	$86,328	100.0%	$88,247	100.0%	$89,357	100.0%

Company Stores

The Company’s stores range in size from 3,000 to 13,402 square feet, with the typical store ranging from 4,000 to 6,000 square feet.  Stores typically have approximately 20% of their total square footage allocated to stockroom and other non-selling space.  The Company’s stores generally are open seven days per week and evenings.  The following table lists Harold’s store locations as of February 3, 2007, with selected information for each location.

Metropolitan Area	Location	Type of Location	Square Footage
Atlanta, GA	Lenox Square	Regional Shopping Center	6,861
Atlanta, GA	North Point Village	Regional Shopping Center	3,476
Austin, TX	Arboretum Market Place	Specialty Center	4,787
Austin, TX1	8611 N. Mopac Expressway	Free Standing	13,200
Baton Rouge, LA	Citiplace Market Center	Specialty Center	5,200
Birmingham, AL	The Summit Shopping Center	Specialty Center	5,500
Charlotte, NC	Shops on the Park	Specialty Center	4,170
Dallas, TX	Dallas Galleria	Regional Shopping Center	8,079
Dallas, TX	Highland Park Village	Specialty Center	7,503
Ft. Worth, TX	University Park Village	Specialty Center	6,667
Greenville, SC	The Shops at Greenridge	Specialty Center	3,292
Houston, TX	Highland Village	Specialty Center	6,189
Houston, TX	Town and Country Village	Specialty Center	5,883
Houston, TX	Champions Forest Plaza	Specialty Center	5,500
Indianapolis, IN	Keystone Fashion Mall	Regional Shopping Center	3,829
Jackson, MS	The Rogue Compound	Free Standing	3,000
Kansas City, MO	Country Club Plaza	Specialty Center	4,155
Leawood, KS (Kansas City metro)	Town Center Plaza	Specialty Center	5,000
Little Rock, AR	MidTowne Shopping Center	Specialty Center	3,500
Littleton, CO (Denver metro)	Park Meadows Mall	Regional Shopping Center	5,465
Louisville, KY	Mall St. Matthews	Regional Shopping Center	4,292
Lubbock, TX	8201 Quaker Avenue	Specialty Center	3,897
Marietta, GA (Atlanta metro)	The Avenue East Cobb	Specialty Center	5,020
McLean, VA	Tyson’s Galleria	Regional Shopping Center	5,083
Memphis, TN	Poplar Avenue	Specialty Center	5,085
Montgomery, AL	The Shoppes at East Chase	Specialty Center	4,000
Nashville, TN	The Mall at Greenhills	Regional Shopping Center	4,814
Norman, OK	Campus Corner Center	Specialty Center	8,402
Norman, OK(1)	575 S. University Blvd.	Free Standing	12,382
Oakbrook, IL (Chicago Metro)	Oakbrook Center	Regional Shopping Center	4,860
Oklahoma City, OK	50 Penn Place	Specialty Center	13,402
Omaha, NE	One Pacific Place	Specialty Center	4,397
Palo Alto, CA (San Francisco Metro)	Stanford Shopping Center	Regional Shopping Center	4,275
Plano, TX (Dallas metro)	Park and Preston	Free Standing	5,525
Raleigh, NC	Crabtree Valley Mall	Regional Shopping Center	5,205
Richmond, VA	River Road Shopping Center	Specialty Center	5,000
Salt Lake City, UT	Trolley Square Center	Specialty Center	5,716
San Antonio, TX	Alamo Quarry Market	Specialty Center	5,500
Southlake, TX (Dallas metro)	Southlake Town Square	Specialty Center	5,462
St. Louis, MO	Plaza Frontenac	Specialty Center	4,216
Tulsa, OK	Farm Shopping Center	Specialty Center	3,888
Tulsa, OK	Utica Square	Specialty Center	7,686
Wichita, KS	The Bradley Fair Center	Specialty Center	5,500

[1]	Outlet store

The employee population of a typical full-line Harold’s store consists of a store manager, two assistant managers (ladies’ and men’s), one or two desk associates, and seven to ten sales associates, most of whom work on a flex-time basis (20-25 hours per week).  The majority of sales associates are paid a commission against a draw.  Commissions range from 1% to 10% based on the type of product sold and the tenure and productivity of the associate.  Store managers are paid a salary plus a performance bonus based on attainment of sales goals, expense control, inventory shrinkage and random store shop scores.

Product Development and Sourcing Programs

The Company’s product development and sourcing programs enable it to offer exclusive items not available in competing stores or catalogs.  It is estimated that more than 95% of sales are derived from merchandise which the Company has created or controlled the product development, demonstrating the Company’s commitment to a unique product mix.  The Company believes this unique product mix enables it to be more competitive with, and differentiates it from, the larger apparel chains by offering customers an exclusive garment at a price below designers and similar open market merchandise.  Direct creation and control of merchandise also enables the Company to offer its customers superior quality and fit as well as improve its competitive prices and strong initial mark ups.  The fit and quality of a garment are two components that are crucial to the Company’s success.  The Company believes it has improved these areas during the past three years.  The Company’s private label merchandise consists of items developed by the Company and manufactured exclusively for the Company.

The Company’s product development team shops domestic and international markets for emerging fashion trends and for fabric, artwork and samples for new garment designs.  The product development staff adapts and develops fabric designs and garment models which assist the Company in sourcing and in negotiations with mills and vendors.  The Company’s product development programs develop and manufacture exclusive products without investing in costly manufacturing equipment.  The Company’s development programs are implemented through its offices in New York and Dallas, Texas and in association with independent agents in China, Italy, Turkey, Portugal and Greece.  The Company imports a significant portion of its merchandise directly from the Far East and Italy.

The Company’s merchandisers review the developed styles, analyze fashion trends and historical data and select the best pieces to convert into prints and patterns for the next season.  Once the new styles are selected, the team then determines the specifications of various styles - detailing a garment’s cut, fit, fabric, color and trim.  After the specifications have been finalized, the order is sourced to the appropriate vendor.  For certain of the orders, fabric is ordered from domestic and international fabric mills.  The finished fabric is then shipped to manufacturers who cut, sew and trim the completed design.  The majority of merchandise is purchased as finished goods.

A growing portion of the assortments in Accessories and Shoes are represented by branded merchandise or merchandise that is often co-designed by the Company’s merchandisers and manufacturing partners but still offered under the Harold’s brand.

Merchandise Inventory, Replenishment and Distribution

The specialty retail apparel business fluctuates according to changes in customer preferences dictated by fashion and season.  These fluctuations affect the inventory owned by apparel retailers, since merchandise usually must be ordered well in advance of the season and sometimes before fashion trends are evidenced by customer purchases.  The Company’s policy of carrying basic merchandise items in full assortments of sizes and colors requires it to carry a significant amount of inventory.  The Company must enter into contracts for the purchase and manufacture of proprietary label apparel well in advance of its selling seasons.

The Company continually reviews its inventory levels in order to identify slow-moving merchandise and broken assortments (items no longer in stock in a sufficient range of styles, colors and sizes) and may use markdowns to clear this merchandise.  Markdowns also may be used if inventory exceeds customer demand for reasons of style, seasonal adaptation, changes in customer preference, or if it is determined that the inventory in stock will not sell at its currently marked price.  Such markdowns have an adverse impact on earnings, the extent of which depends on the age and the amount of inventory affected. The Company utilizes its outlet stores and the internet to dispose of prior season or slow moving merchandise.  In addition, in lieu of utilizing outside liquidation resources (“jobbers”), slow moving merchandise is generally cleared periodically through regional off-site discount sales which are promoted under the name “Harold’s Warehouse Sale”.

The Company operates an 85,000 square foot distribution facility in Norman, Oklahoma capable of processing merchandise for 74 stores.  With additional investment, the facility can be expanded to include a mezzanine and nearly double the current production capacity.  All of the Company’s merchandise is routed through the distribution center from various manufacturers.  The majority of merchandise arrives at the distribution center with bar coded tickets placed on the garment by the vendor allowing merchandise to be processed more efficiently.

Each item is examined, sorted and boxed for shipment by common carrier to the Company’s stores.  This process is done in a time sensitive manner in a substantially paperless environment, utilizing computers, bar codes and scanners.  During 2005, the Company was able to enhance its direct fulfillment operation with minimal investment.

Seasonality

The Company’s business has historically followed a seasonal pattern, peaking three times per year during early spring (March through April), the early fall (September through October) and holiday (Thanksgiving through Christmas) periods.  During 2006, approximately 53% of the Company’s sales occurred during the third and fourth quarters as did 47% of the Company’s cumulative net loss applicable to common stockholders.  The operating losses in first and second quarters of 2006 were exacerbated by sales issues due to the Company’s spring and summer 2006 merchandise being too trendy and casual in nature, resulting in sales below plan and excessive markdowns to sell the inventory.  See Item 7, Management’s Discussion and Analysis for further discussion.

Competition

The Company’s business is highly competitive.  The Company’s stores compete with national and local department stores, specialty and discount store chains, catalogers and e-commerce, and independent retail stores which offer similar lines of specialty apparel.  Many of these competitors have significantly larger sales volumes and assets than the Company.

Important factors in competing successfully in the retail industry include the following:  depth of selection in sizes and colors, styles and fit of merchandise, merchandise procurement and pricing, ability to anticipate fashion trends and customer preferences, inventory control, reputation, quality of private-label merchandise, store design and location, marketing and customer service.  Given the large number of companies in the retail industry, the Company cannot estimate the number of its competitors or its relative competitive position.

In addition, the success of the Company depends upon a number of factors relating to economic conditions and general consumer spending.  If current economic conditions worsen and consumer spending is restricted, the Company’s ability to improve sales and return to profitability could be negatively impacted.

Customer Credit

The Company’s stores accept the proprietary “Harold’s” credit card, and Visa, MasterCard, Discover and the American Express credit cards.  Credit card sales as a percent of total sales were 85% in 2006, 85% in 2005 and 84% in 2004.  In 2006, 36% of total sales were made with the Harold’s credit card and 49% were made with third-party credit cards.  The Company maintains a credit department for customer service, credit authorizations, credit investigation, billing and collections.  As of February 3, 2007, the provision for bad debts from Company credit card sales was approximately 0.2% of Harold’s proprietary credit card sales for 2006.  The Company’s bad debt experience from the Harold’s proprietary credit card has been relatively stable from year to year.

Harold’s has offered customers its proprietary credit card since 1974.  The Company believes that providing its own credit card enhances customer loyalty while providing customers with additional credit at costs to the Company significantly lower than those charged by outside credit card companies (i.e. Visa, MasterCard, Discover and American Express).  At February 3, 2007, the Company had approximately 33,982 active credit accounts, and the average cardholder had a credit limit of $1,700 and an outstanding balance of $146.  Charges by holders of the Company’s credit card during 2006 totaled approximately $31,023,000.  Finance charge revenue is netted against selling, general and administrative expenses and was approximately $973,000, $1,132,000, and $1,142,000, in 2006, 2005, and 2004, respectively.

Advertising

The Company maintains an in-house marketing department, which produces and designs the Company’s direct mail pieces and e-commerce website.  In 2006, the Company spent approximately $5,468,000 (6.3% of sales) on advertising and direct mail production costs as compared to approximately $5,035,000 (5.7% of sales) in 2005.

The increase in spending for 2006 was in large part due to efforts undertaken to market to prospective new customers and expand the growing direct business.  In 2007, the Company anticipates advertising expenses will be approximately $4.5 million.  These expenditures include the production and mailing costs associated with the Company’s catalog.  The marketing department is also involved in the production of annual reports to the Company’s stockholders, sales training materials, internal marketing materials, and all corporate logos and labeling.

Management Information Systems

The Company’s management information systems are located at an Administrative Office in Norman, Oklahoma and at its Corporate Office in Dallas, Texas. These systems consist of a full range of retail, financial and merchandising systems, including credit, inventory distribution and control, sales reporting, accounts payable, budgeting and forecasting, financial reporting, merchandise reporting and distribution.

The Company uses an integrated point-of-sale (“POS”) inventory and management system to control merchandising and sales activities.  This system automatically polls each location every 24 hours and provides a detailed report by merchandise category the next morning.  Management evaluates this information daily and implements merchandising controls and strategies as needed.  The POS system provides personnel scheduling and time keeping capabilities, as well as, a customer profile function to better identify and track consumer demographics.  The Company replaced its point-of-sale software and equipment during 2006 in order to provide improved functionality and an overall better customer experience.

The Company utilizes software from NSB, a computerized merchandise planning and allocation system, which interacts with the Company’s AS400 and Island Pacific Systems software.  NSB facilitates seasonal planning and allocation by department and store, and provides certain data for financial planning.

In 2003, the Company completed the implementation of CommercialWare’s order management system and in 2004 the Company replaced its internally developed warehouse management system with Manhattan Associates warehouse management system.  These two initiatives were undertaken to facilitate a return to the direct channel business, including internet sales, and to make necessary improvements to the Company’s distribution center operations.  In addition to being able to take orders online and at the Company’s call center, sales associates can conduct customer searches for merchandise no longer available in their store.  In 2005, the Company launched its internally developed “auto locate” system for direct orders.  This basically allows any order placed through the direct channels to be fulfilled systematically by warehouse stock or inventory located within any of the Company’s 43 stores.

Information Available on our Website

Our corporate internet address is www.harolds.com.  Our website provides a hyperlink to a third party website through which our annual, quarterly and current reports, amendments to those reports, as well as other documents we file electronically with the Securities and Exchange Commission (“SEC”) are available free of charge.  We believe these reports are made available as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC.  We do not provide any information directly to the third-party website, and we do not check its accuracy.  Copies of these reports can also be obtained from the SEC’s website at www.sec.gov.

Trademarks, Service Marks, and Copyrights

“Harold’s”, “Harold Powell”, “Old School”, “Old School Clothing Company”, “OSCC Bespoke” and other trademarks have been registered with the United States Patent and Trademark Office and with the registries of various foreign countries.  The Company files U.S. copyright registration on the original design and artwork purchased or developed by the Company.

The Company’s three Houston stores bear the name “Harold Powell” rather than “Harold’s” to avoid confusion with an existing local men’s apparel store which operates in Houston under the name “Harold’s” with prior usage in this market predating the Company’s federal registration.

Employees

On March 15, 2007, the Company had approximately 362 full time and 423 part time employees.  Additionally, the Company hires temporary employees during the peak late summer and holiday seasons.  None of the Company’s employees belong to any labor union and the Company believes it has good relations with its employees.

ITEM 1A.	RISK FACTORS

We must improve our financial performance and become consistently profitable.

For six years through 2003, the Company reported operating losses and deficit cash flows from operating activities.  During this period, the Company restructured, resulting in store closings and reductions of personnel.  In 2004 we had a slight operating profit before preferred dividends.  However, in 2005 the Company returned to an operating loss which has continued through 2006.  In addition, we have limited cash flow from operating activities to finance expansion or additional investment.  Our future depends upon our ability to improve our financial performance and become profitable.  While we believe our strategic initiatives in place will result in improvements in financial performance, there can be no assurance we will achieve sustained profitability and cash flow from operations.

Our performance will depend on our ability to respond to changes in customer demands and fashion trends in a timely manner.

We have historically experienced fluctuations in customer response to our merchandise assortments.  Our future performance depends on our ability to consistently anticipate, assess and react to the changing demands of our customer base.  Failure to anticipate fashion trends which are appropriate for our customer base, maintain proper inventory levels and creatively present merchandise in a way that is appealing to our customers on a consistent basis will be detrimental to our sales and gross margins.  As primarily a private label merchandiser, we assume certain risks, including long product lead times and high initial purchase commitments that amplify the consequences of any miscalculation that we might make in anticipating fashion trends or interpreting them for our customers.  We can provide no assurance that we will be able to identify and offer merchandise that appeals to our customer base or that the introduction of new merchandise categories will be successful or profitable.

Our ability to anticipate and effectively respond to changing fashion trends depends in part on our ability to attract and retain key personnel in our product development, merchandising, marketing and other functions.  Competition for this personnel is intense, and we cannot be sure that we will be able to attract and retain a sufficient number of qualified personnel in future periods.

Our future success will depend upon brand awareness and the effectiveness of our marketing programs.

Our future success will depend upon our ability to effectively define, evolve and promote our brand.  In order to achieve and maintain significant brand name recognition, we will need to increase investments in the development of the brand through various means, including customer research, advertising and promotional events, direct mail marketing and internet marketing.  We can provide no assurance that the marketing strategies we implement and the investments we make will be successful in building significant brand awareness or attracting new customers.

Our business is highly competitive and depends on consumer spending patterns.

The specialty retail industry is highly competitive.  We compete with national and local department stores, specialty and discount store chains, independent retail stores and internet businesses that market similar lines of merchandise.  We face a variety of competitive challenges including:

-	anticipating and quickly responding to changing consumer demands;

-	maintaining favorable brand recognition and effectively marketing our products to consumers in several diverse market segments;

-	developing innovative, high-quality products in sizes, colors and styles that appeal to consumers of varying age groups and tastes;

-	sourcing merchandise efficiently;

-	competitively pricing our products and achieving customer perception of value; and

-	providing strong and effective marketing support.

Our business is sensitive to a number of factors that influence the levels of consumer spending, including political and economic conditions such as recessionary environments, the levels of disposable consumer income, consumer debt, interest rates and consumer confidence.  Declines in consumer spending on apparel and accessories could have an adverse effect on our operating results.

We experience fluctuations in our comparable store sales and margins.

Our future success depends, in part, upon our ability to improve sales, as well as both gross margins and operating margins.  Our comparable store sales have fluctuated significantly in the past on an annual, quarterly and monthly basis, and we expect that they will continue to fluctuate in the future.  A variety of factors affect comparable store sales, including fashion trends, the Company’s ability to interpret these trends, competition, current economic conditions, timely delivery of new merchandise and promotional events, changes in our merchandise mix, the success of marketing programs and weather conditions.  These factors may cause our comparable store sales results to differ materially from prior periods and from expectations.

Our ability to deliver healthy comparable store sales results and margins depends in large part on accurately forecasting demand and fashion trends, selecting effective marketing techniques, providing an appropriate mix of merchandise for our customer base, managing inventory effectively and using more effective pricing strategies.

Our failure to effectively manage new store openings could lower our sales and profitability.

Our growth strategy is dependent upon opening new stores and operating them profitably.  We plan to open one store in 2007.  Our ability to open new stores and operate them profitably depends upon a number of factors, some of which may be beyond our control.  These factors include:

-	the ability to identify new store locations, negotiate suitable leases and build out the stores in a timely and cost efficient manner;

-	the ability to hire and train skilled associates;

-	the ability to integrate new stores into our existing operations; and

-	the ability to increase sales at new store locations.

Our growth will also depend on our ability to process increased merchandise volume resulting from new store openings through our inventory management systems and distribution facilities in a timely manner.  If we fail to manage new store openings in a timely and cost efficient manner, our growth may decrease.

Our success is dependent on the performance of our vendors and service providers.

Our business depends on the performance of third parties, including manufacturers and foreign buying agents, telecommunications service providers, the United States Postal Service, United Parcel Service, shipping companies, landlords, paper manufacturers, printers, photographers, creative designers and models and credit card processing companies.

Any interruptions or delays in these services could materially and adversely affect our business and financial condition.  Although we believe that, in general, the goods and services we obtain from third parties could be purchased from other sources, identifying and obtaining substitute goods and services could result in delays and increased costs.  We do not maintain supply contracts with any of our private label or other merchandise vendors.  Rather, we acquire merchandise via purchase orders that terminate upon completion of the order.  If any significant merchandise vendor or buying agent were to suddenly discontinue its relationship with us, for any reason, we could experience temporary delivery delays until a substitute supplier could be found.

Our reliance on foreign sources of production could be adversely affected by political developments.

While we purchase merchandise from domestic and foreign suppliers, a majority of our merchandise is purchased through foreign suppliers.  We source a substantial portion of our ladies’ merchandise through the Orient via our agency relationship with Eralda.  While numerous factories are utilized to support this relationship, there exists the risk inherent in such a large agency relationship and consolidation of sourcing efforts within one primary region of the world.  Any event causing a sudden disruption of manufacturing or imports from those countries, or the imposition of additional import restrictions, could have a material adverse effect on our operations.  In addition, a change in the financial arrangement between the Company and Eralda could have a negative impact on the Company.

We cannot predict with certainty whether any of the foreign countries in which our products are currently manufactured or any of the countries in which we may manufacture our products in the future will be subject to future import restrictions by the U.S. government, including the likelihood, type or degree of effect of any such new trade restriction.  Trade restrictions, including increased tariffs or quotas, on apparel or other items sold by us could affect the importation of such merchandise and could increase the cost or reduce the supply of merchandise available to us and adversely affect our business, financial condition, results or operations and liquidity.

Our merchandise flow may also be adversely affected by financial or political instability in any of the countries in which our goods are manufactured, the potential impact of natural disasters and public health concerns, particularly on our foreign sourcing offices and manufacturing operations of our vendors, if they affect the production, shipment or receipt of merchandise from such countries.  Merchandise flow may also be adversely affected by significant fluctuation in the value of the U.S. dollar against foreign currencies or restrictions on the transfer of funds.

Our business is subject to a number of external costs that we are unable to control.

Our business is subject to a number of external costs we are unable to control, including labor costs, insurance costs, printing, paper and postage expenses, shipping charges associated with distributing merchandise to our customers and stores, retail store facility rental and construction costs, and inventory acquisition costs, including product costs, quota and customs charges.  Any increase in these or other external costs could adversely affect our financial position, results of operations and cash flows.

We have substantial debt that could adversely impact cash availability for growth and operations and may increase our vulnerability to general adverse economic and industry conditions including rising interest rates.

As of February 3, 2007, we had approximately $30 million of indebtedness.  While the vast majority of our debt does not have required principal payments until maturity, interest payments on this debt could have an adverse impact on our earnings and cash flows for as long as the indebtedness is outstanding.

Our increased indebtedness could have important consequences, including the following:

-	our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes may be impaired;

-
we must use a portion of our cash flow from operations to make interest payments on our primary lending and subordinated debt facilities, which will reduce the funds available to us for other purposes such as capital expenditures;

-
our financial position is affected, in part, by fluctuations in interest rates.  Our primary lending facility with Wells Fargo Retail Finance II, LLC has a floating interest rate.  In addition, $5 million of the $7 million in investor participation loans through this facility bears interest at the bank rate of LIBOR plus 2.5%, plus an additional 4.0%.  Increased interest rates will adversely affect our financial results and cash flow by increasing the amount of interest expense we are required to pay;

-
we may have a higher level of indebtedness than many of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

-	we are more vulnerable to general economic downturns and adverse developments in our business.

If our cash flows and capital resources are insufficient to fund our debt obligations, we may be forced to reduce or delay capital expenditure, sell assets, seek additional capital or restructure or refinance our indebtedness.

Talented personnel are critical to our success.

Our success depends to a significant extent upon our ability to retain key personnel and to continue to attract talented new personnel.  The loss of the services of one or more of our current members of senior management, or our failure to attract talented new employees, could have an adverse effect on our business.

We are dependent on a single distribution facility.

Our distribution functions for all of our stores are handled from a single facility in Norman, Oklahoma.  Any significant interruption in the operation of the distribution facility due to natural disasters, accidents, system failures or unforeseen causes could delay or impair our ability to distribute merchandise to our stores, which would cause sales to decline.

A major failure of our information systems could harm our business.

We depend on information systems to operate our website, process transactions, respond to customer inquiries, manage inventory, purchase, sell and ship goods on a timely basis and maintain cost-efficient operations.  Any material disruption or slowdown of our systems could cause information to be lost or delayed which could have a negative impact on our business.  We may experience operational problems with our information systems as a result of system failures, viruses, computer “hackers” or other causes.  We cannot assure that our systems will be adequate to support future growth.

Our financial resources are limited, and we may not be able to attract additional sources of financing.

Other than our secured bank credit facility which supports our investments in inventory and accounts receivable, our principal sources of financing from 2001 through April 2007 have been from Inter-Him, N.V. (“Inter-Him”), an entity controlled by Ronald de Waal, Howard Lester, a former director or the Company, and other directors who have invested an aggregate of $19.5 million in shares of preferred stock, have participated in $7 million of our bank financing and have invested an additional $10 million under a subordinated debt agreement, $2 million of which has been converted into additional preferred stock. The terms of the preferred stock permit the holders to elect all of our directors and the consent of the holders of the preferred stock is required for any significant actions, including additional financing.  We are substantially dependent on the support of Ronald de Waal as the owner of Inter-Him and controlling shareholder of the Company and Howard Lester for financial support as the cash which is generated from operations and our working capital facility have not been sufficient to meet the Company’s needs.  Without additional financial support, our ability to make investments in store remodeling, store expansions and major capital improvements are significantly limited.

Our outstanding preferred stock limits our ability to achieve financial returns for our holders of common stock.

As of April 26, 2007, we have outstanding five series of preferred stock with an aggregate liquidation value of $23.4 million.  Holders of preferred stock are entitled to annual dividends in the aggregate amount of approximately $2.2 million before any dividends are paid on common stock, and these dividends reduce the amount of our net income applicable to our shares of common stock.  Until we achieve net income in excess of the aggregate dividends payable to holders of preferred stock, we will continue to report net losses per share of common stock.  During 2006, the Board of Directors determined that dividends on preferred stock would cumulate rather than be declared and paid.  It is not expected that dividends will be declared or paid during 2007.

We do not expect to pay dividends on our common stock.

Due to our weak financial performance and restrictions under our existing credit agreement and preferred stock terms, we do not expect to pay dividends on our common stock for the foreseeable future.

Ronald de Waal, through his ownership of Inter-Him, N.V., which owns a majority of our outstanding preferred stock, controls the Company.

We are effectively controlled by Ronald de Waal by reason of his ownership of Inter-Him, N.V. which owns a majority of our outstanding preferred stock.  Holders of the preferred stock have the ability to elect all of the board of directors and otherwise control the policies and strategy of the Company.  The financial and business objectives of Mr. de Waal and the other holders of preferred stock as it relates to the Company may be different from those that might be beneficial to holders of common stock.  Holders of the common stock are dependent on the fiduciary duties of the Board of Directors, all of whom are elected by the holders of preferred stock, to protect their interests.

There is limited liquidity in our common stock.

In 2006, our common stock was delisted from the American Stock Exchange by reason of our failure to satisfy the financial standards for continued listing.  Our stock now trades on the over the counter Bulletin Board (“OTCBB”) but there is very limited trading in our stock and there are no analysts that report on us.  Shareholders desiring to sell or purchase common stock, especially in any significant amount may find it difficult to do so.

We are considering taking action to deregister our common stock under the Securities Exchange Act of 1934.

Our Board of Directors is considering the feasibility of our engaging in a reverse stock split or comparable transaction that would result in our common stock no longer being registered under the Securities Exchange Act of 1934 (the “1934 Act”).  This transaction is being considered in order to reduce the costs of our compliance with the reporting requirements of the 1934 Act and the potential costs of complying with the internal control provisions of Section 404 of the Sarbanes-Oxley Act.  If we engage in such a transaction, there may be an adverse effect on the market price of our common stock and there may be less information about us available to shareholders and potential investors than is currently contained in the periodic reports we file under the 1934 Act.  Such a transaction will result in our common stock no longer being eligible for trading on the OTCBB and our common stock would be traded on the over the counter “pink sheets”.

ITEM 1B.	UNRESOLVED STAFF COMMENTS

None.

ITEM 2.	PROPERTIES

Store Leases

At February 3, 2007, the Company owned the Austin outlet store and leased 42 stores.  The Company has a mortgage on the Austin outlet which had a balance of approximately $1,198,000 at February 3, 2007.  The Company believes rent payable under its store leases is a key factor in determining the sales volume at which a store can be profitably operated.  The leases typically provide for an initial term of 10 to 12 years and in many leases, renewal options exist.  In most cases, the Company pays a base rent plus a contingent rent based on the store’s sales in excess of a certain threshold (“percentage rent”), typically four to five percent of sales in excess of the applicable threshold.  Four of the leased stores open during all of 2006 operated at sales volumes above the breakpoint (the sales volume below which only base rent is payable).  The Company believes that some of the risk from any decline in future sales volume in store locations where percentage rent is currently being paid is reduced because a corresponding decline in occupancy expense would occur.

Substantially all of the leases require the Company to pay property taxes, insurance, utilities and common area maintenance charges.  The current terms of the Company’s leases, including automatic renewal options, expire as follows:

Years Leases Expire	Number of Stores
2007	3
2008	12
2009	3
2010-2012	14
2013 and later	10

The Company generally has been successful in renewing its store leases as they expire.

During 2006, the Company entered into one new store lease.  This was for a new store opened during 2006.  Management believes the terms of its leases are comparable with other similar national retailers in these locations.  Base rent (minimum rent under terms of lease) in current leases ranges from $6 per square foot to $67 per square foot annually over the terms of the leases.  The following table sets forth the fixed and variable components of the Company’s rent expense for the years indicated:

	2006	2005	2004

Base rent	$7,386,000	$7,008,000	$6,797,000
Additional rents computed as a percentage of sales	118,000	186,000	252,000

Total	$7,504,000	$7,194,000	$7,049,000

Corporate Headquarters and Merchandise Buying Office

The Company leases a 46,132 square foot building used primarily as its corporate headquarters and buying offices in Dallas, Texas.  The lease, which was amended in 2003, expires September 2010 with current monthly rent payments of $38,443, plus insurance, utilities and property taxes until September 2007 at which time monthly rent will be $40,366 plus insurance, utilities and property taxes until the expiration of the lease.  This lease contains two renewal options of five years each.  This lease has been approved by all independent directors as being on terms at or below available competitive market renewal rates.

Administrative Offices and Distribution Center

The Company leases 9,218 square feet of space used primarily as its administrative and finance offices in Norman, Oklahoma.  The lease expires October 2010 with current monthly rent payments of $6,529, plus insurance, utilities and property taxes until the expiration of the lease.  This lease contains one renewal option of five years.

The Company leases an 85,000 square foot warehouse distribution center facility located in Norman, Oklahoma.  The term of the distribution center lease expires in June 2012, with annual rent increasing on a fixed scale from $380,642 in 2006 up to a maximum of $419,552 during the final year of the lease.

ITEM 3.	LEGAL PROCEEDINGS

The Company is involved in various claims, administrative agency proceedings and litigation arising out of the normal conduct of its business.  Although the ultimate outcome of such litigation cannot be predicted, the management of the Company, after discussions with counsel, believes that resulting liability, if any, will not have a material effect upon the Company’s financial position or results of operations.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of security holders during the fourth quarter of the year covered by this report.

PART II.

ITEM 5.	MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

At April 10, 2007, there were 652 record holders of the Company’s common stock, (“Common Stock”).  The Company’s Common Stock is listed on the Over the Counter Bulletin Board under the symbol “HLDI”.  Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.  The table below presents the range of the high and low sales prices, for the periods indicated.

Quarterly Common Stock Price Ranges

2006	High	Low
1st Quarter	$0.90	$0.51
2nd Quarter	0.76	0.42
3rd Quarter	0.56	0.25
4th Quarter	0.59	0.36

2005	High	Low
1st Quarter	$1.40	$0.95
2nd Quarter	2.10	1.08
3rd Quarter	1.60	0.60
4th Quarter	1.24	0.50

Stock Performance Graph

Dividend Policy

The Company has never declared or paid cash dividends on its Common Stock and presently intends to retain all earnings for the operation and expansion of its business for the foreseeable future.  Any future determination as to the payment of cash dividends will depend on the Company’s earnings, capital requirements, financial condition and other factors as the Board of Directors may deem relevant.

The Company has five series of preferred stock outstanding issued in 2001, 2002, 2003, 2006 and 2007.  As of April 30, 2007, these shares are entitled to cumulative dividends of 10% on $6 million of preferred stock, 8% on $11.5 million of preferred stock and 13.5% on the remaining $2.0 million, subject to reduction if certain profitability targets are met.  See Note 7 to the Consolidated Financial Statements for additional information on the preferred stock.

During 2006, approximately $370,000 of preferred stock dividends and preferred stock issuance cost accretion was recorded.  Of this amount, approximately $369,000 represented preferred stock dividends paid.  Approximately $218,000 was paid in additional shares of preferred stock (as provided by the terms of the preferred stocks) and approximately $151,000 was paid in cash.  Effective May 1, 2006, the Board of Directors determined that preferred stock dividends would cumulate, rather than be declared and paid.  It is currently anticipated that preferred stock dividends will not be declared or paid in 2007.  As of February 3, 2007, approximately $1,428,000 of preferred stock dividends had cumulated, $1,419,000 of which have cumulated in additional shares.

The Company’s primary lending agreement does not currently allow for the payment of dividends on common stock.  This agreement does, however, allow for the distribution of preferred stock dividends.

ITEM 6.	SELECTED FINANCIAL DATA

The following selected consolidated financial information is for the fiscal year indicated.  The “Statements of Operation Data” for fiscal years 2006, 2005 and 2004 and the “Balance Sheet Data” as of February 3, 2007 and January 28, 2006 are derived from, and qualified by reference to, our audited financial statements which are included elsewhere in this Form 10-K.  The “Statements of Operations Data” for fiscal years 2003 and 2002 and the “Balance Sheet Data” as of January 29, 2005, January 31, 2004 and February 1, 2003, are derived from our audited financial statements which are not included elsewhere in this Form 10-K.

The following selected financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and the notes thereto, appearing elsewhere herein.

	2006	2005	2004	2003	2002
(Dollar amounts in thousands, except per share and statistical data)

Statements of Operations Data:
Sales	$86,328	88,247	89,357	91,683	89,781
Percentage (decrease) increase in total sales	(2.2)%	(1.2)%	(2.5)%	2.1%	(14.2)%

Gross margin on sales [1]	$23,697	27,059	31,714	30,768	25,443
Percentage of sales	27.5%	30.7%	35.5%	33.6%	28.4%

Net income (loss) before income taxes	$(11,230)	(5,980)	95	(5,671)	(12,789)
Percentage of sales	(13.0)%	(6.8)%	0.1%	(6.2)%	(14.2)%

Provision (benefit) for income taxes	$—	—	—	—	3,206
Percentage of sales	0.0%	0.0%	0.0%	0.0%	3.6%

Preferred stock dividends and accretion of preferred stock issuance costs	$370	1,510	1,501	1,306	863
Percentage of sales	0.4%	1.7%	1.7%	1.4%	1.0%

Net loss applicable to common stockholders	$(11,600)	(7,490)	(1,406)	(6,977)	(16,858)
Percentage of sales	(13.4)%	(8.5)%	(1.6)%	(7.6)%	(18.8)%

Net loss per common share:
Basic and diluted	$(1.86)	(1.20)	(0.23)	(1.14)	(2.77)

Other Operating Data:
Stores open at end of period	43	41	41	42	50
Increase (decrease) in comparable store sales
(52-53 week basis) [2]	(8.0)%	(4.0)%	1.9%	11.3%	(9.9)%

Balance Sheet Data:
Working capital [3]	$(5,912)	(4,869)	518	888	309
Total assets	$38,500	35,215	43,065	42,745	51,120
Total debt	$30,085	18,846	20,538	18,216	18,978
Stockholders’ deficit	$(28,567)	(17,083)	(9,594)	(8,207)	(1,456)
Stockholders’ deficit per share	$(4.59)	(2.74)	(1.54)	(1.34)	(0.24)

[1]	In accordance with retail industry practice, gross margin from sales is calculated by subtracting cost of goods sold (including occupancy and central buying expenses) from sales.
[2]
The Company considers a store comparable if it has been open for 12 full months and has not changed its square footage by more than 20%.  Closed and relocated stores are excluded from the comparable calculation beginning in the month in which the store is closed or relocated.  Renovated stores are considered comparable as long as the store square footage does not change by more than 20%.

[3]	Long-term debt is classified as current to comply with accounting pronouncement EITF 95-22. See Note 5 to the Consolidated Financial Statements for more information.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Harold’s is a multi-channel specialty retailer of ladies’ and men’s apparel, including accessories and footwear.  Harold’s markets its merchandise through retail stores, catalogs and its website at www.harolds.com.

The Company experienced decreases in comparable store sales from third quarter 2005 until midway through fourth quarter 2006.  Since that time, the Company has experienced positive comparable store sales on a comparative monthly basis.  The Company believes the causes that contributed to this disappointing financial performance include the following:

-
The merchandise assortments offered to customers in late 2005 through spring and summer of 2006 were not well received by customers.  It is believed that these assortments were too trendy and causal, therefore not appealing to the targeted customers.

-
The Company’s merchandise had been over-assorted and too much merchandise had been purchased in order to sell through inventory profitably.  This over-assortment also led to a confusing customer shopping experience.

-	In addition to the incorrect content and quantity of merchandise, the inventory did not flow into stores on a monthly basis appropriately to maximize selling.

Commencing with the fall and holiday 2006 deliveries, the Company has placed more emphasis on offering brand appropriate, classic apparel for which Harold’s is best known.  Throughout 2006, merchandise also flowed into stores approximately every 30 days, providing customers with a reason to shop more frequently and allowing the Company to reduce its potential risks with any one delivery window.  Prior to this time, deliveries were more ‘front-loaded’ into the beginning of each season.  Additionally, in 2007 the Company believes that the number of items offered and the amount of inventory purchased has been adjusted to more appropriate levels.

In October 2006, Ron Staffieri was hired as the Company’s Chief Executive Officer. Mr. Staffieri replaced interim leadership from the Company’s Board of Directors that had been in place since August 2005 when the prior CEO departed the Company.  Mr. Staffieri has extensive experience as a retail Chief Executive Officer and President prior to joining the Company.  The Company believes that having permanent, experienced leadership in place should be pivotal to its future success.  Additionally, during April 2007 the Company hired Cherryl Sergeant to the position of Executive Vice President and Chief Merchandising Officer to replace Rebecca P. Casey who departed the Company in 2006.

During 2006, the Company continued to enhance its real estate portfolio through strategic store relocations and new store openings in markets similar to those that have historically been successful.  The Company relocated three stores in 2006:  Charlotte, NC; Greenville, SC and Atlanta, GA.  Additionally, the Company opened two new stores, in Montgomery, AL and Little Rock, AR.  During 2007 the Company anticipates a relocation of a store in Houston, TX and is negotiating opportunities to potentially relocate two more stores into a superior real estate position within its core market territories.  The Company believes that in addition to refining its merchandise and related planning and allocation, it is also important to continually improve the store base in an effort to return the Company to profitability.

Results of Operations

The following table reflects items in the Company’s Statements of Operations as a percentage of sales for the periods indicated:

	53 Weeks	52 Weeks	52 Weeks
	2006	2005	2004
Sales	100.0%	100.0%	100.0%
Cost of goods sold (including occupancy and central buying expenses)	(72.5)	(69.3)	(64.5)
Gross margin	27.5	30.7	35.5
Selling, general and administrative expenses	(33.3)	(32.3)	(29.7)
Depreciation and amortization	(4.2)	(4.3)	(4.6)
Operating income (loss)	(10.0)	(5.9)	1.2
Interest expense	(3.1)	(1.7)	(1.1)
Gain on sale of building	0.1	0.8	—
Income (loss) before income taxes	(13.0)	(6.8)	0.1
Provision for income taxes	—	—	—
Net income (loss)	(13.0)%	(6.8)%	0.1%

The following table reflects the increases and decreases in Company sales for the periods indicated:

	53 Weeks	52 Weeks	52 Weeks
	2006	2005	2004

Sales (000’s)	$86,328	$88,247	$89,357

Total sales decline	(2.2)%	(1.2)%	(2.5)%
Increase (decrease) in comparable store sales [1]	(8.0)	(4.0)	1.9

Store locations:
Existing stores, beginning of period	41	41	42
Stores closed	—	—	(1)
New stores opened during period	2	—	—
Total stores, end of period	43	41	41

[1]
The Company considers a store comparable if it has been open for 12 full months and has not changed its square footage by more than 20%.  Closed and relocated stores are excluded from the comparable calculation beginning in the month in which the store is closed or relocated.  Renovated stores are considered comparable as long as the store square footage does not change by more than 20%.

During 2006, total sales decreased 2.2% as compared to a decrease of 1.2% in 2005 and a decrease of 2.5% in 2004.  Two new locations were opened during 2006 compared to no new locations in 2005, and no stores were closed in 2006 or 2005.  The Company’s spring and summer 2006 merchandise assortments were deemed too trendy and casual in nature, resulting in sales declines during the first half of the year.  Sales for the first half of 2006 declined 8.7% in total and 13.3% in comparable store sales.  However, sales in the second half increased 4.5% in total and declined only 2.7% in comparable store sales with fourth quarter comparable store sales down only 0.6% compared to a third quarter decrease in comparable store sales of 4.6%.  We believe that sales improved because of the efforts to return the merchandise to the classically-inspired roots targeting the aged forty customers for which the Company has historically been known.  Total Company sales declines were partially offset by an increase in sales in the direct division (catalog and internet) which increased from 3.6% of sales in 2005 to 5.5% of sales in 2006.

During 2005, total sales decreased 1.2% as compared to a decrease of 2.5% in 2004.  No new locations were opened during 2005 or 2004, and no stores were closed in 2005 compared to one store closure in 2004.  In September 2005, the Company’s sales declined significantly as a result of hurricanes that directly affected its stores in Louisiana, Mississippi and Texas.  During the fourth quarter of 2005, the Company experienced significant sales declines due to a shortage of gift-giving and wear-now apparel.  Adequate quantities of this merchandise were not planned or purchased.  Additionally, customers did not respond favorably to the 2005 apparel offerings.  It is believed that these assortments were too trendy, therefore not appealing to the targeted Harold’s age forty customer, and they were too casual in composition.

Gross margin represents sales less cost of products and merchandising.  Cost of products and merchandising consists primarily of product costs (e.g., product development, sourcing, inbound freight, merchandising, inventory control, inspection, warehousing, internal transfer, purchasing and receiving costs, inventory markdowns and occupancy costs for the Company’s retail stores).  The Company’s gross margin decreased to 27.5% in 2006 from 30.7% in 2005.  The decrease in the Company’s gross margin was primarily due to greater markdowns incurred in order to sell the spring and summer 2006 merchandise that was too trendy and casual in nature.  In addition, occupancy costs were higher both in aggregate and as a percentage of sales decreasing gross margin by approximately 1.1% of sales.  During 2005, the Company’s gross margin decreased to 30.7% from 35.5% in 2004, or 4.8%.  The decrease in the Company’s gross margin was primarily due to greater markdowns incurred as a percent of sales in order to sell merchandise that was not well received by customers, combined with increased markdowns to sell carryover merchandise from the prior year.

Selling, general and administrative expenses consist primarily of retail store selling costs, costs to produce, print and distribute direct response catalogs, as well as corporate administrative costs.  Selling, general and administrative expenses (including advertising and catalog production costs) increased to 33.3% of sales in 2006 compared to 32.3% of sales in 2005.  In the aggregate, total selling, general and administrative expenses were approximately $200,000 higher in 2006 than in 2005 partially due to fiscal 2006 being a 53-week year compared to a 52-week year for fiscal 2005.  However, the lack of sales leverage resulted in the percentage of sales rising from 2005 to 2006.  In addition, advertising expenses increased approximately $400,000 from 2005 to 2006 and the Company incurred additional expenses associated with efforts to acquire new customers to advertise additional clearance activities.  Selling, general and administrative expenses increased to 32.3% of sales in 2005 compared to 29.7% of sales in 2004.  The increase in selling, general and administrative expenses is primarily due to $500,000 of severance to the former Executive Vice President – Trend and Design, increased advertising spending of approximately $700,000 and expenses associated with conducting two additional warehouse sale events.  In addition, the Company recorded approximately $551,000 of leasehold improvement write downs principally for store relocations.

In October 2005, the Company closed on the sale of its Norman, Oklahoma office building to Asp Street Investments, LLC, an independent third party, for cash proceeds of $1.25 million.  As a result of the sale, the Company realized a gain in the amount of approximately $850,000.  Because this was a sale-leaseback transaction, approximately $721,000 of this amount was recognized in 2005 and the remaining $129,000 was deferred.  Of the $129,000, $73,000 was recognized during 2006 and the remaining $56,000 will be recognized in 2007.

Since the Company has not been in an expansion mode for several years and only anticipates modest store openings or closings in the foreseeable future, we would expect our depreciation to remain relatively constant going forward as it did when comparing 2005 to 2006.

Total 2006 interest expense increased approximately $1,233,000 from 2005 due to higher average interest rates on the Company’s outstanding borrowings and higher average outstanding debt balances.  The average interest rate on total outstanding debt was 9.17% in 2006, compared to 6.53% in 2005.  The average balance on total outstanding debt was $27,045,000 in 2006, compared to $22,272,000 in 2005.  The increase in average debt balances resulted principally from lower sales and greater losses.  Total 2005 interest expense increased approximately $477,000 from 2004 due to higher average interest rates on the Company’s outstanding borrowings and higher average outstanding debt balances.  The average interest rate on total outstanding debt was 6.53% in 2005, compared to 4.73% in 2004.  The average balance on total outstanding debt was $22,272,000 in 2005, compared to $20,663,000 in 2004.  The increase in average debt balances resulted principally from lower sales.

The Company’s effective income tax rate was 0% in 2006, 2005 and 2004.  The Company maintains a valuation allowance to fully provide for all remaining deferred tax assets because the Company’s history of operating losses makes the realization of these assets uncertain.  It is expected that such amounts could be utilized for tax purposes against any operating income in the foreseeable future.

Cash Flows

Cash Flows From Operating Activities.  During 2006, net cash used in operating activities was $10,804,000 as compared to net cash provided by operating activities in 2005 of $2,943,000.  The decrease in cash flows in 2006 are primarily attributed to a increase in merchandise inventories of $2.7 million and a $5 million increase in the Company’s net loss.  Inventory increased $2.7 million from 2005 to 2006 primarily due to higher receipts of spring merchandise into 2006 than 2005 due to the 53rd week in 2006.

Cash Flows From Investing Activities.   For 2006, net cash used in investing activities was $2,673,000 as compared to $230,000 in 2005.  The increase is attributed to a $1.2 million decrease in proceeds from the disposal of property and equipment due to the sale of a building in Norman, Oklahoma during 2005 with no similar transaction during 2006, combined with increased capital expenditures by $1.2 million in 2006.  Capital expenditures during 2006 and 2005 were invested principally in remodeling of existing stores and equipment expenditures in existing operations and a new point-of-sale system during 2006.  During 2006, the Company relocated three stores:  Charlotte, NC; Greenville, SC and Atlanta, GA.  Additionally, the Company opened two new stores, in Montgomery, AL and Little Rock, AR.  Capital expenditures were approximately $2.7 million in 2006 and approximately $1.5 million in 2005.

Cash Flows From Financing Activities.  During 2006, the Company made periodic borrowings under its revolving credit facility to finance its inventory purchases, product development and private label programs, store remodeling and equipment purchases for the year (see “Liquidity”).

The Company has a line of credit with its bank.  This line had average balances of $23,778,000 and $20,540,000 for 2006 and 2005, respectively.  During 2006, this line of credit had a high balance of $28,225,000 and a balance of $22,227,000 as of February 3, 2007.  The balance at April 1, 2007 was approximately $25,938,000.

During 2006, the Company engaged in financings through its principal investors, Ronald de Waal and Howard Lester through their jointly owned entity, RonHow LLC (“RonHow”).  In August 2006, the Company and RonHow agreed to establish a $10 million subordinated debt facility, and $5 million was funded for general working capital purposes under the facility.  In January 2007, an additional $2 million was funded under the facility, bringing the total amount outstanding at that time to $7 million in aggregate.

In April 2007, the Company took steps to enhance its working capital by entering into additional financings with RonHow and amended the credit facility with its primary lender, Wells Fargo Retail Finance II, LLC (“WFRF”). RonHow advanced to the Company an additional $3 million (“Additional Advance”) pursuant to the terms of the existing Subordinated Loan Agreement (“Loan Agreement”) between the Company and RonHow dated August 31, 2006, bringing the total loan balance outstanding to $10 million (the “Loan”). The Loan is repayable in accordance with the original terms of the Loan Agreement at maturity on May 31, 2010.  The additional $3 million will be used for working capital.  The interest rate on the first $7 million in advances is payable at the rate of 13.5% per year.  The interest rate on the Additional Advance was increased to 18% and the amount of the Loan was increased to $12 million plus the amount of any interest converted into principal in accordance with the existing terms of the Loan. In addition:

-
RonHow agreed to defer $1 million in cash interest payments on all of the outstanding principal of the Loan, which will be added to the principal of the Loan as permitted under the existing terms and be payable at maturity.

-	RonHow convert $2 million of the existing Loan bearing interest at 13.5% into a new series of preferred stock with $2 million of stated value, 2007-A Senior Preferred Stock.

-	The Additional Advance is convertible at RonHow’s option into $3 million of stated value of another new series of preferred stock, 2007-B Senior Preferred Stock.

-	WFRF agreed to reduce the block on daily excess availability from $1 million to $500,000, effectively providing the Company with an additional $500,000 of borrowing capacity.

Dividends on the new preferred stocks will accrue for the Series 2007-A at 13.5% of stated value and for the Series 2007-B at 18.0% of stated value, in each case in the same manner as the Company’s authorized Series 2006-B.  RonHow will have the option to elect whether each quarterly dividend is cumulated or paid in cash or additional shares (“PIK”), or a combination of cash and PIK shares.  The shares will be initially convertible into common stock at a conversion price of 66.667% of the trailing 20-day average market price (as defined in the  certificates of designation for each Series in a manner the same as the 2006-B Preferred Stock) of the Company’s common stock on the date such shares are issued by the Company either directly, in the case of Series 2007-A, or, in the case of Series 2007-B, pursuant to RonHow’s exercise of its option to acquire Series 2007-B. For PIK shares issued in lieu of cash dividends, the conversion price will be 66.667% of the trailing 20-day average market price at time of payment of such PIK shares.  The 2007-A Preferred Stock is initially convertible at $0.2357 per share.  The Series 2007-A and Series 2007-B Senior Preferred Stock have equal priority, but have priority over all other equity securities of the Company, including other series of preferred stock outstanding, as to dividends and proceeds upon liquidation, and have voting and other rights substantially identical to the existing Series 2006-B Preferred Stock, including voting rights on an as-converted basis.  See Note 5 to the Consolidated Financial Statements for further information on the Company’s capital and debt structure.

The Company has no off-balance sheet arrangements or transactions with unconsolidated, limited purpose entities, nor does it have any undisclosed material transactions or commitments involving related persons or entities.

Liquidity and Capital Resources

The Company considers the following as measures of liquidity and capital resources as of the dates indicated (dollars in thousands).

	Year end
	2006	2005

Working capital (000’s)	$(5,912)	$(4,000)
Current ratio	.83:1	.86:1
Ratio of working capital to total assets	(.15):1	(.11):1
Ratio of long-term debt (including current maturities) to stockholders’ deficit	(3.37):1	(132.72):1

Cash flow from operations and proceeds from credit facilities represent the Company’s sources of liquidity, supplemented in 2006 and prior periods by issuances of preferred stock and extensions of credit through participation in the existing credit facility and a subordinated debt agreement by the Company’s two primary preferred shareholders.  In order to preserve cash, the Company’s Board of Directors has determined that it will suspend cash dividends on any preferred stock until further notice.  All holders of preferred stock who were previously electing cash dividends advised the Company of their willingness to accept this decision.  Management anticipates all these sources of liquidity to be adequate for the maintenance of current operating levels for the next 12 months, but additional liquidity is expected to be needed to support store expansion and remodeling or increases in inventory.  Since 2001 through year end 2006, the Company has sold $19.5 million of preferred stock primarily to two investors, its two largest investors have participated in an additional $7 million of bank financing with the Company’s primary lender and these investors have also lent the Company $7 million under a subordinated debt agreement.  Although the Company’s primary investor has indicated a willingness to increase his commitment if needed, there can be no guarantees or assurances that this funding will continue to be available.  See “Strategy and Liquidity Update” below for additional information about funding provided to the Company by these two investors in 2007.  The Company’s capital expenditures budget for 2007 is approximately $2,000,000 to be used for the purchase of fixtures and equipment as well as store remodeling and expansion expenses.

See Note 5 to the Consolidated Financial Statements for information about restrictions and covenants under the Company’s revolving line of credit and Note 7 concerning the terms of the Company’s outstanding preferred stock.

Strategy and Liquidity Update

As reflected in the accompanying financial statements, the Company reported a net loss of $11 million in 2006, a net loss of $6 million in 2005 and a net profit of $95,000 in 2004.  In light of the inconsistent financial performance, the Company has undertaken strategic initiatives to improve its financial results and liquidity which are described above under “Overview”.  In addition, the Company has received additional funding from its principal shareholders as discussed above under “Cash Flows - Cash Flows from Financing Activities.”

Until the Company is able to restore its profitability, it will remain dependent on RonHow for additional financing.  See Note 5 and Note 7 for information about the Company’s financing arrangements with RonHow.

Seasonality

The Company’s business has historically followed a seasonal pattern, peaking three times per year during early spring (March through April), the early fall (September through October) and holiday (Thanksgiving through Christmas) periods.  During 2006, approximately 53% of the Company’s sales occurred during the third and fourth quarters as did 45% of the Company’s cumulative net loss applicable to common stockholders.  The operating losses in first and second quarters of 2006 were exacerbated by sales issues due to the Company’s spring and summer 2006 merchandise being too trendy and casual in nature, resulting in sales below plan and excessive markdowns to sell the inventory.

Inflation

Inflation affects the costs incurred by the Company in its purchase of merchandise and in certain components of its selling, general and administrative expenses.  The Company attempts to offset the effects of inflation through price increases and control of expenses, although the Company’s ability to increase prices is limited by competitive factors in its markets.  Inflation has had no meaningful effect on sales or net earnings of the Company.

Critical Accounting Policies

The Company believes the following are its most significant accounting policies which are important in determining the reporting of transactions and events:

The Consolidated Financial Statements and Notes to Consolidated Financial Statements contain information that is pertinent to Management’s Discussion and Analysis.  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Changes to these assumptions and estimates could have a material effect on the Company’s consolidated financial statements.  However, the Company believes it has taken reasonable but conservative positions, where assumptions and estimates are used, in order to minimize the negative financial impact to the Company that could result if actual results vary from the assumptions and estimates.  In management’s opinion, the areas of the Company where the most significant judgment is exercised is in the allowance for doubtful accounts related to the Company’s proprietary credit card program, the valuation of inventory, asset impairment estimates and revenue recognition.  The selection, application and disclosure of the following critical accounting estimates have been discussed with the Company’s audit committee.

In 2006, approximately 31% of the Company’s net retail sales were made under its proprietary credit card program, which resulted in customer accounts receivable balances of approximately $6,068,000 at February 3, 2007.  The Company has significant experience in managing its credit card program.  Each month, the Company reviews all of its credit card accounts and writes off those deemed uncollectible.  The allowance for uncollectible accounts is maintained and periodically reviewed.  The allowance is primarily based on account write-off trends and aging information.  The Company does not expect actual results to vary significantly from its estimate.

The Company uses the retail inventory method.  Under this method, the Company records markdowns to value merchandise inventories at net realizable value.  The Company closely monitors actual and forecasted sales trends, current inventory levels, and aging information by merchandise categories.  If forecasted sales are not achieved, additional markdowns may be needed in future periods to clear excess or slow-moving merchandise, which may result in lower gross margins.

When a store experiences unfavorable operating performance, the Company evaluates whether an impairment charge should be recorded.  A store’s assets are evaluated for impairment by comparing the store’s estimated undiscounted cash flows to the assets’ carrying value.  If the cash flows are not sufficient to recover the carrying value, the assets are written down to fair value.  Impairment losses associated with these reviews have not been significant.  However, if comparative store sales decline, future impairment losses could be significant.

Sales from store locations represented 94% of the Company’s total sales for 2006.  These sales are recognized at the time of the customer’s purchase.  Sales are net of returns and exclude sales tax.  The Company’s direct catalog and internet sales represented about 6% of the total sales during 2006.  These sales are recognized at the time the order is shipped to the customer.  Gift card sales are recognized as revenue when the gift card is redeemed, not when it is sold.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, (“SFAS 123(R)”).  This Statement requires companies to expense the estimated fair value of stock options and similar equity instruments issued to employees in its financial statements.  The Company adopted the provisions of SFAS 123(R) using the modified prospective application method beginning on the first day of fiscal 2006.  Under SFAS 123(R), the Company records stock-based compensation expense based on the grant-date fair value estimated in accordance with the original provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, and previously presented in the pro forma footnote disclosures, for all options granted prior to, but not vested as of, the adoption date. In addition, the Company records compensation expense for the share-based awards issued after the adoption date in accordance with SFAS 123(R). As of February 3, 2007, the unrecognized compensation expense related to the unvested portion of our stock options was approximately $308,000 which is expected to be recognized over a weighted average period of 3.6 years.  Note 1 to the Consolidated Financial Statements for additional information on stock-based compensation.

Recent Accounting Pronouncements

In June 2006, the FASB Emerging Issues Task Force (“EITF”) reached a consensus on EITF No. 06-3, “How Sales Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation).”  The EITF reached a consensus that a company should disclose its accounting policy (i.e., gross or net presentation) regarding presentation of taxes within the scope of this Issue.  If taxes included in gross revenues are significant, a company should disclose the amount of such taxes for each period for which an income statement is presented.  The consensus position is effective for the first annual or interim reporting period beginning after December 15, 2006.  The disclosures are required for annual and interim financial statements for each period for which an income statement is presented.  The Company will be required to disclose its accounting policy regarding presentation of taxes beginning with the first quarter of 2007.

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”  This Interpretation sets forth a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The Interpretation is effective for fiscal years beginning after December 15, 2006.  We have not yet analyzed the impact this Interpretation will have on our financial condition, results of operations, cash flows or disclosures.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS No. 157 does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements.  The provisions of SFAS No. 157 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings.  The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007.  The Company is currently evaluating the standard but does not anticipate the adoption of this standard will have a material impact on its 2007 financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB No. 108).  SAB No. 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.  It requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures.  The provisions of SAB No. 108 must be applied to annual financial statements no later than the first fiscal year ending after November 15, 2006.  The adoption of SAB 108 did not have a material impact on the Company’s February 3, 2007 financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”).  SFAS No. 159 allows companies the choice to measure many financial instruments and certain other items at fair value.  This gives a company the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.  The Company is currently reviewing the impact of SFAS No. 159 but does not anticipate the adoption of this standard will have a material impact on its 2007 financial statements.

Contractual Obligations

The following table reflects certain of the Company’s contractual obligations as of February 3, 2007.

	Contractual Obligations due by Period (In Thousands)

Contractual Obligations	Total	Less than 1 year		1-3 years	3-5 years	More than 5 years
Long-term debt	$30,085	$22,502	[1]	$278	$6,443	$862
Store leases [2]	25,469	6,304		9,549	5,119	4,497
Operating leases (other than stores)	4,338	1,039		1,918	1,206	175
Purchase obligations [3]	512	272		215	25	—
Estimated interest payments [4]	26,235	3,739		7,466	7,447	7,583

Total	$86,639	$33,856		$19,426	$20,240	$13,117

[1]
The expiration of the Company’s loan agreement, which represents the overwhelming majority of this amount, is February 5, 2010.  It is unlikely such debt will be repaid within one year.  See Note 5 to the Consolidated Financial Statements for further information

[2]	Store leases are based on minimum rents exclusive of percentage rent based on sales which could increase rental expense.

[3]	Purchase obligations are comprised mainly of an agreement to purchase a new point-of-sale system, a consulting agreement with the Chairman Emeritus of the Company and software maintenance agreements.

[4]	Estimated interest payments are based on projected debt balances and using current interest rates.

The foregoing table does not include contractual commitments pursuant to executory contracts for products and services such as telephone, data, computer maintenance and other regular payments pursuant to contracts that are expected to remain in existence for several years but as to which the Company’s obligations are contingent upon the Company’s continued receipt of the contracted products and services.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements as defined by Item 303(a)(4) of Regulation S-K.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about the Company’s potential exposure to market risks.  The term “market risk” for the Company refers to the risk of loss arising from adverse changes in interest rates and various foreign currencies.  The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses.  This forward-looking information provides indicators of how the Company views and manages its ongoing market risk exposures.

Interest Rate

At February 3, 2007, the Company had debt outstanding of approximately $30.1 million.  Of this amount, $22.2 million bears interest at a variable rate, which averaged approximately 7.88% during 2006.  A 10% increase in short-term interest rates on the variable rate debt outstanding at February 3, 2007 would approximate 92 basis points.  Such an increase in interest rates would increase the Company’s interest expense by approximately $204,000 assuming borrowed amounts remain outstanding.

The above sensitivity analysis for interest rate risk excludes accounts receivable, accounts payable and accrued liabilities because of the short-term maturity of such instruments.  The analysis does not consider the effect this movement may have on other variables including changes in sales volumes that could be indirectly attributed to changes in interest rates.  The actions management would take in response to such a change are also not considered.  If it were possible to quantify this impact, the results could well be different than the sensitivity effects shown above.

The table below provides information about the Company’s debt obligations that are sensitive to changes in interest rates:

Expected Maturity
(In thousands)

	2007	2008	2009	2010	2011	Thereafter	Total

Long-term debt:
Variable Rate [1]	$22,227	$—	$—	$—	$—	$—	$22,227
Weighted Average Interest Rate	7.88%	—	—	—	—	—

[1]
Although the Company’s line of credit with WFRF does not expire until February 2010, the Company has classified its borrowings under its line of credit as current in its consolidated balance sheets due to the terms of its agreement with the lender.  Under the bank agreement, there is an acceleration clause which potentially allows the bank to demand immediate payment of all outstanding borrowings upon the occurrence of a material adverse change in the Company’s operations or financial position.  In addition, the Company is required to maintain a lock-box agreement with the bank whereby all cash received is applied against current borrowings.  See Note 5 to the Consolidated Financial Statements for further information.

Foreign Currency

Substantially all of the Company’s purchases are priced in U.S. dollars.  However, some European purchases are denominated in local currency and, therefore, are subject to the fluctuation in currency exchange rates.  From time to time the Company utilizes forward exchange contracts to secure firm pricing related to purchase commitments to be denominated in foreign currencies.  The contracts are of varying short-term durations and amounts include a window delivery feature, which provides the Company with an option to enter into a swap agreement in the event that all of the currency is not utilized at the end of the contract’s delivery term.  The

Company’s objective in managing its exposure to foreign currency exchange rate fluctuations is to reduce the impact of adverse fluctuations in earnings and cash flows associated with foreign currency exchange rate changes.  The principal currency hedged is the Italian lira.  The Company regularly monitors its foreign exchange exposures to ensure the overall effectiveness of its foreign currency hedge positions.  However, there can be no assurance the Company’s foreign currency hedging activities will substantially offset the impact of fluctuations in currency exchange rates on its results of operations and financial position.

The Company had no foreign exchange instruments outstanding at February 3, 2007; therefore, a sensitivity analysis would result in no impact to earnings.  Anticipated transactions, firm commitments, and accounts payable denominated in foreign currencies would be excluded from the sensitivity analysis.  Additionally, as the Company utilizes foreign currency instruments for hedging anticipated and firmly committed transactions, a loss in fair value for those instruments is generally offset by increases in the value of the underlying exposure.  Foreign currency fluctuations did not have a material impact on the Company during 2006, 2005 or 2004.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See the Consolidated Financial Statements included in this report immediately following the Signature Page to this Report.

ITEM 9.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND CONSOLIDATED FINANCIAL DISCLOSURE

None.

ITEM 9A.	CONTROLS AND PROCEDURES

The Company’s Principal Executive Officer and Principal Financial Officer have reviewed and evaluated the effectiveness of the Company’s disclosure controls and procedures (as defined in Exchange Act Rule 240.13a-15(e) and 15d-15(e)) as of the end of the period covered by this report.  Based on that evaluation, the Principal Executive Officer and the Principal Financial Officer have concluded that the Company’s current disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms.

These disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file or submit is accumulated and communicated to management, including the principal executive officer and the principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

During the fourth quarter of 2006, no change occurred in our internal control over financial reporting that materially affected, or is likely to materially affect, our internal control over financial reporting.

ITEM 9B.	OTHER INFORMATION

None.

PART III.

ITEM 10.	DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors

The following is certain biographical information relating to each existing director of the Company.  Directors are elected annually in the manner described below and hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or their earlier resignation or removal.

James D. Abrams, age 62, has been a director since 2002.  He is an attorney with the Columbus, Ohio law firm of Chester, Willcox & Saxbe, LLP, a position he has held since May 2003.  He is a Certified Public Accountant and MBA, and is admitted to the Ohio Bar and District of Columbia Bar.  From 1972 to 2001, Mr. Abrams has had extensive business and professional experience.  At the beginning of his career, he was employed by Touche Ross & Co. (currently Deloitte & Touche) rising to the level of Manager, National Services Director-Retailing and Manufacturing.  Mr. Abrams also served as Chief Financial Officer for Gap, Inc., until 1979, and Williams-Sonoma, Inc. until 1988.  From 1988 to 2001, he served in various capacities, including President of Biobottoms, Inc., Vice President of Kids Marketing at Genesis Direct, and as a consultant for other catalog and retail concerns.

Robert L. Anderson, age 65, has been a director since 2000.  He has served as President of Ronus, Inc., a privately owned investment firm, since 1997.  From 1982 to 1997, Mr. Anderson was a Partner at Price Waterhouse, serving as Partner-in-Charge of the Real Estate Practice.   From 1964 to 1981, Mr. Anderson was with Arthur Andersen, his last capacity served being Partner-in-Charge of the Tax Specialty Group specializing in foreign real estate investments in the United States.

William E. Haslam, age 48, has been a director since 2001.  He is the elected mayor of Knoxville, Tennessee since December 2003.  He served as President of Pilot Corporation, a national retail operator of convenience stores and travel centers based in Knoxville, Tennessee from 1980 to 1999.   From 1999 to 2001, he was Chief Executive Officer of Saks Direct, the former e-commerce catalogue division of Saks Fifth Avenue.   Mr. Haslam was appointed as Non-Executive Chairman of the Board of Harold’s Stores, Inc. in September 2001.

Clark J. Hinkley, age 65, has been a director since 2001.  He joined the Company as Chief Executive Officer in February 2001 and served in that position until February 2004.  He also served as a merchandising consultant to the Company from February 2006 through January 2007.  From 1998 to 2001, Mr. Hinkley was Executive Vice President-Merchandising at the Children’s Place.  From 1987 to 1997, Mr. Hinkley was Executive Vice President and a member of the board of directors at Talbot’s, when that company grew from 112 to 620 stores with volume increasing from $200 million to $1.2 billion.  Prior to this time, he was a merchandising executive at Dayton Hudson from 1963 to 1987.

Margaret A. Gilliam, age 68, has been a director since 2001.  She  is President of Gilliam & Co., business advisors, a company she founded in 1997.  She is also publisher of Gilliam Viewpoint, a monthly publication devoted to developments in the retail industry.  Prior to 1997, she spent 21 years with Credit Suisse’s predecessor U.S. companies, beginning with The First Boston Corporation, where her last position was Director, Equity Research and Senior Analyst for retail trade and soft goods.  Before joining First Boston, Ms. Gilliam spent ten years with Goldman Sachs and five years with three small institutional brokerage firms in succession.  Ms. Gilliam currently serves on the board of directors at Horizon Group Properties, Inc., a real estate company specializing in outlet malls.

Leonard M. Snyder, age 59, has been a director since 2000.  He served as the Interim Chief Executive Officer at the Company August 2005 through September 2006.  He has been a marketing and management consultant since January 1995.  He served as Chairman and Chief Executive Officer of One Price Clothing Stores, Inc. from 2001 until 2003.  From 1998 to 2001, he was Non-Executive Chairman of the board of directors of One Price Clothing Stores, Inc.  From 1987 to 1994, Mr. Snyder served as Chairman and Chief Executive Officer of Lamonts Apparel, Inc.  Prior to his tenure at Lamonts, Mr. Snyder held executive positions with Allied Stores.  Mr. Snyder is also a member of the board of directors of Paper Calmenson & Company, a diversified steel company.

As previously disclosed, on August 25, 2005 the Securities and Exchange Commission (“SEC”) filed a civil complaint in the United States District Court, District of South Carolina, Spartanburg Division against Mr. Snyder and certain other former officers of One Price Clothing Stores, Inc. (“One Price”), alleging various violations of the federal securities laws relating to alleged overstatements of One Price’s inventory levels in 2003.  The SEC’s complaint seeks injunctive relief, unspecified disgorgement, civil penalties and an order barring each defendant from serving as an officer or director of other public companies.  One Price operated a chain of discount retail clothing stores and filed a voluntary bankruptcy petition in February 2004.  The SEC’s complaint is a public document and the SEC has issued a press release relating to its allegations which is available on the SEC’s website.  Mr. Snyder has advised the Board of Directors that he denies the SEC allegations.  It is unclear when this matter may be resolved.

Ronald S. Staffieri, age 57, has served as a director and Chief Executive Officer of the Company since October 2006.  He was Chief Executive Officer at Rag Shops, Inc. from January 2005 to July 2006.  From 2003 to 2004, he was President of Michael’s Stores, Inc.  He was President of Waldenbooks (a division of Borders Group, Inc.) from 1998 to 2003 and Chief Administrative Officer of Borders Group, Inc. from 1997 to 1998.  From 1994 to 1997 he was Chief Executive Officer of Lil’ Things, and from 1990 to 1994 he was President and Chief Executive Officer of Kaybee Toy Stores, Inc.  Prior to 1990, Mr. Staffieri served in various management positions.  He began his retail career in 1972 at Abraham & Straus.

Arrangements Regarding Nomination and Election of Directors

Under the terms of their respective Certificates of Designation of the Company’s outstanding series of preferred stock, consisting of the Amended Series 2001-A Preferred Stock (“2001-A Preferred Stock”), Series 2002-A Preferred Stock (“2002-A Preferred Stock”), Series 2003-A Preferred Stock (“2003-A Preferred Stock”), Series 2006-A Preferred Stock (“2006-A Preferred Stock”), and Series 2007-A Preferred Stock (“2007-A Preferred Stock”):

(i)  the holders of 2001-A and 2002-A Preferred Stock are entitled to elect, as a single voting class, a number of members of the Company’s Board of Directors such that the number of directors so elected by the holders of the 2001-A and 2002-A Preferred Stock represents a percentage of the total membership of the Board of Directors that equals, as nearly as practicable, the percentage of the Common Stock represented by the outstanding 2001-A and 2002-A Preferred Stock on an as-converted to Common Stock basis, assuming full conversion of all Preferred Stock (currently approximately 23.42%);

(ii)  the holders of 2003-A Preferred Stock are entitled to elect, as a single class, a number of members of the Company’s Board of Directors such that the number of directors so elected by the holders of the 2003-A Preferred Stock equals, as nearly as practicable, the percentage of the Common Stock represented by the 2003-A Preferred Stock on an as-converted basis, assuming full conversion of all Preferred Stock (currently approximately 15.96%);

(iii)  the holders of 2006-A Preferred Stock are entitled to elect, as a single class, a number of members of the Company’s Board of Directors such that the number of directors so elected by the holders of the 2006-A Preferred Stock equals, as nearly as practicable, the percentage of the Common Stock represented by the 2006-A Preferred Stock on an as-converted basis, assuming full conversion of all Preferred Stock (currently approximately 12.27%); and

(iv)  the holders of 2007-A Preferred Stock are entitled to elect, as a single class, a number of members of the Company’s Board of Directors such that the number of directors so elected by the holders of the 2007-A Preferred Stock equals, as nearly as practicable, the percentage of the Common Stock represented by the 2006-A Preferred Stock on an as-converted basis, assuming full conversion of all Preferred Stock (currently approximately 27.89%).

The authorized number of directors of the Company is currently seven, and under these separate voting rights, the holders of the 2001-A and 2002-A Preferred Stock are entitled to elect two of the Company’s seven authorized directors, the holders of the 2003-A Preferred Stock are entitled to elect one of the Company’s seven authorized directors, the holders of the 2006-A Preferred Stock are entitled to elect one of the Company’s seven authorized directors, the holders of the 2007-A Preferred Stock are entitled to elect two of the Company’s seven authorized directors, and the holders of Common Stock and issued and outstanding preferred stock, voting together as a single class, are entitled to elect the remaining one authorized director.

The 2007-A Preferred Stock was not issued at the last date directors were elected.  The following sets forth which directors are serving as directors of which group based on the last election of directors at the 2006 annual meeting of shareholders: Robert L. Anderson and William E. Haslam are currently serving as the 2001-A and 2002-A Preferred Stock directors, Margaret A. Gilliam and Clark J. Hinkley are currently serving as the 2003-A Preferred Stock directors, Leonard M. Snyder is currently serving as the 2006-A Preferred Stock director; Ronald S. Staffieri was elected to the Board by the remaining directors when he became Chief Executive Officer; and James D. Abrams was elected as a director by the holders of Common Stock and issued and outstanding Preferred Stock.

Rebecca Powell Casey, a former officer and director of the Company, was a party to an Amended and Restated Voting Agreement (the “Voting Agreement”) with Inter-Him N.V. and W. Howard Lester, who are holders, directly or indirectly, of Common Stock and 2001-A, 2002-A, 2003-A, 2006-A and 2007-A Preferred Stock. Pursuant to the Voting Agreement, Inter-Him N.V. and Mr. Lester agreed to vote or act with respect to all shares of capital stock of the Company presently or thereafter owned by them, so as to elect as a director of the Company one individual selected by Ms. Casey, for so long as certain members of Ms. Casey’s family, including certain trusts for the benefit of such persons or their lineal descendants, owned at least 10% of the Common Stock of the Company (assuming for such purpose conversion in full of all shares of Issued and Outstanding Preferred Stock into Common Stock). As a result of the issuance of shares of Series 2007-A Preferred in April 2007, Ms. Casey’s family members’ ownership in the Company, assuming full conversion, fell below this 10% threshold, which resulted in the termination of the Voting Agreement.  Accordingly, Ms. Casey no longer has the right to designate a director of the Company pursuant to the terms of the Voting Agreement.

Executive Officers

The executive officers of the Company are as follows:

Name	Age	Principal Position
Ronald S. Staffieri	57	Chief Executive Officer
Kenneth C. Row	42	Executive Vice President – Marketing
Jodi L. Taylor	44	Chief Financial Officer and Secretary
Curtis E. Elliott	43	Vice President – Planning and Allocation
Mary E. Davich	48	Vice President – Ladies’ Merchandising

The executive officers of the Company are appointed by the Board of Directors and serve at its discretion, subject to the terms of any individual contracts.  The following is a brief description of the business background of each of the executive officers who is not also a director of the Company.  For biographical information concerning Ron Staffieri, see “Directors, Executive Officers and Corporate Governance -- Directors.”  All of our executive officers are citizens of the United States.  The business address and telephone numbers of the Company and our executive officers is:  HAROLD’S STORES, INC., 5919 MAPLE AVENUE, DALLAS, TEXAS  75235 (214) 366-0600.

Kenneth C. Row was appointed Executive Vice President – Marketing of the Company in 1992.  Prior to that time and since 1988, Mr. Row was Vice President – Marketing of the Company.  Mr. Row has been employed by the Company and its predecessors in various managerial positions since 1986.  His primary responsibilities include marketing and store visual merchandising and design.

Jodi L. Taylor was appointed as Chief Financial Officer in March 1998.  Prior to that time, she served as Chief Financial Officer, Secretary and Treasurer of Baby Superstore, Inc.  In 1997 Baby Superstore was acquired by Toys “R” Us, Inc. and Ms. Taylor remained as an executive involved with the merger and transition until joining Harold’s Stores, Inc. in 1998.  Ms. Taylor is a CPA who worked for Deloitte Haskins and Sells (now Deloitte & Touche) for 2 1/2 years before joining Baby Superstore in 1986.

Curtis E. Elliott has served as Vice President – Planning and Allocation since 1997.  Prior to that time, he worked for Comshare Retail, Incorporated as Project Manager and Senior Retail Consultant before joining Charming Shoppes, Inc. as the Division Director of Planning for the Men’s and Kids’ Division in 1995.

Mary E. Davich has served as Vice President – Ladies’ Merchandising since August 2004.  She began her career with the Company in 1994 as a ladies’ top buyer and subsequently served as Director – Ladies’ Merchandise, from 2002 until August 2004.  Prior to joining Harold’s, Ms. Davich worked in various merchant roles at Marshall Fields, Wilson’s Leather and The Broadway.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and persons who beneficially own more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company.  Officers, directors and greater than 10% beneficial owners are required by regulation to furnish to the

Company copies of all Section 16(a) reports they file. Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during 2006, to the Company’s knowledge all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners during 2006 were complied with on a timely basis, except as follows:

Each of W. Howard Lester and William E. Haslam were late in filing a Form 4 for 2002-A and 2003-A preferred stock dividends received in April 2006.  James D. Abrams was late in filing a Form 4 in conjunction with the purchase of the Company’s Common Stock in June 2006.

Code of Ethics

The Company has a Code of Business Conduct and Ethics that applies to all of Harold’s associates including its Chief Executive Officer and its Chief Financial Officer/Principal Accounting Officer.  A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.harolds.com.

Audit Committee

The Company’s Board of Directors has a standing Audit Committee whose functions include reviewing internal controls and approving the selection and retention of the Company’s independent registered public accounting firm, reviewing with such firm the plan for and results of its audit of the Company’s consolidated financial statements and determining the independence of such firm.  During 2006, the Audit Committee was comprised of Mr. Abrams, as Chair, Mr. Haslam and Ms. Gilliam until November 2006 when Mr. Haslam was replaced by Mr. Snyder.  The Board of Directors has determined that Mr. Abrams is a “financial expert,” as contemplated by the rules of the Securities and Exchange Commission.

ITEM 11.	EXECUTIVE COMPENSATION

Director Compensation

The following table sets forth information with respect to the persons serving on the Board of Directors at any time during 2006:

Name	Fees Earned or Paid in Cash ($) [1]	Option Awards ($) [2]	All Other Compensation ($)	Total ($)
James D. Abrams	$33,000	$1,054	—	$34,054
Robert L. Anderson	23,000	1,054	—	24,054
Rebecca Powell Casey [3]	17,000	1,054	—	18,054
Margaret A. Gilliam	32,500	1,054	—	33,554
William E. Haslam	28,766	1,054	—	29,820
Clark J. Hinkley [4]	—	1,054	$141,167	142,221
Leonard M. Snyder [5]	8,734	—	—	8,734
Ronald S. Staffieri [6]	—	—	—	—

[1]
Our 2006 standard compensation for non-employee directors consisted of an annual retainer of $20,000, payable quarterly in cash.  The Audit Committee Chairperson receives an additional $5,000 retainer, and other members of the Audit Committee receive an additional $3,500 retainer.  All members of the Audit Committee receive $1,000 per in-person meeting attended ($500 if telephonic).  For all other committees, there are no fees for meetings so long as meetings are conducted in conjunction with regularly scheduled Board meetings.  All other committee members are compensated $500 for any telephonic meetings attended.  Directors who are also our employees receive no additional compensation for their services as directors.  In addition, all directors of the Company are entitled to a 50% discount on their clothing purchases off the retail price before markdowns and promotional discounts.

[2]
Under the Company’s 2002 Performance and Equity Incentive Plan, each incumbent non-employee director receives an option grant to purchase 5,000 shares of Common Stock upon reelection at each annual meeting of shareholders.  Any newly elected non-employee director receives an initial option grant to purchase 10,000 shares of Common Stock upon election.  The amount set forth is the amount of compensation cost recognized by the Company during 2006 attributable to options granted to the named directors under FAS 123R by reason of options granted during the year and is also equal to the grant date fair value of the options granted to each director during 2006, computed in accordance with FAS 123R.  See Note 7 in the “Notes to Consolidated Financial Statements” in the Company’s Annual Report on Form 10-K to which this Amendment No. 1 applies for information concerning assumptions used to determine the grant date fair value.

As of February 3, 2007, non-employee directors had options outstanding as follows:

Name	Options Outstanding
James D. Abrams	20,000
Robert L. Anderson	77,000
Margaret A. Gilliam	47,000
William E. Haslam	35,000
Clark J. Hinkley	25,000

These options have exercise prices ranging from $0.61 to $2.73 and expire on dates ranging from June 22, 2010 to October 6, 2016.  For information concerning the aggregate number of options outstanding respectively held by Messrs. Snyder and Staffieri at fiscal year end, see “Executive Compensation – Outstanding Equity Awards.”

[3]	Ms. Casey was a non-employee director of the Company from February 2006 until December 2006.

[4]
Mr. Hinkley served as a merchandising consultant to the Company during 2006 upon the departure of Rebecca P. Casey as the Executive Vice President - Trend and Design in January 2006.  During this period, he received compensation under a consulting agreement with the Company and did not receive any board compensation.

[5]	Mr. Snyder served as Interim Chief Executive Officer of the Company until October 2006. Prior to that time, he did not receive any board compensation.

[6]
Mr. Staffieri was hired as Chief Executive Officer in October 2006.  Our employee directors do not receive compensation for serving on our Board.  All of the compensation received by Mr. Staffieri in our fiscal year 2006 is provided below in “Executive Officer Compensation.”

Executive Officer Compensation

Compensation Discussion and Analysis

Our compensation philosophy and the objectives of our compensation programs:

•
recognize that the total cash compensation of our executive officers should be similar to the total cash compensation of similarly situated executives of peer group public companies within the apparel and accessories stores industry;

•	are designed to tie a portion of our executive officer’s total compensation package to the Company’s success in achieving certain financial objectives; and

•	are designed to provide compensation in amounts competitive within the industry to maintain continuity of management, which we consider to be vital to the success of the Company.

The Compensation Committee has engaged in certain benchmarking and peer group comparisons to establish the base salaries of the Company’s executive officers.  The Company’s executive officers’ base salaries are based in part on a survey of executive compensation paid by local and national retail companies.  This survey was compiled for the Compensation Committee by the Wyatt Company and others in 1995 and has been updated based on data provided by the National Retail Federation.

Historically, we do not enter any written employment agreements with any of our executive officers other than our Chief Executive Officer.  We have an agreement with our current Chief Executive Officer, Ronald S. Staffieri, which was entered into in October 2006 and has a three year term.  Each other executive officer serves in his position at the discretion of the Board of Directors.

We believe that some amount of our executive officers’ compensation should be tied to the Company’s success in achieving near-term results.  Therefore, we provide non-equity incentive cash compensation to our executives based on performance targets that are predetermined and communicated to the executive officers at, or near, the beginning of each fiscal year.

In light of our operating performance and lack of profitability during 2006, the Compensation Committee did not award any performance-based compensation to executive officers since the Company did not achieve profitability targets required for bonus payments.  Additionally, the Compensation Committee did not approve any change in base salaries for the executive officers.

To maintain simplicity in our coMpensation programs, we have not historically adopted long-term incentive compensation plans other than the Company’s 2002 Performance and Equity Incentive Plan (the “Equity Incentive Plan”).  The Compensation Committee administers the plan which is designed to advance the interests of the Company and its shareholders by offering performance-based stock and cash incentives and other equity-based incentive awards to managerial and other key employees to provide a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.  To date, the only incentives offered under the Equity Incentive Plan have been in the form of stock options.

The elements of our compensation for named executive officers vary, depending on their position, and are described below.  All of these elements, other than those for which the Company is contractually obligated, are subject to change if the Compensation Committee believes a change is appropriate.

Individual Elements of Compensation

Base Salary.  Pursuant to a three year employment agreement which commenced in October 2006, the base salary of Chief Executive Officer is $450,000 per year.   The Compensation Committee or the entire Board of Directors will review our CEO’s base salary at least annually to consider whether an increase is desirable.  Salary is the most significant portion of our CEO’s compensation and represented 55.9% of his total compensation for the five months he served as CEO in 2006.

Our other named executive officers receive salaries as determined by either the entire Board of Directors or the Compensation Committee.  The base salary of these executive officers is based in part on a survey of executive compensation paid by local and national retail companies that was compiled for the Compensation Committee by the Wyatt Company and others in 1995 and has been updated based on data provided by the National Retail Federation.  Experience, capability and overall performance of each executive officer, as well as the competitive marketplace for executive talent, are also taken into consideration when establishing base salaries.  Salary is the most significant portion of the other named executive officers’ compensation which represented 100% of their total compensation in 2006.

Non-equity Incentive Compensation.  All of our named executive officers are eligible for non-equity incentive cash compensation that is tied to the Company’s success in achieving near-term results.  Non-equity incentive compensation payments are based on a bonus pool determined by the Compensation Committee whose primary goal is to tie these payments to the performance of the Company.  In light of our operating performance and lack of profitability during 2006, the Compensation Committee did not award any near-term performance-based compensation to executive officers because the Company did not achieve profitability targets required for bonus payments.

Our CEO’s employment agreement provides that performance targets which must be met to receive a non-equity incentive payment will be pre-determined and established through discussions between the CEO and either the Board of Directors or the Compensation Committee.  The first such payment our CEO is eligible to receive will be based on the Company’s performance during the fiscal year ending on February 1, 2008.  In light of our operating performance and lack of profitability during 2006, performance targets for 2007 have yet to be determined.

Equity Incentive Compensation.  All of our named executive officers are eligible to receive long-term incentive compensation in the form of options to purchase shares of our Common Stock as described below in “Plan Based Awards.”

Additionally, pursuant to his employment agreement, our CEO was granted options to purchase 1,965,165 shares of our Common Stock at a price of $0.435 per share, which was the fair market value at the time of the grant. Twenty percent (393,033) of the total number of shares subject to the options vested and became exercisable immediately upon the grant, and twenty percent (393,033) of the total number of shares subject to the options shall vest and become exercisable on the day immediately preceding each of the first, second, third and fourth anniversaries of the first day of the CEO’s employment with Company. The date of the grant of the options is same as the effective date of the employment agreement, which was October 6, 2006.  The options were not granted under the Equity Incentive Plan because the plan did not have sufficient shares available for the grant, but the options shall be otherwise subject to the terms of the plan as if granted thereunder.  The Equity Incentive Plan is discussed below in “Plan Based Awards.”

Post Employment Compensation.  Under the terms of his employment agreement, Mr. Staffieri is entitled to certain post-employment payments as described below in “Other Potential Post-Employment Payments and Change in Control Payments.”

All of our named executive officers are entitled to post employment compensation under our defined contribution qualified retirement plan in which they participate on the same basis as all other employees.

Personal Benefits and Perquisites.  We provide each of our executive officers with a $5,000 per annum clothing allowance in order to entice our executives to wear the Company’s clothing.  The clothing allowance amounts are included in our executive officers’ respective taxable incomes and are reflected in the summary compensation table below.  In addition, the taxable portion of the premium on individual excess group term life insurance policies above $50,000 is reflected for each applicable executive officer.  We also provide an automobile allowance (including fuel, maintenance and insurance) to our Executive Vice President of Marketing, Mr. Kenneth Row, which is included in his taxable wages and is reflected in the summary compensation table below.

Impact of Regulatory Requirements on Executive Compensation Decisions.  Section 422 of the Internal Revenue Code provides favorable tax treatment to the recipient of stock options that meet certain requirements imposed by the section to qualify as “incentive stock options” as defined by the section.  The Compensation Committee has considered the effect of Section 422 on the Equity Incentive Plan, and the terms of the plan were designed to be responsive to the favorable tax treatment provided by Section 422. However, in certain circumstances it may be in one of our executive’s best interests to receive options not subject to Section 422 restrictions, so therefore, options granted under our plan may be either incentive stock options or options that do not qualify such.

The Compensation Committee has not adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.  In evaluating any policy for future periods, the Compensation Committee would expect to consider a number of factors, including the nature of the Company’s compensatory arrangements under employment contracts or otherwise, the materiality of amounts likely to be involved and potential ramifications of any loss of flexibility to respond to unforeseeable changes in circumstances that might result from such policy.

Compensation Committee Report

In accordance with its written charter adopted by the Board of Directors, the Compensation Committee of the Board of Directors is responsible for establishing the compensation of all of our named executive officers and overseeing the overall compensation process to assure the executive officers are compensated in a manner consistent with our overall objectives.  The Compensation Committee is also obligated to communicate to shareholders information regarding the Company’s compensation policies and the reasoning behind such policies.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management.  Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007, for filing with the Securities and Exchange Commission.

Members of the Compensation Committee

William E. Haslam, Interim Chairman
Margaret A. Gilliam

Compensation Committee Interlocks and Insider Participation

Mr. Haslam and Ms. Gilliam were the members of the Compensation Committee in 2006.  Neither of these individuals has ever been an officer or employee of the Company or any subsidiary.  Additionally, none of our executive officers serves on the compensation committee of any entity that has one or more of such entity’s executive officers serving on our board.

Summary Compensation Table

The following table sets forth information with respect to persons serving as chief executive officer and chief financial officer at any time during 2006 and the other three most highly compensated executive officers of the Company who were serving in such capacities as of the end of 2006 (the “named executive officers”).

Name and Principal Position	Year	Salary [1]	Option Awards [2]	Non-Equity Incentive Plan Comp.	All Other Comp. [3]	Total
Ronald S. Staffieri [4] Chief Executive Officer	2006	$138,462	$109,337	—	$65	$247,864
Leonard M. Snyder [4] Interim Chief Executive Officer	2006	$313,846	—	—	$3,473	$317,319
Kenneth C. Row Executive Vice President – Marketing	2006	$232,500	—	—	$12,570	$245,070
Jodi L. Taylor Chief Financial Officer, Secretary	2006	$220,000	—	—	$8,455	$228,455
Curtis E. Elliott Vice President – Planning, Allocation and Sourcing	2006	$190,000	—	—	$8,505	$198,505
Mary E. Davich Vice President – Ladies’ Merchandising	2006	$180,000	—	—	$8,535	$188,535

[1]	Includes gross wages for each named executive officer.

[2]
Named executive officers are eligible to receive grants of options to purchase shares of our common stock pursuant to Equity Incentive Plan as described below in “Plan Based Awards.”  Also, as described previously, the Company granted Mr. Staffieri options to purchase 1,965,165 shares of our Common Stock at a price of $0.435 per share pursuant to his employment agreement.  Mr. Staffieri’s option award was not issued under the Equity Incentive Plan. The amount set forth for him is the amount of compensation cost recognized by the Company during 2006 attributable to the options granted to him.

[3]
All Other Compensation for Mr. Row includes amounts attributable to his clothing allowance, the taxable portion of the premium on his excess group term life insurance policy above $50,000 and a $7,500 automobile allowance.   All Other Compensation also includes Company contributions to our named executive officers’ “401(k)” plan accounts in amounts consisting of $3,435 to each of Ms. Taylor, Mr. Elliot and Ms. Davich.

[4]	In October 2006, Mr. Snyder, a Board member at the Company since 2000 who had been serving as Interim Chief Executive Officer, was replaced by Mr. Staffieri, who was hired as Chief Executive Officer.

Plan-Based Awards

Our named executive officers receive incentive compensation based on the operating success of the Company and on the appreciation in the value of shares of our Common Stock.   The following table sets forth the amount of such payments in 2006.

Name	Grant Date	Estimated future payouts under Non-Equity Incentive Plan Awards - Target [1]	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Option Awards [2]
Ronald S. Staffieri [3]	10/6/06	—	1,965,165	$0.435	$413,128

[1]
Mr. Staffieri’s employment agreement provides that performance targets which must be met to receive a non-equity incentive payment will be pre-determined and established through discussions between Mr. Staffieri and either the Board of Directors or the Compensation Committee.  The first such payment he is eligible to receive will be based on the Company’s performance during the fiscal year ending on February 1, 2008.  In light of our operating performance and lack of profitability during 2006, performance targets for such year have yet to be determined.

[2]	Computed in accordance with FAS 123R.

[3]	An explanation of the terms of the options granted to Mr. Staffieri are provided previously in “Individual Elements of Compensation – Equity Incentive Compensation.”

Description of the 2002 Performance and Equity Incentive Plan (the “2002 Plan”)

The 2002 Plan empowers the Company from time to time until November 30, 2012, to award to officers and other key managerial, administrative and professional employees of the Company and its subsidiaries Incentive, Non-Qualified and Deferred Compensation Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Unit Grants, Performance Equity and Performance Unit Grants, any other Stock-Based Awards (collectively, the “Awards”) authorized by the Compensation Committee, and any combination of any or all of such Awards, whether in tandem with each other or otherwise. The 2002 Plan also authorizes the Board to issue Non-employee Director Options, which are also Non-Qualified Stock Options.

Administration

The 2002 Plan is administered by the Compensation Committee. The Compensation Committee has the sole authority to construe and to interpret the 2002 Plan, to make rules and regulations relating to the implementation of the 2002 Plan, to select participants, to establish the terms and the conditions of Awards and to grant Awards, with broad authority to delegate its responsibilities to others, except with respect to the selection for participation of, and the granting of Awards to, officers of the Company who are subject to Section 16(b) of the Exchange Act.

Eligibility

Managerial employees, including all officers of the Company, and other key employees of the Company who hold positions of significant responsibility are eligible to receive Awards under the 2002 Plan. The selection of recipients of, and the nature and the size of, Awards granted under the 2002 Plan is wholly within the discretion of the Compensation Committee. There is no limit on the number of shares of Common Stock in respect to which Awards may be granted to, or exercised by, any person. Whether an Award may be exercised after a participant’s termination of employment shall be determined by the Compensation Committee, except that if a participant’s employment with the Company and its subsidiaries terminates for any reason within six months after the date of grant of any Award held by such participant, such Award shall expire as of such date of termination.

Shares Subject to 2002 Plan

The number of shares of Common Stock reserved for issuance, and in respect of which Awards may be granted, is 3,000,000 shares less the number of shares awarded and outstanding on November 30, 2002 that were awarded under a prior version of the plan, or a total of 661,640 shares.   Such maximum number of shares in payment of Awards granted or which may be subject to Awards is subject to appropriate equitable adjustment in the event of a reorganization, stock spilt, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company. No fractional shares may be issued under the 2002 Plan.

Incentive Stock Options

Options designated as Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), may be granted under the 2002 Plan. The number of shares of Common Stock in respect of which Incentive Stock Options are first exercisable by any optionee during any calendar year may not have a fair market value (determined at the date of grant) in excess of $100,000 (or such other limit as may be imposed by the Code). Incentive Stock Options may be exercisable for such period or periods not in excess of 10 years after the date of grant as shall be determined by the Compensation Committee.

Non-Qualified Stock Options

Non-Qualified Stock Options may be granted under the 2002 Plan for such number of shares of Common Stock and will be exercisable for such period or periods as the Compensation Committee may determine.

Deferred Compensation Stock Options

Deferred Compensation Stock Options are designed to provide a means by which compensation payments can be deferred to future dates. The number of shares subject to a Deferred Compensation Stock Option is determined by the Compensation Committee using the following formula:

Amount of Compensation Deferred = Number of Optioned Shares (FMV - Exercise Price)

where, “FMV” means the fair market value of a share of Common Stock at the date such option is granted and the “Exercise Price” means the price at which such option may be exercised, as determined by the Compensation Committee. Deferred Compensation Stock Options will be exercisable for such period or periods as the Compensation Committee shall determine.

Option Exercise Prices

In general, the exercise price of an Incentive Stock Option must be at least 100% of the fair market value of the Common Stock on the date of grant. Non-Qualified Stock Options and Deferred Compensation Stock Options may be issued at such option exercise price as the Compensation Committee may determine, except that the Compensation Committee will not issue such options at less than 100% of the fair market value of the Common Stock of the Company at the date of grant unless it has been determined that such “discount” option price will not result in taxable income under the Code to the optionee at the date of grant or the date such option becomes first exercisable rather than at the date of exercise.

Exercise of Options

No stock option may be exercised, except as provided below, unless the holder thereof remains in the continuous employ of the Company. Stock options shall be exercisable only upon the payment in full of the applicable option exercise price in cash or, if approved by the Compensation Committee, in shares of Common Stock (at the fair market value thereof at exercise date) or by surrendering outstanding Awards denominated in stock or stock units. No Incentive, Non-Qualified or Deferred Compensation Stock Option may be exercised after the optionee ceases to be an employee of the Company, except where the Compensation Committee adopts terms and conditions relating to such Option which permit its exercise.

Stock Appreciation Rights

Under the 2002 Plan, a Stock Appreciation Right (“SAR”) may be granted in tandem with, or independent of, any other Award granted under the Plan. An SAR is an Award which will entitle the holder to receive an amount equal to all, or some portion (as determined by the Compensation Committee in respect of each SAR granted), of the excess of the fair market value of a share of Common Stock on the date of exercise over the fair market value of such share at the date of grant, multiplied by the number of shares as to which the holder is exercising the SAR. The Company will pay such amount to the holder in cash or in shares of Common Stock (at fair market value on the date of exercise) or in Deferred Compensation Stock Options, or combination thereof, as the Compensation Committee may in its sole discretion determine, except that any SAR exercised upon or after a Change in Control (as defined in the 2002 Plan) must be paid in cash.

When an SAR granted in tandem with an option is exercised, such option is canceled to the extent that the SAR is exercised. Conversely, if the optionee elects to exercise the option, the tandem SAR is canceled. The exercise of an SAR granted in respect of (but not in tandem with) an option, either at the time the option is granted or subsequent to the grant of the option, will not result in the cancellation of such related option and the exercise of such option will not result in the cancellation of the related SAR. The exercise of an SAR paid in cash will not be included as an Award for the purpose of determining the number of shares of Common Stock which may be issued under the 2002 Plan.

In no event may an SAR be exercised within six months after the date granted, except in the event of the death or the disability of the participant. The Compensation Committee may also determine that an SAR shall be automatically exercised on one or more specified dates, and will adopt procedures designed to limit the exercise of SARs by participants subject to Section 16(b) of the Exchange Act in order to comply with the rules promulgated under the Exchange Act.

Restricted Stock

An Award of Restricted Stock consists of a specified number of shares of Common Stock which are transferred to a participant selected by, and for such consideration as determined by, the Compensation Committee and are subject to forfeiture to the Company under such conditions and for such periods of time as the Compensation Committee may determine. A participant may vote and receive cash dividends on the shares of Restricted Stock awarded, but may not sell, assign, transfer, pledge or otherwise encumber such shares of Restricted Stock during the restriction period. Certificates for Restricted Stock will be held by the Company until all conditions have been satisfied.

Restricted Units

An Award of Restricted Units (each unit having a value equivalent to one share of Common Stock) may be granted to a participant on such terms and subject to such conditions as the Compensation Committee may deem appropriate. Restricted Units may be paid upon the expiration of the relevant restriction period in cash, in shares of Common Stock equal to the number Restricted Units granted, in Deferred Compensation Stock Options, or in any combination thereof, as determined by the Compensation Committee.

Performance Equity and Performance Unit Grants

Performance Equity grants (with each unit equal in value to one share of Common Stock at the date of grant) and Performance Unit grants (with each unit representing such monetary value as assigned by the Compensation Committee) entitle the participant to receive cash, shares of Common Stock. Deferred Compensation Stock Options or any combination thereof, as determined by the Compensation Committee, based upon the degree of achievement of pre-established performance goals over a pre-established performance period as determined by the Compensation Committee in its discretion. Performance goals are fixed by the Compensation Committee on the basis of such criteria and to accomplish such goals as the Compensation Committee may select. The Compensation Committee has sole discretion to determine the employees eligible for Awards of Performance Equity or Performance Units, the duration of each performance measurement period, the value of each Performance Unit and the number of shares of units earned on the basis of the Company’s and/or the participant’s performance relative to the established goals. During a performance measurement period, the Compensation Committee may adjust the performance goals upward or downward. At the end of any performance measurement period, the Compensation Committee will determine the number of performance shares and performance units which have been earned on the basis of the actual performance in relation to the performance goals. A participant must be an employee at the end of the performance period to receive the proceeds of a Performance Equity or Performance Unit Grant; provided, however, that if such participant dies, retires, becomes disabled or ceases to be an employee with the Compensation Committee’s consent prior to the end of the performance measurement period, the Compensation Committee may authorize total or partial payment to such participant or his or her legal representative. Performance Equity grantees shall be entitled to receive payment for each unit earned in an amount equal to the fair market value of shares of Common Stock at the date of the vesting of the Performance Equity Award. Performance Unit grantees shall be entitled to receive payment for each unit earned in an amount equal to the dollar value of such unit.

Other Stock-Based Grants; Deferrals

The Compensation Committee has authority under the 2002 Plan to grant other Awards of Common Stock or Awards denominated as stock units. The Compensation Committee may also permit a participant to elect to defer receipt of the proceeds of any Award granted under the 2002 Plan.

Transferability

No Award granted under the 2002 Plan, and no right or interest therein, is assignable or transferable by a participant except by will or the laws of descent and distribution.

Term, Amendment and Termination

The 2002 Plan became effective on December 1, 2002 and will terminate on November 30, 2012, except with respect to Awards then outstanding. The Board of Directors may amend or terminate the 2002 Plan at any time, except that the Board of Directors may not, without approval of the shareholders of the Company, make any amendment which would require the approval of shareholders under any securities exchange listing requirement that may be applicable to the Company.

Change in Control

In the event of a Change in Control of the Company (defined in the 2002 Plan to mean the acquisition of 35% or more of the Common Stock of the Company by any “Acquiring Person” coupled with any change in the composition of the Board of Directors with the effect that a majority of the directors are not “Continuing Directors”), unless the Board of Directors expressly provides otherwise as of the date of any such Change in Control, (i) all Incentive, Non-Qualified and Deferred Compensation Stock Options and Stock Appreciation rights then outstanding shall be fully exercisable, (ii) all restrictions on and conditions on and conditions of all Restricted Stock Grants and Restricted Unit Grants then outstanding shall be deemed satisfied, and (iii) all Performance Equity Grants and Performance Unit Grants shall be deemed to have been fully earned, subject in each case to the limitation that any such Award shall have been outstanding at least six months.

Outstanding Equity Awards

The following table provides information with respect to outstanding options held by our named executive officers as of February 3, 2007.

	Option Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options
Name	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date
Ronald S. Staffieri [1]	393,033	1,572,132	$0.435	October 6, 2016
Leonard M. Snyder [2]	10,000	—	$1.94	June 22, 2010
	12,000	—	$2.55	June 22, 2011
	2,000	—	$2.40	June 20, 2012
	3,000	—	$1.51	October 1, 2012
	5,000	—	$1.40	June 19, 2013
	5,000	—	$2.73	June 24, 2014
	5,000	—	$1.69	June 23, 2015
	25,000	—	$0.74	December 16, 2015
Kenneth C. Row	5,775	—	$9.05	May 15, 2007
	40,000	—	$7.50	June 26, 2008
	9,000	—	$6.75	April 26, 2009
	40,000	—	$4.06	December 17, 2009
	20,000	—	$2.50	April 27, 2012
	15,000	—	$1.40	June 19, 2013
	15,000	—	$0.74	December 16, 2015
Jodi L. Taylor	75,000	—	$6.38	March 2, 2008
	8,000	—	$6.75	April 26, 2009
	50,000	—	$2.55	June 22, 2011
	75,000	—	$2.50	April 27, 2012
	15,000	—	$1.40	June 19, 2013
	10,000	—	$0.74	December 16, 2015
Curtis E. Elliott	2,100	—	$9.05	May 15, 2007
	7,000	—	$6.75	April 26, 2009
	25,000	—	$2.55	June 22, 2011
	25,000	—	$2.50	April 27, 2012
	10,000	—	$1.40	June 19, 2013
	15,000	—	$0.74	December 16, 2015
Mary E. Davich	2,100	—	$9.05	May 15, 2007
	368	—	$6.75	April 26, 2009
	342	—	$3.00	April 28, 2010
	7,500	—	$2.75	October 2, 2010
	7,500	—	$2.30	April 18, 2011

Option Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options
Name	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date
5,000	—	$2.05	October 22, 2011
5,000	—	$1.80	September 5, 2012
5,000	—	$0.95	May 6, 2013
15,000	—	$2.50	August 24, 2014
7,500	—	$0.74	December 16, 2015

[1]
Pursuant to his employment agreement, Mr. Staffieri was granted options to purchase 1,965,165 shares of our Common Stock at a price of $0.435 per share, which was the fair market value at the time of the grant. Twenty percent (393,033) of the total number of shares subject to the options vested and became exercisable immediately upon the grant, and twenty percent (393,033) of the total number of shares subject to the options shall vest and become exercisable on the day immediately preceding each of the first, second, third and fourth anniversaries of the first day of Mr. Staffieri’s employment with Company. The date of the grant of the options is same as the effective date of the employment agreement, which was October 6, 2006.  The options were not granted under the Equity Incentive Plan because the plan did not have sufficient shares available for the grant, but the options shall be otherwise subject to the terms of the plan as if granted thereunder.

[2]	In October 2006, Mr. Snyder, a Board member at the Company since 2000 who had been serving as Interim Chief Executive Officer, was replaced by Mr. Staffieri, who was hired as Chief Executive Officer.

Option Exercises

No named executive officer exercised any stock options during 2006.

Defined Contribution Plan

We offer a tax qualified defined contribution “401(k)” plan to all of our employees, including our executive officers, to provide a benefit payable to an employee or his heirs upon retirement, total disability, or death.  Under the terms of the plan and subject to limitations of federal law, each of our employees can elect to defer a portion of his compensation and direct such deferrals to the investments offered under the plan, generally consisting of mutual funds in various asset classes as well as our common stock.  Subject to the terms of the plan, we make discretionary matching cash contributions to the plan on behalf of the participant employees.  Participants are immediately vested in their deferred contributions, but our contributions are subject to certain vesting requirements.  Executive officers participate in the plan on the same basis as all other employees. Our 2006 contributions to the plan for the account of the named executive officers are included in the Summary Compensation Table set forth above.

Other Potential Post-Employment Payments and Change in Control Payments

Under the terms of Mr. Staffieri’s employment agreement, if his employment with the Company ends due to “cause” or “good reason” (as tHose terms are defined in the employment agreement) he shall be entitled to receive his base salary, payable monthly, for one year following the end of his employment.  These severance payments are subject to the one-year non-competition covenant contained in the employment agreement.  If Mr. Staffieri desires to take actions considered by the Company to violate the non-competition covenant and if the Company decides to enforce the covenant, then the Company will pay him the previously discussed severance payments, even if his employment by the Company ended due to “cause.”  If the Company decides not to enforce the covenant and consents to Mr. Staffieri taking action that would otherwise violate the terms specified by the covenant, then he shall forfeit his right to the severance payments.

In addition, if Mr. Staffieri’s employment with the Company is ended as a result of a “change in control” (as defined in the employment agreement) of the Company, he shall be entitled to receive, in lieu of the severance payments described previously, a lump sum cash severance payment equal to one year’s annual base salary, payable within thirty days of his termination.

The employment agreement with Mr. Staffieri also provides that if he terminates his employment with the Company for “good reason,” one third of any unvested options granted to him at the beginning of his employment with the Company, as described previously shall bEcome immediately vested and exercisable.  In the case of a “change in control,” all of the options granted to Mr. Staffieri at the beginning of his employment with the Company, to the extent the options have not vested, shall become fully vested and exercisable immediately prior to the occurrence of the change in control.

As described previously, the terms of our equity incentive plan provide for complete vesting of unexerciseable options on the occurrence of a change in control.  As of February 3, 2007, Mr. Staffieri had 1,572,132 unvested and unexerciseable options to purchase shares of Common Stock.  While not awarded pursuant to the equity incentive plan, this option award is governed by the terms provided in the equity incentive plan.  If the Company had undergone a change in control on February 3, 2007, which caused these unvested options to vest, the approximate benefit to Mr. Staffieri would have been $102,189, which is equal to the difference between the market price for our Common Stock on February 3, 2007 ($0.50) and the exercise price for the unvested options ($0.435) multiplied by the number of unvested stock options (1,572,132).

ITEM 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following tables set forth certain information regarding the beneficial ownership of the Company’s Common Stock and 2001-A Preferred Stock, 2002-A Preferred Stock, 2003-A Preferred Stock, 2006-A Preferred Stock, Series 2006-B Preferred Stock (“2006-B Preferred Stock”), 2007-A Preferred Stock and Series 2007-B Preferred Stock (“2007-B Preferred Stock”) as of May 1, 2007 by (i) each director, (ii) the named executive officers, (iii) all current executive officers and directors of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company’s Common Stock or a series of the Company’s Preferred Stock.

TABLE I	Amount and Nature of Beneficial Ownership (1)
	Common Stock
	Shares	%
Section 13(d) Group Consisting of:(2)	54,951,200	91.2%
Ronald de Waal (3)
Inter-Him N.V. (3)
W. Howard Lester (4)
RonHow, LLC (5)

Other Beneficial Owners of More Than 5% of the Common Stock:
Rebecca Powell Casey (6) (17)	776,065	12.5%
Michael T. Casey (7) (17)	431,282	6.9%
Lisa Powell Hunt (8) (17)	386,753	6.2%
Elizabeth M. Powell Trust B (9) (17)	402,497	6.5%
Arvest Bank Group, Inc. (10) (17)	429,832	6.9%
Arvest Trust Company, N.A. (10) (17)	429,832	6.9%
Ronald S. Staffieri (11)	393,033	5.9%

Directors and Named Executive Officers:
James D. Abrams (15)	38,750	*
Robert L. Anderson (15)	91,322	1.4%
Mary E. Davich (15)	56,452	*
Curtis E. Elliott (15)	84,149	1.3%
Margaret A. Gilliam (12)	128,649	2.0%
William E. Haslam (13)	264,141	4.1%

TABLE I	Amount and Nature of Beneficial Ownership (1)
Common Stock
Shares %
Clark J. Hinkley (14)	77,163	1.2%
Kenneth C. Row (15)	148,097	2.3%
Leonard M. Snyder (15)	78,312	1.2%
Ronald S. Staffieri (11)	393,033	5.9%
Jodi L. Taylor (15)	246,493	3.8%
All Directors and Executive Officers as a Group (11 persons): (16)	1,606,561	20.7%
*Less than one percent.

TABLE II
Amount and Nature of Beneficial Ownership (1)	13(d) Group (2) Ronald de Waal (3) Inter-Him, N.V. (3) W. Howard Lester (4) RonHow, LLC (5)	William E. Haslam (13)	Margaret A. Gilliam (12)	Clark J. Hinkley (14)	All Directors and Officers as a Group (16)

2001-A Preferred Stock
Shares	342,653	—	—	—	—
%	100.0%	—	—	—	—

2002-A Preferred Stock
Shares	190,860	25,191	10,333	5,166	40,690
%	82.4%	10.9%	4.5%	2.2%	17.6%

2003-A Preferred Stock
Shares	75,325	—	—	—	—
%	98.2%	—	—	—	—

2006-A Preferred Stock
Shares	55,000	—	—	—	—
%	100.0%	—	—	—	—

2006-B Preferred Stock
Shares	5,000	—	—	—	—
%	100.0%	—	—	—	—

2007-A Preferred Stock
Shares	2,000	—	—	—	—
%	100.0%	—	—	—	—

2007-B Preferred Stock
Shares	3,000	—	—	—	—
%	100.0%	—	—	—	—

_________________
(1) These tables are based upon information available to the Company.  Unless otherwise indicated in the footnotes to these tables and subject to community property laws where applicable, the Company believes that each of the shareholders named in these tables has sole voting and investment power with respect to the shares indicated as beneficially owned.  The percentage of ownership for each person is calculated in accordance with rules of the Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options or warrants or conversion of Preferred Stock, except that any shares a person is deemed to own by having a right to acquire by exercise of an option or warrant and/or conversion right exercisable within 60 days are considered outstanding solely for purposes of calculating such person’s percentage ownership.

(2) The named beneficial owners may be deemed to constitute a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.  Because each member of such “group” may, pursuant to Rule 13d-5 under the Exchange Act, be deemed to share beneficial ownership of all of the Company’s securities owned by each of the other members of such “group,” the named beneficial owners may be deemed to share beneficial ownership of all of the Company’s securities owned by them, collectively consisting of 931,655 shares of Common Stock, 5,146,251 shares of Common Stock that may be received pursuant to the conversion of 2001-A Preferred Stock owned by members of the group, 1,634,590 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by members of the group, 4,809,973 shares of Common Stock that may be received pursuant to the conversion of 2003-A Preferred Stock owned by members of the group, 3,731,343 shares of Common Stock that may be received pursuant to the conversion of 2006-A Preferred Stock owned by members of the group, 8,485,363 shares of Common Stock that may be received pursuant to the conversion of 2007-A Preferred Stock owned by members of the group, 792,393 shares of Common Stock that may be received pursuant to the conversion of 2003-A Preferred Stock issuable upon exercise of an option held by members of the group, 3,448,276 shares of Common Stock that may be received pursuant to the conversion of 2006-A Preferred Stock issuable upon exercise of an option held by members of the group, 11,908,927 shares of Common Stock that may be received pursuant to the conversion of 2006-B Preferred Stock issuable upon exercise of options held by members of the group, 14,062,430 shares of Common Stock that may be received pursuant to the conversion of 2007-B Preferred Stock issuable upon exercise of an option held by members of the group (assuming a conversion price equal to 66.667% of the 20-day trailing average market price of the Common Stock as of May 1, 2007, or approximately $0.213 per share, since the conversion price is fixed upon exercise of such option), 342,653 shares of 2001-A Preferred Stock, 190,860 shares of 2002-A Preferred Stock, 55,325 shares of 2003-A Preferred Stock, 25,000 shares of 2006-A Preferred Stock, 2,000 shares of 2007-A Preferred Stock, and 20,000 shares of 2003-A Preferred Stock, 30,000 shares of 2006-A Preferred Stock, 5,000 shares of 2006-B Preferred Stock and 3,000 shares of 2007-B Preferred Stock issuable upon exercise of options held by members of the group and exercisable within 60 days.

(3) Shares beneficially owned by Inter-Him N.V., Prof. Kern Kampweg 8a (Post Office Box 3361), Curacao, Netherlands Antilles, include 923,819 shares of Common Stock, 4,323,474 shares of Common Stock that may be received pursuant to the conversion of 2001-A Preferred Stock owned by Inter-Him N.V., 698,051 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Inter-Him N.V., 3,486,077 shares of Common Stock that may be received pursuant to the conversion of 2003-A Preferred Stock owned by Inter-Him N.V., 1,865,672 shares of Common Stock that may be received pursuant to the conversion of 2006-A Preferred Stock owned by Inter-Him N.V., 287,425 shares of 2001-A Preferred Stock, 86,932 shares of 2002-A Preferred Stock, 39,787 shares of 2003-A Preferred Stock and 12,500 shares of 2006-A Preferred Stock owned directly by Inter-Him N.V.  Ronald de Waal, “Ertbrugge,” Ertbruggestraat 136, BE-2110, Wijnegem, Belgium, is a managing director of Inter-Him N.V. and may be deemed to beneficially own all of the shares owned by Inter-Him N.V.  In addition to the shares owned by Inter-Him, N.V., Mr. de Waal, through his indirect interest in RonHow (see note 5 below), may be deemed to beneficially own 452,773 shares of Common Stock that may be received by RonHow pursuant to the conversion of 2003-A Preferred Stock issuable to RonHow upon exercise of an option, 1,970,345 shares of Common Stock that may be received by RonHow pursuant to the conversion of 2006-A Preferred Stock issuable to RonHow upon exercise of an option, 5,954,463 shares of Common Stock that may be received by RonHow pursuant to the conversion of 2006-B Preferred Stock issuable to RonHow upon exercise of options, 4,242,681 shares of Common Stock that may be received by RonHow pursuant to the conversion of its 2007-A Preferred Stock, 7,031,215 shares of Common Stock that may be received by RonHow pursuant to the conversion of 2007-B Preferred Stock issuable to RonHow upon exercise of an option (assuming a conversion price equal to 66.667% of the 20-day trailing average market price of the Common Stock as of May 1, 2007, or approximately $0.213 per share, since the conversion price is fixed upon exercise of such option), 1,000 shares of 2007-A Preferred Stock held by RonHow, and 11,428 shares of 2003-A Preferred Stock, 17,142 shares of 2006-A Preferred Stock, 2,500 shares of 2006-B Preferred Stock and 1,500 shares of 2007-B Preferred Stock issuable to RonHow upon exercise of stock options exercisable within 60 days.

(4) Shares beneficially owned by W. Howard Lester, 3250 Van Ness Avenue, San Francisco, CA 94109 include 7,836 shares of Common Stock, 822,777 shares of Common Stock that may be received pursuant to the conversion of 2001-A Preferred Stock owned by Mr. Lester, 936,539 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Mr. Lester, 1,323,896 shares of Common Stock that may be received pursuant to the conversion of 2003-A Preferred Stock owned by Mr. Lester, 1,865,672 shares of Common Stock that may be received pursuant to the conversion of 2006-A Preferred Stock owned by Mr. Lester, 55,228 shares of 2001-A Preferred Stock, 103,928 shares of 2002-A Preferred Stock, 15,538 shares of 2003-A Preferred Stock and 12,500 shares of 2006-A Preferred Stock owned directly by Mr. Lester.  Mr. Lester, through his membership interest in RonHow (see note 5 below), may also be deemed to beneficially own 339,620 shares of Common Stock that may be received by

RonHow pursuant to the conversion of 2003-A Preferred Stock issuable to RonHow upon exercise of an option, 1,477,931 shares of Common Stock that may be received by RonHow pursuant to the conversion of 2006-A Preferred Stock issuable to RonHow upon exercise of an option, 5,954,463 shares of Common Stock that may be received by RonHow pursuant to the conversion of 2006-B Preferred Stock issuable to RonHow upon exercise of options, 4,242,681 shares of Common Stock that may be received by RonHow pursuant to the conversion of its 2007-A Preferred Stock, 7,031,215 shares of Common Stock that may be received by RonHow pursuant to the conversion of 2007-B Preferred Stock issuable to RonHow upon exercise of an option (assuming a conversion price equal to 66.667% of the 20-day trailing average market price of the Common Stock as of May 1, 2007, or approximately $0.213 per share, since the conversion price is fixed upon exercise of such option), 1,000 shares of 2007-A Preferred Stock held by RonHow, and 8,572 shares of 2003-A Preferred Stock, 12,858 shares of 2006-A Preferred Stock, 2,500 shares of 2006-B Preferred Stock and 1,500 shares of 2007-B Preferred Stock issuable to RonHow upon exercise of stock options exercisable within 60 days.

(5) Shares beneficially owned by RonHow, LLC, 3290 Northside Parkway, Suite 225, Atlanta, GA  30327, include 792,393 shares of Common Stock that may be received pursuant to the conversion of 2003-A Preferred Stock issuable upon exercise of an option, 3,448,276 shares of Common Stock that may be received pursuant to the conversion of 2006-A Preferred Stock issuable upon exercise of an option, 11,908,926 shares of Common Stock that may be received pursuant to the conversion of 2006-B Preferred Stock issuable upon exercise of options, 8,485,362 shares of Common Stock that may be received pursuant to the conversion of 2007-A Preferred Stock, 14,062,430 shares of Common Stock that may be received by pursuant to the conversion of 2007-B Preferred Stock issuable upon exercise of an option (assuming a conversion price equal to 66.667% of the 20-day trailing average market price of the Common Stock as of May 1, 2007, or approximately $0.213 per share, since the conversion price is fixed upon exercise of such option), 2,000 shares of 2007-A Preferred Stock, and 20,000 shares of 2003-A Preferred Stock, 30,000 shares of 2006-A Preferred Stock, 5,000 shares of 2006-B Preferred Stock and 3,000 shares of 2007-B Preferred Stock issuable upon exercise of stock options exercisable within 60 days.  RonHow’s members are W. Howard Lester and Ronus, Inc., an entity beneficially owned by Ronald de Waal.

(6) Shares beneficially owned by Rebecca Powell Casey, 3835 Shenandoah, Dallas, TX 75205, include 670,942 shares of Common Stock held directly and 105,123 shares of Common Stock held as custodian for the benefit of her children.  Such shares do not include 431,282 shares of Common Stock and 1,417 shares of 2003-A Preferred Stock that are beneficially owned by her husband Michael T. Casey (see note 7 below), as to which the Company believes Ms. Casey disclaims beneficial ownership.

(7) Shares beneficially owned by Michael T. Casey, 2341 S.E. 8th, Grand Prairie, TX 75051, include 343,572 shares of Common Stock held directly, 42,000 shares of Common Stock held by the H. Rainey Powell and Mary U. Powell 1997 Irrevocable Trust, of which Mr. Casey is trustee, 1,417 shares of 2003-A Preferred Stock and 45,710 shares of Common Stock that may be received pursuant to the conversion of such 2003-A Preferred Stock.  Such shares of 2003-A Preferred Stock are indirectly held by 329 Holdings, L.L.C., in its capacity as the general partner of 329 Partners-II Limited Partnership.  Mr. Casey is a manager of 329 Holdings, L.L.C. and therefore may be deemed to beneficially own such shares.  Such shares do not include 776,065 shares that are beneficially owned by his wife Rebecca Powell Casey (see note 6 above), as to which the Company believes Mr. Casey disclaims beneficial ownership.

(8) Shares beneficially owned by Lisa Powell Hunt, 8325 Douglas Avenue, Dallas, TX, include 301,097 shares of Common Stock held directly and 85,656 shares of Common Stock held as custodian for the benefit of her minor children.  Such shares do not include any shares of Common Stock that may be separately owned by her husband Clay M. Hunt, as to which the Company believes Ms. Hunt disclaims beneficial ownership.

(9) The Elizabeth M. Powell Trust B, 200 East Main, Norman, OK 73069, c/o Arvest Trust Company, N.A., trustee, holds directly 402,497 shares of Common Stock.

(10) Arvest Trust Company, N.A., 201 W. Walnut, Rogers, AR 72756, is a limited purpose national bank engaged in the business of providing trust and related services.  In such capacity, Arvest Trust Company, N.A. serves as trustee of the Elizabeth M. Powell Trust A and the Elizabeth M. Powell Trust B and, by virtue of its voting and investment power over the shares of Common Stock held by such trusts, may be deemed to beneficially own the shares of Common Stock held by such trusts.  The Elizabeth M. Powell Trust A holds directly 27,335 shares of Common Stock, and the Elizabeth M. Powell Trust B holds directly 402,497 shares of Common Stock.  The shares beneficially owned by Arvest Trust Company, N.A. do not include any shares of Common Stock held by trusts or fiduciary accounts of which Arvest Trust Company, N.A. is trustee or account manager or exercises voting or investment power but which are not related to any of the other beneficial owners described herein.  Arvest Trust Company, N.A. is a wholly-owned subsidiary of Arvest Bank Group, Inc., 125 W. Central, P.O. Box 218, Bentonville, AR 72712, and Arvest Bank Group, Inc. may be deemed to beneficially own the shares that are beneficially owned by Arvest Trust Company, N.A. as a result of its ownership of Arvest Trust Company, N.A.

(11) Shares beneficially owned by Ronald S. Staffieri, 5919 Maple Avenue, Dallas, TX 75235, include 393,093 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days.

(12) Shares beneficially owned by Margaret A. Gilliam, 15 West 53rd Street, Suite 34A, New York, NY 10019, include 3,312 shares of Common Stock held directly, 47,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 78,337 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Ms. Gilliam, and 10,333 shares of 2002-A Preferred Stock owned directly by Ms. Gilliam.

(13) Shares beneficially owned by William E. Haslam, 5508 Lonas Road, Knoxville, TN 37909, include 2,153 shares of Common Stock held directly, 35,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 226,988 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Mr. Haslam, and 25,191 shares of 2002-A Preferred Stock owned directly by Mr. Haslam.

(14) Shares beneficially owned by Clark J. Hinkley, 154 Washington Street, Boston, MA 02332, include 13,000 shares of Common Stock held directly, 25,000 shares of Common Stock issuable upon exercise of stock options exercisable within 60 days, 39,163 shares of Common Stock that may be received pursuant to the conversion of 2002-A Preferred Stock owned by Mr. Hinkley, and 5,166 shares of 2002-A Preferred Stock owned directly by Mr. Hinkley.

(15) Includes shares that the named individuals have the right to acquire upon exercise of stock options exercisable within 60 days as follows:  James D. Abrams – 20,000; Robert L. Anderson – 77,000; Mary E. Davich – 55,310; Curtis E. Elliott – 84,100; Kenneth C. Row – 144,775; Leonard M. Snyder – 67,000; and Jodi L. Taylor – 233,000.

(16) Includes 80,855 shares of Common Stock held directly by the directors and named executive officers, 1,181,218 shares of Common Stock that such directors and executive officers have the right to acquire upon exercise of stock options exercisable within 60 days, 344,488 shares of Common Stock that may be received by certain of such directors and officers pursuant to the conversion of 2002-A Preferred Stock owned by them, and 40,690 shares of 2002-A Preferred Stock owned by such directors and officers.

(17) Beneficial ownership information with respect to these persons has been compiled from the Company’s list of shareholders of record and from non-objecting beneficial ownership information available to the Company with respect to shares of Common Stock held in street name or in the name of a broker or other nominee.  As a result, these disclosures may omit Common Stock beneficially owned by these persons through other methods not apparent to the Company from such materials. The Company requested confirmation of the beneficial ownership from these persons, but it was not provided.

Equity Compensation Plans

The following table provides certain information as of February 3, 2007 with respect to the shares of the Company’s Common Stock that may be issued under the existing equity compensation plans:

Plan Category	Number of Shares To be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Remaining Shares Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	1,371,581	$2.83	966,779
Equity Compensation Plans Not Approved by Shareholders (1)	1,965,165	$0.435	N/A

_______________________________

(1) Includes options granted to Mr. Staffieri pursuant to his employment agreement.  The options were not granted under the Equity Incentive Plan because the plan did not have sufficient shares available for the grant, but the options shall be otherwise subject to the terms of the plan as if granted thereunder.

ITEM 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Director Independence

In July 2006, the Company moved from the American Stock Exchange (“AMEX”) to the Over-the-Counter Bulletin Board (“OTCBB”).  While on AMEX, the Company qualified as a “controlled company” under the applicable corporate governance rules of the exchange as a result of the fact that a “group” holds more than 50% of the voting power of the shares entitled to vote.  See “Security Ownership of Certain Beneficial Owners and Management.”  As a controlled company, the Company was exempt from the requirement of the AMEX rules that its Board have a majority of independent directors and that the Company have nominating and compensation committees composed of independent directors.

The Board has adopted the independence criteria of the AMEX corporate governance rules to determine the independence of its directors.  These criteria are still being utilized despite the movement from AMEX to the OTCBB.  The Board has affirmatively determined that Messrs. Abrams, Haslam, Hinkley and Snyder and Ms. Gilliam are independent under these criteria.  In addition, the Board has determined that Messrs. Abrams and Snyder and Ms. Gilliam meet the independence requirements of the Securities and Exchange Commission for service on the Audit Committee.

Certain Relationships and Related Party Transactions

The Company utilizes the services of Ronus Properties’ employees for real estate negotiations and lease administration assistance.  Ronus Properties is an entity wholly-owned by Ronald de Waal, the Company’s largest and controlling shareholder.  Beginning in June 2005, the Company began compensating a Ronus Properties’ employee, who effectively serves as the head of real estate, $48,000 per year and provides her with a discount on clothing purchases.  Since the Company does not need a full-time employee, this is less than the Company would pay to hire a full-time person.

See Part II, Item 8, notes 5 and 7 in the Company’s Annual Report on Form 10-K to which this Amendment No. 1 applies for information concerning debt with related parties and the purchase of preferred stock by certain members of the Company’s Board of Directors.

Ownership of Preferred Stock

In addition to Inter-Him N.V. and Howard Lester, who own shares of 2001-A, 2002-A, 2003-A, 2006-A and 2007-A Preferred Stock, several of the Company’s directors own shares of 2001-A, 2002-A and/or 2003-A Preferred Stock.  Pursuant to the terms of these series of Preferred Stock, the holders are entitled to quarterly dividends paid at the annual rate of 10% on the 2001-A Preferred Stock, 8% on the 2002-A, 2003-A and 2006-A Preferred Stock, and 13.5% on the 2006-A Preferred Stock.  At the election of the holder of any such Preferred Stock, these quarterly dividends may be paid in cash or in additional shares of the applicable series of Preferred Stock.  Effective May 1, 2006, the Board of Directors determined that preferred stock dividends would cumulate, rather than be declared and paid.  It is currently anticipated that preferred stock dividends will not be paid in 2007.  During 2006, the Company paid cash dividends to the holders of all series of Preferred Stock of approximately $151,000.  It also issued 1,357 additional shares of 2001-A Preferred Stock to W. Howard Lester, 2,010; 1,681 and 487 additional shares of 2002-A Preferred Stock to Mr. Lester, Inter-Him N.V. and William E. Haslam, respectively, and 769 and 300 additional shares of 2003-A Preferred Stock to Inter-Him N.V. and Mr. Lester, respectively, as dividends.  As of February 3, 2007, approximately $1,428,000 of preferred stock dividends had cumulated, $1,419,000 of which have cumulated in additional shares.

Credit Facility Loan Participation

In January 2006, RonHow, LLC, an entity owned and controlled directly or indirectly by Ronald de Waal and W. Howard Lester, caused Wells Fargo Retail Finance II, LLC (“Wells Fargo”) to extend an additional $3 million in total borrowing availability to the Company under the Company’s existing credit facility with Wells Fargo by amending RonHow’s existing loan participation agreement with Wells Fargo to increase RonHow’s total participation with Wells Fargo to $7 million.  During 2006, the Company paid interest on these participations to RonHow in the amount of approximately $542,000.  Messrs. de Waal and Lester are both major beneficial owners of the Company’s Common Stock and Preferred Stock, and Mr. Lester was director of the Company until June 2006.

On August 31, 2006, the Company obtained $5 million in additional financing in the form of a new subordinated loan from RonHow.  At RonHow’s option, the amount of the loan may be increased to $10 million.  In conjunction with this transaction, the Company entered into an amendment to its existing credit facility with Wells Fargo to permit the new financing, but otherwise did not materially change the terms of the facility.  During 2006, the Company paid interest on these participations to RonHow in the amount of $301,000.

These transactions were approved by the disinterested members of the Board of Directors.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Other Fees

In October 2005, the Company moved audit firms, from Ernst & Young LLP to BDO Seidman, LLP.  The firm of Ernst & Young was originally engaged in April 2002 to serve as the Company’s independent registered public accounting firm and subsequently retained for the annual audits through fiscal years ended January 29, 2005.  The aggregate fees billed, including expenses, by BDO Seidman, LLP and Ernst & Young LLP for 2005 and 2006 for various services are set forth below:

	2006	2005
Audit Fees	$179,180	$274,323
Audit-Related Fees	9,621	—
Tax Fees	50,600	66,250
Other Fees	—	—
Total Fees	$239,401	$340,573

Fees for audit services include fees associated with the annual audit of the Company and its subsidiaries and the review of the Company’s quarterly reports on Form 10-Q.  Audit-related fees principally include assistance with new accounting issues implementation.  Tax fees include tax compliance, tax advice and tax planning related to Federal and state tax matters.

The Audit Committee has considered whether the provision of non-audit services by BDO Seidman, LLP and Ernst & Young LLP are compatible with maintaining auditor independence and adopted in 2003 a policy that requires pre-approval of all audit and non-audit services.  This policy requires that documentation be submitted to the Audit Committee to describe the specific services to be rendered and that the prior approval of the Audit Committee is obtained.  All 2005 and 2006 audit and non-audit services fees were approved in advance in accordance with the Audit Committee’s policies.

PART IV.

ITEM 15.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)
(1) and (2) The following consolidated financial statements and schedule are attached as a separate section of this report entitled “Consolidated Financial Statements and Schedule” immediately following the Signature Page to this Report:

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Balance Sheets as of February 3, 2007 and January 28, 2006

Consolidated Statements of Operations for the Years Ended February 3, 2007, January 28, 2006 and January 29, 2005

Consolidated Statements of Stockholders’ Deficit for the Years Ended February 3, 2007, January 28, 2006 and January 29, 2005

Consolidated Statements of Cash Flows for the Years Ended February 3, 2007, January 28, 2006 and January 29, 2005

Notes to Consolidated Financial Statements

SCHEDULE:

Schedule II – Harold’s Stores, Inc. and subsidiaries valuation account

All other schedules have been omitted because they are not applicable, not required, or the information is included elsewhere in the financial statements or notes thereto.

(b)
Exhibits:  See accompanying Index to Exhibits.  The Company will furnish to any stockholder, upon written request, any exhibit listed in the accompanying Index to Exhibits upon payment by such stockholder of the Company’s reasonable expenses in furnishing any such exhibit.

SIGNATURES

Pursuant  to  the  requirements  of  Section  13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this  report  to  be  signed  on its behalf  by  the  undersigned, thereunto duly authorized.

HAROLD’S STORES, INC.
Date: April 27, 2007	By:	/s/ Ron Staffieri
Ron Staffieri
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934 this report has been signed below by the following persons on behalf of the Registrant and in the capacities shown, and on the dates indicated.

Signature	Title	Date
/s/ Ron Staffieri	Chief Executive Officer and Director	April 27, 2007
Ron Staffieri	(Principal Executive Officer

/s/ William E. Haslam	Non-Executive Chairman of the Board	April 27, 2007
William E. Haslam	And Directoe

/s/ Jodi L. Taylor	Chief Financial Officer and Secretary	April 27, 2007
Jodi L. Taylor	(Principal Financial and Accounting Officer)

/s/ James D. Abrams	Director	April 27, 2007
James D. Abrams

/s/ Robert L. Anderson	Director	April 27, 2007
Robert L. Anderson

/s/ Margaret A. Gilliam	Director	April 27, 2007
Margaret A. Gilliam

/s/ Clark J. Hinkley	Director	April 27, 2007
Clark J. Hinkley

/s/ Leonard Snyder	Director	April 27, 2007
Leonard Snyder

HAROLD’S STORES, INC. AND SUBSIDIARIES

Consolidated Financial Statements and Schedule
February 3, 2007, January 28, 2006 and January 29, 2005
(With Independent Registered Public Accounting Firm’s Report Thereon)

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

The management of Harold’s Stores, Inc. has the responsibility for preparing the accompanying consolidated financial statements and for their integrity and objectivity.  The statements were prepared in accordance with accounting principles generally accepted in the United States and include amounts that are based on management’s best estimates and judgment where necessary.  Management believes that all representations made to our external auditors during their examination of the financial statements were valid and appropriate.

To meet its responsibility, management has established and maintains a comprehensive system of internal control that provides reasonable assurance as to the integrity and reliability of the consolidated financial statements, that assets are safeguarded, and that transactions are properly executed and reported.  This system can provide only reasonable, not absolute, assurance that errors and irregularities can be prevented or detected.  The concept of reasonable assurance is based on the recognition that the cost of a system of internal control is subject to close scrutiny by management and is revised as considered necessary.

The Audit Committee of the Board of Directors of Harold’s Stores, Inc. has engaged BDO Seidman LLP, an independent registered public accounting firm, to conduct an audit of the 2006 consolidated financial statements.  Their report is included on the following page.

/s/ Ron Staffieri
Ron Staffieri
Chief Executive Officer

/s/ Jodi L. Taylor
Jodi L. Taylor
Chief Financial Officer

The accompanying notes are an integral part of the consolidated financial statements.

F–1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of Harold’s Stores, Inc.

We have audited the accompanying consolidated balance sheet of Harold’s Stores, Inc. and subsidiaries (the “Company”) as of February 3, 2007 and January 28, 2006, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the 53 week period ended February 3, 2007 and the 52 week period ended January 28, 2006.  We have also audited the schedule listed in Item 15(a)(2) of this Form 10-K.  These financial statements and schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the schedule are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule, assessing the accounting principles used and significant estimates made by management, and evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of February 3, 2007 and January 28, 2006, and the results of its operations and its cash flows for the 53 week period ended February 3, 2007 and the 52 week period ended January 28, 2006, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the schedule presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the Consolidated Financial Statements, the Company changed its method of accounting for share-based payment arrangements in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, on January 29, 2006.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

Dallas, Texas
April 26, 2007

The accompanying notes are an integral part of the consolidated financial statements.

F–2

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Harold’s Stores, Inc.

We have audited the consolidated balance sheet of Harold’s Stores, Inc. and subsidiaries as of January 29, 2005 (not presented herein) and the accompanying consolidated statements of operations, stockholders’ deficit, and cash flows for the 52 week period ended January 29, 2005.  Our audit also included the financial statement schedule for the 52 weeks ended January 29, 2005 listed in the Index at Item 15(a).  These financial statements and schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Harold’s Stores, Inc. and subsidiaries as of January 29, 2005 (not presented herein) and the consolidated results of its operations and its cash flows for the 52 week period ended January 29, 2005, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule for the 52 weeks ended January 29, 2005, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.

/s/ Ernst and Young, LLP
Ernst and Young, LLP

Oklahoma City, Oklahoma
April 20, 2005

The accompanying notes are an integral part of the consolidated financial statements.

F–3

HAROLD’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	February 3, 2007	January 28, 2006
ASSETS:

Current assets:
Cash and cash equivalents	$979	$636
Trade accounts receivable, less allowance for doubtful accounts of $75 as of February 3, 2007 and $138 as of January 28, 2006	6,074	6,343

Note and other receivables	1	157
Merchandise inventories	19,389	16,657
Prepaid expenses	2,136	1,146

Total current assets	28,579	24,939

Property and equipment, at cost	44,078	41,670
Less accumulated depreciation and amortization	(34,157)	(31,394)

Net property and equipment	9,921	10,276

Total assets	$38,500	$35,215

The accompanying notes are an integral part of the consolidated financial statements.

F–4

HAROLD’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

	February 3, 2007	January 28, 2006
LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable	$9,765	$9,013
Redeemable gift certificates	1,220	1,105
Accrued payroll expenses and bonuses	565	747
Accrued rent expense	384	353
Deferred gain on sale of building	55	74
Current maturities of long-term debt	22,502	17,647

Total current liabilities	34,491	28,939

Accrued rent expense, net of current	4,527	5,164
Deferred gain, net of current portion	—	55
Stock warrant liability	818	55
Long-term debt, net of current maturities	7,583	1,199

Total long-term liabilities	12,928	6,418

Total liabilities	47,419	35,357

Commitments and contingent liabilities (Notes 10 and 12)

Convertible preferred stock of $.01 par value
Amended Series 2001-A, authorized 500,000 shares, issued and outstanding 342,653 as of February 3, 2007 and 341,296 as of January 28, 2006	6,853	6,826

Series 2002-A, authorized 300,000 shares, issued and outstanding 231,550 as of February 3, 2007 and 227,372 as of January 28, 2006	4,631	4,548

Series 2003-A, authorized 100,000 shares, issued and outstanding 56,742 as of February 3, 2007 and 55,673 as of January 28, 2006	5,674	5,567

Series 2006-A, authorized 75,000 shares, issued and outstanding 25,000 as of February 3, 2007 and none as of January 28, 2006	2,490	—

Series 2006-B, authorized 25,000 shares, issued and outstanding none as of February 3, 2007 and January 28, 2006	—	—

Amended 2001-A and 2002-A entitled to $20.00 per share, 2003-A and 2006-A entitled to $100.00 per share, and 2006-B entitled to $1,000.00 per share, in each case plus accrued but unpaid dividends in liquidation.  Aggregate liquidation value at February 3, 2007:  $21,086,127

Stockholders’ deficit:

Common stock of $.01 par value
Authorized 25,000,000 shares; issued and outstanding 6,223,508 as of February 3, 2007 and as of January 28, 2006	62	62
Additional paid-in capital	34,585	34,469
Accumulated deficit	(63,212)	(51,612)
	(28,565)	(17,081)
Less Treasury stock of 205 shares as of February 3, 2007 and as of January 28, 2006 recorded at cost	(2)	(2)

Total stockholders’ deficit	(28,567)	(17,083)

Total liabilities and stockholders’ deficit	$38,500	$35,215

The accompanying notes are an integral part of the consolidated financial statements.

F–5

HAROLD’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Share Data)

	53 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	February 3, 2007	January 28, 2006	January 29, 2005

Sales	$86,328	$88,247	$89,357

Cost of goods sold (including occupancy and central buying expenses, exclusive of items shown separately below)	62,631	61,188	57,643

Gross margin	23,697	27,059	31,714

Selling, general and administrative expenses	28,700	28,509	26,564

Depreciation and amortization	3,611	3,795	4,076

Operating income (loss)	(8,614)	(5,245)	1,074

Interest expense	2,689	1,456	979

Gain on sale of building	(73)	(721)	—

	2,616	735	979

Income (loss) before income taxes	(11,230)	(5,980)	95

Provision for income taxes	—	—	—

Net income (loss)	$(11,230)	$(5,980)	$95

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS:

Net income (loss)	$(11,230)	$(5,980)	$95

Less: Preferred stock dividends and accretion of preferred stock issuance costs	(370)	(1,510)	(1,501)

Net loss applicable to common stockholders	$(11,600)	$(7,490)	$(1,406)

Net loss per common share:
Basic	$(1.86)	$(1.20)	$(0.23)
Diluted	$(1.86)	$(1.20)	$(0.23)

Weighted average number of common shares	6,223,508	6,223,508	6,217,629

Weighted average number of common shares assuming dilution	6,223,508	6,223,508	6,217,629

The accompanying notes are an integral part of the consolidated financial statements.

F–6

HAROLD’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(Dollars in Thousands)

	53 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	February 3, 2007	January 28, 2006	January 29, 2005
COMMON STOCK:

Balance (net of treasury shares), beginning of year	$60	$60	$60

Stock bonuses issued, no shares in 2006, no shares in 2005, 16 shares in 2004	—	—	0

Stock options exercised, no shares in 2006, 1,200 shares in 2005, 13,350 shares in 2004	—	0	0

Balance (net of treasury shares), end of year	$60	$60	$60

ADDITIONAL PAID-IN CAPITAL:

Balance, beginning of year	$34,469	$34,468	$34,449

Stock bonuses	—	—	—

Stock options exercised	—	1	19

Stock based compensation expense	116	—	—

Balance, end of year	$34,585	$34,469	$34,468

ACCUMULATED DEFICIT:

Balance, beginning of year	$(51,612)	$(44,122)	$(42,716)

Net income (loss)	(11,230)	(5,980)	95

Preferred stock dividends and accretion	(370)	(1,510)	(1,501)

Balance, end of year	$(63,212)	$(51,612)	$(44,122)

The accompanying notes are an integral part of the consolidated financial statements.

F–7

HAROLD’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)

	53 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	February 3, 2007	January 28, 2006	January 29, 2005

Cash flows from operating activities:
Net income (loss)	$(11,230)	$(5,980)	$95
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,611	3,795	4,076
Gain on sale of assets	(148)	(736)	(67)
Recognition of deferred gain on sale of building	(73)	(18)	—
Losses on impaired assets	124	551	—
Stock options expense	116	—	—
Stock warrants expense	112	—	—
Changes in assets and liabilities:
Decrease (increase) in trade and other receivables	402	876	(174)
(Increase) decrease in merchandise inventories	(2,732)	3,466	(2,410)
(Increase) decrease in prepaid expenses	(990)	108	(124)
Increase (decrease) in accounts payable	752	1,897	(268)
Decrease in accrued expenses	(747)	(1,016)	(785)
Net cash (used in) provided by operating activities	(10,803)	2,943	343

Cash flows from investing activities:
Acquisition of property and equipment	(2,721)	(1,595)	(2,030)
Proceeds from disposal of property and equipment	24	1,273	67
Issuance of notes receivable	—	(6)	(102)
Payments received for note receivable	23	98	37
Net cash used in investing activities	(2,674)	(230)	(2,028)

Cash flows from financing activities:
Borrowings on long-term debt	7,000	1,300	—
Payments of long-term debt	(209)	(1,350)	(272)
Advances on revolving line of credit	109,400	97,058	100,532
Payments on revolving line of credit	(104,708)	(98,700)	(97,975)
Proceeds from the issuance of common stock	—	1	18
Proceeds from the issuance of preferred stock	2,488	—	—
Preferred stock dividends	(151)	(1,060)	(1,062)
Net cash provided by (used in) financing activities	13,820	(2,751)	1,241

Net increase (decrease) in cash and cash equivalents	343	(38)	(444)
Cash and cash equivalents at beginning of year	636	674	1,118
Cash and cash equivalents at end of year	$979	$636	$674

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$52	$72	$44

Interest	$2,688	$1,149	$1,096

Non-cash investing and financing activities:
Preferred stock dividends accrued	$219	$410	$378
Equipment purchased under capital lease obligations	$462	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

F–8

HAROLD’S STORES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Nature of Entity

Harold’s Stores, Inc., an Oklahoma corporation (the “Company”), operates a 43-store chain of classically inspired ladies and men’s specialty apparel stores.  The Company offers its merchandise in stores primarily across the South and Southwest.  Merchandise is also offered over the internet at www.harolds.com and via a direct mail catalog.  The Company creates the majority of its product assortment through its private label program.  The product development and private label programs provide an exclusive selection of upscale merchandise to the consumer.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned.  All significant intercompany accounts and transactions have been eliminated.

Reclassification

Certain comparative prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

Definition of Fiscal Year

The Company has a 52-53 week year that ends on the Saturday closest to January 31.  Years 2006, 2005 and 2004 ended on February 3, 2007, January 28, 2006, January 29, 2005, respectively.  The year 2006 comprised a 53-week year while years 2005 and 2004 each comprised 52-week years.

Recent Accounting Pronouncements

In June 2006, the FASB Emerging Issues Task Force (“EITF”) reached a consensus on EITF No. 06-3, “How Sales Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross Versus Net Presentation).”  The EITF reached a consensus that a company should disclose its accounting policy (i.e., gross or net presentation) regarding presentation of taxes within the scope of this Issue.  If taxes included in gross revenues are significant, a company should disclose the amount of such taxes for each period for which an income statement is presented.  The consensus position is effective for the first annual or interim reporting period beginning after December 15, 2006.  The disclosures are required for annual and interim financial statements for each period for which an income statement is presented.  The Company will be required to disclose its accounting policy regarding presentation of taxes beginning with the first quarter of 2007.

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”  This Interpretation sets forth a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The Interpretation is effective for fiscal years beginning after December 15, 2006.  We have not yet analyzed the impact this Interpretation will have on our financial condition, results of operations, cash flows or disclosures.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS No. 157 does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements.  The provisions of SFAS No. 157 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings.  The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007.  The Company is currently evaluating the standard but does not anticipate the adoption of this standard will have a material impact on its 2007 financial statements.

F–9

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB No. 108).  SAB No. 108 was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.  It requires quantification of financial statement misstatements based on the effects of the misstatements on each of the company’s financial statements and the related financial statement disclosures.  The provisions of SAB No. 108 must be applied to annual financial statements no later than the first fiscal year ending after November 15, 2006.  The adoption of SAB No. 108 did not have a material impact on the Company’s February 3, 2007 financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”).  SFAS No. 159 allows companies the choice to measure many financial instruments and certain other items at fair value.  This gives a company the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.  The Company is currently reviewing the impact of SFAS No. 159 but does not anticipate the adoption of this standard will have a material impact on its 2007 financial statements.

Cash and Cash Equivalents

Cash and cash equivalents include overnight investments and credit card receivables collected within three business days.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of trade accounts receivable and cash equivalents.  The Company extends credit to its customers in the normal course of business.  The Company performs ongoing credit evaluations and generally does not require collateral.  The Company maintains reserves for potential credit losses based upon its loss history and its aging analysis.  Accounts receivable are comprised of a diversified customer base that results in a lack of concentration of credit risk.

Accounts Receivable and Finance Charges

Trade accounts receivable primarily represents the Company’s credit card receivables from customers.  These customers are primarily residents of Oklahoma and Texas.  Finance charges on these revolving receivables are imposed at various annual rates in accordance with the state laws in which the Company operates, and are recognized in income when applied to the customers’ statements.  Minimum monthly payments are required and are generally equal to ten percent of the outstanding balance.  The average liquidation rate at February 3, 2007 was approximately 2.46 months.  Finance charge revenue is netted against selling, general and administrative expenses and was approximately $973,000, $1,132,000, and $1,142,000, in 2006, 2005, and 2004, respectively.

Allowances for doubtful accounts are established based upon historical losses and increased as necessary to cover specific items.  Receivables determined to be uncollectible are written off as a charge to the allowance.  Recoveries of previously written off amounts are added back to the allowance.  Charge-offs related to these accounts were approximately $111,000, $156,000 and $253,000 during 2006, 2005 and 2004, respectively.

Merchandise Inventories

Merchandise inventories are valued at the lower of cost or market using the retail method of accounting.  Manufacturing inventories of raw materials, work-in-process and in-transit items are valued at the lower of cost (first-in, first-out method) or market, and approximate $3,325,000 and $2,921,000 at February 3, 2007 and January 28, 2006, respectively.  Physical inventory counts are performed twice each year using a third party, and estimates are made for shortages between the date of the physical inventory count and the balance sheet.  Management evaluates any obsolete or slow-moving inventory and records any required markdowns.

Stock Options

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, (“SFAS 123(R)”). This Statement requires companies to expense the estimated fair value of stock options and similar equity instruments issued to employees in

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their financial statements.  Previously, companies were required to calculate the estimated fair value of these share-based payments and could elect to either include the estimated cost in earnings or disclose the pro forma effect in the footnotes to their financial statements.  We chose to disclose the pro forma effect for all periods through January 28, 2006.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB No. 107”) regarding the Staff’s interpretation of SFAS 123(R).  This interpretation provides the Staff’s views regarding interactions between SFAS 123(R) and certain SEC rules and regulations and provides interpretations of the valuation of share-based payments for public companies.  Following the guidance prescribed in SAB No. 107, on January 29, 2006, the Company adopted the provisions of SFAS 123(R) using the modified prospective application method, and accordingly, we have not restated the consolidated results of income from prior interim periods and fiscal years.

Under SFAS 123(R), the Company records stock-based compensation expense based on the grant-date fair value estimated in accordance with the original provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, and previously presented in the pro forma footnote disclosures, for all options granted prior to, but not vested as of, the adoption date.  In addition, the Company records compensation expense for the share-based awards issued after the adoption date in accordance with SFAS 123(R).

In addition to requiring companies to recognize the estimated fair value of share-based payments in earnings, SFAS 123(R) modified the presentation of tax benefits received in excess of amounts determined based on the compensation expense recognized.  Previously, such amounts were considered sources of cash in the operating activities section of the Statement of Cash Flows.  For periods after adopting SFAS 123(R) under the modified prospective method, such benefits are presented as a use of cash in the operating section and a source of cash in the financing section of the Statement of Cash Flows.  Note 7 provides additional information regarding the Company’s stock option plan.

In the third quarter of 2005, the Company, with approval from its Board of Directors, announced the acceleration of all unvested stock options granted and outstanding.  The Company’s decision to accelerate the vesting of certain outstanding stock option grants was made as part of a broad review of long-term incentive compensation in light of changes in market practices and upcoming accounting changes.

The following table illustrates the effect on net earnings and net earnings per common share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation for the options granted under its plans:

	Year Ended
	January 28, 2006	January 29, 2005
	(In thousands, except per share data)

Net loss applicable to common stockholders, as reported	$(7,490)	$(1,406)

Add:
Stock-based employee compensation expense included in reported net loss	—	—

Deduct:
Stock-based employee compensation expense determined under fair value method for all awards	439	375

Pro forma net loss applicable to common stockholders	$(7,929)	$(1,781)

Net loss per common share:
Basic, as reported	$(1.20)	$(0.23)
Basic, pro forma	$(1.27)	$(0.29)

Diluted, as reported	$(1.20)	$(0.23)
Diluted, pro forma	$(1.27)	$(0.29)

The fair value of each non-qualified and incentive option granted was estimated using the Black-Scholes Option Pricing Model with the following assumptions for 2006, 2005 and 2004:  risk-free interest rate of 4.71% for

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2006, 4.39% for 2005, and 4.15% for 2004; expected dividend yield of 0% for all periods; expected lives of approximately seven years for 2006, 2005 and 2004; and volatility of the price of the underlying common stock of 89.1% for 2006, 79.9% for 2005, and 79.0% for 2004.

Revenue Recognition

Sales from store locations represented 94% of the Company’s total sales for 2006.  These sales are recognized at the time of the customer’s purchase.  Sales are net of returns and exclude sales tax.  The Company’s direct catalog and internet sales represented about 6% of the total sales during 2006.   These sales are recognized at the time the order is shipped to the customer.  Gift card sales are recognized as revenue when the gift card is redeemed, not when it is sold.

Advertising

During 2006, 2005 and 2004, the Company incurred approximately $5,468,000, $5,035,000, and $4,313,000, respectively, in advertising expenses.  Advertising expenditures related principally to small publications mailed to the Company’s database of active customers are expensed at the time of mailing to the customer.

Property and Equipment and Maintenance and Repairs

Property and equipment are recorded at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.  Leasehold improvements are amortized over the shorter of the life of the respective leases, including reasonably assured renewal periods, or the expected life of the improvements.  The following are the estimated useful lives used to compute depreciation and amortization:

Buildings	30 years
Leasehold improvements	5-10 years
Furniture and equipment	4-7 years
Software and related costs	3 years

Maintenance and repairs are charged directly to expense as incurred, while betterments and renewals are generally capitalized in the property accounts.  When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation are removed from the respective accounts and the resulting gain or loss is recognized.  During 2006, 2005 and 2004, the Company recorded approximately $3,611,000, $3,795,000, and $4,076,000, respectively, of depreciation and amortization expense.

Computer Software Costs

For 2006, 2005 and 2004, internally developed software related costs of approximately $111,000, $52,000 and $70,000, respectively, were capitalized in accordance with Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.  These costs are amortized over the life of the related software.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  The Company maintains a valuation allowance to fully provide for all remaining deferred tax assets because the Company’s history of operating losses made the realization of these assets uncertain.  As of February 3, 2007, the Company’s valuation allowance was equal to 100% of its deferred tax assets.  See Note 6 to the Consolidated Financial Statements for additional discussion.

Net loss Per Common Share

Basic net loss per common share is computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding for the period.  Diluted earnings per share reflect the

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potential dilution that could occur if the Company’s outstanding stock options were exercised (calculated using the treasury stock method).

The following table reconciles the net loss applicable to common shares and weighted average common shares outstanding used in the calculation of basic and diluted earnings per common share for the periods indicated:

	2006	2005	2004
	(In thousands, except per share data)

Net loss applicable to common stockholders, basic and diluted	$(11,600)	$(7,490)	$(1,406)

Weighted average number of common shares outstanding – basic	6,224	6,223	6,218
Dilutive effect of potential common shares issuable upon exercise of employee stock options	—	—	—
Weighted average number of common shares outstanding – diluted	6,224	6,223	6,218

Net loss per share:
Basic	$(1.86)	$(1.20)	$(0.23)
Diluted	$(1.86)	$(1.20)	$(0.23)

Options to purchase 1,359,678, 1,615,960 and 1,606,313 shares of common stock were outstanding during 2006, 2005 and 2004, respectively, but were not included in the computation of loss per share because of the Company’s loss and the options’ exercise price was greater than the average market price of common shares and their inclusion would result in anti-dilution.  The options expire through the year 2016.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Deferred Rent Obligations

Rent expense under non-cancelable operating leases with scheduled rent increases or free rent periods is accounted for on a straight-line basis over the initial lease term beginning on the date of initial possession, which is generally when the Company enters the space and begins construction.  The amount of the excess of straight-line rent expense over scheduled payments is recorded as a deferred rent liability.  Construction allowances and other such lease incentives are recorded as deferred credits, and are amortized on a straight-line basis as a reduction of rent expense beginning in the period the space is turned over to the Company for construction.  The current portion of unamortized deferred rent costs is included in “Accrued rent expense”, and the long-term portion is included in “Accrued rent expense, net of current” on the Company’s Consolidated Balance Sheets.

Fair Value of Financial Instruments

Balance Sheet:  Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these financial instruments.  Substantially all of the debt is at variable interest rates, therefore, fair value approximates carrying value.

Off balance sheet:  There were no outstanding notional principal amounts of forward exchange contract commitments at February 3, 2007 or at January 28, 2006.

Self Insurance

The Company is self insured for certain losses related to employees’ medical and dental benefits.  Costs for self-insurance claims filed and claims incurred but not reported are accrued based on known claims and historical experience.  Management believes it has adequately reserved for its self-insurance liability, which is capped through the use of stop-loss contracts with insurance companies.  However, any significant variation of future claims from historical trends could cause actual results to differ from the accrued liability.

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Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  During 2006 and 2005, the Company recorded approximately $124,000 and $551,000, respectively, of leasehold improvement write downs for store locations that have reported ongoing losses.

2.	Strategy and Liquidity Update

As reflected in the accompanying financial statements, the Company reported a net loss of $11 million in 2006, a net loss of $6 million in 2005 and a net profit of $95,000 in 2004.  In light of the inconsistent financial performance, the Company has highlighted the following key strategic initiatives that have been undertaken to improve its financial results and liquidity.

The Company experienced decreases in comparable store sales from third quarter 2005 until midway through fourth quarter 2006.  Since that time, the Company has experienced positive comparable store sales.  The Company believes the causes that contributed to this disappointing financial performance include the following:

-
The merchandise assortments offered to customers in late 2005 through spring and summer of 2006 were not well received by customers.  The assortments were too trendy and causal, therefore not appealing to the targeted customers.

-	The Company’s merchandise has been over-assorted. This over-assortment also leads to a confusing customer shopping experience.

-	The quantity of merchandise purchased has exceeded our ability to sell at profitable margins resulting in significant markdowns.

-	In addition to the correct content and quantity of merchandise, the inventory did not flow into stores on a monthly basis appropriate to maximizing selling.

-
The men’s portion of our business has experienced sales declines far greater than in the ladies’ division.  We have re-focused our men’s merchandise assortments on classically-inspired, brand-appropriate apparel and accessories.

Commencing with the fall and holiday 2006 deliveries, the Company has placed more emphasis on offering brand appropriate, classic apparel for which Harold’s is best known.   Throughout 2006, merchandise also flowed into stores approximately every 30 days, providing customers with a reason to shop more frequently and allowing the Company to reduce its potential risks with any one delivery window.  Prior to this time, deliveries were more ‘front-loaded’ into the beginning of each season.  Additionally, in 2007 the Company believes that the number of items offered and the amount of inventory purchased has been adjusted to more appropriate levels.  The Company will focus passionately on its merchandising non-negotiables of fit, quality and brand appropriateness.

In October 2006, Ron Staffieri was hired as the Company’s Chief Executive Officer. Mr. Staffieri replaced interim leadership from the Company’s Board of Directors that had been in place since August 2005 when the prior CEO departed the Company.  Mr. Staffieri has extensive experience as a retail Chief Executive Officer and President prior to joining the Company.  The Company believes that having permanent, experienced leadership in place should be pivotal to its future success.  Additionally, during April 2007 the Company hired Cherryl Sergeant to the position of Executive Vice President and Chief Merchandising Officer to replace Rebecca P. Casey who departed the Company in 2006.

During 2006, the Company engaged in financings through its principal investor, Ronald de Waal and Howard Lester through their jointly owned entity, RonHow LLC (“RonHow”).  In August 2006, the Company and RonHow agreed to establish a $10 million subordinated debt facility, and $5 million was funded for general working capital purposes under the facility.  In January 2007, an additional $2 million was funded under the facility, bringing the total amount outstanding at that time to $7 million in aggregate.

F–14

In April 2007, the Company took steps to enhance its working capital by entering into additional financings with RonHow and amended the credit facility with its primary lender, Wells Fargo Retail Finance II, LLC (“WFRF”). RonHow advanced to the Company an additional $3 million (“Additional Advance”) pursuant to the terms of the existing Subordinated Loan Agreement (“Loan Agreement”) between the Company and RonHow dated August 31, 2006, bringing the total loan balance outstanding to $10 million (the “Loan”). The Loan is repayable in accordance with the original terms of the Loan Agreement at maturity on May 31, 2010.  The additional $3 million will be used for working capital.  The interest rate on the first $7 million in advances is payable at the rate of 13.5% per year.  The interest rate on the Additional Advance was increased to 18% and the amount of the Loan was increased to $12 million plus the amount of any interest converted into principal in accordance with the existing terms of the Loan. In addition:

-
RonHow agreed to defer $1 million in cash interest payments on all of the outstanding principal of the Loan, which will be added to the principal of the Loan as permitted under the existing terms and be payable at maturity.

-	RonHow convert $2 million of the existing Loan bearing interest at 13.5% into a new series of preferred stock with $2 million of stated value, 2007-A Senior Preferred Stock.

-	The Additional Advance is convertible at RonHow’s option into $3 million of stated value of another new series of preferred stock, 2007-B Senior Preferred Stock.

-	WFRF agreed to reduce the block on daily excess availability from $1 million to $500,000, effectively providing the Company with an additional $500,000 of borrowing capacity.

Dividends on the new preferred stocks will accrue for the Series 2007-A at 13.5% of stated value and for the Series 2007-B at 18.0% of stated value, in each case in the same manner as the Company’s authorized Series 2006-B.  RonHow will have the option to elect whether each quarterly dividend is cumulated or paid in cash or additional shares (“PIK”), or a combination of cash and PIK shares.  The shares will be initially convertible into common stock at a conversion price of 66.667% of the trailing 20-day average market price (as defined in the  certificates of designation for each Series in a manner the same as the 2006-B Preferred Stock) of the Company’s common stock on the date such shares are issued by the Company either directly, in the case of Series 2007-A, or, in the case of Series 2007-B, pursuant to RonHow’s exercise of its option to acquire Series 2007-B. For PIK shares issued in lieu of cash dividends, the conversion price will be 66.667% of the trailing 20-day average market price at time of payment of such PIK shares.  The 2007-A Preferred Stock is initially convertible at $0.2357 per share.  The Series 2007-A and Series 2007-B Senior Preferred Stock have equal priority, but have priority over all other equity securities of the Company, including other series of preferred stock outstanding, as to dividends and proceeds upon liquidation, and have voting and other rights substantially identical to the existing Series 2006-B Preferred Stock, including voting rights on an as-converted basis.  See Note 5 to the Consolidated Financial Statements for further information on the Company’s capital and debt structure.

Until the Company is able to restore its profitability, it will remain dependent on RonHow for additional financing.

During 2006, the Company continued to enhance its real estate portfolio through strategic store relocations and new store openings in markets similar to those that have historically proven to be successful.  The Company relocated three stores in 2006:  Charlotte, NC; Greenville, SC and Atlanta, GA.  Additionally, the Company opened two new stores, in Montgomery, AL and Little Rock, AR.  During 2007 the Company anticipates the relocation of a store in Houston, TX and is negotiating opportunities to potentially relocate two more troubled stores into a superior real estate position within its core market territories.  The Company believes that in addition to refining its merchandise and related planning and allocation, it is also important to continually improve the store base in an effort to return the Company to profitability.

If the Company can properly execute the merchandise initiatives outlined above, this should result in improvement in its operating performance for 2007.  No assurances can be provided that the initiatives will result in improvement.

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3.	Note Receivable

On April 2, 2002, the Company sold its only restaurant accepting a promissory note in return in the principal amount of $80,000.  Interest income is netted against selling, general and administrative expenses and was $1,000, $3,000 and $4,000 during 2006, 2005 and 2004.  The balance of this note at February 3, 2007 and January 28, 2006 was zero and approximately $23,000, respectively.

4.	Property and Equipment

Property and equipment at February 3, 2007 and January 28, 2006 consisted of the following:

	2006	2005
	(in thousands)

Land	$631	$631
Buildings	897	881
Leasehold improvements	25,104	24,351
Furniture and equipment	17,446	15,807
	$44,078	$41,670

5.	Long-Term Debt

Long-term debt at February 3, 2007 and January 28, 2006 consisted of the following:

	2006	2005
	(in thousands)

Borrowings under line of credit with a maximum availability of $22,000,000, bearing interest at a weighted-average variable rate (7.88% at February 3, 2007) payable monthly, due February 2010.  This line of credit is secured by substantially all assets of the Company.
	$ 22,227	$ 17,535

Note payable to financial institution, secured by building and land, bearing interest at a fixed rate (6.85%) due in monthly installments of principal and interest of approximately $12,000, with final payment due February, 2012.	1,198	1,253

Note payable to preferred shareholders, unsecured, bearing interest at a fixed rate (14.4%) due in monthly installments of interest of approximately $79,000, with final maturity of May, 2010.	6,294	—

Capital lease obligation, secured by computer equipment, bearing interest at a fixed rate (4.00%) due in quarterly installments of principal and interest of approximately $4,000, with final payment due June, 2007.	8	—

Capital lease obligation, secured by computer equipment, bearing interest at a fixed rate (4.94%) due in monthly installments of principal and interest of approximately $6,000, with final payment due September, 2008.	108	—

Capital lease obligation, secured by computer equipment, bearing interest at a fixed rate (4.96%) due in monthly installments of principal and interest. One remaining installment is approximately $23,000 and all other installments are approximately $12,000, with final payment due December, 2008.	250	—

Capital lease obligation, secured by computer equipment, bearing interest at a fixed rate (4.00%) due in quarterly installments of principal and interest of approximately $12,000, with final payment due August, 2006.	—	36

Capital lease obligation, secured by computer equipment, bearing interest at a fixed rate (4.00%) due in quarterly installments of principal and interest of approximately $8,000, with final payment due October, 2006.	—	22

Total debt	30,085	18,846

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Less current maturities of long-term debt	22,502	17,647

Long-term debt, net of current maturities	$ 7,583	$ 1,199

The Company’s original three-year credit facility with Wells Fargo Retail Finance II, LLC, (“WFRF”) was entered into on February 5, 2003.  As discussed below, on January 24, 2006, the maximum available credit line was increased, and the expiration date was extended to February 5, 2010.  The credit facility is secured by substantially all assets of the Company and its subsidiaries and is subject to a borrowing base calculation based primarily on inventory and accounts receivable.  The facility has two financial covenants, a minimum excess availability covenant of $1.35 million, which was reduced to $1.0 million in January 2006, and a maximum capital expenditure covenant, established at $3.3 million for 2006.  Interest rates under the facility are at prime plus 0.5% or LIBOR plus 2.50%, with the ability to reduce the rate if the Company achieves certain financial criteria.   The balance outstanding on the Company’s line of credit at February 3, 2007 was $22,227,000 which includes the $7 million outstanding under the bridge facility discussed below.  At February 3, 2007 the Company’s availability under the WFRF line of credit was approximately $1.7 million above the minimum availability requirement of $1.0 million and the average interest rate on the credit line was 7.88%.

In July 2003, the Company negotiated an increase of $2 million in its total borrowing availability under its existing credit facility with WFRF.  The Company obtained this increase in order to provide for additional working capital.  The full $2 million was available for borrowing on July 15, 2003 and has been extended to the Company by WFRF based upon a loan participation agreement between WFRF and RonHow, LLC (“RonHow”), an entity established in July 2003 which is owned and controlled directly or indirectly by Ronald de Waal and W. Howard Lester.  Mr. de Waal and Mr. Lester are both major beneficial owners of the Company’s common stock, and Mr. Lester is also a director of the Company.

In order to achieve additional liquidity, on January 24, 2006, the Company entered into an amendment to its existing credit facility with WFRF which increased the Company’s borrowing availability under the facility.  The amendment extended the term of the credit facility by three years, with a new expiration of February 5, 2010.  The amendment also increased the maximum revolver amount from the lesser of $25 million or $22 million plus outstanding participant advances to the lesser of $28 million or $22 million plus outstanding participant advances.  Additionally, the minimum required excess availability under the credit facility was reduced from $1.35 million to $1.0 million.  Finally, the amendment provided for an increase of $3 million in the Company’s borrowing availability under the facility based upon an increase in the existing loan participation agreement between WFRF and RonHow.  WFRF will continue to serve as the lending agent for the Company under the credit facility, and the principal covenants and conditions imposed upon the Company pursuant to the WFRF credit facility agreement have not materially changed.  RonHow’s right to repayment of any advances under the credit facility that are attributable to its participation is generally subordinate to the repayment rights of the other credit facility lenders.  However, the Company may repay these advances provided it meets certain conditions, including, for payments of up to $2 million of these advances, the maintenance of an average daily excess availability under the credit facility of at least $1.5 million for the 30 days prior to and 30 days projected immediately following the repayment, and for payments of the remaining amount of these advances, the maintenance of an average daily excess availability under the credit facility of at least $2.5 million for the 30 days prior to and 30 days projected immediately following the repayment.  The average excess availability requirement is higher than the excess availability otherwise required of the Company under the credit facility.  In consideration for RonHow’s agreement to fund the Company’s additional $3 million in borrowing capacity under the credit facility, the Company granted to RonHow the right to convert any of the incremental $3 million not repaid into shares of a new series of authorized but unissued preferred stock, designated Series 2006-A Preferred Stock.  The Series 2006-A Preferred Stock to be issued upon conversion of this option will be convertible into shares of common stock at a price of $0.87 per share, equal to the 20-day average closing price of the Company’s common stock for the period ending immediately before closing of the loan amendment.  Additionally, the Company began paying an additional 4% fee per annum on the outstanding new participation amount up to $3 million, which commenced January 24, 2006.  This fee is in addition to the additional 4% fee per annum which the Company will be obligated to pay on up to $2 million of the outstanding participation amount funded by RonHow in April 2004 commencing on March 1, 2006.

In connection with the foregoing transactions, the Company and RonHow agreed upon a new repayment priority for RonHow’s participations in the credit facility.  Unless otherwise agreed to by the Company and RonHow at the time of any repayment, any repayments of participations will be applied first to the repayment of RonHow’s first $2 million participation funded in July 2003, next to the repayment of the RonHow’s second $2 million participation funded in April 2004, and finally to the repayment of RonHow’s new $3 million participation funded

F–17

on January 24, 2006.  The parties amended the Option Agreement previously executed on April 30, 2004, to document this agreement.  As part of the foregoing participation transaction, WFRF, RonHow and the Company entered into a letter of understanding which established a framework for RonHow to obtain the right to convert its aggregate $7 million participation in the Company’s credit facility into a subordinated loan to the Company, subject to the negotiation of mutually acceptable definitive agreements.  The Company has agreed that the options to convert to preferred stock granted by the Company to RonHow to permit RonHow to convert its new $3 million participation and its prior $2 million participation funded in April 2004 would continue to apply to any such subordinated loan to the extent such participations are converted.

On August 31, 2006, the Company and RonHow (“Lender”) entered into a $10 million Subordinated Loan Agreement (“Loan Agreement”) pursuant to which the Lender loaned the Company $5.0 million (the “Loan”). The Loan is repayable at maturity on May 31, 2010 with interest payable monthly at the rate of 13.5% per year.  $4.7 million of the Loan was used to pay down the principal balance of the Company’s existing indebtedness under its revolving credit facility with WFRF and the $300,000 balance will be used as described below. The Company has the right to reborrow under the WFRF credit facility in accordance with its terms. In consideration of this Loan, the Company also issued to the Lender a 10-year warrant to purchase up to 1,032 shares of a new series of preferred stock, designated Series 2006-B Preferred Stock with a liquidation value of $1,000 per share, at a purchase price of $0.01 per share, which will be vested ratably over the term of the Loan and will become exercisable upon payment in full or in the event of default under the Loan.  See Note 7 for further discussion of these warrants.  The Loan is also convertible into Series 2006-B Preferred Stock at the option of the Lender at the rate of $1,000 of principal or accrued interest converted for each share of Series 2006-B Preferred Stock.  Under the terms of the Loan Agreement, the Lender also has the option to advance an additional $5 million.  The Loan is guaranteed by the Company’s subsidiaries and is secured by a security interest in all of the Company’s and its subsidiaries’ personal property. The Lender’s rights to the collateral and to payment is subordinate to the Company’s existing indebtedness to WFRF pursuant to the terms of a Subordination and Intercreditor Agreement between the Lender, WFRF and the Company.  In connection with the Loan, the Company and WFRF entered into Amendment No. 5 to the existing credit facility to permit the new Loan from the Lender and to permit the $300,000 of additional funds loaned by the Lender to be used, at the Company’s discretion and subject to certain conditions, for a transaction that would reduce the number of record holders of the Company’s common stock so that the Company would no longer be required to file reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (a “De-registration Transaction”).  If the Company determines not to do a De-registration Transaction, the additional $300,000 will be used to pay down the balance of the existing WFRF credit facility. Other than to permit the Loan and the De-registration Transaction, there were no other material changes to the WFRF credit facility terms.  The Series 2006-B Preferred Stock issuable upon conversion of the Loan or upon exercise of the warrant will be convertible into shares of common stock at a price of $0.43 per share, equal to the 20-day average closing price of the Company’s common stock for the period ending immediately before closing of the Loan.  On January 4, 2007, the lender loaned the Company an additional $2 million under the Subordinated Loan Agreement, bringing the aggregate amount outstanding to $7 million.

These transactions were approved by the Company’s independent directors.

The Company was in compliance with its debt covenants for the year ended February 3, 2007.  Although the Company’s line of credit with WFRF does not expire until February 2010, the Company has classified its borrowings under its line of credit as current in its consolidated balance sheets due to the terms of its agreement with the lender.  Under the bank agreement, there is an acceleration clause which potentially allows the bank to demand immediate payment of all outstanding borrowings upon the occurrence of a material adverse change in the Company’s operations or financial position.  Determination of what constitutes a material adverse change is at the discretion of the bank, however, it is subject to reasonableness standards.  In addition, the Company is required to maintain a lock-box agreement with the bank whereby all cash received is applied against current borrowings.  As a result of these items, the Company is required to classify its line of credit borrowings as current as proscribed by EITF 95-22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock-Box Arrangement.”

F–18

The annual maturities of the above long-term debt as of February 3, 2007 are as follows (in thousands):

Year
2007	$22,502	[1]
2008	211
2009	67
2010	6,366
2011	77
2012 and subsequent	862
Total	$30,085

[1]	Due in 2010 unless the lender demands earlier payment.

See Note 2 for a description of certain additional amendments to the Company’s line of credit with WFRF and amendments to the Loan which occurred in April 2007.

6.	Income Taxes

Income tax provision for the years ended February 3, 2007, January 28, 2006 and January 29, 2005, consisted of the following:

	2006	2005	2004
(in thousands)

Current provision (benefit)	—	—	—
Deferred provision (benefit)	—	—	—

Total	—	—	—

Income tax expense differs from the statutory tax rate as follows:

	2006	2005	2004

Statutory tax rate	34.0%	34.0%	34.0%
Changes in income taxes caused by:
State income taxes	0.0	4.0	6.0
Net operating loss valuation allowance and other	(34.0)	(38.0)	(40.0)

Effective tax rate	0.0%	0.0%	0.0%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at February 3, 2007 and January 28, 2006 are presented below:

	2006	2005
	(in thousands)
Deferred tax assets - current:
Allowance for doubtful accounts	$30	$55
Merchandise inventories	761	332
Accrued expenses	2,037	2,235
	2,828	2,622
Less: Valuation allowance	(2,828)	(2,622)
	—	—

Deferred tax assets – noncurrent:
Property and equipment	1,896	1,482
Net operating loss	23,971	12,842
	25,867	14,324
Less: Valuation allowance	(25,867)	(14,324)
	$—	$—

F–19

The Company’s federal net operating losses of approximately $38.9 million will begin to expire in 2021.  The Company also has state net operating losses of approximately $37.5 million which begin to expire in 2007.  During 2002, the Company increased its valuation allowance to fully provide for all remaining deferred tax assets because the Company’s recent history of operating losses made the realization of these assets uncertain.  The Company’s valuation allowance as of February 3, 2007 is equal to 100% of its deferred tax assets.

The ability of the Company to utilize net operating loss carryforwards to reduce future federal taxable income and federal income tax of the Company is subject to various limitations under the Internal Revenue Code of 1986 (“the Code”), as amended.  The utilization of such carryforwards may be limited upon the occurrence of certain ownership changes, including the issuance or exercise of rights to acquire stock, the purchase or sale of stock by 5% stockholders, as defined in the Treasury regulations, and the offering of stock by the Company during any three-year period resulting in an aggregate change of more than 50% in the beneficial ownership of the Company.

The state tax rate has decreased significantly during 2006 due to the Company’s increased loss position on both a consolidated and individual company basis.

In the event of an ownership change (as defined for income tax purposes), Section 382 of the Code imposes an annual limitation on the amount of a corporation’s taxable income that can be offset by these carryforwards.  The limitation is generally equal to the product of (i) the fair market value of the equity of the Company multiplied by (ii) a percentage approximately equivalent to the yield on long-term tax exempt bonds during the month in which an ownership change occurs.  The Company’s management, in consultation with its tax advisors, determined in 2004 that a change in ownership had occurred on October 1, 2002, and that this change resulted in a limitation on the Company’s ability to utilize its NOLs under Section 382 of the Code.  As a result of the limitation, the Company may only utilize $1.0 million per year of its total October 1, 2002 pre-change NOL of $12.5 million.  Any portion of the $1.0 million annual limitation not utilized in a particular year may be carried over to the next year and added to that year’s limitation.  Based on the Company’s taxable losses, the cumulative excess annual limitation carryover to 2007 is approximately $3.4 million.

7.	Stock, Stock Options and Warrants

STOCK

The Company has authorized 1,000,000 shares of preferred stock, par value $.01 per share.  This preferred stock may be issued in one or more series and the terms and rights of such stock will be determined by the Board of Directors.  As of February 3, 2007, The Board had authorized four series of preferred stock, the Amended Series 2001-A Preferred Stock consisting of 500,000 shares, the 2002-A Preferred Stock consisting of 300,000 shares, the 2003-A Preferred Stock consisting of 100,000 shares and the 2006-A Preferred Stock consisting of 100,000 shares.

On February 28, 2001, the Company executed a definitive agreement to allow an investor to purchase from the Company 300,000 shares of convertible preferred stock for a total purchase price of $6 million.  Under this preferred stock agreement, each of the 300,000 initially issued shares of preferred stock is convertible into 15.6863 shares of common stock of the Company.  The preferred shares have voting rights equal to the number of common shares into which they may be converted.  Until converted, the preferred stock is entitled to receive quarterly dividends that cumulate annually at a rate of 10% per annum, which are reduced to 8% per annum if the Company’s operating income for any fiscal year ending after February 28, 2001 exceeds $4,735,000.  Dividends are payable in additional shares of preferred stock or cash as the holder of the preferred stock may elect.  Shares of preferred stock issued in respect of dividends are convertible into common stock based upon an average market price of the common stock as of the respective dividend dates.  The preferred shares are redeemable at the option of the Company at a price equal to the initial purchase price plus cumulated and accrued but unpaid dividends.

On August 2, 2002, the Company executed a definitive agreement to allow a group of investors to purchase from the Company 200,000 shares of Series 2002-A convertible preferred stock for a total purchase price of $4 million.  Under this preferred stock agreement, each of the 200,000 issued shares of preferred stock is convertible into common stock of the Company at a fixed rate of $2.72 per share.  The preferred shares have voting rights equal to the number of common shares into which they may be converted.  Until converted, the preferred stock is entitled to receive quarterly dividends that cumulate annually at a rate of 8% per annum, which is reduced to 6% per annum if certain profitability targets are met by the Company.  Dividends are payable in additional shares of preferred stock or cash as the holder of the preferred stock may elect.  The Series 2002-A Preferred Stock is redeemable at the option of the Company at a price equal to the initial purchase price plus cumulated and accrued but unpaid dividends.

F–20

On February 5, 2003, the Company closed on a $5 million private equity investment by Inter-Him, N.V., of which Ronald de Waal is a Managing Director, and W. Howard Lester, a director of the Company (the “Investors”).  The Investors purchased an aggregate of 50,000 shares of a new series of preferred stock, designated Series 2003-A Preferred Stock, at a purchase price of $100.00 per share.  The Series 2003-A Preferred Stock is convertible into common stock at a fixed rate of $1.15 per share, and otherwise provides rights and preferences substantially similar to the Company’s existing 2002-A Preferred Stock.

In consideration for RonHow’s agreement to fund the Company’s additional $3 million in borrowing capacity under the credit facility as described above, the Company granted to RonHow the right to convert any of the incremental $3 million not repaid into shares of a new series of authorized but unissued preferred stock, designated Series 2006-A Preferred Stock.  The Series 2006-A Preferred Stock to be issued upon conversion of this option will be convertible into shares of common stock at a price of $0.87 per share, equal to the 20-day average closing price of the Company’s common stock for the period ending immediately before closing of the loan amendment.

On June 1, 2006, the Company closed on a $2.5 million private equity investment by RonHow.  RonHow purchased an aggregate of 25,000 shares of a new series of preferred stock, designated Series 2006-A Preferred Stock, at a purchase price of $100.00 per share.  The Series 2006-A Preferred Stock is convertible into common stock at a fixed rate of $0.67 per share, and otherwise provides rights and preferences substantially similar to the Company’s existing 2002-A and 2003-A Preferred Stock.  As a result of the sale of the 2006-A Preferred Stock, the percentage ownership of common stock on an as-converted basis (assuming conversion of all of the Company’s outstanding preferred stock) by Inter-Him and Mr. de Waal is 51.5%.  None of the preferred shares are included in the stockholders’ equity section of the balance sheet because the preferred shareholders have special voting rights that empower them to elect a majority of the board of directors and maintain effective control over the Company, therefore these preferred shares are included in the mezzanine section of the Consolidated Balance Sheets.

STOCK OPTIONS

The Company has reserved 3,000,000 shares of its common stock for issuance to key employees under its current stock option and equity incentive plan, which was adopted in 2002 and replaced a prior plan initially adopted in 1993.  The current plan has a term of ten years.  The Compensation Committee of the Board of Directors may grant incentive or non-qualified stock options, restricted stock, stock appreciation rights and other stock-based and cash awards under the provisions of the plan.  The exercise price of incentive stock options is the fair market value of the stock at the date of the grant, plus ten percent if the employee possesses more than ten percent of the total combined voting power of all classes of the Company’s stock.  Options granted may have a term of up to ten years, except that incentive stock options granted to stockholders who have more than ten percent of the Company’s voting stock at the time of the grant may have a term of up to five years.

No options were granted to stockholders who have more than 10% of the Company’s voting stock during 2006, 2005 or 2004 under the incentive plan.  Twenty percent of each option grant, except for grants to non-employee board members, vests one year after the date of issuance with the remaining options vesting at 20% per year for four years.  Non-employee board members are required to wait six months from the date of grant before exercising any options from that grant, at which time the options are fully vested.  Any unexercised portion of the options will automatically and without notice terminate upon the applicable anniversary of the issuance date or termination of employment.  In the third quarter of 2005, the Company, with approval from its Board of Directors, announced the acceleration of all unvested stock options granted and outstanding.  The Company’s decision to accelerate the vesting of certain outstanding stock option grants was made as part of a broad review of long-term incentive compensation in light of changes in market practices and upcoming accounting changes.  A summary of the status of the Company’s stock option plan, and activity for the periods indicated, is presented as follows:

	Options Outstanding		Options Exercisable
	Shares	Weighted Avg. Exercise Price	Shares	Weighted Avg. Exercise Price

Balance of options outstanding at January 31, 2004	2,220,784	$3.43	1,282,736	$4.45

Granted	359,550	3.02
Terminated	(436,143)	4.82
F–21

Exercised	(13,350)	1.46

Balance of options outstanding at January 29, 2005	2,130,841	$3.09	1,383,431	$3.46

Granted	262,850	0.88
Terminated	(396,005)	2.96
Exercised	(1,200)	1.00

Balance of options outstanding at January 28, 2006	1,996,486	$2.83	1,996,486	$2.83

Granted	1,996,665	0.44
Terminated	(656,405)	3.26
Exercised	—	—

Balance of options outstanding at February 3, 2007	3,336,746	$1.31	1,733,414	$2.12

As of the year ended February 3, 2007, the range of exercise prices and weighted average remaining contractual life of outstanding options was $0.44 - $9.05, and 7.8 years, respectively.  The following table summarizes information about the Company’s stock options, which were outstanding, and those, which were exercisable as of February 3, 2007:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercisable Price

0.44-1.20	2,311,645	9.4	$0.49	708,313	$0.62
1.20-4.06	811,771	5.0	$2.26	811,771	$2.26
4.06-7.66	186,030	1.7	$6.18	186,030	$6.18
7.66-9.05	27,300	0.3	$9.05	27,300	$9.05
	3,336746			1,733,414

The total intrinsic value of options exercised during the fiscal years ended February 3, 2007, January 28, 2006, and January 29, 2005 was approximately $0, $0, and $17,000, respectively.  The intrinsic value of options exercisable and options outstanding was approximately $26,000 and $128,000, respectively, as of February 3, 2007.

The weighted average fair values of options granted under the non-qualified plan during 2006, 2005 and 2004 were $0.28, $0.68, and $2.25, respectively.

The fair value of each option is recognized as compensation expense on a straight-line basis between the grant date and the date the options become fully vested.  During the 53 weeks ended February 3, 2007, the Company included compensation expense relating to the grant of these options in the amount of approximately $116,000 in stock-based compensation expense in the accompanying consolidated statements of operations.  As of February 3, 2007, the unrecognized compensation expense related to the unvested portion of our stock options was approximately $308,000 which is expected to be recognized over a weighted average period of 3.6 years.

WARRANTS

In consideration of the Subordinated Debt Agreement described in Note 5 entered into on August 31, 2006, the Company also issued to the Lender a 10 year warrant to purchase up to 1,032 shares of a new series of preferred stock, designated Series 2006-B Preferred Stock with a liquidation value of $1,000 per share, at a purchase price of $0.01 per share, which will be vested ratably over the term of the Loan and will become exercisable upon payment in full or in the event of default under the Loan.  These warrants were valued by an independent appraisal firm engaged by the Company to provide such services.  These warrants are included in long-term liabilities on the Company’s consolidated balance sheet.  See Note 5 for additional information.

8.	Retirement and Benefit Plans

The Company has a profit sharing retirement plan with a 401(k) provision that allows participants to annually contribute up to $15,000 of their compensation before income taxes plus an additional catch up

F–22

contribution of $5,000 before income taxes if the participant is at least 50 years old.  Eligible participants are employees at least 21 years of age with one year of service.  The Company’s Board of Directors will designate annually the amount of the profit sharing contribution as well as the percentage of participants’ compensation that it will match as 401(k) contributions.  For the years ended February 3, 2007, January 28, 2006, and January 29, 2005, the Company contributed approximately $208,000, $184,000, and $250,000, respectively, to the 401(k) plan.

9.	Related Party Transactions

The Company utilizes the services of Ronus Properties’ employees for real estate negotiations and lease administration assistance.  Ronus Properties is an entity wholly owned by Ronald de Waal, the Company’s largest and controlling shareholder.  Beginning in June 2005, the Company currently compensates a Ronus Properties’ employee, who effectively serves as the head of real estate, $48,000 per year and provides her with a discount on clothing purchases.  Since the Company does not need a full-time director of real estate, this is less than the Company would pay to hire a full-time person.

See Note 5 for information concerning debt with related parties.

See Note 7 for information concerning the purchase of preferred stock by certain members of the Company’s Board of Directors.

10.	Facility Leases

The Company conducts a majority of its retail operations from leased store premises under leases that will expire within the next ten years.  Certain leases also have options to renew.  In addition to minimum rental payments, certain leases provide for payment of taxes, maintenance, and percentage rentals based upon sales in excess of stipulated amounts.

Minimum rental commitments (excluding renewal options) for store, distribution premises, office space and equipment under noncancelable operating leases having a term of more than one year as of February 3, 2007 were as follows (in thousands):

Year:
2007	$7,343
2008	6,559
2009	4,908
2010	3,882
2011	2,443
2012 and subsequent	4,672
Total	$29,807

Total rental expense for the years ended February 3, 2007, January 28, 2006 and January 29, 2005, was as follows (in thousands):

	2006	2005	2004

Base Rent	$7,386	$7,008	$6,797
Additional Rents Computed As percentage of sales	118	186	252
Total	$7,504	$7,194	$7,049

11.	Business Concentrations

More than 90% of the ladies’ apparel sales were attributable to the Company’s product development and private label programs during 2006, 2005 and 2004.  The breakdown of total sales between ladies’ and men’s apparel was approximately 84% and 16% for 2006, 82% and 18% for 2005, and 81% and 19% for 2004.

F–23

12.	Commitments and Contingent Liabilities

The Company may issue letters of credit which are used principally in overseas buying, cooperative buying programs, and for other contract purchases.  At February 3, 2007, the Company had no outstanding letters of credit to secure orders of merchandise from various domestic and international vendors.

The Company did not enter into any forward exchange contracts during the year ended February 3, 2007.  Normally, forward exchange contracts require the Company to exchange U.S. dollars for foreign currencies at maturity, at rates agreed to at inception of the contracts.  The contracts are usually of varying short-term duration and include a window delivery feature that provides the Company with an option to enter into a swap agreement in the event that all of the currency is not utilized at the end of the contract’s delivery term.  A swap allows the Company to sell the unused currency, at the contract’s maturity, to the counterparty at the current market rate and then buy back the same amount for the time period to which the Company wants to extend.  The counterparty to the derivative transactions is a major financial institution.  The credit risk is generally limited to the unrealized gains or losses in such contracts should this counterparty fail to perform as contracted.  The Company considers the risk of counterparty default to be minimal.

The Company is involved in various claims, administrative agency proceedings and litigation arising out of the normal conduct of its business.  Although the ultimate outcome of such litigation cannot be predicted, the management of the Company, after discussions with counsel, believes that resulting liability, if any, will not have a material effect upon the Company’s financial position or results of operations.

13.	Business Segments

The Company manages its operations on an individual store basis.  Financial information is maintained for each store and provided to the Company’s management for review and as a basis for decision making.  The Company fully allocates all expenses down to a pre-tax level and monitors each store’s performance accordingly.  Given the economic characteristics of the store formats, the similar nature of the products sold, the type of customer and method of distribution, the operations of the Company are aggregated into one reportable segment.   The Company has no operations that would qualify as a separate operating segment under Statement of Financial Accounting Standards (SFAS) No. 131 “Disclosure About Segments of an Enterprise and Related Information.”

14.	Subsequent Events

In April 2007, the Company took steps to enhance its working capital by entering into additional financings with RonHow and amended the credit facility with its primary lender, Wells Fargo Retail Finance II, LLC (“WFRF”). RonHow advanced to the Company an additional $3 million (“Additional Advance”) pursuant to the terms of the existing Subordinated Loan Agreement (“Loan Agreement”) between the Company and RonHow dated August 31, 2006, bringing the total loan balance outstanding to $10 million (the “Loan”). The Loan is repayable in accordance with the original terms of the Loan Agreement at maturity on May 31, 2010.  The additional $3 million will be used for working capital.  The interest rate on the first $7 million in advances is payable at the rate of 13.5% per year.  The interest rate on the Additional Advance was increased to 18% and the amount of the Loan was increased to $12 million plus the amount of any interest converted into principal in accordance with the existing terms of the Loan. In addition:

-
RonHow agreed to defer $1 million in cash interest payments on all of the outstanding principal of the Loan, which will be added to the principal of the Loan as permitted under the existing terms and be payable at maturity.

-	RonHow convert $2 million of the existing Loan bearing interest at 13.5% into a new series of preferred stock with $2 million of stated value, 2007-A Senior Preferred Stock.

-	The Additional Advance is convertible at RonHow’s option into $3 million of stated value of another new series of preferred stock, 2007-B Senior Preferred Stock.

-	WFRF agreed to reduce the block on daily excess availability from $1 million to $500,000, effectively providing the Company with an additional $500,000 of borrowing capacity.

F–24

Dividends on the new preferred stocks will accrue for the Series 2007-A at 13.5% of stated value and for the Series 2007-B at 18.0% of stated value, in each case in the same manner as the Company’s authorized Series 2006-B.  RonHow will have the option to elect whether each quarterly dividend is cumulated or paid in cash or additional shares (“PIK”), or a combination of cash and PIK shares.  The shares will be initially convertible into common stock at a conversion price of 66.667% of the trailing 20-day average market price (as defined in the  certificates of designation for each Series in a manner the same as the 2006-B Preferred Stock) of the Company’s common stock on the date such shares are issued by the Company either directly, in the case of Series 2007-A, or, in the case of Series 2007-B, pursuant to RonHow’s exercise of its option to acquire Series 2007-B. For PIK shares issued in lieu of cash dividends, the conversion price will be 66.667% of the trailing 20-day average market price at time of payment of such PIK shares.  The 2007-A Preferred Stock is initially convertible at $0.2357 per share.  The Series 2007-A and Series 2007-B Senior Preferred Stock have equal priority, but have priority over all other equity securities of the Company, including other series of preferred stock outstanding, as to dividends and proceeds upon liquidation, and have voting and other rights substantially identical to the existing Series 2006-B Preferred Stock, including voting rights on an as-converted basis.  See Note 7 to the Consolidated Financial Statements for further information on the Company’s capital and debt structure.

F–25

SUPPLEMENTARY DATA

Summarized unaudited quarterly financial results are as follows (in thousands, except per share data):

	First	Second	Third	Fourth
53 WEEKS ENDED FEBRUARY 3, 2007
Sales	$21,108	$19,283	$23,353	$22,584
Gross margin on sales	7,696	2,742	6,830	6,429
Net loss applicable to common stockholders [1]	(1,300)	(5,046)	(2,111)	(3,143)
Net loss per common share:
Basic	$(0.21)	$(0.81)	$(0.34)	$(0.50)
Diluted	$(0.21)	$(0.81)	$(0.34)	$(0.50)

52 WEEKS ENDED JANUARY 28, 2006
Sales	$23,965	$20,298	$23,339	$20,645
Gross margin on sales	9,496	4,740	7,760	5,063
Net income (loss) applicable to common stockholders [2]	405	(3,268)	(290)	(4,337)
Net income (loss) per common share:
Basic	$0.07	$(0.53)	$(0.05)	$(0.69)
Diluted	$0.04	$(0.53)	$(0.05)	$(0.69)

[1]
During the second quarter of 2006, the Company incurred significant markdowns to sell spring and summer merchandise that was deemed too trendy and casual in nature by the customer.  This merchandise caused the Company’s sales and margins to suffer.

[2]
During the second quarter of 2005, the Company incurred significant markdowns to sell excess spring and summer merchandise.  During the fourth quarter of 2005, the Company experienced significant sales declines due to a shortage of gift-giving and wear-now apparel.  Adequate quantities of this merchandise were not planned or purchased.  This, combined with $500,000 of one-time severance payments incurred during the fourth quarter, resulted in the loss reported for the fourth quarter.

F–26

Schedule II

HAROLD’S STORES, INC. AND SUBSIDIARIES
VALUATION ACCOUNT
(In Thousands)

Description	Balance at Beginning of Period	Additions-Charged to Expense	Additions-Recoveries of Accounts Written off	Deductions-Write-off of Accounts	Balance at End of Period

53 Weeks ended
February 3, 2007:
Allowance for doubtful accounts	$138	(7)	55	111	$75

52 Weeks Ended
January 28, 2006:
Allowance for doubtful accounts	$200	24	70	156	$138

52 Weeks ended
January 29, 2005:
Allowance for doubtful accounts	$200	218	35	253	$200

F–27

INDEX TO EXHIBITS

No.	Description

3.1	Certificate of Incorporation of the Company, as amended (Incorporated by reference to Exhibit 3.1 to Form 10-K for the year ended February 3, 2001).

3.2	By-laws of the Company (Incorporated by reference to Exhibit 3.2 to Form 8-B Registration Statement, Registration No. 1-10892).

4.1	Specimen Certificate for Common Stock (Incorporated by reference to Exhibit 4.1 to Form S-1 Registration Statement, Registration No. 33-15753).

4.2	Certificate of Elimination of Designations of the Series 2001-A Preferred Stock (Incorporated by reference to Exhibit 4.1 to Form 8-K dated August 2, 2002).

4.3	Certificate of Designations of the Amended Series 2001-A Preferred Stock (Incorporated by reference to Exhibit 4.2 to Form 8-K dated August 2, 2002).

4.4	Certificate of Designations of the Series 2002-A Preferred Stock (Incorporated by reference to Exhibit 4.3 to Form 8-K dated August 2, 2002).

4.5
Amendment to the Certificate of Designation of the Amended Series 2001-A Preferred Stock ($0.01 Par Value) of Harold’s Stores, Inc., dated February 4, 2003 (Incorporated by reference to Exhibit 4.1 to Form 8-K dated February 4, 2003).

4.6	Certificate of Designations of the Series 2003-A Preferred Stock (Incorporated by reference to Exhibit 4.2 to Form 8-K dated February 4, 2003).

4.7
Amendment to the Certificate of Designation of the Amended Series 2001-A Preferred Stock ($0.01 Par Value) of Harold’s Stores, Inc., dated January 24, 2006 (Incorporated by reference to Exhibit 4.3 to Form 8-K dated January 24, 2006).

4.8	Certificate of Designations of the Series 2006-A Preferred Stock (Incorporated by reference to Exhibit 4.4 to Form 8-K dated January 24, 2006).

4.9	Amendment to the Certificate of Designation of the Series 2006-A Preferred Stock dated August 31, 2006 (Incorporated by reference to Exhibit 4.1 to Form 8-K dated August 31, 2006).

4.10	Certificate of Correction to the Certificate of Designation of the Series 2006-A Preferred Stock dated August 31, 2006 (Incorporated by reference to Exhibit 4.2 to Form 8-K dated August 31, 2006).

4.11	Certificate of Designation of the Series 2006-B Preferred Stock of Harold’s Stores, Inc., dated August 31, 2006 (Incorporated by reference to Exhibit 4.3 to Form 8-K dated August 31, 2006).

10.1
Lease Agreement effective May 1, 1996 between Company and Carousel Properties, Inc. (Campus Corner Store, Norman, Oklahoma) (Incorporated by reference to Exhibit 10.7 to Form S-2 Registration Statement, Registration No. 333-04117) and amendment to Lease Agreement dated April 4, 2002. (Incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended May 4, 2002).

10.2
Amended and Restated Lease Agreement dated as of June 3, 1996 between Company and 329 Partners II Limited Partnership (East Lindsey Warehouse Facility, Norman, Oklahoma)  (Incorporated by reference to Exhibit 10.13 to Amendment No. 1 to Form S-2 Registration Statement, Registration No. 333-04117).

10.3
Amended and Restated Lease Agreement dated as of June 20, 2001 between Company and 329 Partners II Limited Partnership (Outlet Store, Norman, Oklahoma) (Incorporated by reference to Exhibit 10.6 to Form 10-K for the year ended February 2, 2002).

10.4*	2002 Performance and Equity Incentive Plan of Company. (Incorporated by reference to Definitive Proxy Statement dated May 17, 2002, for annual meeting of shareholders held on June 20, 2002.)

10.5*	Employment Agreement dated February 9, 2004 between Company and Clark Hinkley (Incorporated by reference to Exhibit 10.6 to Form 10-K for the year ended January 31, 2004).

10.6*	Stock Option Agreement dated February 23, 2001 between Company and Clark Hinkley (Incorporated by reference to Exhibit 10.12 to Form 10-K for the year ended February 3, 2001).

Index to Exhibits Page 1

No.	Description

10.7*	First Amendment to Stock Option Agreement dated February 9, 2004 between Company and Clark Hinkley (Incorporated by reference to Exhibit 10.8 to Form 10-K for the year ended January 31, 2004).

10.8*	Employment and Deferred Compensation Agreement dated February 1, 1998 between Company and Harold G. Powell (Incorporated by reference to Exhibit 10.25 to Form 10-Q for quarter ended May 2, 1998).

10.9*
First Amendment dated February 28, 2001 to Employment and Deferred Compensation Agreement between Company and Harold G. Powell (Incorporated by reference to Exhibit 10.17 to Form 10-K for the year ended February 3, 2001).

10.10	Series 2001-A Preferred Stock Purchase Agreement dated February 23, 2001 between Company and Inter-Him N.V. (Incorporated by reference to Exhibit 10.1 to Form 8-K dated February 28, 2001).

10.11	Investor Rights Agreement dated February 28, 2001 between Company and Inter-Him N.V. (Incorporated by reference to Exhibit 10.2 to Form 8-K dated February 28, 2001).

10.12	Voting Agreement dated February 28, 2001 among Company, Inter-Him N.V. and the other stockholders named therein (Incorporated by reference to Exhibit 10.3 to Form 8-K dated February 28, 2001).

10.13
Right of First Refusal Agreement dated February 28, 2001 among Company, Inter-Him N.V. and the other stockholders named therein (Incorporated by reference to Exhibit 10.4 to Form 8-K dated February 28, 2001).

10.14	First Amended and Restated Stockholders Agreement dated June 15, 1998 among certain stockholders of Company (Incorporated by reference to Exhibit 10.2 to Form 10-Q for quarter ended August 1, 1998).

10.15
First Amendment dated February 28, 2001 to First Amended and Restated Stockholders Agreement among certain stockholders of Company (Incorporated by reference to Exhibit 10.6 to Form 8-K dated February 28, 2001).

10.16
Series 2002-A Preferred Stock Purchase Agreement dated as of June 26, 2002, by and among Harold’s Stores, Inc., Inter-Him, N.V., W. Howard Lester, William E. Haslam, Clark J. Hinkley and Margaret A. Gilliam (Incorporated by reference to Exhibit 10.1 to Form 8-K dated August 2, 2002).

10.17
First Amendment to Investor Rights Agreement dated as of August 2, 2002, by and among Harold’s Stores, Inc., Inter-Him, N.V., W. Howard Lester, William E. Haslam, Clark J. Hinkley and Margaret A. Gilliam (Incorporated by reference to Exhibit 10.2 to Form 8-K dated August 2, 2002).

10.18
First Amendment to Right of First Refusal Agreement dated as of August 2, 2002, by and among Harold’s Stores, Inc., Inter-Him, N.V., W. Howard Lester, Harold G. Powell, Anna M. Powell, Rebecca Powell Casey, H. Rainey Powell, Lisa Powell Hunt, Clay M. Hunt and Arvest Trust Company, N.A. (Incorporated by reference to Exhibit 10.3 to Form 8-K dated August 2, 2002).

10.19
First Amendment to Voting Agreement dated as of August 2, 2002, by and among Harold’s Stores, Inc., Inter-Him, N.V., W. Howard Lester, William E. Haslam, Clark J. Hinkley, Margaret A. Gilliam, Harold G. Powell, Anna M. Powell, Rebecca Powell Casey, H. Rainey Powell, Lisa Powell Hunt, Clay M. Hunt and Arvest Trust Company, N.A. (Incorporated by reference to Exhibit 10.4 to Form 8-K dated August 2, 2002).

10.20
Series 2003-A Preferred Stock Purchase Agreement dated as of February 5, 2003, by and among Harold’s Stores, Inc., Inter-Him N.V. and W. Howard Lester (Incorporated by reference to Exhibit 10.1 to Form 8-K dated February 4, 2003).

10.21
Second Amendment to Investor Rights Agreement dated as of February 5, 2003, by and among Harold’s Stores, Inc., Inter-Him N.V. and W. Howard Lester (Incorporated by reference to Exhibit 10.2 to Form 8-K dated February 4, 2003).

10.22
Loan and Security Agreement dated as of February 5, 2003, by and among Wells Fargo Retail Finance, LLC, Harold’s Stores, Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., Harold’s Stores of Georgia, L.P., and Harold’s of Jackson, Inc. (Incorporated by reference to Exhibit 10.3 to Form 8-K dated February 4, 2003).

10.23
Series 2003-A Preferred Stock Investment Agreement dated as of February 4, 2003, by and between Harold’s Stores, Inc. and 329 Partners-II Limited Partnership (Incorporated by reference to Exhibit 10.6 to Form 8-K dated February 4, 2003).

10.24	Form of Indemnification Agreement between Company and members of its Board of Directors (Incorporated by reference to Exhibit 10.36 to Form 10-K for the year ended February 1, 2003).

10.25
Form of Waiver of Claims and Covenant Not to Sue Directors between principal shareholders of the Company and members of the Company’s Board of Directors (Incorporated by reference to Exhibit 10.37 to Form 10-K for the year ended February 1, 2003).

Index to Exhibits Page 2

No.	Description

10.26	Participation Agreement dated as of July 10, 2003, by and between Wells Fargo Retail Finance II, LLC and RonHow, LLC (Incorporated by reference to Exhibit 10.3 to Form 8-K dated July 10, 2003).

10.27
Amended and Restated Participation Agreement dated as of April 29, 2004, by and between Wells Fargo Retail Finance II, LLC and RonHow, LLC (Incorporated by reference to Exhibit 10.28 to Form 10-K for the year ended January 31, 2004).

10.28
Assignment and Assumption of Lease Agreement and Third Amendment to Lease Agreement dated October 1, 2003 by and between Company and 329 Partners-II Limited Partnership (Dallas Buying Office, Dallas, Texas) (Incorporated by reference to Exhibit 10.1 to Form 10-Q dated November 1, 2003).

10.29	Option Agreement between Company and RONHOW LLC dated April 30, 2004 (Incorporated by reference to Exhibit 10.30 to Form 10-K for the year ended January 31, 2004).

10.30
First Amendment to Loan and Security Agreement dated as of February 5, 2003, by and among Wells Fargo Retail Finance, LLC, Harold’s Stores, Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., Harold’s Stores of Georgia, L.P., and Harold’s of Jackson, Inc. (Incorporated by reference to Exhibit 10.31 to Form 10-K for the year ended January 31, 2004).

10.31
Second Amendment to Loan and Security Agreement dated as of April 29, 2004, by and among Wells Fargo Retail Finance, LLC, Harold’s Stores, Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., Harold’s Stores of Georgia, L.P., and Harold’s of Jackson, Inc. (Incorporated by reference to Exhibit 10.32 to Form 10-K for the year ended January 31, 2004).

10.32
Third Amendment to Loan and Security Agreement dated as of January 24, 2006, by and among Wells Fargo Retail Finance II, LLC, Harold’s Stores, Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., and Harold’s of Jackson, Inc. (Incorporated by reference to Exhibit 10.4 to Form 8-K dated January 24, 2006).

10.33
Reaffirmation of Continuing Guaranty executed as of January 24, 2006, by each of The Corner Properties, Inc., Harold’s DBO, Inc., Harold’s Limited Partners, Inc., Harold’s of White Flint, Inc., and HSTX, Inc.  (Incorporated by reference to Exhibit 10.5 to Form 8-K dated January 24, 2006).

10.34
Second Amended and Restated Participation Agreement dated as of January 24, 2006, by and between Wells Fargo Retail Finance II, LLC and RonHow, LLC (Incorporated by reference to Exhibit 10.6 to Form 8-K dated January 24, 2006).

10.35	First Amendment to Option Agreement dated January 24, 2006 between RonHow, LLC and Harold’s Stores, Inc. (Incorporated by reference to Exhibit 10.8 to Form 8-K dated January 24, 2006).

10.36	Option Agreement dated January 24, 2006 between RonHow, LLC and Harold’s Stores, Inc. (Incorporated by reference to Exhibit 10.9 to Form 8-K dated January 24, 2006).

10.37
Letter of Understanding dated January 24, 2006 by and among Wells Fargo Retail Finance II, LLC, Harold’s Stores, Inc. and RonHow, LLC (Incorporated by reference to Exhibit 10.10 to Form 8-K dated January 24, 2006).

10.38	Employee Resignation Agreement dated January 27, 2006 between Becky Casey and Harold’s Stores, Inc. (Incorporated by reference to Form 8-K dated January 26, 2006).

10.39
Amended and restated Voting Agreement dated May 2, 2003 by and among Harold’s Stores, Inc., Inter-Him, N.V., W. Howard Lester, William E. Haslam, Clark J. Hinkley, Margaret A. Gilliam, Harold G. Powell, Anna M. Powell, Rebecca Powell Casey, H. Rainey Powell, Lisa Powell Hunt, Clay M. Hunt and Arvest Trust Company, N.A. (Incorporated by reference to Exhibit B-2 to Amendment No. 11 to Schedule 13D filed on June 2, 2003 by Ronald de Waal, Inter-Him N.V. and W. Howard Lester)

10.40
Series 2006-A Preferred Stock Purchase Agreement dated as of June 1, 2006, by and among Harold’s Stores, Inc., Inter-Him N.V. and W. Howard Lester (Incorporated by Reference to Exhibit 10.1 to Form 8-K dated June 1, 2006)

10.41
Third Amendment to Investor Rights Agreement dated as of June 1, 2006, by and among Harold’s Stores, Inc., Inter-Him N.V. and W. Howard Lester (Incorporated by Reference to Exhibit 10.2 to Form 8-K dated June 1, 2006)

10.42
Amendment No. 4 to Loan and Security Agreement dated as of June 1, 2006, by and among Wells Fargo Retail Finance II, LLC, Harold’s Stores, Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P. and Harold’s of Jackson, Inc. (Incorporated by Reference to Exhibit 10.3 to Form 8-K dated June 1, 2006)

10.43
Amendment No. 1 to Amended and Restated Voting Agreement dated as of June 1, 2006, by and among Harold’s Stores, Inc., Inter-Him N.V., W. Howard Lester and Rebecca Powell Casey (Incorporated by Reference to Exhibit 10.4 to Form 8-K dated June 1, 2006)

Index to Exhibits Page 3

No.	Description

10.44
Reaffirmation of Continuing Guaranty dated June 1, 2006, by The Corner Properties, Inc., Harold’s DBO, Inc., Harold’s Limited Partners, Inc., Harold’s of White Flint, Inc., HSGA, Inc. and HSTX, Inc. (Incorporated by Reference to Exhibit 10.5 to Form 8-K dated June 1, 2006)

10.45
Amendment No. 5 to Loan and Security Agreement dated as of August 31, 2006, by and among Wells Fargo Retail Finance II, LLC, Harold’s Stores, Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., and Harold’s of Jackson, Inc. (Incorporated by reference to Exhibit 10.1 to Form 8-K dated August 31, 2006).

10.46
Reaffirmation of Continuing Guaranty executed as of August 31, 2006, by each of The Corner Properties, Inc., Harold’s DBO, Inc., Harold’s Limited Partners, Inc., Harold’s of White Flint, Inc., and HSTX, Inc. (Incorporated by reference to Exhibit 10.2 to Form 8-K dated August 31, 2006).

10.47	Subordinated Loan Agreement dated August 31, 2006 between Harold’s Stores, Inc. and RonHow LLC. (Incorporated by reference to Exhibit 10.3 to Form 8-K dated August 31, 2006).

10.48
Subordinated Note dated August 31, 2006 in the principal amount of $10 million from Harold’s Stores, Inc. in favor of RonHow LLC (Incorporated by reference to Exhibit 10.4 to Form 8-K dated August 31, 2006).

10.49
Subordinated Security Agreement dated August 31, 2006 between Harold’s Stores, Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., Harold’s of Jackson, Inc., The Corner Properties, Inc., Harold’s Limited Partners, Inc., HSTX, Inc. and RonHow LLC. (Incorporated by reference to Exhibit 10.5 to Form 8-K dated August 31, 2006).

10.50
Subordinated Guaranty dated August 31, 2006 from Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., Harold’s of Jackson, Inc., The Corner Properties, Inc., Harold’s Limited Partners, Inc., and HSTX, Inc. in favor of RonHow LLC. (Incorporated by reference to Exhibit 10.6 to Form 8-K dated August 31, 2006).

10.51
Subordination and Intercreditor Agreement dated August 31, 2006 between Harold’s Store’s Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., Harold’s of Jackson, Inc., The Corner Properties, Inc., Harold’s Limited Partners, Inc., HSTX, Inc., RonHow LLC and Wells Fargo Retail Finance II, LLC (Incorporated by reference to Exhibit 10.7 to Form 8-K dated August 31, 2006).

10.52	Option Agreement dated August 31, 2006, by and between RonHow, LLC and Harold’s Stores, Inc. (Incorporated by reference to Exhibit 10.8 to Form 8-K dated August 31, 2006).

10.53	Warrant Agreement dated August 31, 2006, by and between RonHow, LLC and Harold’s Stores, Inc. (Incorporated by reference to Exhibit 10.9 to Form 8-K dated August 31, 2006).

10.54	Employment Agreement dated October 6, 2006, between Harold’s Stores, Inc. and Ronald S. Staffieri (Incorporated by reference to Exhibit 10.1 to Form 8-K dated October 6, 2006).

10.55	Stock Option Agreement dated October 6, 2006 between Harold’s Stores, Inc. and Ronald Staffieri (Incorporated by reference to Exhibit 10.2 to Form 8-K dated October 6, 2006).

10.56	Letter Agreement dated March 30, 2007 between RonHow, LLC and Harold’s Stores, Inc. (Incorporated by reference to Exhibit 10.1 to Form 8-K dated March 30, 2007).

22.1	Subsidiaries of Company (Incorporated by Reference to Exhibit 22.1 to Form 8-B Registration Statement, Registration No. 1-10892).

23.1	Consent of BDO Seidman, LLP

23.2	Consent of Ernst & Young, LLP

31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934.

31.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934.

32.1	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350.

32.2	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350
___________________________

* Constitutes a management contract or compensatory plan or arrangement required to be filed as an exhibit to this report.

Index to Exhibits Page 4

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

FORM 10-Q

[X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended August 4, 2007

OR

[   ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES ACT OF 1934

For the transition period from __________ to _________

Commission File Number 1-10892

HAROLD’S STORES, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	73-1308796
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5919 Maple Avenue Dallas, Texas	75235
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (214) 366-0600

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes	[X]	No	[ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer (as defined in Rule 12b-2 of the Exchange Act)

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act)

Yes	[ ]	No	[X]

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

As of August 31, 2007, the registrant had 6,223,508 shares of Common Stock outstanding.

Harold’s Stores, Inc. & Subsidiaries
Index to
Quarterly Report on Form 10-Q
For the Period Ended August 4, 2007

PART I – FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

HAROLD’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS
(In Thousands)

	August 4, 2007	February 3, 2007
	(Unaudited)

Current assets:

Cash and cash equivalents	$889	$979
Trade accounts receivable, less allowance for doubtful accounts of $75 as of August 4, 2007 and February 3, 2007	5,152	6,074
Note and other receivables	1	1
Merchandise inventories	18,362	19,389
Prepaid expenses	2,006	2,136

Total current assets	26,420	28,579

Property and equipment, at cost	42,456	44,078
Less accumulated depreciation and amortization	(33,764)	(34,157)

Net property and equipment	8,692	9,921

Total assets	$35,112	$38,500

The accompanying notes are an integtral part of the interim consolidated financial statements.

HAROLD’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
LIABILITIES AND STOCKHOLDERS’ DEFICIT
(In Thousands Except Share Data)

	August 4, 2007	February 3, 2007
	(Unaudited)
Current liabilities:
Accounts payable	$7,493	$9,765
Redeemable gift certificates	894	1,220
Accrued payroll expenses and bonuses	642	565
Accrued rent expense	364	384
Deferred gain on sale of building	18	55
Current maturities of long-term debt	24,578	22,502
Total current liabilities	33,989	34,491

Accrued rent expense, net of current	3,921	4,527
Stock warrant liability (See Note 8)	847	818
Long-term debt, net of current maturities (See Note 5)	8,510	7,583
Total long-term liabilities	13,278	12,928

Total liabilities	47,267	47,419

Commitments and contingencies (See Note 7)

Convertible preferred stock of $.01 par value (See Note 8)
Amended Series 2001-A, authorized 500,000 shares, issued and outstanding 342,653 as of August 4, 2007 and February 3, 2007	6,853	6,853

Series 2002-A, authorized 300,000 shares, issued and outstanding 231,550 as of August 4, 2007 and February 3, 2007	4,631	4,631

Series 2003-A, authorized 100,000 shares, issued and outstanding 56,742 as of August 4, 2007 and February 3, 2007	5,674	5,674

Series 2006-A, authorized 75,000 shares, issued and outstanding 25,000 as of August 4, 2007 and February 3, 2007	2,492	2,492

Series 2006-B, authorized 15,000 shares as of August 4, 2007 and 25,000 as of February 3, 2007, none issued and outstanding as of August 4, 2007 and February 3, 2007	—	—

Series 2007-A, authorized 5,000 shares as of August 4, 2007 and none as of February 3, 2007, issued and outstanding 2,000 as of August 4, 2007 and none as of February 3, 2007	1,987	—

Series 2007-B, authorized 5,000 shares as of August 4, 2007 and none as of February 3, 2007, none issued and outstanding as of August 4, 2007 and February 3, 2007	—	—

2001-A and 2002-A entitled to $20.00 per share; 2003-A and 2006-A entitled to $100.00 per share; and 2006-B, 2007-A and 2007-B entitled to $1,000 per share; in each case plus accrued but unpaid dividends in the event of liquidation: aggregate liquidation value as of August 4, 2007 of $24,032,166

	21,637	19,648
Stockholders’ deficit:
Common stock of $.01 par value
Authorized 25,000,000 shares; issued and outstanding 6,223,508 as of August 4, 2007 and February 3, 2007	62	62
Additional paid-in capital	34,630	34,585
Accumulated deficit	(68,482)	(63,212)
	(33,790)	(28,565)
Less: Treasury stock of 205 shares as of August 4, 2007 and February 3, 2007 recorded at cost	(2)	(2)
Total stockholders’ deficit	(33,792)	(28,567)

Total liabilities and stockholders’ deficit	$35,112	$38,500

The accompanying notes are an integtral part of the interim consolidated financial statements.

HAROLD’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands Except Per Share Data)

		13 Weeks Ended		26 Weeks Ended
		August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006

	Sales	$17,528	$19,283	$39,960	$40,391

	Costs and expenses:
	Costs of goods sold (including occupancy and central buying expenses, exclusive of items shown separately below)	14,386	16,541	28,320	29,952

	Gross margin	3,142	2,742	11,640	10,439

	Selling, general and administrative expenses	6,056	6,345	13,332	13,668

	Depreciation and amortization	933	864	1,756	1,716

	Operating loss	(3,847)	(4,467)	(3,448)	(4,945)

	Interest expense	946	597	1,855	1,068

	Gain on sale of building	(18)	(18)	(37)	(36)

		928	579	1,818	1,032

	Loss before income taxes	(4,775)	(5,046)	(5,266)	(5,977)

	Benefit for income taxes	—	—	—	—

	Net loss	$(4,775)	$(5,046)	$(5,266)	$(5,977)

	NET LOSS APPLICABLE TO COMMON STOCKHOLDERS:

	Net loss	$(4,775)	$(5,046)	$(5,266)	$(5,977)

Less:	Preferred stock dividends and accretion of preferred stock issuance costs	509	389	949	758

	Net loss applicable to common stockholders	$(5,284)	$(5,435)	$(6,215)	$(6,735)

	Net loss per common share:
	Basic	$(0.85)	$(0.87)	$(1.00)	$(1.08)
	Diluted	$(0.85)	$(0.87)	$(1.00)	$(1.08)

The accompanying notes are an integtral part of the interim consolidated financial statements.

HAROLD’S STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	26 Weeks Ended
	August 4, 2007	July 29, 2006

Cash flows from operating activities:
Net loss	$(5,266)	$(5,977)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,756	1,716
Gain on sale of assets	(147)	(21)
Recognition of deferred gain on sale of building	(37)	(36)
Losses on impaired assets	146
Stock options expense	44	—
Stock warrants expense	135	—
Changes in assets and liabilities:
Decrease in trade and other accounts receivable	912	861
Decrease (increase) in merchandise inventories	1,027	(1,950)
Decrease in prepaid expenses	130	98
Decrease in accounts payable	(2,272)	(1,506)
Decrease in accrued expenses	(912)	(745)

Net cash used in operating activities	(4,484)	(7,560)

Cash flows from investing activities:
Acquisition of property and equipment	(459)	(1,317)
Proceeds from disposal of property and equipment	—	21
Payments received for notes receivable	—	10

Net cash used in investing activities	(459)	(1,286)

Cash flows from financing activities:
Borrowings on long-term debt	1,000	—
Payments on long-term debt	(165)	(78)
Advances on revolving line of credit	49,330	54,219
Payments on revolving line of credit	(47,297)	(47,535)
Proceeds from issuance of preferred stock	1,985	2,497
Preferred stock dividends	—	(151)

Net cash provided by financing activities	4,853	8,952

Net (decrease) increase in cash and cash equivalents	(90)	106
Cash and cash equivalents at beginning of period	979	636
Cash and cash equivalents at end of period	$889	$742

Non-cash investing and financing activities:
Preferred stock dividends paid in shares of preferred stock	—	385
Equipment purchased under capital lease obligations	29	—

Supplemental cash flow information:
Cash paid for interest	940	589

The accompanying notes are an integtral part of the interim consolidated financial statements.

HAROLD’S STORES, INC. AND SUBSIDIARIES
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
August 4, 2007 and July 29, 2006
(Unaudited)

1.	Unaudited Interim Periods

 In the opinion of the Company’s management, all adjustments (all of which are normal and recurring) have been made which are necessary to fairly state the financial position of the Company as of August 4, 2007 and the results of its operations and cash flows for the thirteen and twenty-six week periods ended August 4, 2007 and July 29, 2006.  The results of operations for the thirteen and twenty-six week periods ended August 4, 2007 and July 29, 2006 are not necessarily indicative of the results of operations that may be achieved for the entire year.  For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007.

2.	Definition of Fiscal Year

The Company has a 52-53 week year which ends on the Saturday closest to January 31.  The period from February 4, 2007 through February 2, 2008, has been designated as 2007.

3.	Basis of Presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned.  All significant intercompany accounts and transactions have been eliminated.

4.	Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”  This Interpretation sets forth a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  The cumulative effect of adoption of FIN 48 did not result in any adjustment in the Company’s liability for unrecognized income tax benefits.  There have been no significant changes to the total amount of unrecognized tax benefits associated with uncertain tax positions during the thirteen weeks ended August 4, 2007.  Although the Company believes it has adequately provided for all tax positions, amounts asserted by tax authorities could be greater or less than the Company’s accrued position.  Accordingly, the Company’s provisions on federal, state and local tax-related matters to be recorded in the future may change as revised estimates are made or the underlying matters are settled or otherwise resolved.  As of August 4, 2007, the Company does not believe that its estimates, as otherwise provided for, on such tax positions will significantly increase or decrease within the next twelve months.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements.  SFAS No. 157 does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements.  The provisions of SFAS No. 157 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings.  The provisions of SFAS No. 157 are effective for fiscal years beginning after November 15, 2007.  The Company is currently evaluating the standard but does not anticipate the adoption of this standard will have a material impact on its 2007 financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”).  SFAS No. 159 allows companies the choice to measure many financial instruments and certain other items at fair value.  This gives a company the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  SFAS No. 159 is effective for fiscal years beginning after November 15, 2007.  The Company is currently reviewing the impact of SFAS No. 159 but does not anticipate the adoption of this standard will have a material impact on its 2007 financial statements.

5.	Long-Term Debt

The Company’s original three-year credit facility with Wells Fargo Retail Finance II, LLC, (“WFRF”) was entered into on February 5, 2003.  As discussed below, in January 2006, the maximum available credit line was increased, and the expiration date was extended to February 5, 2010.  The credit facility is secured by substantially all assets of the Company and its subsidiaries and is subject to a borrowing base calculation based primarily on inventory and accounts receivable.  The facility has two financial covenants, a minimum excess availability covenant of $1.35 million, which was reduced to $1.0 million in January 2006 and reduced again to $500,000 in April 2007, and a maximum capital expenditure covenant, established at $2.8 million for 2007.  Interest rates under the facility are at prime plus 0.5% or LIBOR plus 2.50%, with the ability to reduce the rate if the Company achieves certain financial criteria.   The balance outstanding on the Company’s line of credit at August 4, 2007 was $24,259,000 which includes the $7 million outstanding under the bridge facility discussed below.  The Company’s line of credit had an average balance of $23,743,000 and $23,600,000 for the twenty-six weeks ended August 4, 2007 and July 29, 2006, respectively.  During the twenty-six weeks ended August 4, 2007, the WFRF line of credit had a high balance of $26,007,000.  At August 4, 2007 the Company’s availability under the WFRF line of credit was approximately $1,703,000 above the minimum availability requirement of $500,000 and the average interest rate on the credit line was 8.00%.

In July 2003, the Company negotiated an increase of $2 million in its total borrowing availability under its existing credit facility with WFRF.  The Company obtained this increase in order to provide additional working capital.  The full $2 million was available for borrowing on July 15, 2003 and has been extended to the Company by WFRF based upon a loan participation agreement between WFRF and RonHow, LLC (“RonHow”), an entity established in July 2003 which is owned and controlled directly or indirectly by Ronald de Waal and W. Howard Lester.  Mr. de Waal and Mr. Lester are both major beneficial owners of the Company’s common and preferred stock.

In order to achieve additional liquidity, in January 2006, the Company entered into an amendment to its existing credit facility with WFRF which increased the Company’s borrowing availability under the facility.  The amendment extended the term of the credit facility by three years, with a new expiration of February 5, 2010.  The amendment also increased the maximum revolver amount from the lesser of $25 million or $22 million plus outstanding participant advances to the lesser of $28 million or $22 million plus outstanding participant advances.  Additionally, the minimum required excess availability under the credit facility was reduced from $1.35 million to $1.0 million.  Finally, the amendment provided for an increase of $3 million in the Company’s borrowing availability under the facility based upon an increase in the existing loan participation agreement between WFRF and RonHow.  WFRF will continue to serve as the lending agent for the Company under the credit facility, and the principal covenants and conditions imposed upon the Company pursuant to the WFRF credit facility agreement have not materially changed.  RonHow’s right to repayment of any advances under the credit facility that are attributable to its participation is generally subordinate to the repayment rights of the other credit facility lenders.  However, the Company may repay these advances provided it meets certain conditions, including, for payments of up to $2 million of these advances, the maintenance of an average daily excess availability under the credit facility of at least $1.5 million for the 30 days prior to and 30 days projected immediately following the repayment, and for payments of the remaining amount of these advances, the maintenance of an average daily excess availability under the credit facility of at least $2.5 million for the 30 days prior to and 30 days projected immediately following the repayment.  The average excess availability requirement is higher than the excess availability otherwise required of the Company under the credit facility.  In consideration for RonHow’s agreement to fund the Company’s additional $3 million in borrowing capacity under the credit facility, the Company granted to RonHow the right to convert any of the incremental $3 million not repaid into shares of a new series of authorized but unissued preferred stock, designated Series 2006-A Preferred Stock.  The Series 2006-A Preferred Stock to be issued upon conversion of this option will be convertible into shares of common stock at a price of $0.87 per share, equal to the 20-day average closing price of the Company’s common stock for the period ending immediately before closing of the loan amendment.  Additionally, the Company began paying an additional 4% fee per annum on the outstanding new participation amount up to $3 million, which commenced January 24, 2006.  This fee is in addition to the additional 4% fee per annum which the Company will be obligated to pay on up to $2 million of the outstanding participation amount funded by RonHow in April 2004 commencing on March 1, 2006.

In connection with the foregoing transactions, the Company and RonHow agreed upon a new repayment priority for RonHow’s participations in the credit facility.  Unless otherwise agreed to by the Company and RonHow at the time of any repayment, any repayments of participations will be applied first to the repayment of RonHow’s first $2 million participation funded in July 2003, next to the repayment of the RonHow’s second $2 million participation funded in April 2004, and finally to the repayment of RonHow’s new $3 million participation funded on January 24, 2006.  The parties amended the Option Agreement previously executed on April 30, 2004, to document this agreement.  As part of the foregoing participation transaction, WFRF, RonHow and the Company entered into a letter of understanding which established a framework for RonHow to obtain the right to convert its aggregate $7 million participation in the Company’s credit facility into a subordinated loan to the Company, subject to the negotiation of mutually acceptable definitive agreements.  The Company has agreed that the options to convert to preferred stock granted by the Company to RonHow to permit RonHow to convert its new $3 million participation and its prior $2 million participation funded in April 2004 would continue to apply to any such subordinated loan to the extent such participations are converted.

On August 31, 2006, the Company and RonHow entered into a $10 million Subordinated Loan Agreement (“Loan Agreement”) pursuant to which RonHow loaned the Company $5.0 million (the “Loan”). The Loan is repayable at maturity on May 31, 2010 with interest payable monthly at the rate of 13.5% per year.  $4.7 million of the Loan was used to pay down the principal balance of the Company’s existing indebtedness under its revolving credit facility with WFRF and the $300,000 balance will be used as described below. The Company has the right to reborrow under the WFRF credit facility in accordance with its terms.  In consideration of this Loan, the Company also issued to RonHow a 10-year warrant to purchase up to 1,032 shares of a new series of preferred stock, designated Series 2006-B Preferred Stock with a liquidation value of $1,000 per share, at a purchase price of $0.01 per share, which will be vested ratably over the term of the Loan and will become exercisable upon payment in full or in the event of default under the Loan.  These warrants were valued by an independent appraisal firm engaged by the Company to provide such services.  These warrants are included in long-term liabilities on the Company’s consolidated balance sheet.  See Note 5 for additional information.  The Loan is also convertible into Series 2006-B Preferred Stock at the option of RonHow at the rate of $1,000 of principal or accrued interest converted for each share of Series 2006-B Preferred Stock.  Under the terms of the Loan Agreement, RonHow also has the option to advance an additional $5 million.  The Loan is guaranteed by the Company’s subsidiaries and is secured by a security interest in all of the Company’s and its subsidiaries’ personal property.  RonHow’s rights to the collateral and to payment is subordinate to the Company’s existing indebtedness to WFRF pursuant to the terms of a Subordination and Intercreditor Agreement between RonHow, WFRF and the Company.

In connection with the Loan, the Company and WFRF entered into an amendment to the existing credit facility to permit the new Loan from RonHow and to permit the $300,000 of additional funds loaned by RonHow to be used, at the Company’s discretion and subject to certain conditions, for a transaction that would reduce the number of record holders of the Company’s common stock so that the Company would no longer be required to file reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (a “De-registration Transaction”).  If the Company determines not to do a De-registration Transaction, the additional $300,000 will be used to pay down the balance of the existing WFRF credit facility. Other than to permit the Loan and the De-registration Transaction, there were no other material changes to the WFRF credit facility terms.  On June 5, 2007, the Company filed the necessary reports with the Securities and Exchange Commission to commence this process of De-registration.  The Series 2006-B Preferred Stock issuable upon conversion of the Loan or upon exercise of the warrant will be convertible into shares of common stock at a price of $0.43 per share, equal to the 20-day average closing price of the Company’s common stock for the period ending immediately before closing of the Loan.  On April 3, 2007, RonHow loaned the Company an additional $2 million under the Subordinated Loan Agreement and an additional $1 million on May 2, 2007, bringing the aggregate amount outstanding to $10 million prior to converting $2 million of this debt into 2007-A Preferred Stock during April 2007.  See Note 8 for further discussion of this preferred stock transaction and additional changes to the terms of the Loan Agreement.

See Note 12 for additional funding received under the Subordinated Debt Agreement.

These transactions were approved by the Company’s independent directors.

The Company was in compliance with its debt covenants for the period ended August 4, 2007.  Although the Company’s line of credit with WFRF does not expire until February 2010, the Company has classified its borrowings under its line of credit as current in its consolidated balance sheets due to the terms of its agreement with the lender.  Under the bank agreement, there is an acceleration clause which potentially allows the bank to demand immediate payment of all outstanding borrowings upon the occurrence of a material adverse change in the Company’s operations or financial position.  Determination of what constitutes a material adverse change is at the discretion of the bank, however, it is subject to reasonableness standards.  In addition, the Company is required to maintain a lock-box agreement with the bank whereby all cash received is applied against current borrowings.  As a result of these items, the Company is required to classify its line of credit borrowings as current as proscribed by

EITF 95-22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock-Box Arrangement.”

6.	Income Taxes

The Company’s federal net operating losses (“NOL”) of approximately $38.9 million will begin to expire in 2021.  The Company also has state net operating losses of approximately $37.5 million which begin to expire in 2007.  During 2002, the Company increased its valuation allowance to fully provide for all remaining deferred tax assets because the Company’s recent history of operating losses made the realization of these assets uncertain.  The Company’s valuation allowance as of August 4, 2007 and February 3, 2007 is equal to 100% of its deferred tax assets.

The ability of the Company to utilize net operating loss carryforwards to reduce future federal taxable income and federal income tax of the Company is subject to various limitations under the Internal Revenue Code of 1986 (“the Code”), as amended.  The utilization of such carryforwards may be limited upon the occurrence of certain ownership changes, including the issuance or exercise of rights to acquire stock, the purchase or sale of stock by 5% stockholders, as defined in the Treasury regulations, and the offering of stock by the Company during any three-year period resulting in an aggregate change of more than 50% in the beneficial ownership of the Company.

The state tax rate decreased significantly during 2006 due to the Company’s increased loss position on both a consolidated and individual company basis.

In the event of an ownership change (as defined for income tax purposes), Section 382 of the Code imposes an annual limitation on the amount of a corporation’s taxable income that can be offset by these carryforwards.  The limitation is generally equal to the product of (i) the fair market value of the equity of the Company multiplied by (ii) a percentage approximately equivalent to the yield on long-term tax exempt bonds during the month in which an ownership change occurs.  The Company’s management, in consultation with its tax advisors, determined in 2004 that a change in ownership had occurred on October 1, 2002, and that this change resulted in a limitation on the Company’s ability to utilize its NOLs under Section 382 of the Code.  As a result of the limitation, the Company may only utilize $1.0 million per year of its total October 1, 2002 pre-change NOL of $12.5 million.  Any portion of the $1.0 million annual limitation not utilized in a particular year may be carried over to the next year and added to that year’s limitation.  Based on the Company’s taxable losses, the cumulative excess annual limitation carryover to 2007 is approximately $3.4 million.

7.	Legal Proceedings

The Company is occasionally involved in various claims, administrative agency proceedings and litigation arising out of the normal conduct of its business.  At August 4, 2007, there were no pending litigation matters.

8.	Preferred Stock and Warrants to Purchase Preferred Stock

The Company has authorized 1,000,000 shares of preferred stock, par value $.01 per share.  This preferred stock may be issued in one or more series and the terms and rights of such stock will be determined by the Board of Directors.  As of August 4, 2007, The Board had authorized seven series of preferred stock, the Amended Series 2001-A Preferred Stock consisting of 500,000 shares, the 2002-A Preferred Stock consisting of 300,000 shares, the 2003-A Preferred Stock consisting of 100,000 shares, the 2006-A Preferred Stock consisting of 75,000 shares, the 2006-B Preferred Stock consisting of 15,000 shares, the 2007-A Preferred Stock consisting of 5,000 shares, and the 2007-B Preferred Stock consisting of 5,000 shares.

On February 28, 2001, the Company executed a definitive agreement to allow an investor to purchase from the Company 300,000 shares of convertible preferred stock for a total purchase price of $6 million.  Under this preferred stock agreement, each of the 300,000 initially issued shares of preferred stock is convertible into 15.6863 shares of common stock of the Company.  The preferred shares have voting rights equal to the number of common shares into which they may be converted.  Until converted, the preferred stock is entitled to receive quarterly dividends that cumulate annually at a rate of 10% per annum, which are reduced to 8% per annum if the Company’s operating income for any fiscal year ending after February 28, 2001 exceeds $4,735,000.  Dividends are payable in additional shares of preferred stock or cash as the holder of the preferred stock may elect.  Shares of preferred stock issued in respect of dividends are convertible into common stock based upon an average market price of the common stock as of the respective dividend dates.  The preferred shares are redeemable at the option of the Company at a price equal to the initial purchase price plus cumulated and accrued but unpaid dividends.

On August 2, 2002, the Company executed a definitive agreement to allow a group of investors to purchase from the Company 200,000 shares of Series 2002-A convertible preferred stock for a total purchase price of $4 million.  Under this preferred stock agreement, each of the 200,000 issued shares of preferred stock is convertible into common stock of the Company at a fixed rate of $2.72 per share.  The preferred shares have voting rights equal to the number of common shares into which they may be converted.  Until converted, the preferred stock is entitled to receive quarterly dividends that cumulate annually at a rate of 8% per annum, which is reduced to 6% per annum if certain profitability targets are met by the Company.  Dividends are payable in additional shares of preferred stock or cash as the holder of the preferred stock may elect.  The Series 2002-A Preferred Stock is redeemable at the option of the Company at a price equal to the initial purchase price plus cumulated and accrued but unpaid dividends.

On February 5, 2003, the Company closed on a $5 million private equity investment by Inter-Him, N.V., of which Ronald de Waal is a Managing Director, and W. Howard Lester, a director of the Company (the “Investors”).  The Investors purchased an aggregate of 50,000 shares of a new series of preferred stock, designated Series 2003-A Preferred Stock, at a purchase price of $100.00 per share.  The Series 2003-A Preferred Stock is convertible into common stock at a fixed rate of $1.15 per share, and otherwise provides rights and preferences substantially similar to the Company’s existing 2002-A Preferred Stock.

In consideration for RonHow’s agreement to fund the Company’s additional $3 million in borrowing capacity under the credit facility as described above, the Company granted to RonHow the right to convert any of the incremental $3 million not repaid into shares of a new series of authorized but unissued preferred stock, designated Series 2006-A Preferred Stock.  The Series 2006-A Preferred Stock to be issued upon conversion of this option will be convertible into shares of common stock at a price of $0.87 per share, equal to the 20-day average closing price of the Company’s common stock for the period ending immediately before closing of the loan amendment.

On June 1, 2006, the Company closed on a $2.5 million private equity investment by RonHow.  RonHow purchased an aggregate of 25,000 shares of a new series of preferred stock, designated Series 2006-A Preferred Stock, at a purchase price of $100.00 per share.  The Series 2006-A Preferred Stock is convertible into common stock at a fixed rate of $0.67 per share, and otherwise provides rights and preferences substantially similar to the Company’s existing 2002-A and 2003-A Preferred Stock.

RonHow was granted a warrant to acquire shares of Series 2006-B Preferred Stock in connection with the August 31, 2006 $5 million loan described above.  The fair value of this warrant was estimated to be $847,000 at August 4, 2007, and was included in long-term liabilities.  This debt discount related to this warrant will be amortized over the term of the loan as interest expense using the effective interest method.  The shares of Series 2006-B Preferred Stock have a stated value of $1,000 per share.  Any outstanding shares of Series 2006-B Preferred Stock will be entitled to receive quarterly dividends that cumulate annually at a rate of 8% of the stated value per annum, which will be reduced to 6% of the stated value per annum if certain profitability targets are met. Dividends payable on the first July 1 and October 1 following the original issuance of Series 2006-B Preferred Stock will be payable in additional shares of Series 2006-B Preferred Stock, while dividends payable on the first January 1 and April 1 following the original issuance of Series 2006-B Preferred Stock will be payable in cash. After the first anniversary of the original issuance of Series 2006-B Preferred Stock, dividends will be payable in additional shares of Series 2006-B Preferred Stock or cash as the holder may elect. Following the third anniversary of the original issuance date, the Series 2006-B Preferred Stock will be redeemable at the option of the Company at a price equal to the stated value plus cumulated and accrued but unpaid dividends.

If and when issued, the Series 2006-B Preferred Stock will rank prior to the Company’s existing Amended Series 2001-A Preferred Stock, Series 2002-A Preferred Stock, Series 2003-A Preferred Stock and Series 2006-A Preferred Stock for purposes of dividends and distribution of assets on liquidation. The holders of the Series 2006-B Preferred Stock, voting as a class, will have the right to designate a proportionate number of members of the board of directors equal as nearly as possible to the percentage of the Company’s outstanding common stock on an as-converted basis represented by the Series 2006-B Preferred Stock. The Series 2006-B Preferred Stock will also vote with the common stock on an as-converted basis for the election of the remaining directors and on all other matters on which the common stock votes. In addition to the rights the holders of Series 2006-B Preferred Stock will have to designate directors, the holders of the Company’s Amended Series 2001-A Preferred Stock and Series 2002-A

Preferred Stock, voting together as a single class, and the holders of the Company’s Series 2003-A Preferred Stock and Series 2006-A Preferred Stock, voting separately, also have similar rights to designate directors.

Following the issuance of Series 2006-B Preferred Stock, if and for so long as the outstanding shares of Series 2006-B Preferred Stock in the aggegate represent on an as-converted basis at least 10% of the Company’s outstanding common stock, the Company may not take certain actions without the prior approval of the holders of a majority of the outstanding Series 2006-B Preferred Stock, including amendment of the Company’s Certificate of Incorporation or Bylaws, changes in the size of the Company’s authorized board of directors, redemption of or payment of dividends with respect to common stock or other securities junior to the Series 2006-B Preferred Stock, amendment or adoption of employee stock option or purchase plans, authorization of certain mergers or sales of substantially all of the Company’s assets, entering into transactions with affiliates, and incurring indebtedness or making acquisitions or capital expenditures in excess of certain dollar amounts. The holders of the Series 2006-B Preferred Stock are also expected to be entitled to registration rights with respect to the common stock issuable upon conversion of the Series 2006-B Preferred Stock and will be entitled to preemptive rights in connection with future sales of common stock or other equity securities by the Company.

On April 26, 2007, the Company completed the following transactions between the Company and RonHow LLC as described below:

-
RonHow and the Company amended the existing Subordinated Loan Agreement (“Loan Agreement”) to increase the amount of the loan (the “Loan”) to $12 million, to the extent advanced in the discretion of RonHow, plus any interest converted into principal as permitted under the terms of the Loan, and to increase the interest rate on the $2 million advanced on April 3, 2007 and the additional $1 million advanced on April 26, 2007 (collectively, the “Additional Advance”) to 18% retroactively, to April 3, 2007.

-
RonHow agreed to defer $1 million in cash interest payments on all of the outstanding principal of the Loan, which will be added to the principal of the Loan as permitted under the existing terms and be payable at maturity.

-
RonHow converted $2 million of the existing Loan bearing interest at 13.5% into a new series of preferred stock with $2 million of stated value, 2007-A Senior Preferred Stock, and cancelled the existing option to convert the same amount into existing Series 2006-B Preferred Stock, resulting in the Loan balance after the conversion being $5 million bearing interest at 13.5% and $3 million bearing interest at 18%.

-
RonHow and the Company agreed that the Additional Advance and any accrued but unpaid interest will be convertible at RonHow’s option into $3 million of stated value of another new series of preferred stock, 2007-B Senior Preferred Stock.

Dividends on the new preferred stocks will accrue for the Series 2007-A at 13.5% of stated value and for the Series 2007-B at 18.0% of stated value, in each case in the same manner as the Company’s authorized Series 2006-B.  RonHow will have the option to elect whether each quarterly dividend is cumulated or paid in cash or additional shares (“PIK”), or a combination of cash and PIK shares.  The shares will initially be convertible on the date such shares are issued by the Company either directly, in the case of Series 2007-A, or, in the case of Series 2007-B, pursuant to RonHow’s exercise of its option to acquire Series 2007-B.  For PIK shares issued in lieu of cash dividends, the conversion price will be 66.667% of the trailing 20-day average market price at time of payment of such PIK shares.  The 2007-A Preferred Stock is initially convertible at $0.2357 per share.  The Series 2007-A and Series 2007-B Senior Preferred Stock will have equal priority, and will have priority over all other equity securities of the Company, including other series of preferred stock outstanding, as to dividends and proceeds upon liquidation, and will have voting and other rights substantially identical to the existing Series 2006-B Preferred Stock, including voting rights on an as-converted basis.

Under the terms of a voting agreement between Inter-Him, N.V. (an entity controlled by Mr. de Waal), Mr. Lester and Becky Casey (a former officer and director of the Company and a member of the Powell family), Inter-Him, N.V. and Mr. Lester agreed to vote their shares and the shares of any affiliate, including RonHow, in favor of a director designated by Ms. Casey so long as the Powell family owned on a fully-diluted basis, assuming full conversion of all shares of preferred stock outstanding, at least 10% of the common stock of the Company.  The issuance of the Series 2007-A Preferred Stock resulted in the Powell family’s ownership falling below this 10%

threshold which terminated Ms. Casey’s rights under this voting agreement.  Accordingly, Ms. Casey no longer has the right to designate a director.

The Company also entered into an amendment to its existing loan agreement with Wells Fargo Retail Finance II, LLC to permit the transactions described above and to reduce the excess availability requirement from $1,000,000 to $500,000, which provides the Company with an additional $500,000 in credit.

In connection with the authorization of the Series 2007-A Preferred Stock, the Company amended the existing Certificate of Designation of its Series 2006-A Preferred Stock to reduce the number of authorized shares of Series 2006-B Preferred Stock from 25,000 shares to 15,000 shares, to permit 5,000 shares to be designated as Series 2007-A Senior Preferred Stock and 5,000 shares to be designated as Series 2007-B Senior Preferred Stock.  As of August 4, 2007, no shares of Series 2006-B Preferred Stock and Series 2007-B Senior Preferred Stock were outstanding.

None of the preferred shares are included in the stockholders’ equity section of the balance sheet because the preferred shareholders have special voting rights that empower them to elect a majority of the board of directors and maintain effective control over the Company.

As a result of their ownership of the Company’s outstanding preferred stock which votes on an as-converted basis, Mssrs. Lester and de Waal, collectively, have voting rights equal to 81.3% of the total shares entitled to vote.

For an indefinite period which began on May 1, 2006, the Company’s Board of Directors has not authorized dividends to be paid on any series of preferred stock either in cash or stock.  During this period, dividends will cumulate.  As of August 4, 2007, approximately $2,374,000 of dividends had cumulated with approximately $2,359,000 cumulating in additional shares of preferred stock and approximately $15,000 cumulating in cash.  In prior periods, these dividends were paid in cash or stock on each applicable dividend payment date.  See Note 8 for discussion of the Company’s stock warrants.

9.	Stock Options

Effective January 29, 2006, the Company adopted the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123R, “Share-Based Payment” (“SFAS 123R”) using the modified prospective method.  The stock-based compensation expense for share-based awards recognized during the thirteen weeks ended August 4, 2007 and July 29, 2006 was approximately $22,000 and zero, respectively.

The Company uses the Black-Scholes option-pricing model to value the Company’s stock options. Using this option-pricing model, the fair value of each stock option award is estimated on the date of grant.  The fair value of the Company’s stock option awards, which are subject to pro-rata vesting generally over four years, is expensed on a straight-line basis over the vesting period of the stock options.  The expected volatility assumption is based on the historical volatility of the Company’s stock over a term equal to the expected term of the option granted.  The expected term of stock option awards granted is derived from historical exercise experience.  The expected term assumption incorporates the contractual term of an option grant, which is ten years, as well as the vesting period of an award, which is generally pro-rata vesting over four years.  The risk-free interest rate is based on the implied yield on a U.S. Treasury constant maturity with a remaining term equal to the expected term of the option granted.

The weighted average assumptions relating to the valuation of the Company’s stock options for the twenty-six weeks ended August 4, 2007 and July 29, 2006 were as follows:

	26 Weeks Ended
	August 4, 2007	July 29, 2006

Weighted average fair value of grants	$0.28	$0.46
Expected volatility	89.15%	81.30%
Expected term (years)	7	7
Risk-free interest rate	4.71%	5.18%
Expected dividend yield	N/A	N/A

The following table presents a summary of the Company’s stock options activity for the twenty-six weeks ended August 4, 2007:

	Number of Shares	Weighted Average Exercise Price

Outstanding, beginning of period	3,331,746	$1.31
Granted	—	—
Exercised	—	—
Canceled or expired	33,050	7.61
Outstanding, end of period	3,298,696	$1.25
Exercisable at August 4, 2007	1,725,664	$1.99

10.	Revenue Recognition

Sales from store locations represented approximately 94.0% and 93.5%of the Company’s total sales for the thirteen and twenty-six weeks, respectively, ended August 4, 2007.  This compares to store location sales of approximately 93.6% and 94.1% for the thirteen and twenty-six week periods, respectively, of the prior year.  These sales are recognized at the time of the customer’s purchase.  The Company’s direct catalog and internet sales represented about 6.0% and 6.5% of the total sales for the thirteen and twenty-six weeks, respectively, ended August 4, 2007.  This compares to approximately 6.4% and 5.9% for the thirteen and twenty-six week periods, respectively, of the prior year.  These sales are recognized at the time the order is shipped to the customer.  Gift card sales are recognized as revenue when the gift card is redeemed, not when it is sold.

11.	Earnings per Share

Outstanding shares for purposes of basic and diluted earnings per share were calculated as follows:

	13 Weeks Ended		26 Weeks Ended
	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006
	(in thousands)

Net loss applicable to common shareholders – basic and diluted	$(5,284)	$(5,435)	$(6,215)	$(6,735)

Average common shares outstanding	6,224	6,224	6,224	6,224

Effect of dilutive securities:
Employee stock options	—	—	—	—

Convertible preferred stock	—	—	—	—

Diluted average common shares outstanding	6,224	6,224	6,224	6,224

Net loss
Basic	$(0.85)	$(0.87)	$(1.00)	$(1.08)
Diluted	$(0.85)	$(0.87)	$(1.00)	$(1.08)

Approximately 3,298,696 shares and 1,852,656 shares for the thirteen weeks ended August 4, 2007 and July 29, 2006, respectively, and approximately 3,298,696 shares and 1,852,656 shares for the twenty-six weeks ended August 4, 2007 and July 29, 2006, respectively, related to outstanding employee stock options, were not included in the calculation of diluted earnings per average common share because the effect of including those shares is anti-dilutive as the exercise price of the stock options exceeded the average common stock market price during the respective period.  Approximately 657,945 and 655,945 preferred shares convertible into 24,260,526 and 15,775,163 common shares, respectively, for the thirteen weeks ended August 4, 2007 and July 29, 2006, were not included in the calculation of diluted earnings per average common share because the effect of including those shares is anti-dilutive.  Approximately 657,945 and 655,945 preferred shares convertible into 24,260,526 and 15,775,163 common shares, respectively, for the twenty-six weeks ended August 4, 2007 and July 29, 2006, were not included in the calculation of diluted earnings per average common share because the effect of including those shares is anti-dilutive.

12.	Subsequent Events

On August 23, 2007, the Company’s principal investor, RonHow, LLC, advanced an additional $2 million under the existing Subordinated Loan Agreement, bringing the total amount outstanding under the agreement to $10 million.  It is anticipated that another $2.4 million of funding under the agreement will be completed once all necessary documentation is prepared.

The Company owns one property, an outlet in Austin, Texas.  In August 2007 the Company entered into an agreement to sell the property to an unrelated third party.  The agreement is subject to due diligence and closing periods.  There can be no assurance that the sale will be concluded.  If the sale were to occur, the Company would expect to continue to lease the facility for a predetermined period and would receive approximately $1.3 million in proceeds, net of a related mortgage obligation on the property.  Such proceeds, if received, would reduce the outstanding balance of the Company’s line of credit with WFRF thereby increasing available funds for business operations.

Subsequent to the end of the second quarter 2007, the Company has had further exchanges with the Securities and Exchange Commission regarding its De-registration Transaction discussed in Note 5 above.  This process continues to progress and the Company believes it will be completed during the current fiscal year.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

From time to time, the Company may publish forward-looking statements relating to certain matters including anticipated financial performance, business prospects, the future opening or closing of stores, inventory levels, anticipated capital expenditures, and other matters.  All statements other than statements of historical fact contained in this Form 10-Q or in any other report of the Company are forward-looking statements.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  In order to comply with the terms of that safe harbor, the Company notes that a variety of factors, individually or in the aggregate, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.  These risk factors are all described in the Company’s annual report on Form 10-K for the year ended February 3, 2007.  The Company disclaims any intent or obligation to update those forward-looking statements.

Overview

Harold’s is a multi-channel specialty retailer of ladies’ and men’s apparel, including accessories and footwear.  Harold’s markets its merchandise through retail stores, catalogs and its website at www.harolds.com.

Results of Operations

The following table sets forth, for the periods indicated, the percentage of net sales represented by items in the Company’s statements of operations.

	13 Weeks Ended		26 Weeks Ended
	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006

Sales	100.0%	100.0%	100.0%	100.0%
Costs of goods sold	(82.1)	(85.8)	(70.9)	(74.2)

Gross margin [1]	17.9	14.2	29.1	25.8
Selling, general and administrative expenses	(34.5)	(32.9)	(33.4)	(33.8)
Depreciation and amortization	(5.3)	(4.5)	(4.4)	(4.2)

Operating (loss) income	(21.9)	(23.2)	(8.7)	(12.2)

Interest expense	(5.4)	(3.1)	(4.6)	(2.6)
Gain on sale of building	0.1	0.1	0.1	0.1

	(5.3)	(3.0)	(4.5)	(2.5)
Loss before income taxes	(27.2)	(26.2)	(13.2)	(14.7)
Provision for income taxes	—	—	—	—

Net loss	(27.2)%	(26.2)%	(13.2)%	(14.7)%

1           Second quarter is historically the Company’s lowest gross margin quarter as it is traditionally a spring and summer clearance period.  For this reason, more markdowns are generally taken during the second quarter than in the year-to-date period causing gross margin to be lower as a percentage of sales when compared to the year-to-date period.

The following table reflects the sources of the changes in Company sales for the periods indicated, with percentage changes compared to the comparable period of the prior year.

	13 Weeks Ended		26 Weeks Ended
	August 4, 2007	July 29, 2006	August 4, 2007	July 29, 2006

Sales (000’s)	17,528	19,283	39,960	40,391

Total sales (decrease) increase	(9.2)%	(5.0)%	(1.1)%	(8.8)%
Change in comparable store sales
(52 week basis) [1]	(12.8)%	(9.4)%	(6.4)%	(13.3)%
Store locations:
Existing stores	43	42	43	41
Stores closed	—	—	—	—
New stores opened	1	—	1	1
Total stores at end of period	44	42	44	42

1           The Company considers a store comparable if it has been open for 12 full months and has not changed its square footage by more than 20%.  Closed and relocated stores are excluded from the comparable calculation beginning in the month in which the store is closed or relocated.  Renovated stores are considered comparable as long as the store square footage does not change by more than 20%.

One new outlet store was opened in Oklahoma City, Oklahoma during the thirteen weeks ended August 4, 2007 and no stores were relocated or closed.  No stores were opened, relocated or closed during the thirteen weeks ended July 29, 2006.  During the 26-week 2007 period, the Company opened one new outlet store in Oklahoma City, Oklahoma, and no stores were relocated or closed.  During the 26-week 2006 period, the Company opened one new store in Montgomery, Alabama and no stores were relocated or closed.

The decrease in comparable store sales for the thirteen weeks ended August 4, 2007 can be primarily attributed to three factors:  strategically planned lower spring and summer inventory levels, primarily in sale and clearance merchandise, that did not achieve targeted sell through rates at full price or clearance; reduced spending on marketing to the Company’s core customers; and the unseasonably cool and rainy weather in the Company’s core markets of Texas and Oklahoma that had a negative impact on summer merchandise sales.  Direct (internet and catalog) sales were approximately $1.0 million for the thirteen weeks ended August 4, 2007, 16% below last year’s level of $1.2 million for the comparable reporting period, due to lower internet clearance sales.

The sales decline for the twenty-six weeks ended August 4, 2007 is primarily attributed to the reasons mentioned above.  Direct (internet and catalog) sales were approximately $2.6 million for the twenty-six weeks ended August 4, 2007, approximately 8% above the levels of $2.4 million for the same period of the prior year.

Gross margin represents net sales less cost of products, merchandising functions and store occupancy costs for retail stores.  Cost of products and merchandising consists primarily of product and operating costs (e.g., product development, sourcing, inbound freight, merchandising, inventory control, inspection, warehousing, internal transfer, purchasing and receiving costs, inventory markdowns and occupancy costs for the Company’s retail stores).  The Company’s second quarter 2007 gross margin of 17.9% was an improvement from the 14.2% in the same period of last year.  The gross margin for the twenty-six week period August 4, 2007 increased to 29.1% from 25.8% during the same period of the prior year.  Gross margin increased during the thirteen and twenty-six week periods due to fewer markdowns incurred to sell spring and summer merchandise, principally due to lower initial purchase levels.

Selling, general and administrative expenses consist primarily of retail store selling costs, costs to produce, print and distribute direct response catalogs, as well as corporate administrative costs. Selling, general and administrative expenses (including advertising and catalog production costs) increased to 34.5% of sales for the second quarter of 2007 compared to 32.9% for the second quarter of 2006 and decreased slightly to 33.4% of sales for the twenty-six weeks ended August 4, 2007 compared to 33.8% for the twenty-six weeks ended July 29, 2006.

Selling, general and administrative expenses were slightly lower in the aggregate but were higher as a percentage of sales due to the sales declines.

Depreciation and amortization expense increased to 5.3% of sales for the second quarter of 2007 from 4.5% for the second quarter of 2006 and increased to 4.4% for the twenty-six weeks ended August 4, 2007 from 4.2% for the twenty-six weeks ended July 29, 2006.  This increase is attributable to the adjustment to write-down leasehold improvement balances of the Company’s impaired locations.

The average balance of total outstanding debt was $32,343,000 for the twenty-six weeks ended August 4, 2007 compared to $24,839,000 for the same period of 2006.  This increase in average balances resulted principally from additional long-term borrowing from the Company’s preferred shareholders.  Interest expense increased as a percentage of sales due to a combination of the Company’s higher average debt balance and increased borrowing from preferred shareholders at a higher interest rate.  The weighted average interest rate on the Company’s WFRF indebtedness was 8.00% at August 4, 2007 compared to 7.54% at July 29, 2006.  The weighted average interest rate on the Company’s subordinated debt with RonHow was 15.19% at August 4, 2007 and did not exist at July 29, 2006.  RonHow agreed to defer $1 million in cash interest payments on all of the outstanding principal of the subordinated debt, which will be added to the principal of the subordinated debt as permitted under the existing terms and be payable at maturity.

The Company reported a net loss applicable to common stockholders of $5,284,000 or $0.85 per basic and diluted share during the second quarter of 2007 compared to a net loss of $5,435,000 or $0.87 per basic and diluted share for the second quarter of last year.  For the twenty-six weeks ended August 4, 2007, the Company reported a net loss applicable to common stockholders of $6,215,000 or $1.00 per basic and diluted share compared to a net loss of $6,735,000 or $1.08 per basic and diluted share for the same period last year.  The reduction in the current year loss is the result of an improvement in gross margin and a slight reduction in operating expenses.

Liquidity and Capital Resources

The Company’s working capital needs arise primarily from the need to support costs incurred in advance of revenue generation, such as inventory acquisition and direct response catalog development, production and mailing costs.  Other liquidity needs relate to the revolving customer charge accounts on the Company’s proprietary credit card, the need to cover operating cash flow deficits and to invest in remodeling, fixtures and equipment.  The Company recognizes two selling seasons that correspond to the fashion seasons.  The spring season begins in January and ends in July.  The fall season begins in July and ends in January.  The Company has relied on its bank credit facility to meet these needs as well as proceeds from preferred stock investments of $6 million in February 2001, $4 million in August 2002, $5 million in February 2003, $2.5 million in June 2006 and $2 million in April 2007.  The Company has also received funding from loan participations made by significant shareholders in the amounts of $2 million in 2003, $2 million in 2004 and $3 million in January 2006.  The Company also received proceeds of a subordinated loan of $5 million in September 2006, $2 million in January 2007, $2 million in March 2007 and $1 million in April 2007.  Of the $10 million lent to the Company under this subordinated loan, $2 million was converted to a new Series 2007-A Senior Preferred Stock in April 2007.  The Company experienced deficit operating cash flows of $4,484,000 for the twenty-six weeks ended August 4, 2007 compared to deficit operating cash flows of $7,560,000 for the twenty-six weeks ended July 29, 2006.  This improvement in cash flow is principally related to the decrease of the Company’s inventories for 2007 of $1,027,000 at August 4, 2007 compared to an increase of $1,950,000 at July 29, 2006.  The inventories declined due to planned lower purchase levels and less ownership of prior season inventories.  The lower purchases were partially offset by a related decrease in accounts payable at August 4, 2007 compared to July 29, 2006.  See “Strategy and Liquidity Update” below for additional information.

The Company’s ability to achieve positive cash flows from operating activities depends on its ability to improve sales and gross margin which may allow the Company to achieve a return to future operating profitability.  Additionally, the Company may experience needs for additional capital.  While the Company has been successful in covering cash flow deficits through line of credit borrowings, private equity investments and subordinated loans from its principal shareholders, there can be no assurances that these, or any other financing resources, will be available for future needs.

Changes in the Company’s investing activities relate primarily to the capital expenditures incurred for the opening of stores in Montgomery, Alabama and Atlanta, Georgia and progress billings on construction of a new store in Little Rock, Arkansas during 2006.  One new outlet was opened during the twenty-six weeks ended August 4, 2007, and a major remodel of the Ft. Worth, Texas store was completed.  The budgeted capital expenditures for 2007 are approximately $2.0 million which are expected to be used principally for a new store location, one store relocation and existing store enhancements.

The Company’s original three-year credit facility with Wells Fargo Retail Finance II, LLC, (“WFRF”) was entered into on February 5, 2003.  As discussed below, in January 2006, the maximum available credit line was increased, and the expiration date was extended to February 5, 2010.  The credit facility is secured by substantially all assets of the Company and its subsidiaries and is subject to a borrowing base calculation based primarily on inventory and accounts receivable.  The facility has two financial covenants, a minimum excess availability covenant of $1.35 million, which was reduced to $1.0 million in January 2006 and reduced again to $500,000 in April 2007, and a maximum capital expenditure covenant, established at $2.8 million for 2007.  Interest rates under the facility are at prime plus 0.5% or LIBOR plus 2.50%, with the ability to reduce the rate if the Company achieves certain financial criteria.   The balance outstanding on the Company’s line of credit at August 4, 2007 was $24,259,000 which includes the $7 million outstanding under the bridge facility discussed below.  The Company’s line of credit had an average balance of $23,743,000 and $23,600,000 for the twenty-six weeks ended August 4, 2007 and July 29, 2006, respectively.  During the twenty-six weeks ended August 4, 2007, the WFRF line of credit had a high balance of $26,007,000.  At August 4, 2007 the Company’s availability under the WFRF line of credit was approximately $1,703,000 above the minimum availability requirement of $500,000 and the average interest rate on the credit line was 8.00%.

In July 2003, the Company negotiated an increase of $2 million in its total borrowing availability under its existing credit facility with WFRF.  The Company obtained this increase in order to provide additional working capital.  The full $2 million was available for borrowing on July 15, 2003 and has been extended to the Company by WFRF based upon a loan participation agreement between WFRF and RonHow, LLC (“RonHow”), an entity established in July 2003 which is owned and controlled directly or indirectly by Ronald de Waal and W. Howard Lester.  Mr. de Waal and Mr. Lester are both major beneficial owners of the Company’s common and preferred stock.

In order to achieve additional liquidity, in January 2006, the Company entered into an amendment to its existing credit facility with WFRF which increased the Company’s borrowing availability under the facility.  The amendment extended the term of the credit facility by three years, with a new expiration of February 5, 2010.  The amendment also increased the maximum revolver amount from the lesser of $25 million or $22 million plus outstanding participant advances to the lesser of $28 million or $22 million plus outstanding participant advances.  Additionally, the minimum required excess availability under the credit facility was reduced from $1.35 million to $1.0 million.  Finally, the amendment provided for an increase of $3 million in the Company’s borrowing availability under the facility based upon an increase in the existing loan participation agreement between WFRF and RonHow.  WFRF will continue to serve as the lending agent for the Company under the credit facility, and the principal covenants and conditions imposed upon the Company pursuant to the WFRF credit facility agreement have not materially changed.  RonHow’s right to repayment of any advances under the credit facility that are attributable to its participation is generally subordinate to the repayment rights of the other credit facility lenders.  However, the Company may repay these advances provided it meets certain conditions, including, for payments of up to $2 million of these advances, the maintenance of an average daily excess availability under the credit facility of at least $1.5 million for the 30 days prior to and 30 days projected immediately following the repayment, and for payments of the remaining amount of these advances, the maintenance of an average daily excess availability under the credit facility of at least $2.5 million for the 30 days prior to and 30 days projected immediately following the repayment.  The average excess availability requirement is higher than the excess availability otherwise required of the Company under the credit facility.  In consideration for RonHow’s agreement to fund the Company’s additional $3 million in borrowing capacity under the credit facility, the Company granted to RonHow the right to convert any of the incremental $3 million not repaid into shares of a new series of authorized but unissued preferred stock, designated Series 2006-A Preferred Stock.  The Series 2006-A Preferred Stock to be issued upon conversion of this option will be convertible into shares of common stock at a price of $0.87 per share, equal to the 20-day average closing price of the Company’s common stock for the period ending immediately before closing of the loan amendment.  Additionally, the Company began paying an additional 4% fee per annum on the outstanding new participation amount up to $3 million, which commenced January 24, 2006.  This fee is in addition to the additional 4% fee per annum which the Company will be obligated to pay on up to $2 million of the outstanding participation amount funded by RonHow in April 2004 commencing on March 1, 2006.

In connection with the foregoing transactions, the Company and RonHow agreed upon a new repayment priority for RonHow’s participations in the credit facility.  Unless otherwise agreed to by the Company and RonHow at the time of any repayment, any repayments of participations will be applied first to the repayment of RonHow’s first $2 million participation funded in July 2003, next to the repayment of the RonHow’s second $2 million participation funded in April 2004, and finally to the repayment of RonHow’s new $3 million participation funded on January 24, 2006.  The parties amended the Option Agreement previously executed on April 30, 2004, to document this agreement.  As part of the foregoing participation transaction, WFRF, RonHow and the Company entered into a letter of understanding which established a framework for RonHow to obtain the right to convert its aggregate $7 million participation in the Company’s credit facility into a subordinated loan to the Company, subject to the negotiation of mutually acceptable definitive agreements.  The Company has agreed that the options to convert to preferred stock granted by the Company to RonHow to permit RonHow to convert its new $3 million participation and its prior $2 million participation funded in April 2004 would continue to apply to any such subordinated loan to the extent such participations are converted.

On August 31, 2006, the Company and RonHow entered into a $10 million Subordinated Loan Agreement (“Loan Agreement”) pursuant to which RonHow loaned the Company $5.0 million (the “Loan”). The Loan is repayable at maturity on May 31, 2010 with interest payable monthly at the rate of 13.5% per year.  $4.7 million of the Loan was used to pay down the principal balance of the Company’s existing indebtedness under its revolving credit facility with WFRF and the $300,000 balance will be used as described below. The Company has the right to reborrow under the WFRF credit facility in accordance with its terms. In consideration of this Loan, the Company also issued to RonHow a 10-year warrant to purchase up to 1,032 shares of a new series of preferred stock, designated Series 2006-B Preferred Stock with a liquidation value of $1,000 per share, at a purchase price of $0.01 per share, which will be vested ratably over the term of the Loan and will become exercisable upon payment in full or in the event of default under the Loan.  See Note 8 for further discussion of these warrants.  The Loan is also convertible into Series 2006-B Preferred Stock at the option of RonHow at the rate of $1,000 of principal or accrued interest converted for each share of Series 2006-B Preferred Stock.  Under the terms of the Loan Agreement, RonHow also has the option to advance an additional $5 million.  The Loan is guaranteed by the Company’s subsidiaries and is secured by a security interest in all of the Company’s and its subsidiaries’ personal property. RonHow’s rights to the collateral and to payment are subordinate to the Company’s existing indebtedness to WFRF pursuant to the terms of a Subordination and Intercreditor Agreement between RonHow, WFRF and the Company.

In connection with the Loan, the Company and WFRF entered into an amendment to the existing credit facility to permit the new Loan from RonHow and to permit the $300,000 of additional funds loaned by RonHow to be used, at the Company’s discretion and subject to certain conditions, for a transaction that would reduce the number of record holders of the Company’s common stock so that the Company would no longer be required to file reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (a “De-registration Transaction”).  If the Company determines not to do a De-registration Transaction, the additional $300,000 will be used to pay down the balance of the existing WFRF credit facility. Other than to permit the Loan and the De-registration Transaction, there were no other material changes to the WFRF credit facility terms.  On June 5, 2007, the Company filed the necessary reports with the Securities and Exchange Commission to commence this process of De-registration.  The Series 2006-B Preferred Stock issuable upon conversion of the Loan or upon exercise of the warrant will be convertible into shares of common stock at a price of $0.43 per share, equal to the 20-day average closing price of the Company’s common stock for the period ending immediately before closing of the Loan.  On April 3, 2007, RonHow loaned the Company an additional $2 million under the Subordinated Loan Agreement and an additional $1 million on May 2, 2007, bringing the aggregate amount outstanding to $10 million prior to converting $2 million of this debt into 2007-A Preferred Stock during April 2007.  In conjunction with these transactions, the Company entered into amendments to the facility with the Company’s primary lender, Wells Fargo Retail Finance II, LLC (“WFRF”).   WFRF agreed to reduce the block on daily excess availability from $1 million to $500,000, effectively providing the Company with an additional $500,000 of borrowing capacity.

On August 23, 2007, the Company’s principal investor, RonHow, LLC, advanced an additional $2 million under the existing Subordinated Loan Agreement, bringing the total amount outstanding under the agreement to $10 million.  It is expected that another $2.4 million of funding under the agreement will be completed once all necessary documentation is prepared, which is estimated to be by September 30, 2007.

These transactions were approved by the Company’s independent directors.

The Company was in compliance with its debt covenants for the period ended August 4, 2007.  Although the Company’s line of credit with WFRF does not expire until February 2010, the Company has classified its borrowings under its line of credit as current in its consolidated balance sheets due to the terms of its agreement with the lender.  Under the bank agreement, there is an acceleration clause which potentially allows the bank to demand immediate payment of all outstanding borrowings upon the occurrence of a material adverse change in the Company’s operations or financial position.  Determination of what constitutes a material adverse change is at the discretion of the bank, however, it is subject to reasonableness standards.  In addition, the Company is required to maintain a lock-box agreement with the bank whereby all cash received is applied against current borrowings.  As a result of these items, the Company is required to classify its line of credit borrowings as current as proscribed by EITF 95-22, “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that include both a Subjective Acceleration Clause and a Lock-Box Arrangement.”

The Company considers the following as measures of liquidity and capital resources as of the dates indicated:

	August 4, 2007	February 3, 2007	July 29, 2006
Working capital (000’s)	$(7,569)	$(5,912)	$(7,751)
Current ratio	.78:1	.83:1	.77:1
Ratio of working capital to total assets	(.22):1	(.15):1	(.22):1
Ratio of total debt to stockholders’ deficit	(2.72):1	(3.37):1	(6.75):1

Strategy and Liquidity Update

In the Company’s Form 10-Ka filing for the year ending February 3, 2007, a Strategy and Liquidity Update was provided within Management’s Discussion and Analysis of Financial Condition and Results of Operation.   The Company is updating this disclosure as follows regarding key strategic initiatives that have been undertaken to improve its financial results and liquidity.

During the second quarter of 2007, the Company’s total sales decreased 9.2% over the same time during the prior year.  For the first half of 2007, total sales were down 1.1%.  The second quarter was far more challenging than the first quarter of 2007, which experienced an increase of 6.2% over the first quarter of 2006.  It is believed that second quarter results were impacted by:

•
Lower inventory levels, principally in the sale and clearance area.  At the end of the second quarter, the Company owned 25% less units of spring and summer clearance merchandise.  While the Company owned less inventory in first quarter as well, clearance and sale are not as meaningful to first quarter sales as second quarter which is a traditional clearance period.  The Company planned lower purchase levels of spring and summer merchandise but did not achieve targeted sale through rates at either full price or clearance resulting in a decline in total and comparable store sales.

•	Unseasonably cool and rainy weather in the Company’s core markets of Texas and Oklahoma that had a negative impact on summer merchandise sales.

•
Reduced spending on marketing to the Company’s core customers.  While marketing spending was down approximately 5% in the second quarter, efforts were undertaken to reach more customers but with a reduced mailing content to what the core customers would have received in the prior year.

Despite the sales decreases, reported gross margin improved to 17.9% of sales in second quarter 2007, from 14.2% in the prior year’s second quarter.  For the 26-week period of 2007, reported gross margin increased to 29.1%, from 25.8% in the prior year 26-week period.  The Company’s efforts to purchase quantities of merchandise more appropriate to projected sales have been the primary contributor to the gross margin improvement, combined with enhanced merchandise content.  In addition to gross margin improvement, the Company’s selling, general and administrative expenses declined approximately $300,000 in the aggregate for both the thirteen and 26-week periods of 2007 due to cost control measures, as compared to the comparable reporting period in 2006, although they were higher as a percentage of sales due to the noted sales declines.

As a result of the second quarter financial performance and the overall retail climate, in August 2007, after the end of the quarter, the Company implemented a corporate restructuring that is expected to achieve significant annualized expense savings.  This included the elimination of two executive officer positions.

Additionally, the Company took steps to enhance its working capital by entering into additional financings with RonHow, LLC (“RonHow”).  This is an entity jointly owned by the Company’s principal investors, Ronald de Waal and W. Howard Lester.  On August 23, 2007, RowHow advanced an additional $2 million under its existing subordinated loan agreement with the Company, bringing the total amount outstanding to $10 million.  It is expected that another $2.4 million of funding will be completed by September 30, 2007 once all necessary documentation has been prepared.  All advances made during 2007 under the Subordinated Loan Agreement bear interest at an annual rate of 18.0%.  Until the Company is able to restore its profitability, it will remain dependent on RonHow for additional financing.

The Company owns one property, an outlet in Austin, Texas.  In August 2007 the Company entered into an agreement to sell the property to an unrelated third party.  The agreement is subject to due diligence and closing periods.  There can be no assurance that the sale will be concluded.  If the sale were to occur, The Company would expect to continue to lease the facility for a predetermined period and would receive approximately $1.3 million in proceeds, net of a related mortgage obligation on the property.  Such proceeds, if received, would reduce the outstanding balance of the Company’s line of credit with WFRF thereby increasing available funds for business operations.

The Company believes that prior to 2007 its merchandise has been over-assorted, leading to a confusing customer shopping experience, and that the quantity of merchandise purchased has exceed our ability to sell at profitable margins resulting in significant markdowns.   The Company believes that in 2007 the number of items offered and the amount of inventory purchased has been adjusted to more appropriate levels as part of a long-term strategic plan expected to optimize in 2008.

In October 2006, Ron Staffieri was hired as the Company’s Chief Executive Officer.  Mr. Staffieri replaced interim leadership from the Company’s Board of Directors that had been in place since August 2005 when the prior CEO departed the Company.  Mr. Staffieri has extensive experience as a retail Chief Executive Officer and President prior to joining the Company.  Additionally, during April 2007 the Company hired Cherryl Sergeant to the position of Executive Vice President and Chief Merchandising Officer.  Ms. Sergeant has an extensive senior apparel retail merchandising background.

During 2007, the Company has opened a new outlet store in Oklahoma City, Oklahoma, anticipates the relocation of a store in Houston, TX and plans to close its store in Oakbrook Center in Chicago, IL and open a new store in Rogers, AR.  The Company believes that in addition to refining its merchandise and related planning and allocation, it is also important to continually improve the store base in an effort to return the Company to profitability.

The Company owns one property, an outlet in Austin, Texas.  In August 2007 the Company entered into an agreement to sell the property to an unrelated third party.  The agreement is subject to due diligence and closing periods.  There can be no assurance that the sale will be concluded.  If the sale were to occur, the Company would expect to continue to lease the operations for a predetermined period and would receive approximately $1.3 million in proceeds net of a related mortgage obligation on the property.  Such proceeds, if received, would be used to reduce the Company’s line of credit with WFRF thereby increasing available funds for business operations.

If the Company can properly execute the initiatives outlined above, this may result in improvement in operating performance in the future.  No assurances can be provided that the initiatives will result in improvement.

Deregistration Transaction

The Board of the Company has approved a proposed Deregistration Transaction designed to reduce the number of the Company’s shareholders of record below 300, which will permit the Company to no longer file reports with the Securities and Exchange Commission (“SEC”).  The Board has determined that the costs of public reporting and internal control compliance specifically due to Sarbanes-Oxley are not warranted by any benefit to the Company and our shareholders.  In light of our current size and resources, the lack of analyst coverage, the nominal price of our Common Stock and the limited trading activity in shares of our Common Stock, the Board believes that the Company and our shareholders receive little benefit from being a public reporting company.  The Board believes that it is in the Company’s best interests to eliminate the administrative and financial burdens associated with being and remaining a public company.

The Company has filed a preliminary proxy statement with the SEC relating to the Deregistration Transaction and has responded to comment letters from the SEC regarding the filing.  Upon SEC approval of the filing, the Deregistration Transaction will be considered at the annual meeting of shareholders at a date yet to be determined.  If approved at the annual meeting as currently proposed, each shareholder owning less than 1,000 shares of common stock would receive $0.30 per share and would no longer be a shareholder.

Complete details of the proposal will be mailed to the shareholders at a later date.  Interested shareholder may also review the Company’s preliminary proxy statement and related Schedule 13E-3, which is available on the SEC’s website at www.sec.gov.

Seasonality

The Company’s business is subject to seasonal influences, with the major portion of sales realized during the fall season (third and fourth quarters) of each year, which includes the back-to-school and holiday selling seasons.  In light of this pattern, selling, general and administrative expenses are typically higher as a percentage of sales during the spring season (first and second quarters) of each year.

Inflation

Inflation affects the costs incurred by the Company in its purchase of merchandise and in certain components of its selling, general and administrative expenses.  The Company attempts to offset the effects of inflation through price increases and control of expenses, although the Company’s ability to increase prices is limited by competitive factors in its markets.  Inflation has had no meaningful effect on the Company’s operations.

Critical Accounting Estimates and Commitments

There have been no material changes in the Company’s critical accounting estimates or in its commitments from those disclosed in the Company’s Annual Report on Form 10-K for the year ended February 3, 2007.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The primary objective of this disclosure is to provide forward-looking quantitative and qualitative information about the Company’s potential exposure to market risks.  The term “market risk” for the Company refers to the risk of loss arising from adverse changes in interest rates and various foreign currencies.  The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses.

During the first half of 2007, the Company’s average debt levels increased to $32,343,000 as compared to $24,839,000 for the same period of the prior year.  In addition, interest rates have increased from an average of 7.54% at July 29, 2006 to an average of 8.00% at August 4, 2007.  The Company’s most recent borrowings have been at higher interest rates with $5 million of the investor loan participation bearing interest at four percent above the bank’s lending rates and the most recent subordinated debt closed on April 26, 2007 bears an interest rate of 18%.

ITEM 4.	CONTROLS AND PROCEDURES

The Company’s Principal Executive Officer and Principal Financial Officer have reviewed and evaluated the effectiveness of the Company’s disclosure controls and procedures (as defined in Exchange Act Rule 240.13a-15(e) and 15d-15(e)) as of the end of the period covered by this report.  Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to make timely decisions regarding required disclosures.  Based on that evaluation, the Principal Executive Officer and the Principal Financial Officer have concluded that the Company’s current disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms.

No change in the Company’s internal control over financial reporting occurred during the twenty-six week period ended August 4, 2007 that materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II – OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS

None.

ITEM 1A.	RISK FACTORS

There have been no material changes in the risk factors from those disclosed in the Annual Report on Form 10-K for the year ending February 3, 2007.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Previously reported on Form 8-K.

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

 For the period from May 1, 2006 through an indefinite period, the Company’s Board of Directors have determined that no dividends will be paid on any series of preferred stock either in cash or stock.  During this period, dividends will cumulate.  As of September 18, 2007, approximately $2,374,000 of dividends had cumulated with approximately $2,359,000 cumulating in additional shares of preferred stock and approximately $15,000 cumulating in cash.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5.	OTHER INFORMATION

None.

ITEM 6.	EXHIBITS

See the Exhibit Index accompanying this report.  The Company will furnish to any stockholder, upon written request, any exhibit listed in the accompanying Index to Exhibits upon payment by such stockholder of the Company’s reasonable expenses in furnishing any such exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HAROLD’S STORES, INC.
By:	/s/ Ronald S. Staffieri
Ronald S. Staffieri
Chief Executive Officer

By:	/s/ Jodi L. Taylor
Jodi L. Taylor
Chief Financial Officer

Date: September 18, 2007

INDEX TO EXHIBITS

No.	Description

3.1	Certificate of Incorporation of the Company, as amended (Incorporated by reference to Exhibit 3.1 to Form 10-K for the year ended February 3, 2001).

3.2	By-laws of the Company (Incorporated by reference to Exhibit 3.2 to Form 8-B Registration Statement, Registration No. 1-10892).

4.1	Specimen Certificate for Common Stock (Incorporated by reference to Exhibit 4.1 to Form S-1 Registration Statement, Registration No. 33-15753).

4.2	Certificate of Elimination of Designations of the Series 2001-A Preferred Stock (Incorporated by reference to Exhibit 4.1 to Form 8-K dated August 2, 2002).

4.3	Certificate of Designations of the Amended Series 2001-A Preferred Stock (Incorporated by reference to Exhibit 4.2 to Form 8-K dated August 2, 2002).

4.4	Certificate of Designations of the Series 2002-A Preferred Stock (Incorporated by reference to Exhibit 4.3 to Form 8-K dated August 2, 2002).

4.5
Amendment to the Certificate of Designation of the Amended Series 2001-A Preferred Stock ($0.01 Par Value) of Harold’s Stores, Inc., dated February 4, 2003 (Incorporated by reference to Exhibit 4.1 to Form 8-K dated February 4, 2003).

4.6	Certificate of Designations of the Series 2003-A Preferred Stock (Incorporated by reference to Exhibit 4.2 to Form 8-K dated February 4, 2003).

4.7
Amendment to the Certificate of Designation of the Amended Series 2001-A Preferred Stock ($0.01 Par Value) of Harold’s Stores, Inc., dated January 24, 2006 (Incorporated by reference to Exhibit 4.3 to Form 8-K dated January 24, 2006).

4.8	Certificate of Designations of the Series 2006-A Preferred Stock (Incorporated by reference to Exhibit 4.4 to Form 8-K dated January 24, 2006).

4.9
Amendment to the Certificate of Designation of the Series 2006-A Preferred Stock ($0.01 Par Value) of Harold’s Stores, Inc., dated August 31, 2006 (Incorporated by reference to Exhibit 4.1 to Form 8-K dated August 31, 2006).

4.10	Certificate of Correction to the Certificate of Designation of the Series 2006-A Preferred Stock dated August 31, 2006 (Incorporated by reference to Exhibit 4.2 to Form 8-K dated August 31, 2006).

4.11	Certificate of Designations of the Series 2006-B Preferred Stock of Harold’s Stores, Inc., dated August 31, 2006 (Incorporated by reference to Exhibit 4.3 to Form 8-K dated August 31, 2006).

4.12	Certificate of Amendment to Certificate of Designation of the Series 2006-B Preferred Stock, dated April 26, 2007 (Incorporated by reference to Exhibit 4.1 to Form 8-K dated April 26, 2007).

4.13	Certificate of Designations of the Series 2007-A Senior Preferred Stock., dated April 26, 2007 (Incorporated by reference to Exhibit 4.2 to Form 8-K dated April 26, 2007).

4.14	Certificate of Designations of the Series 2007-B Senior Preferred Stock., dated April 26, 2007 (Incorporated by reference to Exhibit 4.3 to Form 8-K dated April 26, 2007).

10.1
Lease Agreement effective May 1, 1996 between Company and Carousel Properties, Inc. (Campus Corner Store, Norman, Oklahoma) (Incorporated by reference to Exhibit 10.7 to Form S-2 Registration Statement, Registration No. 333-04117) and amendment to Lease Agreement dated April 4, 2002. (Incorporated by reference to Exhibit 10.1 to Form 10-Q for the quarter ended May 4, 2002).

10.2
Amended and Restated Lease Agreement dated as of June 3, 1996 between Company and 329 Partners II Limited Partnership (East Lindsey Warehouse Facility, Norman, Oklahoma)  (Incorporated by reference to Exhibit 10.13 to Amendment No. 1 to Form S-2 Registration Statement, Registration No. 333-04117).

10.3
Amended and Restated Lease Agreement dated as of June 20, 2001 between Company and 329 Partners II Limited Partnership (Outlet Store, Norman, Oklahoma) (Incorporated by reference to Exhibit 10.6 to Form 10-K for the year ended February 2, 2002).

10.4*	2002 Performance and Equity Incentive Plan of Company. (Incorporated by reference to Definitive Proxy Statement dated May 17, 2002, for annual meeting of shareholders held on June 20, 2002.)

10.5*	Employment Agreement dated February 9, 2004 between Company and Clark Hinkley (Incorporated by reference to Exhibit 10.6 to Form 10-K for the year ended January 31, 2004).

10.6*	Stock Option Agreement dated February 23, 2001 between Company and Clark Hinkley (Incorporated by reference to Exhibit 10.12 to Form 10-K for the year ended February 3, 2001).

10.7*	First Amendment to Stock Option Agreement dated February 9, 2004 between Company and Clark Hinkley (Incorporated by reference to Exhibit 10.8 to Form 10-K for the year ended January 31, 2004).

10.8	Investor Rights Agreement dated February 28, 2001 between Company and Inter-Him N.V. (Incorporated by reference to Exhibit 10.2 to Form 8-K dated February 28, 2001).

10.9
Right of First Refusal Agreement dated February 28, 2001 among Company, Inter-Him N.V. and the other stockholders named therein (Incorporated by reference to Exhibit 10.4 to Form 8-K dated February 28, 2001).

10.10
First Amendment to Investor Rights Agreement dated as of August 2, 2002, by and among Harold’s Stores, Inc., Inter-Him, N.V., W. Howard Lester, William E. Haslam, Clark J. Hinkley and Margaret A. Gilliam (Incorporated by reference to Exhibit 10.2 to Form 8-K dated August 2, 2002).

10.11
First Amendment to Right of First Refusal Agreement dated as of August 2, 2002, by and among Harold’s Stores, Inc., Inter-Him, N.V., W. Howard Lester, Harold G. Powell, Anna M. Powell, Rebecca Powell Casey, H. Rainey Powell, Lisa Powell Hunt, Clay M. Hunt and Arvest Trust Company, N.A. (Incorporated by reference to Exhibit 10.3 to Form 8-K dated August 2, 2002).

10.12
Second Amendment to Investor Rights Agreement dated as of February 5, 2003, by and among Harold’s Stores, Inc., Inter-Him N.V. and W. Howard Lester (Incorporated by reference to Exhibit 10.2 to Form 8-K dated February 4, 2003).

10.13
Loan and Security Agreement dated as of February 5, 2003, by and among Wells Fargo Retail Finance, LLC, Harold’s Stores, Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., Harold’s Stores of Georgia, L.P., and Harold’s of Jackson, Inc. (Incorporated by reference to Exhibit 10.3 to Form 8-K dated February 4, 2003).

10.14	Form of Indemnification Agreement between Company and members of its Board of Directors (Incorporated by reference to Exhibit 10.36 to Form 10-K for the year ended February 1, 2003).

10.15
Form of Waiver of Claims and Covenant Not to Sue Directors between principal shareholders of the Company and members of the Company’s Board of Directors (Incorporated by reference to Exhibit 10.37 to Form 10-K for the year ended February 1, 2003).

10.16
Amended and Restated Participation Agreement dated as of April 29, 2004, by and between Wells Fargo Retail Finance II, LLC and RonHow, LLC (Incorporated by reference to Exhibit 10.28 to Form 10-K for the year ended January 31, 2004).

10.17
Assignment and Assumption of Lease Agreement and Third Amendment to Lease Agreement dated October 1, 2003 by and between Company and 329 Partners-II Limited Partnership (Dallas Buying Office, Dallas, Texas) (Incorporated by reference to Exhibit 10.1 to Form 10-Q dated November 1, 2003).

10.18	Option Agreement between Company and RONHOW LLC dated April 30, 2004 (Incorporated by reference to Exhibit 10.30 to Form 10-K for the year ended January 31, 2004).

10.19
First Amendment to Loan and Security Agreement dated as of February 5, 2003, by and among Wells Fargo Retail Finance, LLC, Harold’s Stores, Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., Harold’s Stores of Georgia, L.P., and Harold’s of Jackson, Inc. (Incorporated by reference to Exhibit 10.31 to Form 10-K for the year ended January 31, 2004).

10.20
Second Amendment to Loan and Security Agreement dated as of April 29, 2004, by and among Wells Fargo Retail Finance, LLC, Harold’s Stores, Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., Harold’s Stores of Georgia, L.P., and Harold’s of Jackson, Inc. (Incorporated by reference to Exhibit 10.32 to Form 10-K for the year ended January 31, 2004).

10.21
Third Amendment to Loan and Security Agreement dated as of January 24, 2006, by and among Wells Fargo Retail Finance II, LLC, Harold’s Stores, Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., and Harold’s of Jackson, Inc. (Incorporated by reference to Exhibit 10.4 to Form 8-K dated January 24, 2006).

10.22
Second Amended and Restated Participation Agreement dated as of January 24, 2006, by and between Wells Fargo Retail Finance II, LLC and RonHow, LLC (Incorporated by reference to Exhibit 10.6 to Form 8-K dated January 24, 2006).

10.23	First Amendment to Option Agreement dated January 24, 2006 between RonHow, LLC and Harold’s Stores, Inc. (Incorporated by reference to Exhibit 10.8 to Form 8-K dated January 24, 2006).

10.24	Option Agreement dated January 24, 2006 between RonHow, LLC and Harold’s Stores, Inc. (Incorporated by reference to Exhibit 10.9 to Form 8-K dated January 24, 2006).

10.25
Letter of Understanding dated January 24, 2006 by and among Wells Fargo Retail Financce II, LLC, Harold’s Stores, Inc. and RonHow, LLC (Incorporated by reference to Exhibit 10.10 to Form 8-K dated January 24, 2006).

10.26
Series 2006-A Preferred Stock Purchase Agreement dated as of June 1, 2006, by and among Harold’s Stores, Inc., Inter-Him N.V. and W. Howard Lester (Incorporated by Reference to Exhibit 10.1 to Form 8-K dated June 1, 2006).

10.27
Third Amendment to Investor Rights Agreement dated as of June 1, 2006, by and among Harold’s Stores, Inc., Inter-Him N.V. and W. Howard Lester (Incorporated by Reference to Exhibit 10.2 to Form 8-K dated June 1, 2006).

10.28
Amendment No. 4 to Loan and Security Agreement dated as of June 1, 2006, by and among Wells Fargo Retail Finance II, LLC, Harold’s Stores, Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P. and Harold’s of Jackson, Inc. (Incorporated by Reference to Exhibit 10.3 to Form 8-K dated June 1, 2006).

10.29
Amendment No. 5 to Loan and Security Agreement dated as of August 31, 2006, by and among Wells Fargo Retail Finance II, LLC, Harold’s Stores, Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., and Harold’s of Jackson, Inc. (Incorporated by reference to Exhibit 10.1 to Form 8-K dated August 31, 2006).

10.30	Subordinated Loan Agreement dated August 31, 2006 between Harold’s Stores, Inc. and RonHow LLC. (Incorporated by reference to Exhibit 10.3 to Form 8-K dated August 31, 2006).

10.31
Subordinated Note dated August 31, 2006 in the principal amount of $10 million from Harold’s Stores, Inc. in favor of RonHow LLC (Incorporated by reference to Exhibit 10.4 to Form 8-K dated August 31, 2006).

10.32
Subordinated Security Agreement dated August 31, 2006 between Harold’s Stores, Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., Harold’s of Jackson, Inc., The Corner Properties, Inc., Harold’s Limited Partners, Inc., HSTX, Inc. and RonHow LLC. (Incorporated by reference to Exhibit 10.5 to Form 8-K dated August 31, 2006).

10.33
Subordination and Intercreditor Agreement dated August 31, 2006 between Harold’s Store’s Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., Harold’s of Jackson, Inc., The Corner Properties, Inc., Harold’s Limited Partners, Inc., HSTX, Inc., RonHow LLC and Wells Fargo Retail Finance II, LLC (Incorporated by reference to Exhibit 10.7 to Form 8-K dated August 31, 2006).

10.34	Option Agreement dated August 31, 2006, by and between RonHow, LLC and Harold’s Stores, Inc. (Incorporated by reference to Exhibit 10.8 to Form 8-K dated August 31, 2006).

10.35	Warrant Agreement dated August 31, 2006, by and between RonHow, LLC and Harold’s Stores, Inc. (Incorporated by reference to Exhibit 10.9 to Form 8-K dated August 31, 2006).

10.36	Employment Agreement dated October 6, 2006, between Harold’s Stores, Inc. and Ronald S. Staffieri (Incorporated by reference to Exhibit 10.1 to Form 8-K dated October 6, 2006).

10.37	Stock Option Agreement dated October 6, 2006 between Harold’s Stores, Inc. and Ronald Staffieri (Incorporated by reference to Exhibit 10.2 to Form 8-K dated October 6, 2006).

10.38
First Amendment to Subordination and Intercreditor Agreement by and among RonHow, LLC, Harold’s Stores, Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., Harold’s of Jackson, Inc., The Corner Properties, Inc., Harold’s DBO, Inc., Harold’s Limited Partners, Inc., HSTX, Inc., and Wells Fargo Retail Finance II, LLC (Incorporated by reference to Exhibit 10.1 to Form 8-K dated April 26, 2007).

10.39	Amended and Restated Subordinated Secured Promissory Note by Harold’s Stores, Inc. in favor of RonHow, LLC (Incorporated by reference to Exhibit 10.2 to Form 8-K dated April 26, 2007).

10.40
Global Amendment and Reaffirmation of Subordinated Debt Documents by and among RonHow, LLC, Harold’s Stores, Inc., Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P., Harold’s of Jackson, Inc., The Corner Properties, Inc., Harold’s DBO, Inc., Harold’s Limited Partners, Inc., and HSTX, Inc. (Incorporated by reference to Exhibit 10.3 to Form 8-K dated April 26, 2007).

10.41
Amendment No. 6 to Loan and Security Agreement by and among Wells Fargo Retail Finance II, LLC, Harold’s Stores, Inc, Harold’s Financial Corporation, Harold’s Direct, Inc., Harold’s Stores of Texas, L.P. and Harold’s of Jackson, Inc. (Incorporated by reference to Exhibit 10.4 to Form 8-K dated April 26, 2007).

10.42	Option Agreement by and between RonHow, LLC and Harold’s Stores, Inc. (Incorporated by reference to Exhibit 10.6 to Form 8-K dated April 26, 2007).

10.43	Amendment No. 1 to Option Agreements by and between RonHow, LLC and Harold’s Stores, Inc. (Incorporated by reference to Exhibit 10.7 to Form 8-K dated April 26, 2007).

10.44
Preferred Stock Purchase Agreement for Series 2007-A Senior Preferred Stock by and between RonHow, LLC and Harold’s Stores, Inc. (Incorporated by reference to Exhibit 10.8 to Form 8-K dated April 26, 2007).

10.45
Fourth Amendment to Investor Rights Agreement by and among Inter-Him, N.V., W. Howard Lester RonHow, LLC and Harold’s Stores, Inc. (Incorporated by reference to Exhibit 10.9 to Form 8-K dated April 26, 2007).

22.1	Subsidiaries of Company (Incorporated by Reference to Exhibit 22.1 to Form 8-B Registration Statement, Registration No. 1-10892).

31.1	Certification of Chief Executive Officer Pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934

31.2	Certification of Chief Financial Officer Pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934

32.1	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350

32.2	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350

* Constitutes a management contract or compensatory plan or arrangement required to be filed as an exhibit to this report.